Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257091

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of Locust Walk Acquisition Corp. (“LWAC”), which will be held at 11:30 a.m., Eastern time, on August 24, 2021. Our Board of Directors has determined to convene and conduct the Meeting in a virtual meeting format at https://www.cstproxy.com/locustwalk/2021. Stockholders will NOT be able to attend the Meeting in person. This proxy statement/prospectus includes instruction on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

LWAC is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of LWAC’s common stock, which refers to LWAC’s Class A common stock and Class B common stock, collectively, will be asked to approve, among other things, the agreement and plan of merger, dated as of May 26, 2021 (the “Merger Agreement”), by and among LWAC, Locust Walk Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LWAC (“Merger Sub”), and eFFECTOR Therapeutics, Inc., a Delaware corporation (“eFFECTOR”), and the other related proposals.

Upon the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into eFFECTOR (the “Merger”) with eFFECTOR surviving the Merger (the “Surviving Company”) as a wholly owned subsidiary of LWAC. In addition, in connection with the consummation of the Merger, the Surviving Company will be renamed “eFFECTOR Therapeutics Operations, Inc.,” and LWAC will be renamed “eFFECTOR Therapeutics, Inc.” The transactions contemplated by the Merger Agreement relating to the Merger are referred to in this proxy statement/prospectus as the “Business Combination,” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”

It is anticipated that, upon completion of the Business Combination, (i) the eFFECTOR stockholders will own, collectively, approximately 51.2% of the outstanding common stock of the Combined Company, excluding shares purchased by existing eFFECTOR stockholders in the concurrent private placement in public equity (the “PIPE Financing”), (ii) the stockholders participating in the PIPE Financing will own, collectively, approximately 10.3% of the outstanding common stock of the Combined Company, (iii) LWAC’s pre-closing public stockholders will own approximately 29.9% of the outstanding common stock of the Combined Company and (iv) LWAC’s sponsors and related parties will own approximately 8.6% of the common stock of the Combined Company, in each case assuming that none of LWAC’s outstanding public shares are redeemed in connection with the Business Combination. Existing eFFECTOR stockholders will acquire approximately two-thirds of the shares purchased in the PIPE Financing. If the actual facts are different than these assumptions, the ownership percentages in the Combined Company will be different. For additional information regarding the anticipated voting power in the Combined Company, please see “Questions and Answers about the Proposals” below.

LWAC units, shares of LWAC Class A common stock and LWAC warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “LWACU,” “LWAC” and “LWACW,” respectively. LWAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, upon the completion of the Merger, it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EFTR.”

As of August 6, 2021, there was approximately $175.0 million in LWAC’s trust account (the “Trust Account”). On August 6, 2021, the record date for the Meeting of stockholders, the last sale price of the common stock was $9.94.

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Meeting if such stockholder subsequently chooses to participate in the Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

LWAC’s Board of Directors unanimously recommends that LWAC stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

/s/ Chris Ehrlich
Chris Ehrlich
Chief Executive Officer
Locust Walk Acquisition Corp.
August 10, 2021

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about LWAC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by LWAC with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(844) 342-2623

If you would like to request documents, please do so no later than August 17, 2021, to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about LWAC and eFFECTOR. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither LWAC nor eFFECTOR has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

LOCUST WALK ACQUISITION CORP.

200 Clarendon Street, 51st Floor,

Boston, MA 02116

Telephone: (415) 697-0763

NOTICE OF SPECIAL MEETING OF

LOCUST WALK ACQUISITION CORP. STOCKHOLDERS

To Be Held on August 24, 2021

To Locust Walk Acquisition Corp. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting of the stockholders (the “Meeting”) of Locust Walk Acquisition Corp. (“LWAC,” “we”, “our”, or “us”), which will be held at 11:30 a.m., Eastern time, on August 24, 2021, at https://www.cstproxy.com/locustwalk/2021. In light of COVID-19, we will hold the Meeting virtually. You can participate in the virtual Meeting as described in “The Meeting.”

During the Meeting, LWAC’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•

To consider and vote upon a proposal to approve the transactions contemplated under the Agreement and Plan of Merger, dated as of May 26, 2021 (the “Merger Agreement”), by and among LWAC, Locust Walk Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LWAC (“Merger Sub”), and eFFECTOR Therapeutics, Inc., a Delaware corporation (“eFFECTOR”) (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which Merger Sub will merge with and into eFFECTOR (the “Merger”) with eFFECTOR surviving the Merger as a wholly owned subsidiary of LWAC. This proposal is referred to as the “Transaction Proposal” or “Proposal 1.”

•

To consider and vote upon a proposal to approve the Amended and Restated Certificate of Incorporation of LWAC, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), to, among other things, change LWAC’s name to “eFFECTOR Therapeutics, Inc.,” amend certain provisions related to authorized capital stock, the required vote to amend the charter and bylaws, and director removal, and to divide the board of directors into three classes, with one class of directors being elected in each year and each class (except for those directors appointed to our first annual meeting of stockholders) serving a three-year term, in each case, to be effective upon the consummation of the Business Combination. This proposal is referred to as the “Amendment Proposal” or “Proposal 2.”

•

To consider and vote upon a proposal to approve the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination. This proposal is referred to as the “Incentive Plan Proposal” or “Proposal 3.”

•

To consider and vote upon a proposal to approve the eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex E, to be effective upon the consummation of the Business Combination. This proposal is referred to as the “ESPP Proposal” or “Proposal 4.”

•

To consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of our common stock and the resulting change in control in connection with the Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of our common stock in a private placement to certain accredited investors upon the consummation of the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal 5.”

•

To consider and vote upon a proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event LWAC does not receive the requisite stockholder vote to approve the Proposals. This proposal is called the “Adjournment Proposal” or “Proposal 6.”

Along with the approval of the Amendment Proposal, approval of the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Transaction Proposal are conditions to the consummation of the Merger. Approval of the Transaction Proposal is also a condition to the Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal. If the Amendment Proposal and the Nasdaq Proposal are not approved, the Transaction Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Merger will not occur. It is important for you to note that in the event that the Transaction Proposal is not approved, LWAC will not consummate the Business Combination. If LWAC does not consummate the Business Combination and fails to complete an initial business combination by January 12, 2023, LWAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Amended and Restated Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the Transaction Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of the LWAC Class A and Class B common stock, voting separately.

As of August 6, 2021, there were 22,556,250 shares of common stock issued and outstanding and entitled to vote, including 18,045,000 shares of Class A common stock outstanding and 4,511,250 shares of Class B common stock outstanding. Only LWAC stockholders who hold common stock of record as of the close of business on August 6, 2021 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to LWAC stockholders on or about August 12, 2021.

See “Risk Factors” beginning on page 36 of this proxy statement/prospectus for a discussion of information that should be considered in evaluating the Business Combination.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of common stock online if you subsequently choose to participate in the virtual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

LWAC’s Board of Directors unanimously recommends that LWAC stockholders vote “FOR” approval of each of the Proposals. When you consider LWAC’s Board of Director’s recommendation of these Proposals, you should keep in mind that LWAC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1 — The Transaction Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the LWAC’s Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

/s/ Chris Ehrlich
Chris Ehrlich
Chief Executive Officer
Locust Walk Acquisition Corp.
August 10, 2021

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “LWAC” refer to Locust Walk Acquisition Corp., a Delaware corporation, and the terms “New eFFECTOR,” “Combined Company” and “post-combination company” refer to eFFECTOR Therapeutics, Inc. and its subsidiaries following the consummation of the Business Combination.

Further, in this document:

•	“Amended Bylaws” means the amended and restated bylaws of the Combined Company, to become effective immediately after the Effective Time as the bylaws of the Combined Company.

•	“Board” or “LWAC Board” means the board of directors of LWAC.

•	“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.

•	“Closing” means the consummation of the Business Combination.

•	“Closing Date” means the closing date of the Business Combination.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“common stock” or “LWAC common stock” means the shares of common stock, par value $0.0001 per share, of LWAC, which includes Class A common stock and Class B common stock, collectively.

•	“Continental” means Continental Stock Transfer & Trust Company, LWAC’s transfer agent.

•	“DGCL” means the Delaware General Corporation Law.

•	“Effective Time” means the time at which the Merger becomes effective.

•	“eFFECTOR” means eFFECTOR Therapeutics, Inc., a Delaware corporation, before the consummation of the Business Combination.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“GAAP” means U.S. generally accepted accounting principles, consistently applied.

•	“IPO” means the initial public offering of 17,500,000 of LWAC Public Units, which was consummated on January 12, 2021.

•	“Merger” means the merger of Merger Sub with and into eFFECTOR, with eFFECTOR surviving as the surviving company.

•	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 26, 2021, by and among LWAC, Merger Sub and eFFECTOR.

•	“Merger Consideration” means a number of shares of LWAC common stock equal to the quotient of (i) $340,000,000, divided by (ii) $10.00.

•	“Merger Sub” means Locust Walk Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of LWAC.

•	“Locust Walk Partners” means Locust Walk Partners, LLC, a Delaware limited liability company associated with certain of LWAC’s officers and directors and the manager of the Sponsor.

•

“LWAC Private Placement Units” mean the 545,000 units purchased by the Sponsor in a private placement simultaneous with the closing of the IPO, each placement unit consisting of one share of LWAC Class A common stock and one-third of one LWAC Private Placement Warrant.

•

“LWAC Private Placement Warrants” mean the 181,667 warrants issued to the Sponsor in a private placement that occurred simultaneously with the closing of the IPO, with each whole warrant entitling the holder to purchase one share of LWAC’s Class A common stock at a price of $11.50 per share.

•	“LWAC Public Units” mean the units that were issued in the IPO, each consisting of one share of LWAC Class A common stock and one third of one LWAC Public Warrant.

•

“LWAC Public Warrants” means the 5,833,333 public warrants issued in the IPO, with each whole warrant entitling the holder to purchase one share of LWAC’s Class A common stock at a price of $11.50 per share.

•	“LWAC Warrants” mean the LWAC Private Placement Warrants and the LWAC Public Warrants, collectively.

•

“Organizational Documents” means, with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, stockholders agreements or comparable documents.

•

“PIPE Financing” means the private placement of 6,070,000 shares of LWAC Class A common stock for an aggregate of $60,700,000 in a private placement immediately prior to the closing of the Business Combination.

•

“Proposed Charter” means the amended and restated certificate of incorporation of the Combined Company, to become effective immediately after the Effective Time as the certificate of incorporation of the Combined Company.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Sponsor” means Locust Walk Sponsor, LLC, a Delaware limited liability company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial condition, results of operations, earnings outlook and prospects of LWAC and/or eFFECTOR, and, with respect to eFFECTOR, its business strategy, research and development plans, the anticipated timing, costs, design and conduct of its ongoing and planned preclinical studies and planned clinical trials for its product candidates, the timing and likelihood of regulatory filings and approvals for its product candidates, its ability to commercialize its product candidates, if approved, the impact of the COVID-19 pandemic on its business, the pricing and reimbursement of its product candidates, if approved, the potential to develop future product candidates, the potential benefits of strategic collaborations and its intent to enter into any strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated product development efforts, and expected use of proceeds from the Business Combination, and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of eFFECTOR” and “Business of eFFECTOR.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of LWAC and eFFECTOR as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” discussed and identified in public filings made with the SEC by LWAC and the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against LWAC or eFFECTOR following announcement of the Merger Agreement and the transactions contemplated therein;

•	the inability to complete the Business Combination due to, among other things, the failure to obtain LWAC stockholder approval;

•	the risk that the announcement and consummation of the proposed Business Combination disrupts eFFECTOR’s current plans;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the proposed Business Combination;

•	the amount of any redemptions by existing holders of common stock being greater than expected;

•	limited liquidity and trading of LWAC’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that LWAC and/or eFFECTOR may be adversely affected by other economic, business, and/or competitive factors;

•	operational risk;

•

risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on eFFECTOR’s resources;

•	the risks that the consummation of the Business Combination is substantially delayed or does not occur; and

•	other risks and uncertainties set forth in this proxy statement/prospectus, including those under the section titled “Risk Factors” in this proxy statement/prospectus.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of LWAC and eFFECTOR prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to LWAC, eFFECTOR or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, LWAC and eFFECTOR undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of LWAC, may have regarding the Proposals being considered at the Meeting of the stockholders of LWAC. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	What is the purpose of this document?

A:

LWAC is proposing to consummate the Business Combination with eFFECTOR. LWAC, Merger Sub and eFFECTOR have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus and which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned common stock at the close of business on August 6, 2021, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:	What is being voted on?

A:	Below are the proposals that the LWAC stockholders are being asked to vote on:

•	Proposal 1 — The “Transaction Proposal” to approve the Business Combination, including the Merger Agreement, attached to this proxy statement/prospectus as Annex A.

•	Proposal 2 — The “Amendment Proposal” to approve the Proposed Charter, attached to this proxy statement/prospectus as Annex B.

•	Proposal 3 — The “Incentive Plan Proposal” to approve the Incentive Plan, attached to this proxy statement/prospectus as Annex D.

•	Proposal 4 — The “ESPP Proposal” to approve the ESPP, attached to this proxy statement/prospectus as Annex E.

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Proposal 5 — The “Nasdaq Proposal” to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b), and (ii) the terms of the PIPE Financing, as required by Nasdaq Listing Rule 5635(d).

•	Proposal 6 — The “Adjournment Proposal” to approve the adjournment of the Meeting.

Q:	What is the vote required to approve the Proposals?

A:

Proposal 1 — The Transaction Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of each of LWAC’s Class A and Class B common stock, voting separately. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 3.

Proposal 4 — The ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 6.

Q:	Are any of the proposals conditioned on one another?

A:

Along with the approval of the Amendment Proposal, approval of the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Transaction Proposal are conditions to the consummation of the Merger. If the Transaction Proposal is not approved, the Merger will not take place, and the Business Combination will not be consummated. Approval of the Transaction Proposal is also a condition to the Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal. If the Amendment Proposal and the Nasdaq Proposal are not approved, the Transaction Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof), and the Merger will not occur. If LWAC does not consummate the Business Combination and fails to complete an initial business combination by January 12, 2023, LWAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated. The conditions to each of the parties’ respective obligations to consummate the Business Combination are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by the party against whom the waiver is to be effective.

Q:	How will the Sponsor vote?

A:

Pursuant to a letter agreement, the Sponsor agreed to vote its shares of common stock acquired by it prior to the IPO and any shares of common stock purchased by it in the open market after the IPO in favor of the Transaction Proposal and related proposals (the “Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Sponsor, who as of August 6, 2021 owned 545,000 shares of LWAC Class A common stock and 4,511,250 shares of LWAC Class B common stock, or approximately 22.4% of the voting power of LWAC, agreed to vote its shares of common stock in favor of the Transaction Proposal and related proposals (“Sponsor Support Agreement”). As a result and based on the number of shares of common stock outstanding as of August 6, 2021, 6,221,875 shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Transaction Proposal is a majority of the votes cast at a Meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 582,813 shares of common stock or approximately 2.58% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Transaction Proposal for it to be approved.

Q:	How many votes do I and others have?

A:

You are entitled to one vote for each share of LWAC’s common stock that you held as of the Record Date. As of the close of business on the Record Date, there were 22,556,250 shares of common stock outstanding, including 18,045,000 shares of Class A common stock outstanding and 4,511,250 shares of Class B common stock outstanding.

Q:	What is the consideration being paid to eFFECTOR security holders?

A:

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of eFFECTOR’s Series A, Series B and Series C preferred stock, par value $0.0001 per share (the “eFFECTOR Preferred Stock”), will be converted into shares of the common stock, par value $0.0001 per share, of eFFECTOR (the “eFFECTOR common stock”) at the then-applicable conversion rates.

Warrants.    Immediately prior to the Effective Time, eFFECTOR shall cause each outstanding warrant to purchase shares of eFFECTOR capital stock (the “eFFECTOR Warrants”) to be exercised in full on a cash or cashless basis or terminated without exercise.

Common Stock.    At the Effective Time, each share of eFFECTOR common stock (including shares outstanding as a result of the conversion of the eFFECTOR Preferred Stock and the exercise of the eFFECTOR Warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive (a) a number of shares of LWAC common stock equal to the Exchange Ratio (as hereinafter defined) and (b) a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be the quotient of (a) the Merger Consideration divided by (b) the number of shares of fully diluted eFFECTOR capital stock, which includes all of the outstanding shares of eFFECTOR common stock and options to purchase shares of eFFECTOR common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the eFFECTOR Preferred Stock and exercise of the eFFECTOR Warrants and as further adjusted pursuant to the Merger Agreement.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of eFFECTOR common stock shall be converted into an option to purchase shares of LWAC common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Earn-Out Shares.    Following the Closing, former holders of shares of eFFECTOR common stock (including shares received as a result of the conversion of eFFECTOR Preferred Stock and the exercise of the eFFECTOR Warrants) and holders of eFFECTOR stock options will be entitled to receive their pro rata share of up to 5,000,000 additional shares of LWAC common stock (the “Earn-Out Shares”) if, within a two-year period following the signing date of the Merger Agreement (the “Earn-Out Period”), the closing share price of the LWAC common stock equals or exceeds $20.00 over at least 20 trading days within a 30-day trading period (the “Triggering Event”) and, in respect of a former holder of eFFECTOR stock options, the holder continues to provide services to LWAC or one of its subsidiaries at the time of such Triggering Event. The Earn-Out Shares will also be earned and issuable in the event of a change in control of LWAC during the Earn-Out Period that results in the holders of LWAC common stock receiving a per-share price equal to or in excess of $20.00.

Fractional Shares. No fraction of a share of LWAC Class A common stock will be issued by virtue of the Merger or the other transactions contemplated thereby, and each person who would otherwise be entitled to a fraction of a share of LWAC Class A common stock (after aggregating all fractional shares of LWAC Class A common stock that otherwise would be received by such holder) will instead receive the number of shares of LWAC Class A common stock issued to such person rounded down in the aggregate to the nearest whole share of LWAC Class A common stock.

Q:	What voting power will current LWAC stockholders and eFFECTOR stockholders hold in New eFFECTOR immediately after the consummation of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination, the voting power in New eFFECTOR will be as set forth in the table below:

	No Redemption(1) (Shares)%		Maximum Redemption(2) (Shares)%
eFFECTOR equityholders(3)	30,033,185	51.2	30,033,185	66.8
LWAC’s public stockholders(4)	17,500,000	29.9	3,782,853	8.4
Sponsor & related parties(5)	5,056,250	8.6	5,056,250	11.3
PIPE investors(6)	6,070,000	10.3	6,070,000	13.5
Pro Forma New eFFECTOR Common Stock at Closing	58,659,435	100%	44,942,288	100%

(1)	Assumes that no LWAC public stockholders exercise redemption rights with respect to their public shares.
(2)

Assumes that LWAC public stockholders holding approximately 13,717,147 shares of LWAC Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.00 per share, such that the $100.0 million minimum cash condition of the Merger Agreement is met. Such amount represents the maximum number of LWAC Class A share redemptions that could occur before the minimum cash condition would not be met.

(3)

Gives effect to the conversion of the eFFECTOR Preferred Stock into 28,533,230 shares of common stock and exercise of the eFFECTOR Warrants for 50,808 shares of common stock on a net exercise basis and excludes (i) 3,903,478 shares of LWAC common stock underlying outstanding New eFFECTOR option awards and (ii) the Earn-Out Shares.

(4)	Excludes 5,833,333 LWAC Public Warrants, with each whole warrant entitling the holder to purchase one share of LWAC’s Class A common stock at a price of $11.50 per share.
(5)

Represents (i) the shares of New eFFECTOR common stock the Sponsor and the independent directors will receive upon conversion of 4,511,250 shares of LWAC Class B common stock at the Closing and (ii) 545,000 shares of LWAC Class A Common stock held by the Sponsor. Excludes 181,667 Private Placement Warrants held by the Sponsor, with each whole warrant entitling the holder to purchase one share of LWAC’s Class A common stock at a price of $11.50 per share.

(6)

4,070,000 of the 6,070,000 shares of common stock sold pursuant to the PIPE Financing are being issued to existing eFFECTOR stockholders, which are excluded from eFFECTOR equityholders totals. After giving effect to purchases of such shares in the PIPE Financing, eFFECTOR equityholders would hold 58.2% and 75.9% of the voting power in New eFFECTOR in the no redemption and maximum redemption scenarios, respectively.

Q:	Will the common stock of the Combined Company trade on an exchange?

A:

LWAC Public Units, shares of LWAC Class A common stock and LWAC Public Warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “LWACU,” “LWAC” and “LWACW,” respectively. LWAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, upon completion of the Merger, it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EFTR.”

Q:	Do any of LWAC’s directors, officers, or the Sponsor have interests that may conflict with my interests with respect to the Business Combination?

A:

In considering the recommendation of the Board to approve the Merger Agreement, LWAC stockholders should be aware that certain LWAC executive officers and directors, as well as the Sponsor, may be deemed to have interests in the Business Combination that are different from, or in addition to, those of LWAC stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section titled “Proposal 1 – The Transaction Proposal – Interests of Certain Persons in the Business Combination” beginning on page 97 of this proxy statement/prospectus.

Q:	When and where is the Meeting?

A:	The Meeting will take place virtually at https://www.cstproxy.com/locustwalk/2021, on August 24, 2021, at 11:30 a.m., Eastern Time.

Q:	Who may vote at the Meeting?

A:

Only holders of record of LWAC common stock as of the close of business on August 6, 2021 may vote at the Meeting. As of August 6, 2021, there were 22,556,250 shares of common stock outstanding, which included 18,045,000 shares of Class A common stock outstanding and 4,511,250 shares of Class B common stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Meeting?

A:

Stockholders representing a majority of the shares of capital stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of our common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present by virtual attendance or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:	Am I required to vote against the Transaction Proposal in order to have my public shares redeemed?

A:

No. You are not required to vote against the Transaction Proposal in order to have the right to demand that LWAC redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account established by LWAC (the “Trust Account”) (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash, regardless of whether you vote for or against or abstain from voting on the Transaction Proposal or any other Proposal described in this proxy statement/ prospectus, are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of common stock will be returned to them.

Q:	How do I exercise my redemption rights?

A:

If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on August 20, 2021 (at least two business days before the Meeting), that LWAC redeem your shares into cash; and (ii) submit your request in writing to Continental at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

LWAC stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of common stock on or before August 20, 2021 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of common stock underlying the LWAC Units sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Q:	How can I vote?

A:

If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card or the Internet. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the Internet, please go to https://www.cstproxy.com/locustwalk/2021 and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Time on August 23, 2021. After that, Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of common stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on August 19, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:	How may I participate in the virtual Meeting?

A.

If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting on August 19, 2021. Go to https://www.cstproxy.com/locustwalk/2021, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting you will need to re-log into https://www.cstproxy.com/locustwalk/2021 using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

Q:	Who can help answer any other questions I might have about the virtual Meeting?

A.

If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your shares of LWAC’s common stock, please contact Continental at 917-262-2373 or proxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: https://www.cstproxy.com/locustwalk/2021.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:

No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote “AGAINST” the Amendment Proposal but will have no effect on the vote for the Transaction Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:

LWAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on Proposal 2, the Amendment Proposal, will have the same effect as a vote “AGAINST” such Proposal. Abstentions will have no effect on the vote for the Transaction Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

Q:	How can I submit a proxy?

A.

You may submit a proxy by (a) visiting https://www.cstproxy.com/locustwalk/2021 and following the on screen instructions (have your proxy card available when you access the webpage or (b) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting virtually and casting your vote or by voting again by the Internet voting option described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Unless revoked, a proxy will be voted at the virtual Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:	Should I send in my share certificates now to have my shares of common stock redeemed?

A:

LWAC stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:

LWAC will pay the cost of soliciting proxies for the Meeting. LWAC has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Meeting. LWAC has agreed to pay Okapi Partners LLC a fee of $23,000, plus disbursements, and will reimburse Okapi Partners LLC for its reasonable out-of-pocket expenses and indemnify Okapi Partners LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. LWAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the Meeting?

A:

The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of common stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in LWAC after the Business Combination is consummated.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite regulatory and stockholder approvals are received, LWAC expects that the Business Combination will occur as soon as possible following the Meeting.

Q:	Are eFFECTOR’s stockholders required to approve the Business Combination?

A:	Yes. The eFFECTOR stockholders have already approved the Business Combination.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:

Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

Q:	What conditions are required to be fulfilled to consummate the Merger?

A:

The respective obligations of each party to the Merger Agreement to consummate the Merger and other transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by the party against whom the waiver is to be effective of the following conditions, among other things:

•	LWAC stockholders shall have approved all of the proposals at the Meeting;

•

no governmental entity shall have enacted or issued any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

•

the Registration Statement (as defined in the Merger Agreement) shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC;

•	the certain other agreements related to the Merger shall be in full force and effect and shall not have been rescinded by any of the parties thereto;

•	LWAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the common stock of the Combined Company to be issued pursuant to the Merger Agreement shall be listed or have been approved for listing on the Nasdaq Capital Market; and

•	the PIPE Financing shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

The obligations of LWAC to consummate, or cause to be consummated, the Merger and other transactions contemplated by the Merger Agreement are also subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by LWAC of the following further conditions, among other things:

•	eFFECTOR shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	Since the date of the Merger Agreement, no material adverse effect on eFFECTOR has occurred that is continuing;

•	LWAC and Merger Sub shall have received a certificate signed on behalf of eFFECTOR by an executive officer of eFFECTOR certifying to the satisfaction of the foregoing conditions;

•	eFFECTOR shall have delivered a counterpart of each of the transaction documents to which it is a party to LWAC; and

•

eFFECTOR shall have obtained the consent to or approval from all holders of the settlement of its outstanding warrants in writing, and such settlement of the outstanding warrants shall have been consummated.

The obligation of eFFECTOR to consummate or cause to be consummated the Merger and other transactions contemplated by the Merger Agreement is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by eFFECTOR, among other things:

•	since the date of the Merger Agreement, no material adverse effect on LWAC has occurred that is continuing;

•	each of LWAC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	eFFECTOR shall have received a certificate signed on behalf of LWAC and Merger Sub by an executive officer of LWAC certifying that the foregoing conditions have been satisfied;

•

certain specified directors and executive officers of LWAC shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

•

LWAC’s cash balance (after giving effect to funds received from the PIPE investors) shall equal or exceed $100.0 million (after giving effect to any redemptions exercised by LWAC stockholders), and LWAC shall have made all arrangements necessary, proper or advisable for the funds in the LWAC Trust Account to be released upon Closing in accordance the Merger Agreement; and

•	LWAC shall have delivered a counterpart of each of the transaction documents to which it is a party to eFFECTOR.

Any of the conditions to LWAC’s or eFFECTOR’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by applicable Law, provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. In the event of a waiver of a condition, the LWAC Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the LWAC Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.

For a more complete description of the conditions that must be satisfied or waived prior to the effective time of the Merger, see the section entitled “The Transaction Proposal — Conditions to the Closing of the Merger” beginning on page 102 of this proxy statement/prospectus.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:

No. Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:	What happens if the Business Combination is not consummated?

A:

If LWAC does not consummate the Business Combination by January 12, 2023, then pursuant to Article IX of its current Amended and Restated Certificate of Incorporation, LWAC’s officers must take all actions necessary in accordance with the DGCL to dissolve and liquidate LWAC as soon as reasonably practicable, but in any event no later than 10 business days after January 12, 2023. Following dissolution, LWAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $10.00 per share for stockholders based on amounts on deposit in the Trust Account as of August 6, 2021. The closing price of our common stock on the Nasdaq Capital Market as of August 6, 2021 was $9.94. LWAC’s initial stockholders, executive officers and directors waived the right to any liquidation distribution with respect to any founder shares, or the 4,511,250 shares of LWAC Class B common stock, and placement shares, or the 545,000 shares of LWAC Class A common stock included within the LWAC Private Placement Units purchased by the Sponsor. However, LWAC’s initial holders and officers and directors will be entitled to redemption rights with respect to any public shares held by them if LWAC fails to consummate a business combination by January 12, 2023.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:

Following the closing of the Business Combination, holders of public shares of LWAC exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to eFFECTOR to fund working capital needs of the Combined Company. As of August 6, 2021, there was approximately $175.0 million in the Trust Account. LWAC estimates that approximately $10.00 per outstanding share issued in the IPO will be paid to the investors exercising their redemption rights.

Q:	Who will manage the Combined Company after the Business Combination?

A:

As a condition to the closing of the Business Combination, all of the officers and directors of LWAC will resign, other than Chris Ehrlich and Elizabeth P. Bhatt, who will serve as directors of the Combined Company, subject to certain closing conditions. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company Following the Merger” in this proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact LWAC’s proxy solicitor at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(844) 343-2623

You may also obtain additional information about LWAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, LWAC encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by LWAC’s stockholders.

The Parties to the Business Combination

Locust Walk Acquisition Corp.

LWAC was incorporated as a blank check company on October 2, 2020, under the laws of the state of Delaware, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we hereby refer to as a “target business.”

On January 12, 2021, LWAC consummated its IPO of 17,500,000 LWAC Public Units, which included the partial exercise by Cantor Fitzgerald & Co. (“Cantor”) of its over-allotment option in the amount of 2,200,000 LWAC Public Units, generating gross proceeds of $175,000,000.

Simultaneously with the closing of our IPO, LWAC consummated the sale of 545,000 LWAC Private Placement Units in a private placement to our Sponsor, Locust Walk Sponsor, LLC, generating gross proceeds of $5,450,000. The LWAC Private Placement Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

In accordance with LWAC’s current Amended and Restated Certificate of Incorporation, the amounts held in the Trust Account may only be used by LWAC upon the consummation of a business combination, except that there can be released to LWAC, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining funds held in the Trust Account (including the interest earned thereon) will not be released until the earliest to occur of (i) the completion of a business combination, (ii) the redemption of 100% of LWAC’s shares sold pursuant to the IPO if LWAC is unable to complete a business combination by January 12, 2023 and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of LWAC’s current Amended and Restated Certificate relating to stockholders’ rights or pre-business combination activity. LWAC executed the Merger Agreement on May 26, 2021, and it must liquidate unless a business combination is consummated by January 12, 2023.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the LWAC Private Placement Units, a total of $175,000,000 was deposited into the Trust Account, and the remaining $5,450,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of March 31, 2021, LWAC had cash of $1,467,723 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of August 6, 2021, there was approximately $175.0 million held in the Trust Account (including approximately $9,590 of accrued interest which LWAC can withdraw to pay taxes).

The LWAC Public Units, shares of LWAC Class A common stock, and LWAC Public Warrants are currently listed on the Nasdaq Capital Market, under the symbols “LWACU,” “LWAC” and “LWACW,” respectively. The LWAC Public Units, shares of LWAC Class A common stock and LWAC Public Warrants commenced trading on the Nasdaq Stock Market separately on or about March 1, 2021.

LWAC’s principal executive offices are located at 200 Clarendon Street, 51st Floor, Boston, Massachusetts, 02116, and its telephone number is (415) 697-0763.

eFFECTOR Therapeutics, Inc.

eFFECTOR was incorporated under the laws of the State of Delaware on May 1, 2012. eFFECTOR’s principal office and mailing address is 11120 Roselle Street, Suite A, San Diego, CA, 92121, its telephone number is (858) 925-8215. eFFECTOR is a next-generation oncology company developing a new class of targeted therapies called selective translation regulator inhibitors.

For more information on eFFECTOR, please see the sections titled “Business of eFFECTOR” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of eFFECTOR.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of LWAC formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into eFFECTOR, with eFFECTOR surviving the Merger as a wholly-owned subsidiary of LWAC.

The Merger Agreement

On May 26, 2021, LWAC entered into the Merger Agreement by and among LWAC, Merger Sub and eFFECTOR. Pursuant to the terms and conditions of the Merger Agreement, a business combination between LWAC and eFFECTOR will be effected through the merger of Merger Sub with and into eFFECTOR, with eFFECTOR surviving the merger as a wholly owned subsidiary of LWAC. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) recommended the approval of the Merger Agreement and related matters by the stockholders of LWAC. In addition, in connection with the consummation of the Merger, LWAC will be renamed “eFFECTOR Therapeutics, Inc.”

Treatment of eFFECTOR Securities

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of eFFECTOR Preferred Stock will be converted into shares of the common stock, par value $0.0001 per share, of eFFECTOR common stock at the then-applicable conversion rates.

Warrants.    Immediately prior to the Effective Time, eFFECTOR shall cause each outstanding eFFECTOR Warrants to be exercised in full on a cash or cashless basis or terminated without exercise.

Common Stock.    At the Effective Time, each share of eFFECTOR common stock (including shares outstanding as a result of the conversion of the eFFECTOR Preferred Stock and the exercise of the eFFECTOR Warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive (a) a number of shares of LWAC common stock calculated in accordance with the Exchange Ratio and (b) a number of Earn-Out Shares. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (a) the Merger Consideration divided by (b) the number of shares of fully diluted eFFECTOR capital stock (which equals the outstanding shares of eFFECTOR common stock and options to purchase shares of eFFECTOR common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the eFFECTOR Preferred Stock and exercise of the eFFECTOR Warrants and as further adjusted pursuant to the Merger Agreement).

Stock Options.    At the Effective Time, each outstanding option to purchase shares of eFFECTOR common stock shall be converted into an option to purchase shares of LWAC common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Earn-Out Shares.    Following the Closing, former holders of shares of eFFECTOR common stock (including shares received as a result of the conversion of the eFFECTOR Preferred Stock and the exercise of the eFFECTOR Warrants) and eFFECTOR stock options will be entitled to receive their pro rata share of up to 5,000,000 Earn-Out Shares if, within the Earn-Out Period, the closing share price of the LWAC common stock equals or exceeds $20.00 over at least 20 trading days within a 30-day trading period and, in respect of a former holder of eFFECTOR stock options, the holder continues to provide services to LWAC or one of its subsidiaries at the time of such Triggering Event. The Earn-Out Shares will also be earned and issuable in the event of a change in control of LWAC during the Earn-Out Period that results in the holders of LWAC common stock receiving a per-share price equal to or in excess of $20.00.

Fractional Shares. No fraction of a share of LWAC Class A common stock will be issued by virtue of the Merger or the other transactions contemplated thereby, and each person who would otherwise be entitled to a fraction of a share of LWAC Class A common stock (after aggregating all fractional shares of LWAC Class A common stock that otherwise would be received by such holder) will instead receive the number of shares of LWAC Class A common stock issued to such person rounded down in the aggregate to the nearest whole share of LWAC Class A common stock.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) financial statements and internal controls, (f) absence of certain changes and undisclosed liabilities, (g) litigation, (h) labor and employee matters, (i) environmental matters, (j) tax matters, (k) real and personal property, (l) intellectual property, (m) insurance, (n) material contracts, (o) brokers and finders, (p) regulatory compliance and (q) transactions with affiliates.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for LWAC and eFFECTOR to use reasonable best efforts to cooperate in the preparation of the Registration Statement and proxy statement/prospectus (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of LWAC, approvals of the Merger Agreement and the Merger, the restated certificate of incorporation, the share issuance under Nasdaq rules and the equity incentive plan and employee stock purchase plan of the Combined Company. LWAC has also agreed to include in the proxy statement/prospectus the recommendation of the Board that stockholders approve all of the proposals to be presented at the Meeting.

LWAC Incentive Award Plan

LWAC has agreed to approve and adopt the Incentive Plan and the ESPP, in each case to be effective as of the Closing and in a form mutually acceptable to LWAC and eFFECTOR. The Incentive Plan shall provide for an initial aggregate share reserve equal to 11.00% of the number of shares of LWAC common stock outstanding immediately following the Closing. The ESPP shall provide for an initial aggregate share reserve equal to 1.50% of the number of shares of LWAC common stock outstanding immediately following the Closing. Subject to approval of the Incentive Plan and the ESPP by LWAC’s stockholders, LWAC has agreed to file an effective registration statement on Form S-8 with the SEC following the Effective Time with respect to the shares of LWAC common stock issuable under the Incentive Plan and ESPP.

Non-Solicitation Restrictions

Each of LWAC and eFFECTOR has agreed that from the date of the Merger Agreement to the Closing or, if earlier, the termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to a Parent Acquisition Proposal, in the case of Parent, or a Company Acquisition Proposal, in the case of the Company (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of LWAC and eFFECTOR has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) receipt of the LWAC stockholder approval, (ii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iii) the effectiveness of the Registration Statement under the Securities Act, (iv) LWAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), (v) the common stock of the Combined Company to be issued pursuant to the Merger Agreement being listed or having been approved for listing on the Nasdaq Capital Market, (vi) the consummation of the PIPE Financing concurrent with the Closing, (vii) solely with respect to LWAC, (A) the representations and warranties of eFFECTOR being true and correct to specified standards and each of the covenants of eFFECTOR having been performed or complied with in all material respects, (B) since the date of the Merger Agreement, there not having been a material adverse effect on eFFECTOR that is continuing and (C) the approval of the settlement of the eFFECTOR Warrants pursuant to the terms of such warrants and such settlement of the outstanding warrants having been consummated and (viii) solely with respect to eFFECTOR, (A) the representations and warranties of LWAC being true and correct to specified standards and each of the covenants of LWAC having been performed or complied with in all material respects, (B) since the date of the Merger Agreement there not having been a material adverse effect on LWAC that is continuing, (C) the effective resignations of certain directors and executive officers of LWAC, and (D) the amount of Closing Parent Cash (as defined in the Merger Agreement) being equal to or exceeding $100.0 million.

Any of the conditions to LWAC’s or eFFECTOR’s obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by applicable Law, provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. In the event of a waiver of a condition, the LWAC Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the LWAC Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.

For more information about the closing conditions to the Business Combination, see the section titled “The Transaction Proposal — Conditions to the Closing of the Merger” beginning on page 102 of this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)	by mutual written consent of LWAC and eFFECTOR;

(ii)

by either LWAC or eFFECTOR if the transactions are not consummated on or before November 26, 2021, provided that the failure to consummate the transaction by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

(iii)

by either LWAC or eFFECTOR if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the Closing (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(iv)

by either LWAC or eFFECTOR if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action;

(v)	by either LWAC or eFFECTOR if LWAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Meeting or any adjournment thereof; or

(vi)

by written notice from eFFECTOR to LWAC if the LWAC Board shall have publicly withdrawn, modified, withheld or changed in an adverse manner its recommendation to vote in favor of the Merger and other proposals, if such notice is given by eFFECTOR within 15 business days after such action (or inaction) by the Board.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about LWAC, eFFECTOR or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about LWAC, eFFECTOR or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that LWAC makes publicly available in reports, statements and other documents filed with the SEC. LWAC and eFFECTOR investors and securityholders are not third-party beneficiaries under the Merger Agreement.

Certain Related Agreements

Sponsor Support Agreement.    In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) with LWAC and eFFECTOR pursuant to which the Sponsor has agreed to vote all shares of LWAC common stock beneficially owned by it (the “Sponsor Shares”) in favor of the Merger.

Sponsor Lock-Up Agreement/Transfer Restrictions. In connection with the execution of the Merger Agreement, the Sponsor also entered into a sponsor lock-up agreement, which shall become effective as of the Effective Time (the “Sponsor Lock-up Agreement”), with LWAC, pursuant to which, subject to certain limited exceptions, the Sponsor has agreed not to transfer any of its shares of LWAC common stock during the period beginning on the Closing Date and ending on the earlier of (x) 270 days after the Closing Date, (y) the date on which the price of LWAC common stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period following the 90th day after the Closing Date, and (z) a Change of Control (as defined in the Sponsor Lock-up Agreement). The lock-up restrictions set forth in the Sponsor Lock-up Agreement supersede and replace the transfer restrictions set forth in that certain letter agreement, dated January 7, 2021, between LWAC, the Sponsor and the directors and officers of LWAC. In addition, the Amended and Restated Bylaws of LWAC to be effective upon the Closing contain certain restrictions on transfer with respect to the shares of LWAC common stock issued or issuable as Merger Consideration in connection with the Merger, including the Earn-Out Shares and any shares of LWAC common stock issuable upon exercise of Assumed Options, during the period beginning on the Closing Date and ending on the earlier of (a) 270 days after the Closing Date, (b) the date on which the price of LWAC Common Stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period following the 90th day after the Closing Date, and (c) a Change of Control.

Subscription Agreements.    In connection with the execution of the Merger Agreement (and with respect to one investor, on August 4, 2021), LWAC entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of LWAC common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LWAC has agreed to sell to the Subscribers, resulting in an aggregate of 6,070,000 shares of LWAC Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,700,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Amended and Restated Registration Rights Agreement.    In connection with the Closing, eFFECTOR, the Sponsor and certain stockholders of eFFECTOR who will receive shares of LWAC common stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to LWAC and eFFECTOR, which will become effective upon the consummation of the Merger, pursuant to which the Combined Company will agree, among other things, to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of LWAC common stock and other equity securities of the Combined Company that are held by the holders of Registrable Securities (as defined in the Registration Rights Agreement). See “Proposal 1—The Transaction Proposal—Certain Related Agreements—Amended and Restated Registration Rights Agreement” for additional information.

Employment Agreements.    In connection with the Closing, LWAC has agreed to enter into employment agreements, in form and substance reasonably acceptable to LWAC and eFFECTOR, with the individuals who will serve as officers of the Combined Company effective as of the Closing.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR Act”), and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Merger is conditioned upon the expiration or early termination of the HSR Act waiting period. We and eFFECTOR have determined that no filing is required under the HSR Act with the DOJ or the FTC and as a result this condition has been met.

Management

Effective as of the Closing, the Combined Company’s Board of Directors will have seven directors, of which LWAC has the right to designate two directors and the remaining five directors will be designated by eFFECTOR. At the Closing, all of the executive officers of LWAC shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be the same individuals (in the same offices) as those of eFFECTOR immediately prior to the Closing.

See “Management After the Merger – Executive Officers and Directors” for additional information.

Voting Securities

As of the Record Date, there were 22,556,250 shares of common stock outstanding, which included 18,045,000 shares of Class A common stock outstanding and 4,511,250 shares of Class B common stock outstanding. Only LWAC stockholders who hold shares of LWAC common stock of record as of the close of business on August 6, 2021 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Transaction Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of majority of the votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of LWAC’s Class A and Class B common stock, voting separately.

Attending the Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against the Amendment Proposal and will have no effect on the other Proposals and, assuming a quorum is present, broker non-votes will have the same effect as voting against the Amendment Proposal and no effect on the other Proposals.

With respect to the Business Combination, pursuant to the Sponsor Support Agreement, the Sponsor holding an aggregate of 5,056,250 shares of LWAC common stock, including 545,000 shares of LWAC Class A common stock and 4,511,250 shares of LWAC Class B Common Stock, representing 22.4% of the voting power of LWAC, has agreed to vote its shares of common stock in favor of each of the Proposals.

Appraisal Rights

Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to LWAC’s current Amended and Restated Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash, regardless of whether they vote for or against or abstain from voting on the Transaction Proposal, at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of August 6, 2021, this would have amounted to approximately $10.00 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

hold public shares through LWAC Public Units and you elect to separate your LWAC Public Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on August 20, 2021, (a) submit a written request to Continental that LWAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding LWAC Public Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the shares. If the LWAC Public Units are registered in a holder’s own name, the holder must deliver the certificate for its LWAC Public Units to Continental, with written instructions to separate the LWAC Public Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Transaction Proposal and other Proposals, you should keep in mind that LWAC’s directors and officers, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•

If the proposed Business Combination is not completed by January 12, 2023, LWAC will be required to dissolve and liquidate. In such event, the 4,511,250 shares of our Class B common stock currently held by our Sponsor, an entity managed by Locust Walk Partners, which is associated with certain of our officers and directors, which shares were acquired pursuant to a private placement concurrent with our IPO, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions. Such shares of common stock had an aggregate market value of approximately $44,841,825 based on the closing price of our common stock of $9.94 on the Nasdaq Capital Market as of August 6, 2021.

•

If the proposed Business Combination is not completed by January 12, 2023, the 545,000 LWAC Private Placement Units purchased for a total purchase price of $5,450,000, will be worthless. Such Private Placement Units had an aggregate market value of approximately $5,417,300, based on the closing price of our common stock of $9.94 on the Nasdaq Capital Market as of August 6, 2021;

•

The exercise of LWAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LWAC stockholders experience a negative rate of return in the Combined Company following the Business Combination.

•	If the Business Combination is completed, eFFECTOR will designate all (except for Chris Ehrlich and Elizabeth P. Bhatt) members of the Combined Company’s Board of Directors.

•

Locust Walk Securities, LLC (“Locust Walk Securities”), an entity affiliated with Locust Walk Partners, which is associated with certain of our officers and directors and is the manager of our Sponsor, is engaged as a placement agent by LWAC in connection with the PIPE Financing.

See “Proposal 1 — The Transaction Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Nasdaq Stock Market Listing

LWAC has filed an initial listing application for the Combined Company common stock with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If such application is approved, upon completion of the Merger, it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EFTR.”

Anticipated Accounting Treatment

It is anticipated that the Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, LWAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the eFFECTOR stockholders are expected to have a majority of the voting power of the Combined Company, eFFECTOR will comprise all of the ongoing operations of the Combined Company, eFFECTOR will comprise a majority of the governing body of the Combined Company, and eFFECTOR’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of eFFECTOR issuing shares for the net assets of LWAC, accompanied by a recapitalization. The net assets of LWAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of eFFECTOR.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, LWAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by eFFECTOR. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that LWAC stockholders vote:

•	FOR the Transaction Proposal;

•	FOR the Amendment Proposal;

•	FOR the Incentive Plan Proposal;

•	FOR the ESPP Proposal;

•	FOR the Nasdaq Proposal; and

•	FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 36 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “eFFECTOR” generally refer to eFFECTOR in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing LWAC’s, eFFECTOR’s and/or the Combined Company’s business.

Risks Related to LWAC’s Business and the Business Combination

•

LWAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 24 months from the closing of the IPO, or January 12, 2023. In the event of a liquidation, LWAC’s public stockholders will receive $10.00 per share and the LWAC Warrants will expire worthless.

•	You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.

•	If third parties bring claims against LWAC, the proceeds held in trust could be reduced and the per-share liquidation price received by LWAC stockholders may be less than $10.00.

•

Any distributions received by LWAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, LWAC was unable to pay its debts as they fell due in the ordinary course of business.

•	If LWAC’s due diligence investigation of eFFECTOR was inadequate, then stockholders of LWAC following the Business Combination could lose some or all of their investment.

Risks Related to the Combined Company’s Common Stock

•	The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

•	Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

Risks Related to eFFECTOR’s Business

•

eFFECTOR has a limited operating history, has incurred significant operating losses since its inception and expects to incur significant losses for the foreseeable future. eFFECTOR may never generate any revenue or become profitable or, if it achieves profitability, it may not be able to sustain such profitability.

•

eFFECTOR will require substantial additional capital to finance its operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force eFFECTOR to delay, limit, reduce or terminate its product development, commercialization efforts or other operations.

•

eFFECTOR depends heavily on the success of its product candidates tomivosertib and zotatifin, which are in Phase 2 clinical development. If eFFECTOR or its collaborators are unable to successfully develop, obtain regulatory approval for and commercialize its product candidates or experience significant delays in doing so, its business will be materially harmed.

•

Clinical and preclinical development involves a lengthy and expensive process with uncertain outcome, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Any of eFFECTOR’s product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval on a timely basis, if at all.

•

Any difficulties or delays in the commencement or completion, or termination or suspension, of eFFECTOR’s current or planned clinical trials could result in increased costs to eFFECTOR, delay or limit its ability to generate revenue and adversely affect its commercial prospects.

•

eFFECTOR may find it difficult to enroll patients in its clinical trials. If eFFECTOR encounters difficulties enrolling subjects in its clinical trials, including as a result of the partial clinical hold on its ongoing Phase 2b KICKSTART trial, its clinical development activities could be delayed or otherwise adversely affected.

•

eFFECTOR relies on third parties to conduct its clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, eFFECTOR’s development programs and its ability to seek or obtain regulatory approval for its product candidates or commercialize its products may be delayed.

•

eFFECTOR faces significant competition from entities that have developed or may develop product candidates for cancer, including companies developing novel treatments and technology platforms. If its competitors develop technologies or product candidates more rapidly than it does or their technologies are more effective, eFFECTOR’s business and ability to develop and successfully commercialize products may be adversely affected.

•	eFFECTOR’s success depends on its ability to protect its intellectual property and its proprietary technologies.

SUMMARY HISTORICAL FINANCIAL DATA OF LWAC

LWAC’s balance sheet data as of December 31, 2020 and statement of operations data for the period from October 2, 2020 (inception) through December 31, 2020 are derived from LWAC’s audited financial statements included elsewhere in this proxy statement/prospectus. LWAC’s balance sheet data as of March 31, 2021 and statement of operations data for the three months ended March 31, 2021 are derived from LWAC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited financial statements.

The following summary historical financial information should be read together with LWAC’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LWAC” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace LWAC’s financial statements and the related notes thereto. LWAC’s historical results are not necessarily indicative of the results that may be expected in the future.

	As of March 31, 2021	As of December 31, 2020
Balance Sheet Data:
Working capital	$1,571,998	22,994
Trust Account	175,003,740	—
Total assets	176,816,736	189,968
Total liabilities	10,480,598	166,974
Value of common stock subject to redemption	161,336,130	—
Stockholders’ equity	5,000,008	22,994

Statement of Operations	For the Period from October 2, 2020 (Inception) through December 31, 2020
Formation and operating costs	$2,006
Net Loss	$(2,006)
Weighted average shares outstanding, basic and diluted(1)(2)	3,961,250
Basic and diluted net loss per common share	$0.00

1)

Excludes up to 573,750 shares of Class B common stock subject to forfeiture in the event that the over-allotment option is not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock, resulting in 4,511,250 Founder Shares outstanding.

2)

LWAC effected a stock dividend on January 7, 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 4,535,000 shares of Class B common stock outstanding. All share and per share amounts have been retroactively restated to reflect the stock dividend.

Statement of Operations

Three Months Ended March 31, 2021
Revenues	$—
Net loss from operations	(368,770)

Income on Trust Account	3,740

Change in fair value of warrants	656,200

Costs of issuance of public and private warrants	(242,333)
Provision for income taxes	—
Net income from operations	48,837
Basic and diluted net income per share, Class A common stock	—
Weighted average Class A common stock outstanding – basic and diluted, redeemable common stock	17,500,000
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	0.01
Weighted average shares outstanding – basic and diluted, non-redeemable Class A & Class B common stock	4,922,417

SUMMARY HISTORICAL FINANCIAL DATA OF eFFECTOR

The summary historical financial information of eFFECTOR as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical financial statements of eFFECTOR included elsewhere in this proxy statement/prospectus. The summary historical interim financial information of eFFECTOR as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 was derived from the unaudited condensed financial statements of eFFECTOR included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited financial statements.

The following summary historical financial information should be read together with eFFECTOR’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of eFFECTOR” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace eFFECTOR’s financial statements and the related notes thereto. eFFECTOR’s historical results are not necessarily indicative of the results that may be expected in the future, and eFFECTOR’s results as of and for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021, or any other period.

	Three Months Ended March 31,		Year Ended December 31,
Statements of Operations and Comprehensive Loss Data	2021	2020	2020	2019
	(in thousands, except share and per share data)
Collaboration revenue	$—	$26,329	$42,000	$—
Operating expenses:
Research and development	4,468	5,625	21,832	23,890
General and administrative	1,269	1,101	4,349	4,715

Total operating expenses	5,737	6,726	26,181	28,605

Operating income (loss)	(5,737)	19,603	15,819	(28,605)
Other income (expense)	(845)	(302)	(1,257)	(1,134)

Income (loss) before income taxes	(6,582)	19,301	14,562	(29,739)
Income tax expense	—	220	351	—

Net income (loss) and comprehensive income (loss)	(6,582)	19,081	14,211	(29,739)
Income allocable to participating securities	—	(18,345)	(14,045)
Preferred stock extinguishment	—	—	—	15,529

Net income (loss) attributable to common shareholders	$(6,582)	$736	$166	$(14,210)

Net income (loss) per share attributable to common shareholders:
Basic	$(0.44)	$0.05	$0.01	$(1.15)

Diluted	$(0.44)	$0.05	$0.01	$(1.15)

Weighted-average common shares outstanding:
Basic	14,963,995	13,838,406	14,606,544	12,383,480

Diluted	14,963,995	19,506,239	27,491,396	12,383,480

	March 31,	December 31,
Balance Sheet Data	2021	2020
	(in thousands)
Total assets	$17,150	$16,704
Total liabilities	22,565	15,725
Total convertible preferred stock	133,224	133,224
Total stockholders’ deficit	(138,639)	(132,245)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF LWAC AND EFFECTOR

The following summary unaudited pro forma condensed combined financial information for the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical statement of operations of LWAC and the historical statement of operations of eFFECTOR, giving effect to the Business Combination as if it had occurred on January 1, 2020. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of LWAC and eFFECTOR, giving effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give pro forma effect to the following events that are related and/or directly attributable to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of LWAC Class A common stock into cash:

•	Assuming no redemption: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•

Assuming maximum redemption:    The Merger Agreement includes a minimum cash condition. This presentation assumes that LWAC public stockholders holding approximately 13,717,147 shares of LWAC Class A shares will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.00 per share, such that the $100.0 million cash condition is met. This minimum cash condition excludes the effect of the transaction costs to be paid upon consummation of the Business Combination, University of California, San Francisco (“UCSF”) payment (see Note (j) to the unaudited pro forma condensed combined financial information), and the cash contributed to the combined company by eFFECTOR. This leads to a total maximum redemption value of $137.2 million. Such amount represents the maximum number of LWAC Class A share redemptions that could occur before the minimum cash condition would not be met. The estimated per share redemption value of $10.00 was calculated by dividing the amount of $175.0 million in the LWAC trust account as of March 31, 2021 by the total LWAC Class A shares outstanding and redeemable of 17,500,000.

	Pro Forma Combined (Assumes No Redemptions)	Pro Forma Combined (Assumes Maximum redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Three Months Ended March 31, 2021
Total operating expenses	$6,106	$6,106
Net loss	$(7,131)	$(7,131)
Basic and diluted loss per share	$(0.12)	$(0.16)
Basic and diluted weighted average shares outstanding	58,525,602	44,808,455
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020
Total operating expenses	$32,619	$32,619
Net income	$7,764	$7,764
Net income per share - basic	$0.19	$0.19
Net income per share - diluted	$0.18	$0.18
Weighted average shares outstanding, basic	40,029,818	40,029,818
Weighted average shares outstanding, diluted	43,637,270	43,637,270
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2021
Total assets	$230,885	$94,414
Total liabilities	$41,189	$41,189
Total stockholders’ equity	$189,696	$53,225

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth:

•	historical per share information of LWAC for the three months ended March 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020;

•	historical per share information of eFFECTOR for the three months ended March 31, 2021 and for the year ended December 31, 2020; and

•

unaudited pro forma per share information of the Combined Company for the three months ended March 31, 2021 and for the year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming no redemption: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•

Assuming maximum redemption:    The Merger Agreement includes a minimum cash condition. This presentation assumes that LWAC public stockholders holding approximately 13,717,147 shares of LWAC Class A shares will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.00 per share, such that the $100.0 million cash condition is met. This minimum cash condition excludes the effect of the transaction costs to be paid upon consummation of the Business Combination, UCSF payment see Note (j) to the unaudited pro forma condensed combined financial information), and the cash contributed to the combined company by eFFECTOR. This leads to a total maximum redemption value of $137.2 million. Such amount represents the maximum number of LWAC Class A share redemptions that could occur before the minimum cash condition would not be met. The estimated per share redemption value of $10.00 was calculated by dividing the amount of $175.0 million in the LWAC trust account as of March 31, 2021 by the total LWAC Class A shares outstanding and redeemable of 17,500,000.

The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of LWAC and eFFECTOR and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited LWAC and eFFECTOR pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of LWAC and eFFECTOR would have been had the companies been combined during the periods presented.

	Historical		Pro Forma Combined		Equivalent Pro Forma Combined
	LWAC	eFFECTOR	No redemption scenario	Maximum redemption scenario	No redemption scenario	Maximum redemption scenario
For the Three Months Ended March 31, 2021
Book value per share - basic and diluted Class A redeemable common stock(1a)	$0.29	(9.26)	$3.25	$1.19	$6.32	$1.77
Book value per share of Class A and B non-redeemable common stock(1b)	1.02	—
Net loss per share - basic and diluted(2a)	0.00	(0.44)	(0.12)	(0.16)	(0.24)	(0.24)
Net loss per share - basic and diluted Class A and B non-redeemable common stock(2b)	0.01	—
Weighted average shares outstanding - basic and diluted Class A redeemable common stock	17,500,000	14,963,995	58,525,602	44,808,455	30,033,185	30,033,185
Weighted average shares outstanding - basic and diluted Class A and Class B redeemable common stock	4,922,417

(1a)

Book value per share is calculated as total equity divided by: LWAC Class A redeemable common stock outstanding at March 31, 2021; and eFFECTOR common stock outstanding at March 31, 2021 and pro forma information.

(1b)	Book value per share is calculated as total equity divided by: LWAC Class A and Class B non-redeemable common stock outstanding at March 31, 2021.
(2a)

Net loss per share is based on: weighted average number of shares of LWAC Class A redeemable common stock outstanding for three month period ended March 31, 2021; and weighted average number of shares of eFFECTOR common stock outstanding for the three months ended March 31, 2021 and the pro forma information.

(2b)	Net loss per share is based on: weighted average number of shares of LWAC Class A and Class B non-redeemable common stock outstanding for the three month period ended March 31, 2021.

TRADING MARKET AND DIVIDENDS

LWAC

Units, Common Stock, and Warrants

LWAC’s Public Units, Class A common stock and Public Warrants are each quoted on the Nasdaq Capital Market, under the symbols “LWACU,” “LWAC” and “LWACW,” respectively. Each of LWAC’s Public Units consist of one share of LWAC Class A common stock and one-third of one LWAC Warrant. Each whole LWAC Warrant entitles the holder thereof to purchase one share of LWAC’s common stock at a price of $11.50 per share. The LWAC Public Units commenced public trading on January 8, 2021, and the LWAC Class A common stock and LWAC Public Warrants commenced separate trading on March 1, 2021.

LWAC’s Dividend Policy

LWAC has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon LWAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

eFFECTOR

Information regarding eFFECTOR is not provided because there is no public market for eFFECTOR’s common stock.

Combined Company

Nasdaq Stock Market Listing

LWAC has filed an initial listing application for the Combined Company with Nasdaq and believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, after completion of the Merger, it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EFTR.”

Dividend Policy

Following completion of the Merger, the Combined Company’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate the Combined Company’s Board of Directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to eFFECTOR, including risks related to eFFECTOR’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.

Risks Related to LWAC’s Business and the Business Combination

Unless the context otherwise requires, references in this subsection “—Risks Related to LWAC’s Business and the Business Combination” to “LWAC,” “we,” “us” and “our” generally refer to LWAC prior to the Business Combination.

LWAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 24 months from the closing of the IPO, or January 12, 2023. In the event of a liquidation, LWAC’s public stockholders will receive $10.00 per share and the LWAC Warrants will expire worthless.

If LWAC is unable to complete a business combination by the date that is 24 months from the closing of the IPO, or January 12, 2023, and is forced to liquidate, the per-share liquidation distribution will be $10.00. Furthermore, there will be no distribution with respect to the LWAC Warrants, which will expire worthless as a result of LWAC’s failure to complete a business combination.

You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against LWAC, the proceeds held in trust could be reduced and the per-share liquidation price received by LWAC’s stockholders may be less than $10.00.

LWAC’s placing of funds in trust may not protect those funds from third-party claims against LWAC. Although LWAC has received from many of the vendors, service providers (other than its independent accountants) and other parties with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of LWAC’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of LWAC’s public stockholders. If LWAC liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or other entity does not execute such a waiver. However, LWAC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 due to such claims.

Additionally, if LWAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in LWAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, LWAC may not be able to return $10.00 to our public stockholders.

LWAC cannot be certain as to the number of public shares that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public shares.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public shares may cause an increase or decrease in our share price, and may result in a lower value realized now than a stockholder of LWAC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

On August 9, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per Class A common stock was $9.93. Public stockholders should be aware that, while we are unable to predict the price per share of New eFFECTOR common stock following the consummation of the Business Combination—and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming shareholder—increased levels of redemptions by public stockholders may be a result of the price per Class A common stock falling below the redemption price. We expect that more public shareholders may elect to redeem their public shares if the share price of the Class A common stock is below the projected redemption price of $10.00 per share, and we expect that more public stockholders may elect not to redeem their public shares if the share price of the Class A common stock is above the projected redemption price of $10.00 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to LWAC from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in New eFFECTOR following the consummation of the Business Combination. In addition, in the event that more than 13,717,147 public shares are redeemed, the minimum cash condition in favor of eFFECTOR as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated. Based on the approximate redemption price per share of $9.93 as of August 9, 2021, the latest practicable date prior to this proxy statement/prospectus, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of approximately $1.8 million of cash available in the Trust Account.

Any distributions received by LWAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, LWAC was unable to pay its debts as they fell due in the ordinary course of business.

LWAC’s current Amended and Restated Certificate of Incorporation provides that it will continue in existence only until the date that is 24 months from the closing of the IPO, or January 12, 2023. If LWAC is unable to consummate a transaction within the required time periods, upon notice from LWAC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, LWAC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although LWAC cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,500,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations we may owe or for working capital purposes (provided that the funds released for working capital purposes may not exceed $1,540,000 annually). However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

Because eFFECTOR is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of eFFECTOR’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because eFFECTOR intends to become publicly traded through the Business Combination with LWAC, a special purpose acquisition company, rather through an underwritten offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on eFFECTOR or LWAC in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

If LWAC’s due diligence investigation of eFFECTOR was inadequate, then stockholders of LWAC following the Business Combination could lose some or all of their investment.

Even though LWAC conducted a due diligence investigation of eFFECTOR, it cannot be sure that this diligence uncovered all material issues that may be present inside eFFECTOR or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of eFFECTOR and its business and outside of its control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of LWAC’s public stockholders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm LWAC’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against LWAC, whether or not resolved in LWAC’s favor, could result in substantial costs and divert LWAC’s management’s attention from other business concerns, which could adversely affect LWAC’s business and cash resources and the ultimate value LWAC’s stockholders receive as a result of the Business Combination.

The initial stockholders who own shares of common stock and LWAC Private Placement Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in their selection of a target business and determining whether the Business Combination is appropriate.

As of the Record Date, certain initial stockholders owned an aggregate of 5,056,250 shares of common stock and 181,667 shares of common stock underlying the LWAC Private Placement Warrants. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if LWAC is unable to consummate a business combination. Based on a market price of $9.94 per share of common stock on August 6, 2021, the value of these shares was $50,259,125. The shares of common stock acquired prior to the IPO will be worthless if LWAC does not consummate a business combination. Consequently, our directors’ and officers’ interest in completing a business combination may present a conflict of interest with their identification and selection of eFFECTOR as a suitable target business and in their determination as to whether the terms, conditions and timing of the Business Combination are appropriate and in LWAC’s public stockholders’ best interest.

LWAC will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If LWAC requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, LWAC will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed Business Combination until LWAC has returned their securities to them. The market price for shares of our common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

LWAC will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

LWAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. LWAC’s public stockholders therefore, must rely solely on the judgment of the LWAC Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of LWAC’s securities may decline.

The market price of LWAC’s securities may decline as a result of the Business Combination if:

•	LWAC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

LWAC’s directors and officers and the Sponsor may have certain conflicts in determining to recommend the acquisition of eFFECTOR, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

LWAC’s management and directors, as well as the Sponsor, have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock owned by LWAC’s management and directors, or their affiliates and associates, would become worthless if the Transaction Proposal is not approved and LWAC otherwise fails to consummate a business combination prior to January 12, 2023 (unless such date has been extended as described herein); the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate; and the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LWAC stockholders experience a negative rate of return in the Combined Company following the Business Combination.

LWAC and eFFECTOR have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by LWAC if the Business Combination is completed or by LWAC if the Business Combination is not completed.

LWAC and eFFECTOR expect to incur significant costs associated with the Business Combination. Even if the Business Combination is not completed, LWAC expects to incur approximately $2.0 million in expenses. If the Business Combination is completed, LWAC expects to incur approximately $25 million in expenses in connection therewith. These expenses will reduce the amount of cash available to be used for other corporate purposes by LWAC if the Business Combination is completed or by LWAC if the Business Combination is not completed.

LWAC will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

LWAC will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, LWAC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of public shares are redeemed, our common stock may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, LWAC may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Capital Market (“Nasdaq”), and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in LWAC’s securities and subject LWAC to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq Capital Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, LWAC could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

LWAC may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

LWAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The LWAC Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the LWAC Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, LWAC has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to LWAC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting eFFECTOR’s conduct of its business, however, if the LWAC Board determines that any such order or injunction is not material to the business of eFFECTOR, then the LWAC Board may elect to waive that condition without shareholder approval and close the Business Combination.

LWAC’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that LWAC’s current stockholders have on the management of LWAC.

After the Business Combination, assuming no redemptions of public shares for cash, LWAC’s current public stockholders will own approximately 29.9% of LWAC’s non-redeemable shares, LWAC’s current directors, officers and affiliates will own approximately 8.6% of LWAC’s non-redeemable shares, and the former stockholders of eFFECTOR (excluding purchases in the PIPE Financing) will own approximately 51.2% of LWAC’s non-redeemable shares. Assuming redemption by holders of 13,717,147 outstanding public shares, LWAC public stockholders will own approximately 8.4% of LWAC’s non-redeemable shares, LWAC’s current directors, officers and affiliates will own approximately 11.3% of LWAC’s non-redeemable shares, and the former stockholders of eFFECTOR (excluding purchases in the PIPE financing) will own approximately 66.8% of LWAC’s non-redeemable shares. After giving effect to purchases of shares in the PIPE Financing, eFFECTOR equityholders would hold 58.2% and 75.9% of the voting power in New eFFECTOR in the no redemption and maximum redemption scenarios, respectively. The minority position of the former LWAC stockholders will give them limited influence over the management and operations of the Combined Company.

Risks Related to Combined Company’s Common Stock

The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of Combined Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•	the impact of COVID-19 pandemic on eFFECTOR’s business;

•	the inability to obtain or maintain the listing of the Combined Company’s shares of common stock on Nasdaq;

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the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, eFFECTOR’s ability to grow and manage growth profitably, and retain its key employees;

•	changes in applicable laws or regulations;

•	risks relating to the uncertainty of eFFECTOR’s projected financial information;

•	the success of eFFECTOR’s clinical trials and preclinical studies for its product candidates;

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unexpected adverse side effects or inadequate efficacy of eFFECTOR’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims;

•	risks related to the organic and inorganic growth of eFFECTOR’s business and the timing of expected business milestones; and

•	the amount of redemption requests made by LWAC’s stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of the Combined Company’s common stock, regardless of the Combined Company’s actual operating performance.

Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.

The trading market for the Combined Company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the Combined Company. The Combined Company does not have any control over these analysts. If the Combined Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Combined Company downgrade its common stock or change their opinion, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to regularly publish reports on the Combined Company, it could lose visibility in the financial markets, which could cause the Combined Company’s stock price or trading volume to decline.

Because the Combined Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Combined Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Company’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Future sales of shares of the Combined Company’s common stock may depress its stock price.

Pursuant to the Registration Rights Agreement and the Amended Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, those receiving shares of the Combined Company’s common stock pursuant to the Merger Agreement, directors, officers and employees of the Company receiving shares of the Combined Company’s common stock upon the settlement or exercise of warrants, stock options or other equity awards, and warrantholders of the Company receiving shares of the Combined Company’s common stock upon the settlement or exercise of such warrants (other than holders of warrants that are currently listed) will be contractually restricted from selling or transferring any of their shares of common stock. Such restrictions begin at Closing and end, in the case of the shares that are restricted pursuant to the Amended Bylaws, on the date that is the earlier of (1) 270 days after Closing and (2) the date on which the closing price of the Combined Company’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day period commencing at least 90 days after the Closing and, in the case of the shares restricted pursuant to the Sponsor Lock-up Agreement, on such dates as are described in the section titled “The Transaction Proposal — Related Agreements.”

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the Combined Company’s common stock held by them, other than by applicable securities laws. Further, because the Combined Company is not expected to generate revenue in the near future, there is a likelihood that it will need to continue to raise capital through one or more equity financings in order to continue developing its product candidates. As such, sales of a substantial number of shares of the Combined Company’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Combined Company’s common stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Combined Company’s share price or the market price of the Combined Company’s common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Provisions in the Proposed Charter and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

The Proposed Charter and Amended Bylaws that will be in effect immediately prior to the Business Combination will contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents will include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the required approval of at least 66-2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

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the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66-2/3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We will also be subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Our Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or the underwriters or any offering giving rise to such claim.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Furthermore, the Proposed Charter will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States have exclusive jurisdiction. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

The Combined Company is an emerging growth company and smaller reporting company, and the Combined Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

After the completion of the Business Combination, the Combined Company will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (December 31, 2026), (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of shares of the Combined Company’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards and, therefore, the Combined Company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, we will also be a smaller reporting company as defined in the Exchange Act. Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the Combined Company’s periodic reports and proxy statements. The Combined Company will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

The Combined Company cannot predict if investors will find its common stock less attractive because the Combined Company may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

Risks Related to eFFECTOR

Unless the context otherwise requires, references in this subsection “— Risks Related to eFFECTOR” to “we”, “us” and “our” generally refer to eFFECTOR prior to the Business Combination or New eFFECTOR from and after the Business Combination.

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We may never generate any revenue from product sales or become profitable, or, if we achieve profitability, we may not be able to sustain it.

We are a clinical-stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We commenced operations in 2012. To date, we have focused primarily on raising capital, identifying potential product candidates, establishing our intellectual property portfolio, conducting preclinical studies and clinical trials, establishing arrangements with third parties for the manufacture of our product candidates and related raw materials, and providing general and administrative support for these operations. Our approach to the discovery and development of product candidates based on our technology platform is unproven, and we do not know whether we will be able to develop or obtain regulatory approval for any products of commercial value. In addition, we only have two product candidates, tomivosertib and zotatifin, in clinical development. We have not yet demonstrated an ability to successfully complete pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.

Other than revenue generated under our Research Collaboration and License Agreement with Pfizer, Inc. (the “Pfizer Agreement”), we have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We do not have any products approved for sale and have not generated any product revenue since inception. If we are unable to successfully develop and obtain requisite approval for our product candidates, we may never generate any revenue from product sales. Our net loss was $29.7 million for the year ended December 31, 2019, and our net income was $14.2 million for the year ended December 31, 2020. Our net income was $19.1 million for the three months ended March 31, 2020, and our net loss was $6.6 million for the three months ended March 31, 2021. As of March 31, 2021, we had an accumulated deficit of $143.3 million. Substantially all of our operating losses resulted from expenses incurred in connection with the research and development of our product candidates and development programs, and general and administrative costs associated with our operations. All of our product candidates will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We expect to incur losses for the foreseeable future, and we anticipate these losses will increase substantially as we continue our development of, seek regulatory approval for and potentially commercialize any approved product candidates.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials and preclinical studies of our product candidates, obtaining regulatory approval for these product candidates, and manufacturing, marketing, and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or if we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

The development of pharmaceutical product candidates is capital-intensive. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct our ongoing and planned clinical trials of, and seek regulatory approval for, tomivosertib and zotatifin. Additionally, although Pfizer is currently responsible for the development of our eIF4E program, if we exercise our option to co-fund and co-promote this program pursuant to the terms of the Pfizer Agreement, we will incur additional expenses. Furthermore, if we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

Based upon our current operating plans, we believe that the estimated net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents and Defense Advanced Research Projects Agency (“DARPA”) grant funding, will enable us to fund our operations for at least twelve months from the date of this proxy statement/prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates.

Our future capital requirements will depend on many factors, including, but not limited to:

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the type, number, scope, progress, expansions, results, costs and timing of, our clinical trials and preclinical studies of our product candidates which we are pursuing or may choose to pursue in the future;

•	the costs and timing of manufacturing for our product candidates, including commercial manufacturing if any product candidate is approved;

•	the timing and amount of the milestone or other payments made to us under our collaboration with Pfizer and any future collaborations, including with other parties;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting;

•	the costs associated with hiring additional personnel and consultants as our clinical and preclinical activities increase;

•	the costs and timing of establishing or securing sales and marketing capabilities if any product candidate is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	any delays and cost increases that result from the COVID-19 pandemic or future epidemic diseases;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•	costs associated with any products or technologies that we may in-license or acquire.

Conducting clinical trials and preclinical studies is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and commercialize our product candidates. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenue, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, including potential additional collaborations, licenses and other similar arrangements. We do not have any committed external source of funds, other than potential additional draw downs under our loan and security agreement with Oxford Financial LLC (the “Oxford LSA”) and the DARPA grant funding. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. “The Oxford LSA” includes, and any future debt financing and preferred equity financing, if available, may involve agreements that include, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

If we raise funds through additional collaborations, licenses and other similar arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed or on terms acceptable to us, we would be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our management, as of December 31, 2020, and our independent registered public accounting firm, in their report on our financial statements as of and for the fiscal year ended December 31, 2020, have concluded that there is substantial doubt as to our ability to continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2020 were prepared assuming that we will continue as a going concern. The going concern basis of the presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and satisfy our liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from our inability to continue as a going concern. As of December 31, 2020, our management concluded that, based on expected operating losses and negative cash flows, there is substantial doubt about our ability to continue as a going concern for the twelve months after the date the financial statements were issued. Our ability to continue as a going concern is subject to our ability to raise additional capital through equity offerings or debt financings, including through the Business Combination. Additionally, we may receive additional milestone payments under the Pfizer Agreement. However, we may not be able to secure additional financing in a timely manner or on favorable terms, if at all, and may not receive any milestone payments. If we cannot continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our stockholders may lose some or all of their investment in us. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

Risks Related to the Discovery, Development and Regulatory Approval of Our Product Candidates

We depend heavily on the success of tomivosertib and zotatifin, which are in Phase 2 clinical development. If we or our collaborators are unable to successfully develop, obtain regulatory approval for and commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

We are early in our development efforts and have only two product candidates, tomivosertib and zotatifin, in clinical development. Our other development program focused on eIF4E inhibitors is still in the preclinical stage under our collaboration with Pfizer. Our ability to generate product revenue, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	timely initiation and successful enrollment of participants in our clinical trials and timely completion of clinical trials and preclinical studies with favorable results;

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authorization to proceed with clinical trials of our product candidates under investigational new drug applications (“INDs”) by the U.S. Food and Drug Administration, (the “FDA”) or under similar regulatory submissions by comparable foreign regulatory authorities;

•	the frequency, duration and severity of potential adverse events in clinical trials;

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whether we are required by the FDA or other comparable foreign regulatory authorities to conduct additional clinical trials or other studies beyond those planned to support the approval and commercialization of our product candidates;

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maintaining and establishing relationships with contract research organizations (“CROs”) and clinical sites for the clinical development of our product candidates both in the United States and internationally;

•	our ability to demonstrate the safety and efficacy of our product candidates to the satisfaction of the FDA and comparable regulatory authorities;

•	timely receipt of marketing approvals from applicable regulatory authorities, including new drug applications (“NDAs”) from the FDA and maintaining such approvals;

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our ability and the ability of third parties with whom we contract to manufacture adequate clinical and commercial supplies of our product candidates or any future product candidates, remain in good standing with regulatory authorities and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices (“cGMPs”);

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	establishing and maintaining patent and trade secret protection or regulatory exclusivity for our product candidates;

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the willingness of physicians, operators of clinics and patients to utilize or adopt any of our product candidates over alternative or more conventional therapies, such as chemotherapy, to treat solid tumors;

•	maintaining an acceptable safety profile of our products following approval, if any; and

•	maintaining and growing an organization of people who can develop and commercialize our products and technology.

Many of the factors listed above are beyond our control and could cause us to experience significant delays or prevent us from obtaining regulatory approvals or commercializing our product candidates. If we or are collaborator are unable to develop, obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

Our approach to the discovery and development of product candidates based on our technology platform is unproven, and we do not know whether we will be able to develop any products of commercial value, or if competing approaches will limit the commercial value of our product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize our product candidates based on our proprietary selective translation regulation technology platform. Additionally, some of the disease-driving proteins that our product candidates are designed to downregulate are not adequately addressed by any approved therapies, which we believe is due to the location and complexity of these targets. While we believe we have observed favorable preclinical study and early clinical trial results related to product candidates based on our technology platform, we have not yet succeeded and may not succeed in demonstrating efficacy and safety for any product candidates in clinical trials or in obtaining marketing approvals from the FDA or other regulatory authorities or in commercializing such product candidates. Any product candidates based on our proprietary selective translation technology platform may be shown to have harmful side effects or may have other characteristics that may necessitate additional clinical testing, or make the product candidates unmarketable or unlikely to receive marketing approval. In particular, our novel approach of targeting the components of the eIF4F complex and its activating kinases, mitogen-activated protein kinases (“MAPK”) interacting kinases (“MNK”) 1 and 2 (collectively, “MNK1/2”) to simultaneously downregulate multiple disease-driving proteins may have unexpected consequences, including adverse events that preclude successful development and approval of our product candidates. Further, because all of our current product candidates and development programs are focused on the eIF4F complex and MNK1/2, adverse developments with respect to one of our product candidates or development programs may have a significant adverse impact on the actual or perceived likelihood of success and value of our other product candidates or development programs.

In addition, the biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies. Our future success will depend in part on our ability to maintain a competitive position with our scientific approach. If we fail to stay at the forefront of technological change in utilizing our approach to create and develop STRI product candidates, we may be unable to compete effectively. Our competitors may render our approach obsolete, or limit the commercial value of our product candidates by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our approach. By contrast, adverse developments with respect to other companies that attempt to use a similar approach to our approach may adversely impact the actual or perceived value and potential of our product candidates. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Any of our product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval on a timely basis, if at all.

Clinical and preclinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. We cannot guarantee that any clinical trials or preclinical studies will be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the preclinical study or clinical trial process, including due to factors that are beyond our control. Despite promising preclinical or clinical results, any product candidate can unexpectedly fail at any stage of preclinical or clinical development. The historical failure rate for product candidates in our industry is high. The results from preclinical studies or clinical trials of a product candidate or a competitor’s product candidate in the same class may not predict the results of later clinical trials of our product candidate, and interim, topline or preliminary results of a clinical trial are not necessarily indicative of final results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy characteristics despite having progressed through preclinical studies and initial clinical trials. In particular, while we have conducted certain preclinical studies and early clinical trials of tomivosertib, we do not know whether tomivosertib will perform in ongoing and future clinical trials as it has performed in these prior studies. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in clinical trials despite very promising early results A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies.

For the foregoing reasons, we cannot be certain that our ongoing and planned clinical trials and preclinical studies will be successful. Any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations.

Any difficulties or delays in the commencement or completion, or any terminations or suspensions, of our current or planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

In order to obtain FDA approval to market a new drug we must demonstrate the safety and efficacy of our product candidates in humans to the satisfaction of the FDA. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. Clinical testing is expensive, time-consuming and subject to uncertainty.

Before we or our collaborator can initiate clinical trials for a product candidate, including for our eIF4E program, we or they must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and proposed clinical trial protocol, as part of an IND application or similar regulatory submission. The FDA or comparable foreign regulatory authorities may require us or our collaborators to conduct additional preclinical studies for any product candidate before it allows us to initiate clinical trials under any IND or similar regulatory submission, which may lead to delays and increase the costs of our preclinical development programs.

Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. For example, the FDA has placed a partial clinical hold on our Phase 2b KICKSTART clinical trial of tomivosertib in combination with pembrolizumab treatment in frontline and frontline extension non-small cell lung cancer (“NSCLC”) patients. Pembrolizumab is owned and marketed by Merck for the treatment of frontline NSCLC and several other indications. Pursuant to this partial clinical hold, we are only allowed to enroll 50 patients for experimental treatment until the results of 13-week toxicology studies are submitted to and reviewed by the FDA. While we expect to file the results of the 13-week animal toxicology studies with the FDA in the third quarter of 2021, if we do not complete these toxicology studies on our expected timeline or if the results of the studies do not support a continued development, this may cause the trial to be delayed or not completed at all. Any delays in the commencement or completion of our ongoing and planned clinical trials for our current and any future product candidate could significantly affect our product development timelines and product development costs.

We do not know whether our planned trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of a clinical trial;

•	obtaining regulatory authorizations to commence a trial or reaching a consensus with regulatory authorities on trial design or implementation;

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any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delays in identifying, recruiting and training suitable clinical investigators;

•	delays in obtaining approval from one or more institutional review boards (“IRBs”) at clinical trial sites;

•	IRBs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	changes to the clinical trial protocol;

•	clinical sites deviating from the trial protocol or dropping out of a trial;

•	failure by us or our CROs to perform in accordance with good clinical practice (“GCP”) requirements or applicable regulatory guidelines in other countries;

•	manufacturing sufficient quantities of product candidate or obtaining sufficient quantities of combination therapies for use in clinical trials;

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subjects failing to enroll or remain in our trials at the rate we expect, or failing to return for post-treatment follow-up, including subjects failing to remain in our trials due to movement restrictions, heath reasons or otherwise resulting from the COVID-19 pandemic;

•	patients choosing alternative treatments for the indications for which we are developing our product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trials or costs being greater than we anticipate;

•	subjects experiencing severe or unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•	imposition of a temporary or permanent clinical hold by regulatory authorities;

•	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•	the costs of clinical trials of our product candidates being greater than we anticipate;

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transfer of manufacturing processes to larger-scale facilities operated by a contract manufacturing organization, (“CMO”) delays or failure by our CMOs or us to make any necessary changes to such manufacturing process, or failure of our CMOs to produce clinical trial materials in accordance with cGMPs regulations or other applicable requirements; and

•	third parties being unwilling or unable to satisfy their contractual obligations to us in a timely manner.

In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials.

Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and Ethics Committees or IRBs at the medical institutions where the clinical trials are conducted. We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, our conduct of clinical trials in foreign countries presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

In addition, many of the factors that cause, or lead to, the termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. We may make formulation or manufacturing changes to our product candidates, in which case we may need to conduct additional preclinical studies and/or clinical trials to show that the results obtained from such new formulations are consistent with previous results. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.

We may find it difficult to enroll patients in our clinical trials. If we encounter difficulties enrolling subjects in our clinical trials, including as a result of the partial clinical hold on our ongoing Phase 2b KICKSTART trial, our clinical development activities could be delayed or otherwise adversely affected.

We may not be able to initiate or continue clinical trials for our product candidates if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. Subject enrollment, a significant factor in the timeline of clinical trials, is affected by many factors including the size and characteristics of the patient population, the proximity of patients to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the risk that enrolled patients will not complete a clinical trial, our ability to recruit clinical trial investigators with the appropriate competencies and experience, our ability to obtain and maintain patient consents, patient referral practices of physicians, ability to monitor patients adequately during and after treatment, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating as well as any product candidates under development.

We will be required to identify and enroll a sufficient number of subjects for each of our clinical trials. Potential subjects for any planned clinical trials may not be adequately diagnosed or identified with the diseases which we are targeting or may not meet the entry criteria for such trials. We also may encounter difficulties in identifying and enrolling patients with a stage of disease appropriate for our ongoing and planned clinical trials and monitoring such patients adequately during and after treatment. The large number of clinical trials concurrently seeking to enroll patients with NSCLC and breast cancers, as well as the other cancers we intend to evaluate, may result in delays or difficulties enrolling a sufficient number of patients, particularly patients that meet our specific enrollment criteria, and completing the trials on schedule, if at all. In addition, with respect to our planned Phase 1b clinical trial of zotatifin, we intend to assess zotatifin as a potential host-direct anti-viral therapy for SARS-CoV-2. With declining COVID-19 infection rates globally, enrollment has been slower than expected in this clinical trial because the enrollment criteria requires that patients enroll within 5 days of symptoms of the virus. This, together with the large number of clinical trials seeking to enroll COVID-19 patients, may materially delay our expectations with respect to the clinical timeline for this and any future clinical trials. We may not be able to initiate or continue clinical trials if we are unable to locate a sufficient number of eligible subjects to participate in the clinical trials required by the FDA or comparable foreign regulatory authorities. In addition, the process of finding and diagnosing patients is and will likely continue to be costly. The timing of our clinical trials depends, in part, on the speed at which we can recruit patients to participate in our trials, as well as completion of required follow-up periods. The eligibility criteria of our clinical trials further limits the pool of available trial participants. If patients are unwilling to participate in our trials for any reason, including the existence of concurrent clinical trials for similar patient populations, the availability of approved therapies or as a result of the COVID-19 pandemic, or we otherwise have difficulty enrolling a sufficient number of patients, the timeline for recruiting subjects, conducting studies and obtaining regulatory approval of our product candidates may be delayed. In particular, the frontline extension portion of our KICKSTART trial requires patients to experience disease progression while taking pembrolizumab before receiving tomivosertib or proceeding to a second line of therapy, and patients or physicians may be unwilling to delay chemotherapy or other approved treatments to enroll in our trial. Furthermore, the FDA placed a partial clinical hold on our Phase 2b KICKSTART clinical trial of tomivosertib in combination with pembrolizumab treatment in frontline and frontline extension NSCLC patients which prevents us from enrolling more than 50 patients for experimental treatment until the results of 13-week toxicology studies are submitted to and reviewed by the FDA. While we expect to file the results of the 13-week animal toxicology studies with the FDA in the third quarter of 2021, if we do not complete these toxicology studies on our expected timeline or if the results of the studies do not support a continued development, we will be unable to enroll a sufficient number of subjects which may cause the trial to be delayed or not completed at all. Additionally, because our clinical trials may enroll patients with advanced/metastatic cancers, the patients are typically in the late stages of their disease and may experience clinical disease progression independent from our product candidates, making them unevaluable for purposes of the clinical trial and requiring additional patient enrollment. Our inability to enroll a sufficient number of subjects for any of our future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials, and while we have entered into agreements governing their services, we have limited influence over their actual performance. We cannot assure you that our assumptions used in determining expected clinical trial timelines are correct or that we will not experience delays in enrollment, which would result in the delay of completion of such trials beyond our expected timelines.

Use of our product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude approval, cause us to suspend or discontinue clinical trials, abandon a product candidate, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, prospects, operating results and financial condition.

As is the case with oncology drugs generally, it is likely that there may be side effects and adverse events associated with use of our product candidates. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates when used alone or in combination with other approved drugs or investigational agents could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label, or lead to the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Moreover, if our product candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the product candidate if approved. We may also be required to modify our study plans based on findings in our ongoing clinical trials.

In our Phase 1 dose escalation trial of tomivosertib in solid tumor patients, using a capsule formulation, the most frequent treatment-emergent adverse events (“TRAEs”) were nausea, vomiting, fatigue, constipation, dyspepsia and tremor. At doses that exceeded our recommended Phase 2 dose (“RP2D”), we observed a higher incidence and severity of TRAEs. In our Phase 1 dose escalation trial of tomivosertib in lymphoma patients, the most common TRAEs experienced by patients in the RP2D expansion cohort were nausea, vomiting, hypercalcemia, and fatigue. In our Phase 2a trial of tomivosertib combined with Anti-PD-(L)1 agents (as defined below), the most common TRAEs were nausea, fatigue, tremor, vomiting, increased aspartate aminotransferase and increased alanine aminotransferase. These TRAEs were generally Grade 1 or 2 in severity, although alanine aminotransferase increase, blood creatine phosphokinase increase and rash were experienced as Grade 3 in two patients each.

In the Phase 1 dose escalation portion of our Phase 1/2 clinical trial of zotatifin in patients with solid tumors with certain mutations, as of a data cutoff of June 30, 2021, we have observed three dose limiting toxicities (“DLTs”). The first DLT, observed in the 0.035mg/kg IV weekly cohort, was a Grade 2 thrombocytopenia that prevented the completion of continued therapy throughout the DLT window. The second and third DLTs were observed in the 0.1 mg/kg IV two weeks on and one week off cohort. Thus the 0.1 mg/kg dose exceeded the maximum tolerated dose (“MTD”). One patient experienced a DLT of Grade 3 anemia and another patient experienced a DLT of Grade 3 GI bleed in the setting of Grade 2 thrombocytopenia. Overall adverse events (“AEs”) across all dose levels included predominantly Grade 1 and Grade 2 nausea, vomiting and anemia.

We may be required to modify our development and clinical trial plans based on findings in our ongoing clinical trials. Many compounds that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound or, in larger patient populations, failed to demonstrate statistically significant efficacy. In addition, regulatory authorities may draw different conclusions or require additional testing to further explore adverse safety findings.

It is possible that as we test our product candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, may be reported by subjects. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition and prospects significantly. In addition, our ongoing and planned clinical trials of tomivosertib in combination with inhibitors of programmed cell death protein 1 (“PD-1”) and programmed cell death ligand 1 (“PD-L1”) (collectively, “Anti-PD-(L)1” therapy) may result in adverse events based on the combination therapy that may negatively impact the reported adverse event profile in such clinical trial. Anti-PD-(L)1 therapy has been shown to have adverse events, including immune-related adverse events on the liver and other organ systems, which may limit the maximum dose in our clinical trials or otherwise negatively impact our combination clinical trials. Patients treated with our product candidates may also be undergoing surgical, radiation and chemotherapy treatments, which can cause side effects or adverse events that are unrelated to our product candidates but may still impact the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses. For example, it is expected that some of the patients enrolled in our clinical trials will die or experience major clinical events either during the course of our clinical trials or after participating in such trials.

In addition, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by any such product, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw, suspend or limit approvals of such product, or seek an injunction against its manufacture or distribution;

•	we may be required to recall a product or change the way such product is administered to patients;

•	regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication;

•	we may be required to implement a Risk Evaluation and Mitigation Strategy (“REMS”) or create a medication guide outlining the risks of such side effects for distribution to patients;

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we may be required to change the way a product is distributed or administered, conduct additional clinical trials or change the labeling of a product or be required to conduct additional post-marketing studies or surveillance;

•	we could be sued and held liable for harm caused to patients;

•	sales of the product may decrease significantly or the product could become less competitive; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

As an organization, we have never completed pivotal clinical trials and may be unable to do so for any of our product candidates.

We will need to successfully complete our planned clinical trials and later-stage and pivotal clinical trials in order to obtain FDA or comparable foreign regulatory approval to market our product candidates. Carrying out later-stage clinical trials and the submission of a successful NDA is a complicated process. As an organization, have not previously conducted any pivotal clinical trials, have limited experience in preparing and submitting marketing applications, and have not previously submitted an NDA or other comparable foreign regulatory submission for any product candidate. In addition, we have had limited interactions with the FDA and cannot be certain how many additional clinical trials of our product candidates will be required or how such trials should be designed. Consequently, we may be unable to successfully and efficiently execute and complete necessary clinical trials in a way that leads to regulatory submission and approval of our product candidates. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our planned clinical trials, could prevent us from or delay us in submitting NDAs for and commercializing our product candidates.

We are developing our product candidates to be used in combination with additional therapies, which exposes us to additional risks.

We are developing tomivosertib for use in combination with one or more currently approved anti-PD-(L)1 therapies and zotatifin for use in combination with ER inhibitors, such as fulvestrant, HER2 inhibitors, such as Herceptin, and KRAS G12C inhibitors. Fulvestrant is generic and marketed by several companies including Astrazeneca who markets it under the brand name Faslodex for the treatment of breast cancer. Herceptin is owned and marketed by Genentech for the treatment of breast cancer and other cancers. A KRAS G12C inhibitor owned by Amgen was recently approved for the treatment of NSCLC and an additional KRAS G12C inhibitor owned by Mirati is in late stage development for the treatment of NSCLC. Therefore, even if tomivosertib or zotatifin were to receive marketing approval or be commercialized for use in combination, we would continue to bear the risks that the FDA or similar foreign regulatory authorities could revoke approval of the anti-PD-(L)1 therapy or the ER, HER2 or KRAS G12C inhibitors used in combination with tomivosertib or zotatifin, respectively, or that safety, efficacy, manufacturing or supply issues could arise with these combination therapies. Combination therapies are commonly used for the treatment of cancer, and we would be subject to similar risks if we develop other product candidates for use in combination with other classes of oncology therapies. Developing combination therapies using approved anti-PD-(L)1 therapies, or ER, HER2 and KRAS G12C inhibitors, as we plan to do for tomivosertib and zotatifin, respectively, also exposes us to additional clinical and development-related risks, such as the requirement that we collect data to demonstrate the safety and efficacy of each active component of any combination regimen we may develop. In addition, we may also evaluate the combination of tomivosertib, zotatifin or other product candidates with one or more other cancer therapies that have not yet been approved for marketing by the FDA or similar foreign regulatory authorities. We may not be able to market and sell our product candidates for use in combination regimens with any such unapproved cancer therapies that do not ultimately obtain their own marketing approvals.

If the FDA or similar foreign regulatory authorities do not approve these other combination agents or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with the drugs we choose to evaluate in combination with our product candidates, we may be unable to obtain approval of or market tomivosertib, zotatifin or other product candidates for combination therapy regimens.

Additionally, the use of one or more combination agents in our clinical trials increases the costs of such clinical trials. Furthermore, if the third-party providers of therapies or therapies in development used in combination with our product candidates are unable to produce sufficient quantities for clinical trials or for commercialization of our product candidates, or if the costs of combination therapies are prohibitive, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on specific product candidates, and specific indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates that could have had greater commercial potential. Specifically, we are developing product candidates that singularly target the eIF4F complex and its activating kinases, MNK1/2, and we are prioritizing the development of our product candidates in indications that are sensitive to the inhibition of these targets. For example, after completion of a combination trial of tomivosertib and avelumab, a PD-L1 inhibitor, in patients with microsatellite stable colorectal cancer, which is generally not responsive to immunological agents, we elected to focus future development of tomivosertib on more immune-responsive cancers. Similarly, we stopped our clinical trial evaluating tomivosertib in patients with castrate-resistant prostate cancer to focus on the development of tomivosertib in combination with Anti-PD-(L)1 therapies. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaborations, licenses and other similar arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Interim, topline and preliminary data from our clinical trials and preclinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, top-line or preliminary data from our clinical trials and preclinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a full analyses of all data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, top-line, or preliminary results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available. We may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim, top-line, or preliminary data and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our business in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product candidate or our business. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize our product candidates, our business, operating results, prospects or financial condition may be harmed.

We may attempt to secure approval from the FDA or comparable foreign regulatory authorities through the use of accelerated approval pathways. If we are unable to obtain such approval, we may be required to conduct additional clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.

We may in the future seek accelerated approval for our one or more of our product candidates. Under the accelerated approval program, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post- approval confirmatory studies to verity and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit or are not completed in a timely manner, the FDA may withdraw its approval of the drug.

Prior to seeking accelerated approval for any of our product candidates, we intend to seek feedback from the FDA and will otherwise evaluate our ability to seek and receive accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent FDA feedback we will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval program, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval or receive an expedited regulatory designation (e.g., breakthrough therapy designation) for our product candidates, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidate would result in a longer time period to commercialization of such product candidate, if any, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs or modifications to approved drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products, and on March 18, 2020 the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Additionally, on April 15, 2021, the FDA issued a guidance document in which the FDA described its plans to conduct voluntary remote interactive evaluations of certain drug manufacturing facilities and clinical research sites. According to the guidance, the FDA intends to request such remote interactive evaluations in situations where an in-person inspection would not be prioritized, deemed mission-critical, or where direct inspection is otherwise limited by travel restrictions, but where the FDA determines that remote evaluation would be appropriate. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

We may seek orphan drug designation for certain future product candidates, but we may be unable to obtain such designation or to obtain or maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause our product revenue, if any, to be reduced.

We may seek orphan product designation for some of our product candidates; however, we may never receive such designations. Under the Orphan Drug Act, the FDA may designate a drug product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the

United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Orphan drug designation must be requested before submitting an NDA. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and application fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA.

In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity for the orphan patient population. Exclusive marketing rights in the United States may also be unavailable if we or our collaborators seek approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective.

Even if we obtain orphan drug designation, we may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products. Further, even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

If we are required by the FDA to obtain approval of a companion diagnostic test in connection with approval of any of our product candidates, and we do not obtain or face delays in obtaining FDA approval of a diagnostic device, we will not be able to commercialize such product candidate and our ability to generate revenue will be materially impaired.

If safe and effective use of any of our product candidates depends on an in vitro diagnostic that is not otherwise commercially available, then the FDA generally will require approval or clearance of that diagnostic, known as a companion diagnostic, at the same time that the FDA approves our product candidates, if at all. According to FDA guidance, if the FDA determines that a companion diagnostic device is essential to the safe and effective use of a novel therapeutic product or indication, the FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic is not also approved or cleared for that indication. If a satisfactory companion diagnostic is not commercially available, we may be required to develop or obtain one that would be subject to regulatory approval requirements. The process of obtaining or creating such diagnostics is time consuming and costly.

Companion diagnostics are developed in conjunction with clinical programs for the associated product and are subject to regulation as medical devices by the FDA and comparable regulatory authorities, and, to date, the FDA has generally required premarket approval of companion diagnostics for cancer therapies. The approval of a companion diagnostic as part of the therapeutic product’s labeling limits the use of the therapeutic product to only those patients who express the specific genetic alteration that the companion diagnostic was developed to detect. If the FDA or a comparable regulatory authority requires approval of a companion diagnostic for any of our product candidates, whether before or after it obtains marketing approval, we, and/or future collaborators, may encounter difficulties in developing and obtaining approval for such product candidate. Any delay or failure by us or third-party collaborators to develop or obtain regulatory approval of a companion diagnostic could delay or prevent approval or continued marketing of such product candidate. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process for the companion diagnostic or in transferring that process to commercial partners or negotiating insurance reimbursement plans, all of which may prevent us from completing our clinical trials or commercializing our product candidate, if approved, on a timely or profitable basis, if at all.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, our development programs and our ability to seek or obtain regulatory approval for or commercialize our product candidates may be delayed.

We are dependent on third parties to conduct our clinical trials and preclinical studies. Specifically, we have used and relied on, and intend to continue to use and rely on, medical institutions, clinical investigators, CROs and consultants to conduct our preclinical studies and clinical trials in accordance with our clinical protocols and regulatory requirements. These CROs, investigators and other third parties play a significant role in the conduct and timing of these trials and subsequent collection and analysis of data. While we have and will have agreements governing the activities of our third-party contractors, we have limited influence over their actual performance. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on our CROs and other third parties does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs or trial sites fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

There is no guarantee that any of our CROs, investigators or other third parties will devote adequate time and resources to such trials or studies or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, or otherwise performs in a substandard manner, our clinical trials may be extended, delayed or terminated. In addition, many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other development activities that could harm our competitive position. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the study, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA of any NDA we submit. Any such delay or rejection could prevent us from commercializing our product candidates.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms or at all. Switching or adding additional CROs, investigators and other third parties involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, investigators and other third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We rely on third parties for the manufacture of our product candidates for clinical and preclinical development and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities and have no plans to develop our own clinical or commercial- scale manufacturing capabilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates and related raw materials for clinical and preclinical development, as well as for commercial manufacture if any of our product candidates receive marketing approval. The facilities used by third-party manufacturers to manufacture our product candidates must be approved by the FDA and any comparable foreign regulatory authority pursuant to inspections that will be conducted after we submit an NDA to the FDA or any comparable submission to a foreign regulatory authority. We do not control the manufacturing process of, and are completely dependent on, third-party manufacturers for compliance with cGMP requirements for manufacture of products. If these third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or any comparable foreign regulatory authority, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

Our or a third party’s failure to execute on our manufacturing requirements on commercially reasonable terms and in compliance with cGMP or other regulatory requirements could adversely affect our business in a number of ways, including:

•	an inability to initiate clinical trials of our product candidates under development;

•	delay in submitting regulatory applications, or receiving marketing approvals, for our product candidates;

•	additional inspections by regulatory authorities of third-party manufacturing facilities or our manufacturing facilities;

•	requirements to cease development or to recall batches of our product candidates; and

•	in the event of approval to market and commercialize our product candidates, an inability to meet commercial demands for our product candidates or any other future product candidates.

In addition, we do not have any long-term commitments or supply agreements with our third-party manufacturers. We may be unable to establish any supply agreements with our third-party manufacturers or to do so on acceptable terms, which increases the risk of timely obtaining sufficient quantities of our product candidates or such quantities at an acceptable cost. Even if we are able to establish agreements with third- party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

•	breach of the manufacturing agreement by the third party;

•	failure to manufacture our product according to our specifications;

•	failure to manufacture our product according to our schedule or at all;

•	misappropriation of our proprietary information, including our trade secrets and know-how; and

•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us, in particular due to the high potency of zotatifin. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval, and any related remedial measures may be costly or time-consuming to implement. We do not currently have arrangements in place for redundant supply or a second source for all required raw materials used in the manufacture of our product candidates. If our existing or future third-party manufacturers cannot perform as agreed, we may be required to replace such manufacturers and we may be unable to replace them on a timely basis or at all. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third-party and a feasible alternative may not exist. In addition, certain of our product candidates and our own proprietary methods have never been produced or implemented outside of our company, and we may therefore experience delays to our development programs if and when we attempt to establish new third-party manufacturing arrangements for these product candidates or methods.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we currently rely on third parties to manufacture our product candidates and to perform quality testing, and because we collaborate with various organizations and academic institutions for the advancement of certain of our development programs, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on the Pfizer Agreement for the discovery, development and commercialization of small molecule inhibitors of eIF4E. Pfizer may unilaterally terminate the agreement for convenience, which could materially and adversely affect our business.

In December 2019, we entered into the Pfizer Agreement for our earliest stage program, inhibitors of eIF4E, and Pfizer is currently conducting IND-enabling studies for this program. Under the Pfizer Agreement, we were responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of our eIF4E development program, including submission of an IND and conducting all clinical development and commercialization activities. Pfizer primarily controls the development activities, pursuant to the terms of the Pfizer Agreement, and our lack of control over such activities could result in delays or other difficulties in the development and commercialization of our eIF4E program. Any dispute with Pfizer may result in the delay or termination of the development or commercialization of this program, and may result in costly litigation that diverts our management’s attention and resources away from our day-to-day activities and which may adversely affect our business, financial condition, results of operation and prospects.

In addition, Pfizer can terminate the Pfizer Agreement (including for convenience), and in the event Pfizer terminates the Pfizer Agreement, we would no longer be eligible to receive any development funding, milestone payments, royalty payments and other benefits under the agreement. In addition, any decision by Pfizer to terminate the Pfizer agreement may negatively impact public perception of our product candidates, which could adversely affect the market price of our common stock. We cannot provide any assurance with respect to the success of the collaboration with Pfizer. Any of the foregoing events could have a materially adverse effect on our on our business, financial condition, results of operations and prospects.

We may seek to enter into additional collaborations, licenses and other similar arrangements and may not be successful in doing so, and even if we are, we may relinquish valuable rights and may not realize the benefits of such relationships.

We may seek to enter into additional collaborations, joint ventures, licenses and other similar arrangements for the development or commercialization of our product candidates, due to capital costs required to develop or commercialize the product candidate or manufacturing constraints. Such collaborative discovery efforts may not yield additional development or product candidates for our pipeline. We may not be successful in our efforts to establish or maintain such collaborations for our product candidates because our research and development pipeline may be insufficient, our product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy or significant commercial opportunity. In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process can be time- consuming and complex. We may have to relinquish valuable rights to our future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us, as part of any such arrangement, and such arrangements may restrict us from entering into additional agreements with other potential collaborators. We cannot be certain that, following a collaboration, license or strategic transaction, we will achieve an economic benefit that justifies such transaction.

Even if we are successful in our efforts to establish such collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such collaborations if, for example, the development or approval of a product candidate is delayed, the safety of a product candidate is questioned or the sales of an approved product candidate are unsatisfactory.

In addition, any potential future collaborations may be terminable by our strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and commercialization of our product candidates, if approved, and may not conduct those activities in the same manner as we do. Any termination of collaborations we enter into in the future, or any delay in entering into collaborations related to our product candidates, could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Commercialization of Our Product Candidates

Even if we receive regulatory approval for any product candidate, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense.

Any regulatory approvals that we or our existing or future collaborators may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS as a condition of approval of our product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCP requirements for any clinical trials that we conduct post-approval. Manufacturers of approved products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. Later discovery of previously unknown problems with our products, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

•	fines, restitutions, disgorgement of profits or revenue, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of our products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, the results of the 2020 U.S. Presidential Election may impact our business and industry. Namely, the Trump administration took several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict whether or how these orders will be implemented, or whether they will be rescinded and replaced under the Biden administration. The policies and priorities of a new administration are unknown and could materially impact the regulations governing our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

The commercial success of our product candidates, if approved, will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

Our product candidates, if approved, may not be commercially successful. Even if any of our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors or the medical community. The commercial success of any of our current or future product candidates will depend significantly on the broad adoption and use of the resulting product by physicians and patients for approved indications. The degree of market acceptance of our products will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety compared to other more-established products;

•	the indications for which our product candidates are approved;

•	the limitation of our targeted patient population and other limitations or warnings contained in any FDA-approved labeling;

•	acceptance of a new drug for the relevant indication by healthcare providers and their patients;

•	the pricing and cost-effectiveness of our products, as well as the cost of treatment with our products in relation to alternative treatments and therapies;

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our ability to obtain and maintain sufficient third-party coverage and adequate reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third- party payors;

•	the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with our products in the absence of sufficient third-party coverage and adequate reimbursement;

•	any restrictions on the use of our products, and the prevalence and severity of any adverse effects;

•	potential product liability claims;

•	the timing of market introduction of our products as well as competitive drugs;

•	the effectiveness of our or any of our current or potential future collaborators’ sales and marketing strategies; and

•	unfavorable publicity relating to the product.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product and may not become or remain profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of our products may require significant resources and may never be successful.

The successful commercialization of our product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our products could limit our ability to market those products and decrease our ability to generate revenue.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as our product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products. Accordingly, we will need to successfully implement a coverage and reimbursement strategy for any approved product candidate. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. We cannot be sure that coverage and reimbursement in the United States, the European Union or elsewhere will be available for any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our products as substitutable and only offer to reimburse patients for the less expensive product. Even if we are successful in demonstrating improved efficacy or improved convenience of administration with our products, pricing of existing drugs may limit the amount we will be able to charge for our products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products and may not be able to obtain a satisfactory financial return on products that we may develop.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products and products added to existing therapies as combinations. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our products.

Obtaining and maintaining reimbursement status is time-consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of our products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

We face significant competition from entities that have developed or may develop product candidates for cancer, including companies developing novel treatments and technology platforms. If our competitors develop technologies or product candidates more rapidly than we do or their technologies are more effective, our business and our ability to develop and successfully commercialize products may be adversely affected.

The biotechnology and biopharmaceutical industries are characterized by rapid advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidates, including products that may also be proposed to be administered in combination with PD-(L)1 inhibitors. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of indications for which we may attempt to develop product candidates. In particular, there is intense competition in the oncology field. Our competitors include larger and better funded pharmaceutical, biopharmaceutical, biotechnological and therapeutics companies. Moreover, we may also compete with universities and other research institutions who may be active in oncology research and could be in direct competition with us. We also compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

If any of our product candidates is approved in oncology indications such as NSCLC or breast cancer, they will compete with small molecule therapies, biologics, cell-based therapies and traditional chemotherapy. In addition to competing with other therapies targeting similar indications, there are numerous other companies and academic institutions focused on similar targets as our product candidates and/or different scientific approaches to treating the same indications. These companies include, among others, AUM Biosciences, Boehringer Ingelheim GmbH, Eli Lilly & Company, Exelixis, Novartis AG, and Selvita, Inc., with programs targeting MNK1/2 or MNK. Companies with FDA-approved PD-1 or PD-L1 inhibitors include AstraZeneca plc, Bristol-Myers Squibb Co., Merck & Co., Inc., Pfizer Inc./Merck KGaA, Regeneron Pharmaceuticals, Inc. and Roche Group/Genentech, Inc. In addition, a number of companies are actively testing checkpoint inhibitors in combination with novel immuno-modulatory agents including antibody therapeutics, small molecule inhibitors, oncolytic viruses, cancer vaccines and cell-based therapies.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our products, the ease with which our products can be administered and the extent to which patients accept relatively new routes of administration, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, more convenient, less expensive or marketed and sold more effectively than any products we may develop. Competitive products approaches may make any products we develop obsolete or noncompetitive before we recover the expense of developing and commercializing our product candidates. If we are unable to compete effectively, our opportunity to generate revenue from the sale of our products we may develop, if approved, could be adversely affected.

The market opportunities for our product candidates may be limited to patients who are ineligible for or have failed prior treatments and may be small or different from our estimates.

Cancer therapies are defined by lines of therapy as well as by treatment-naïve or previously-treated status patients. Often the initial approval for a new therapy is in later lines and subsequent approval in an earlier line may not be feasible. When cancer is detected early enough, first line therapy is sometimes adequate to cure the cancer or prolong life without a cure. Whenever first line therapy, including targeted therapy, immunotherapy, chemotherapy, hormone therapy, surgery or a combination of these, proves unsuccessful, second line therapy may be administered. Second line therapies often consist of additional chemotherapy, radiation, antibody drugs, tumor targeted small molecules or a combination of these. Third line therapies can include bone marrow transplantation, antibody and small molecule targeted therapies, more invasive forms of surgery and new technologies. In markets with approved therapies, there is no guarantee that our product candidates, even if approved, would be approved for second line or first line therapy. This could limit our potential market opportunity. In addition, we may have to conduct additional clinical trials prior to gaining approval for second line or first line therapy.

Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers in a position to receive later stage therapy and who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, publicly available clinical molecular reports, patient foundations or market research, and may prove to be incorrect. Further, new trials or information may change the estimated incidence or prevalence of these cancers. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates, because some of our potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

We have no internal sales, marketing or distribution capabilities, nor have we commercialized a product. If any of our product candidates ultimately receives regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time-consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We have no prior experience as a company in the marketing, sale and distribution of biopharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenue and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize our product candidates in foreign markets. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from applicable regulatory authorities in foreign markets, and we may never receive such regulatory approvals for any of our product candidates. To obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical trials, commercial sales, pricing and distribution of our product candidates. If we obtain regulatory approval of our product candidates and ultimately commercialize our products in foreign markets, we would be subject to additional risks and uncertainties, including:

•	different regulatory requirements for approval of drugs in foreign countries;

•	reduced protection for intellectual property rights;

•	the existence of additional third-party patent rights of potential relevance to our business;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	foreign reimbursement, pricing and insurance regimes;

•	workforce uncertainty in countries where labor unrest is common;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Risks Related to Our Business Operations and Industry

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	the timing and cost of, and level of investment in, research, development, regulatory approval and commercialization activities relating to our product candidates, which may change from time to time;

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the timing and success or failure of preclinical studies or clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	the success of our existing collaboration with Pfizer and any potential additional collaboration, licensing or similar arrangements;

•	coverage and reimbursement policies with respect to our product candidates, if approved, and potential future drugs that compete with our products;

•	the cost of manufacturing our product candidates, which may vary depending on the quantity of production and the terms of our agreements with third-party manufacturers;

•	expenditures that we will or may incur to acquire, develop or commercialize additional product candidates and technologies or other assets;

•	the level of demand for any approved products, which may vary significantly and be difficult to predict; and

•	future accounting pronouncements or changes in our accounting policies;

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Our success is dependent on our ability to attract and retain highly qualified management and other clinical and scientific personnel.

Our success depends in part on our continued ability to attract, retain, manage, and motivate highly qualified management, clinical, and scientific personnel, and we face significant competition for experienced personnel. We are highly dependent upon our senior management, as well as our senior scientists and other members of our management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation, or completion of our clinical trials and preclinical studies or the commercialization of our product candidates. Although we have executed employment agreements or offer letters with each member of our senior management team, these agreements are terminable at will with or without notice and, therefore, we may not be able to retain their services as expected. We do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.

We will need to expand and effectively manage our managerial, operational, financial, and other resources in order to successfully pursue our clinical development and commercialization efforts. We may not be successful in maintaining our unique company culture and continuing to attract or retain qualified management, clinical, and scientific personnel in the future due to the intense competition for qualified personnel among biopharmaceutical, biotechnology, and other businesses, particularly in the San Diego area. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, integrate, retain, and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital, and our ability to implement our business strategy.

The terms of the Oxford LSA place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

As of March 31, 2021, we have an outstanding term loan in the principal amount of $20.0 million under our Oxford LSA. The term loan is secured by a lien covering substantially all of our personal property, rights and assets, excluding intellectual property, which is subject to a negative pledge. The Oxford LSA contains customary affirmative and negative covenants and events of default applicable to us. The affirmative covenants include, among others, covenants requiring us to maintain governmental approvals, deliver certain financial reports, maintain insurance coverage and protect material intellectual property. The negative covenants include, among others, restrictions on transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying cash dividends or making other distributions, making investments, creating liens, selling assets and making any payment on subordinated debt, in each case subject to certain exceptions. The restrictive covenants of the Oxford LSA could cause us to be unable to pursue business opportunities that we or our stockholders may consider beneficial. In addition, Oxford could declare a default upon the occurrence of any event that it interprets as a material adverse change as defined under the Oxford LSA. If we default under the Oxford LSA, Oxford may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, Oxford’s right to repayment would be senior to the rights of the holders of our common stock to receive any proceeds from the liquidation. Any declaration by Oxford of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

We may encounter difficulties in managing our growth and expanding our operations successfully.

As of June 30, 2021, we had 11 full-time employees and one part-time employee. As we continue development and pursue the potential commercialization of our product candidates, as well as function as a public company, we will need to expand our financial, development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to develop and commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Our relationships with prescribers, purchasers, third-party payors and patients will be subject to applicable anti-kickback, fraud and abuse and other health care laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare and privacy laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any products for which we obtain marketing approval. Such laws include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti- Kickback Statute or specific intent to violate it in order to have committed a violation;

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the federal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal Health Insurance Portability and Accountability Act of 1996, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (“CMS”), information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by such healthcare professionals and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require certain biotechnology companies to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; some state laws that require biotechnology companies to report information on the pricing of certain drug products; and some state and local laws require the registration or pharmaceutical sales representatives.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and privacy laws and regulations will involve ongoing substantial costs. It is possible that governmental authorities will conclude that our business practice, including certain scientific advisory board arrangements with physicians who are compensated in the form of stock or stock options as compensation for services provided s may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare program.

Recently enacted legislation, future legislation and healthcare reform measures may increase the difficulty and cost for us to obtain marketing approval for and commercialize our product candidates and may affect the prices we may set.

In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell any product candidates for which we obtain marketing approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.

For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended (collectively known as the “ACA”), was enacted in the United States. Among the provisions of the ACA of importance to our potential product candidates, the ACA established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded eligibility criteria for Medicaid programs; expanded the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; created a new Medicare Part D coverage gap discount program; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

There have been executive, judicial and Congressional challenges to certain aspects of the ACA. The U.S. Supreme Court is currently reviewing the constitutionality of the ACA in its entirety. Although the U.S. Supreme Court has not yet ruled, President Biden issued an executive order to initiate a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and will remain open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the Supreme Court ruling, other such litigation, and the healthcare reform measures of the Biden administration will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, resulted in reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the former Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. It is unclear whether the Biden administration will work to reverse these measures or pursue similar policy initiatives. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers, (“PBMs”) and other members of the health care and pharmaceutical supply chain, an important decision that is expected to lead to further and more aggressive efforts by states in this area. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.

We expect that the ACA, these new laws and other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates, if approved.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

We face an inherent risk of product liability as a result of the clinical trials of our product candidates and will face an even greater risk if we commercialize our product candidates. For example, we may be sued if our product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. In addition, we may be subject to liability based on the actions of our existing or future collaborators in connection with their development of product candidates. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against us by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	a diversion of our management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant negative financial impact;

•	the inability to commercialize our product candidates; and

•	a decline in our stock price.

We currently hold approximately $5 million in product liability insurance coverage in the aggregate, with no per occurrence limit. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our product candidates. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies will also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employment benefits liability, business automobile, workers’ compensation, products liability, malicious invasion of our electronic systems, clinical trials, and directors’ and officers’ employment practices and fiduciary liability insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

We and any of our current or future collaborators will be required to report to regulatory authorities if any of our approved products cause or contribute to adverse medical events, and any failure to do so would result in sanctions that would materially harm our business.

If we or any of our current or potential future collaborators are successful in commercializing our products, the FDA and foreign regulatory authorities would require that we and such collaborators report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We and any of our potential future collaborators or CROs may fail to report adverse events within the prescribed timeframe. If we or any of current or potential future collaborators or

CROs fail to comply with such reporting obligations, the FDA or a foreign regulatory authority could take action, including criminal prosecution, the imposition of civil monetary penalties, seizure of our products or delay in approval or clearance of future products.

Our internal computer systems, or those of any of our CROs, manufacturers, other contractors or consultants or current or potential future collaborators, may fail or suffer security breaches, which could result in a material disruption of our product development programs, harm our reputation, significant fines, penalties and liability and loss of customers or sales.

The U.S. federal and various state and foreign governments have adopted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals, and federal and state consumer protection laws are being applied to enforce regulations related to the collection, use, and dissemination of such data. In the ordinary course of business, we collect, store, transmit and otherwise process large amounts of data including, without limitation, proprietary business information and personal information. Despite the implementation of security measures, our information technology systems (including infrastructure) and those of our current and any future CROs and other contractors, consultants, third-party service providers and collaborators are vulnerable to damage from computer viruses, cybersecurity threats (such as denial-of-service attacks, ransomware, supply chain attacks, cyber-attacks or cyber-intrusions over the Internet, hacking, phishing and other social engineering attacks), unauthorized access or use, natural disasters, terrorism, war and telecommunication and electrical failures. Our systems are also subject to compromise from internal threats, such as theft, misuse, unauthorized access or other improper or accidental actions by employees, vendors and other third parties with otherwise legitimate access to our systems. Third parties may also attempt to fraudulently induce our employees and contractors into disclosing sensitive information such as usernames, passwords or other information, or otherwise compromise the security of our electronic systems, networks, and/or physical facilities in order to gain access to our data. Additionally, due to the COVID-19 pandemic, our employees are temporarily working remotely, which may pose additional data security risks.

Given the unpredictability of the timing, nature and scope of information technology disruptions, there can be no assurance that any security procedures and controls that we or our third-party partners and service providers have implemented will be sufficient to prevent cyber-attacks from occurring. The latency of a compromise is often measured in months, but could be years, and we may not be able to detect a compromise in a timely manner. New techniques may not be identified until they are launched against a target, and we may be unable to anticipate these techniques or detect an incident, assess its severity or impact, react or appropriately respond in a timely manner or implement adequate preventative measures, resulting in potential data loss or other damage to our information technology systems.

If a security breach were to occur and cause interruptions in our operations or result in the unauthorized disclosure of or access to personally identifiable information or individually identifiable health information (potentially violating certain privacy laws), it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Any security breach or other incident, whether actual or perceived, could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any actual or perceived disruption or security breach affects our systems (or those of our third-party collaborators, service providers, contractors or consultants) or were to result in a loss of or accidental, unlawful or unauthorized access to, use of, release of, or other processing of personally identifiable information, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines, penalties or liabilities for any noncompliance with certain privacy and security laws.

Our business is subject to risks arising from COVID-19 and other epidemic diseases.

The COVID-19 worldwide pandemic has presented substantial public health and economic challenges and is affecting our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. International and U.S. governmental authorities in impacted regions are taking actions in an effort to slow the spread of COVID-19, including issuing varying forms of “stay-at-home” orders, and restricting business functions outside of one’s home. In response, our administrative employees have worked remotely and we have limited the number of staff in our research and development laboratories. To date, we have not experienced material disruptions in our business operations. However, while it is not possible at this time to estimate the impact that COVID-19 could have on our business in the future, particularly as we advance our product candidates through clinical development, the continued spread of COVID-19 and the measures taken by the governmental authorities, and any future epidemic disease outbreaks, could: disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for our product candidates for use in our research, preclinical studies and clinical trials; delay, limit or prevent our employees and CROs from continuing research and development activities; impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, including the risk that participants enrolled in our clinical trials will contract COVID-19 or other epidemic disease while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; impede testing, monitoring, data collection and analysis and other related activities; any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition and results of operations. The COVID-19 pandemic and any future epidemic disease outbreak could also potentially further affect the business of the FDA, EMA or other regulatory authorities, which could result in delays in meetings related to planned clinical trials. The COVID-19 pandemic and mitigation measures have had and may continue to have, and any future epidemic disease outbreak may have, an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed. The extent to which the COVID-19 pandemic impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

Our business could be affected by litigation, government investigations and enforcement actions.

We currently operate in a number of jurisdictions in a highly regulated industry and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States. or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings which may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. An adverse outcome resulting from any such proceeding, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business and results of operations.

Our employees and independent contractors, including principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees and independent contractors, including principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate: (i) the laws and regulations of the FDA and other similar regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities, (ii) manufacturing standards, including cGMP requirements, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad or (iv) laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in our preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. Potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of our management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with this offering or other ownership changes.

We have incurred substantial losses during our history, do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). As of December 31, 2020, we had federal and California net operating loss (“NOL”) carryforwards of approximately $141.2 million and $36.6 million, respectively, and federal and California research and development (“R&D tax”) credit carryforwards of approximately $7.4 million and $3.3 million, respectively.

Under the legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), federal NOL carryforwards arising in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs in tax year in tax years beginning after December 31, 2020, is limited. Under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), federal NOL carryforwards arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding the tax year of such loss. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. In addition, our NOL carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. Under Section 382 of the Code, our federal NOL carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership of our company. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. We have not yet formally determined the amount of the cumulative change in our ownership resulting from this offering or other transactions, or any resulting limitations on our ability to utilize our NOL carryforwards and other tax attributes. However, we believe that our ability to utilize our NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities is likely to be limited as a result of ownership changes, including potential changes in connection with this offering. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Intellectual Property

Our success depends on our ability to protect our intellectual property and our proprietary technologies.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our product candidates, proprietary technologies and their uses as well as our ability to operate without infringing upon the proprietary rights of others. We generally seek to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates, proprietary technologies and their uses that are important to our business. Our patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until patents issue from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that our patent applications or those of our licensor will result in additional patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If the scope of any patent protection we obtain is not sufficiently broad, or if we or our licensors lose any of the patent protection we license, our ability to prevent our competitors would be adversely affected. This failure to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations. Although we own issued patents in the United States directed to tomivosertib and zotatifin, we cannot be certain that the claims in our other U.S. pending patent applications, corresponding international patent applications and patent applications in certain foreign territories directed to tomivosertib and zotatifin, or any of our patent applications directed to our other product candidates, will be considered patentable by the United

States Patent and Trademark Office (the “USPTO”) courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that the claims in our issued patents will not be found invalid or unenforceable if challenged.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our current or future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•

the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•

our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use and sell our potential product candidates;

•

there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•

countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

The patent prosecution process is also expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, including under our license agreement with the Regents of the UCSF we do not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, directed to technology that we license from third parties. We may also require the cooperation of our licensor in order to enforce the licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. We cannot be certain that patent prosecution and maintenance activities by our licensor have been or will be conducted in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such applications. If they fail to do so, this could cause us to lose rights in any applicable intellectual property that we in-license, and as a result our ability to develop and commercialize products or product candidates may be adversely affected and we may be unable to prevent competitors from making, using and selling competing products.

Furthermore, our owned and in-licensed patent rights may be subject to a reservation of rights by one or more third parties. For example, the research resulting in the patent rights under our license agreement with UCSF was funded in part by the U.S. government. As a result, the government may have certain rights, or march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

In addition, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Moreover, the patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents, if issued, or the patent rights that we license from others, may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection of our products and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

Our commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and products that may be approved in the future, or impair our competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, reexaminations, inter partes review proceedings and post-grant review (“PGR”) proceedings before the USPTO and/or corresponding foreign patent offices. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.

As the biotechnology industry expands and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates, and we cannot be certain that we were the first to file a patent application related to a product candidate or technology. Moreover, because patent applications can take many years to issue, there may be currently-pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. There is also no assurance that there is not prior art of which we are aware, but which we do not believe is relevant to our business, which may, nonetheless, ultimately be found to limit our ability to make, use, sell, offer for sale or import our products that may be approved in the future, or impair our competitive position. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject us to significant liability to third parties; or

•	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all.

Although no third party has asserted a claim of patent infringement against us as of the date of this proxy statement/prospectus, others may hold proprietary rights that could prevent our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidates or processes could subject us to potential liability for damages, including treble damages if we were determined to willfully infringe, and require us to obtain a license to manufacture or market our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if we or our future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we cannot be certain that we could redesign our product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing our product candidates, which could harm our business, financial condition and operating results. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity and could prohibit us from marketing or otherwise commercializing our product candidates and technology.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensor, which could be expensive, time consuming, and unsuccessful. Further, our issued patents could be found invalid or unenforceable if challenged in court.

Competitors may infringe our intellectual property rights or those of our licensor. To prevent infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in a patent infringement proceeding, a court may decide that a patent we own or in-license is not valid, is unenforceable and/or is not infringed. If we or any of our current or future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at one of our product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable in whole or in part. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO, even outside the context of litigation.

The outcome following legal assertions of invalidity and unenforceability is unpredictable, and prior art could render our patents or those of our licensors invalid or could prevent a patent from issuing from one or more of our pending patent applications. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found. There is also no assurance that there is not prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim in our patents and patent applications, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. Furthermore, even if our patents are unchallenged, they may not adequately protect our intellectual property, provide exclusivity for our product candidates, prevent others from designing around our claims or provide us with a competitive advantage. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on our business.

The outcome following legal assertions of invalidity and unenforceability is unpredictable, and prior art could render our patents or those of our licensors invalid. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. Such a loss of patent protection would have a material adverse impact on our business.

Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation, interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help us bring our product candidates to market.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own patented product and practicing our own patented technology. Our ability to enforce our patent rights also depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components or methods that are used in connection with their products and services. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product or service. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first inventor to file” system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO, and may become involved in post-grant proceedings including post grant review, derivation, reexamination, inter-partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.

If we fail to comply with any of our obligations under our existing license agreement or any future license agreements, or disputes arise with respect to those agreements, it could have a negative impact on our business and our intellectual property rights.

We are party to a license agreement with UCSF that imposes, and we may enter into additional licensing arrangements with third parties that may impose, diligence, development and commercialization timelines, milestone payment, royalty, insurance and other obligations on us. Our rights to use the licensed intellectual property are subject to the continuation of and our compliance with the terms of these agreements. Disputes may arise regarding our rights to intellectual property licensed to us from a third party, including but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the creation or use of intellectual property by us, alone or with our licensors and collaborators;

•	the scope and duration of our payment obligations;

•	our rights upon termination of such agreement; and

•	the scope and duration of exclusivity obligations of each party to the agreement.

If disputes over intellectual property and other rights that we have licensed or acquired from third parties prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. If we fail to comply with our obligations under current or future licensing agreements, these agreements may be terminated or the scope of our rights under them may be reduced and we might be unable to develop, manufacture or market any product that is licensed under these agreements.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the pharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market product candidates.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our current and future products and product candidates in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we do not obtain patent term extension for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (“Hatch-Waxman Amendments”). The Hatch- Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate (SPC). However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA or an equivalent administrative body in a foreign jurisdiction objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.

Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us. For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Although we own issued patents directed to tomivosertib and zotatifin in the United States and pending patent applications directed to tomivosertib zotatifin, and other product candidates in the United States and other countries, filing, prosecuting and defending patents on tomivosertib, zotatifin and our other product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. In addition, some jurisdictions, such as Europe, Japan and China, may have a higher standard for patentability than in the United States, including, for example, the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, we may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in the United States and other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Many countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of our common shares may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on our outside patent annuity service to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to develop products that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•

we or our licensors or current or future collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•	we or our licensors or current or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own or have exclusively licensed may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•

our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. We may need to share our proprietary information, including trade secrets, with our current and future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Our licensees may breach the terms and conditions under their intellectual property license agreements with us and we may not be successful in enforcing their compliance with these agreements.

We license patents, know-how and proprietary technology rights for certain product candidates to third parties in return for upfront, milestone, royalty, and other considerations. Our licensees may not able to achieve approval of the licensed products in the countries for which they hold product rights and they may not diligently commercialize such licensed products if and when the licensed product is approved. Under such scenarios, we will not receive royalties or will receive diminished royalties. Our licensees may take actions or fail to take actions that result in safety issues with the licensed product in their licensed territory, and such safety issues could negatively impact the licensed product in countries outside of the licensed territory, whether due to reputational harm or standing to the licensed product or to our name, or by direct regulatory action by authorities outside of the licensed territory. Our licensees may violate certain laws and regulations in the licensed territory, including with respect to safety, patient and data privacy, antitrust, and bribery and corruption, and as a result of such violations may incur substantial fines, criminal investigation and liability, or cause a regulatory authority to remove the licensed product from the marketplace. If any of these events were to occur, we may not receive the financial consideration that we expected from our assignees or licensees, and we could potentially be named and implicated in any of their violations and our assignees or licensees may not indemnify us for relevant damages and liabilities. In the event of a breach of an agreement by our assignees or licensees, we may not be able to successful in enforcing the terms and conditions of such agreements in court or via agreed upon dispute resolution mechanisms, and even if we were to prevail in any such dispute, the remedies may not be adequate to compensate us for the losses.

Patent protection and patent prosecution for any future product candidates may be dependent on third parties.

We may rely on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under certain current and future license agreements. Under such arrangements, we may not have primary control over these activities for certain of licensed patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. In addition, our current and future licensors may not be fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, which could compromise such patent rights. We may in the future enter into license agreements where the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents and even if we are permitted to pursue such enforcement or defense, we will require the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If any of our licensors or any of our future licensors or current or future collaborators fail to appropriately prosecute and maintain patent protection for patents covering any future product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products.

In addition, even where we have the right to control prosecution of patent applications or enforcement of patents we have acquired or licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over such activities. Third parties may retain certain rights to the technology that they license to us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our products, which could prevent or delay new product introductions. Our business strategy depends on the successful development of licensed and acquired technologies into commercial products. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidate.

We may not be successful in obtaining or maintaining necessary rights to any future product candidates through acquisitions and in-licenses.

Because our development programs may in the future require the use of proprietary rights held by other third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for any future product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of that program and our business and financial condition could suffer.

Risks Related to Becoming a Public Company

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2022. When we lose our status as an “emerging growth company” and reach an accelerated filer threshold, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

On April 12, 2021, the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”), which clarified guidance for all SPAC-related companies regarding the accounting and reporting for their warrants. The immediacy of the effective date of the new guidance set forth in the Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants with their professional advisors, including auditors and other advisors responsible for assisting SPACs in the preparation of financial statements.

Following this issuance of the SEC Statement, after consultation with LWAC’s management and audit committee, LWAC concluded that, in light of the SEC Statement, LWAC had identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

In light of the SEC Statement and management’s evaluation in response the SEC Statement, LWAC’s audit committee, in consultation with management, concluded that LWAC did not properly account for classification of the LWAC Private Placement Warrants and LWAC Public Warrants issued in January 2021 at the time of the IPO, and this resulted in a misstatement of warrant liabilities, change in fair value of warrant liabilities, Class A common stock subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the quarterly period ended March 31, 2021. As a result of this material weakness, LWAC’s management concluded that its internal control over financial reporting was not effective as of March 31, 2021.

To remediate this material weakness, LWAC restated its previously issued financial statements (see “Note 3—Restatement of Previously Issued Financial Statements” to LWAC’s accompanying unaudited financial statements for the quarter ended March 31, 2021 included in this proxy statement/prospectus). LWAC’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the previously reported investments held in trust or cash.

We cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remediate any material weakness in our internal control over financial reporting on a timely basis, if at all, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

General Risks Factors

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. We could face criminal liability and other serious consequences for violations, which could harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the

U.S. Treasury Department’s Office of Foreign Assets Controls, and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors and other collaborators and partners, even if we do not explicitly authorize or have actual knowledge of such activities. We are also subject to other U.S. laws and regulations governing export controls, as well as economic sanctions and embargoes on certain countries and persons.

Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We and any of our third-party manufacturers or suppliers may use potent chemical agents and hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

We and any of our third-party manufacturers or suppliers and current or potential future collaborators will use biological materials, potent chemical agents and may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. Our operations and the operations of our third-party manufacturers and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. In the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended. Although we maintain workers’ compensation insurance for certain costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with our storage or disposal of biologic, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. We rely on third-party manufacturers to produce our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. In addition, our corporate headquarters is located in San Diego, California near major earthquake faults and fire zones, and the ultimate impact on us of being located near major earthquake faults and fire zones and being consolidated in a certain geographical area is unknown. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that future deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

Changes in U.S. tax law may materially adversely affect our financial condition, results of operations and cash flows.

Changes in laws and policy relating to taxes may have an adverse effect on our financial condition, results of operations and cash flows. For example, the Tax Act significantly changed the U.S. federal income taxation of U.S. corporations. The Tax Act remains unclear in various respects and has been, and may continue to be, the subject of amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and Internal Revenue Service (“IRS”), which have lessened or increased certain adverse impacts of the Tax Act and may continue to do so in the future. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. On March 27, 2020, the CARES Act was signed into law to address the COVID-19 crisis. The CARES Act is an approximately $2 trillion emergency economic stimulus package that includes numerous U.S. federal income tax provisions, including the modification of: (i) NOL rules (as discussed above), (ii) the alternative minimum tax refund and (iii) business interest deduction limitations under Section 163(j) of the Code. We continue to work with our tax advisors and auditors to determine the full impact the Tax Act and the CARES Act will have on us. We urge our investors to consult with their legal and tax advisors with respect to any changes in tax law and the potential tax consequences of investing in our common stock.

THE MEETING

General

LWAC is furnishing this proxy statement/prospectus to the LWAC stockholders as part of the solicitation of proxies by the Board for use at the Meeting of LWAC stockholders to be held on August 24, 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about August 10, 2021 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held virtually at 11:30 a.m., Eastern Time, on August 24, 2021 and conducted exclusively via live audio cast at https://www.cstproxy.com/locustwalk/2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and LWAC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at https://www.cstproxy.com/locustwalk/2021.

Virtual Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to https://www.cstproxy.com/locustwalk/2021, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

LWAC has fixed the close of business on August 6, 2021, as the record date for determining those LWAC stockholders entitled to notice of and to vote at the Meeting. As of the close of business on August 6, 2021, there were 22,556,250 shares of common stock issued and outstanding and entitled to vote, of which 17,500,000 are public shares, 545,000 are placement shares, and 4,511,250 founder shares held by LWAC’s initial stockholders. Each holder of shares of common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which LWAC’s initial stockholders agreed to vote any shares of common stock owned by them in favor of the Business Combination. The initial stockholders also entered into a certain sponsor support agreement with eFFECTOR, pursuant to which they agreed to, among other things, in favor of the Transaction Proposal and the other Proposals. As of the date of this proxy statement/prospectus, the initial stockholders hold approximately 22.4% of the outstanding common stock.

Quorum and Required Vote for Shareholder Proposals

A quorum of LWAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the shares of common stock issued and outstanding is present by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Transaction Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Amendment Proposal will require the approval of a majority of each of the issued and outstanding shares of Class A and Class B common stock, voting separately. Attending the Meeting by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Amendment Proposal and will have no effect on the other Proposals.

Along with the approval of the Amendment Proposal, approval of the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Transaction Proposal are conditions to the consummation of the Merger. If the Transaction Proposal is not approved, the Merger will not take place. Approval of the Transaction Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4 and Proposal 5. If the Amendment Proposal and the Nasdaq Proposal are not approved, the Transaction Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Merger will not occur.

Voting Your Shares

Each LWAC share that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of common stock that you own.

There are two ways to ensure that your shares of common stock are voted at the Meeting:

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You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

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You can participate in the virtual Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way LWAC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE TRANSACTION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	if you are a record holder, you may notify our proxy solicitor, Okapi Partners LLC, in writing before the Meeting that you have revoked your proxy; or

•	you may participate in the virtual Meeting, revoke your proxy, and vote during the virtual Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact Okapi Partners LLC, our proxy solicitor as follows:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(844) 342-2623

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Transaction Proposal, the Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our current Amended and Restated Certificate of Incorporation, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Approval of the Transaction Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by the LWAC stockholders present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting or any adjournment thereof. Approval of the Amendment Proposal will require the affirmative vote of majority of the issued and outstanding shares of each of the LWAC Class A Common Stock and LWAC Class B Common Stock, voting separately.

Redemption Rights

Pursuant to our current Amended and Restated Certificate of Incorporation, a holder of public shares may demand that LWAC redeem such shares for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than 5:00 p.m., Eastern time on August 20, 2021 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:

•	Delivering certificates representing shares of common stock to Continental, or

•	Delivering the shares of common stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of common stock as of the Record Date. Any public stockholder who holds shares of LWAC on or before August 20, 2021 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is LWAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. LWAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares of common stock before exercising their redemption rights and thus will be unable to redeem their shares of common stock.

In the event that a stockholder tenders its shares of common stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares of common stock, the stockholder may withdraw the tender. In the event that a stockholder tenders shares of common stock and the business combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. LWAC anticipates that a stockholder who tenders shares of common stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of common stock soon after the completion of the Business Combination.

If properly demanded by LWAC’s public stockholders, LWAC will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of August 6, 2021, this would amount to approximately $10.00 per share. If you exercise your redemption rights, you will be exchanging your shares of common stock for cash and will no longer own the shares of common stock.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares of common stock.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

LWAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. LWAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. LWAC will bear the cost of solicitation. Okapi Partners LLC, a proxy solicitation firm that LWAC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $23,000 and be reimbursed out-of-pocket expenses.

LWAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LWAC will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE TRANSACTION PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Merger and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

On May 26, 2021, LWAC entered into an Agreement and Plan of Merger by and among LWAC, Merger Sub, and eFFECTOR. Pursuant to the terms and conditions of the Merger Agreement, a business combination between LWAC and eFFECTOR will be effected through the merger of Merger Sub with and into eFFECTOR, with eFFECTOR surviving the merger as a wholly owned subsidiary of LWAC. The LWAC Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) recommended the approval of the Merger Agreement and related matters by the stockholders of LWAC. In addition, in connection with the consummation of the Merger, LWAC will be renamed “eFFECTOR Therapeutics, Inc.”

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Merger Agreement contains representations and warranties that LWAC and Merger Sub, on the one hand, and eFFECTOR, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about LWAC or eFFECTOR, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between LWAC, Merger Sub and eFFECTOR and are modified by the disclosure schedules.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the outstanding securities of eFFECTOR will be converted into the right to receive the Merger Consideration as follows:

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of eFFECTOR Preferred Stock will be converted into shares of the common stock, par value $0.0001 per share, of eFFECTOR common stock at the then-applicable conversion rates.

Warrants.    Immediately prior to the Effective Time, eFFECTOR will cause each outstanding eFFECTOR Warrant to be exercised in full on a cash or cashless basis or terminated without exercise.

Common Stock.    At the Effective Time, each share of eFFECTOR common stock (including shares outstanding as a result of the conversion of the eFFECTOR Preferred Stock and the exercise of the eFFECTOR Warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive (a) a number of shares of LWAC common stock calculated in accordance with the Exchange Ratio and (b) a number of Earn-Out Shares. The Exchange Ratio is defined in the Merger

Agreement to be the quotient of (a) the Merger Consideration divided by (b) the number of shares of fully diluted eFFECTOR capital stock (which equals the outstanding shares of eFFECTOR common stock and options to purchase shares of eFFECTOR common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the eFFECTOR Preferred Stock and the exercise of the eFFECTOR Warrants and as further adjusted pursuant to the Merger Agreement.)

Earn-Out Shares. Following the Closing, former holders of shares of eFFECTOR common stock (including shares received as a result of the conversion of eFFECTOR Preferred Stock and exercise of the eFFECTOR Warrants) and eFFECTOR stock options (the “Earn-Out Holders”) will be entitled to receive their pro rata share of up to 5,000,000 Earn-Out Shares if, within the Earn-Out Period, the closing share price of LWAC common stock equals or exceeds $20.00 over at least 20 trading days within a 30-day trading period and, in respect of each former holder of eFFECTOR stock options, such holder continues to provide services to LWAC or one of its subsidiaries at the time of such Triggering Event. The Earn-Out Shares will also be earned and issuable in the event of a change in control of LWAC during the Earn-Out Period that results in the holders of LWAC Common Stock receiving a per-share price equal to or in excess of $20.00.

Treatment of eFFECTOR Stock Options

At the Effective Time, each outstanding option to purchase shares of eFFECTOR common stock, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of eFFECTOR common stock and shall be converted into an option to purchase shares of LWAC common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio in accordance with Section 2.1(c) of the Merger Agreement (each, an “Assumed Option”). Each Assumed Option shall represent an option to purchase a number of shares of LWAC common stock proportionately adjusted for the Exchange Ratio. Each holder of an Assumed Option shall also be considered an Earn-Out Holder for purposes of Section 2.8 of the Merger Agreement. No certificates or scrip representing fractional shares of LWAC common stock will be issued pursuant to the Merger. The shares evidencing the Merger Consideration will bear restrictive legends as required by any securities laws in effect at the time of the Merger.

Directors and Executive Officers of the Combined Company Following the Merger

Prior to the Closing, LWAC will take all action necessary or appropriate such that immediately after the Effective Time (i) the Combined Company’s Board of Directors will consist of seven directors that are divided into three classes with staggered terms. Two directors of the Combined Company’s Board of Directors will be designated by LWAC and the remaining five directors will be designated by eFFECTOR. Stephen Worland Ph.D., Michael Byrnes, Premal Patel M.D., Ph.D. and Alana McNulty shall serve as executive officers of the Combined Company.

Conditions to the Closing of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Merger, of various conditions, which include, in addition to other customary closing conditions, the following:

Mutual Conditions

•	LWAC stockholders shall have approved all of the proposals at the Meeting;

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no governmental entity shall have enacted or issued any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

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the Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC;

•	the certain other agreements related to the Merger shall be in full force and effect and shall not have been rescinded by any of the parties thereto;

•	LWAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the common stock of the Combined Company to be issued pursuant to the Merger Agreement shall be listed or have been approved for listing on the Nasdaq Capital Market; and

•	the PIPE Financing shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

Additional Conditions to LWAC’s and Merger Sub’s Obligations to Close

The obligation of LWAC and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:

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certain fundamental representations and warranties of eFFECTOR that are qualified by materiality or material adverse effect standards shall be true and correct in all respects, and the fundamental representations that are not qualified by materiality or material adverse effect standards shall be true and correct in all material respects, as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations and warranties made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

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certain representations and warranties of eFFECTOR regarding the capitalization of eFFECTOR shall be true and correct in all respects (except for inaccuracies that are immaterial to eFFECTOR prior to the Closing and the capitalization of the Combined Company following the Closing) as of the Closing Date, except for the such representations made as of an earlier date or time, which need be true and correct in all respects (except for inaccuracies that are immaterial to eFFECTOR prior to the Closing and the capitalization of the Combined Company following the Closing) only as of such earlier date or time;

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certain representations and warranties of eFFECTOR, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, individually or in the aggregate, would not have a material adverse effect;

•	eFFECTOR shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	Since the date of the Merger Agreement, no material adverse effect on eFFECTOR has occurred that is continuing;

•	LWAC and Merger Sub shall have received a certificate signed on behalf of eFFECTOR by an executive officer of eFFECTOR certifying to the satisfaction of the foregoing conditions;

•	eFFECTOR shall have delivered a counterpart of each of the transaction documents to which it is a party to LWAC; and

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eFFECTOR shall have obtained the consent to or approval from all holders of the settlement of its outstanding warrants in writing, and such settlement of the outstanding warrants shall have been consummated.

The conditions to each of the parties’ respective obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by the party against whom the waiver is to be effective.

Additional Conditions to eFFECTOR’s Obligation to Close

The obligation of eFFECTOR to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:

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certain fundamental representations and warranties of LWAC and Merger Sub that are qualified by materiality or material adverse effect standards shall be true and correct in all respects, and the fundamental representations that are not qualified by materiality or material adverse effect standards shall be true and correct in all material respects, as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations and warranties made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

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certain representations and warranties of LWAC and Merger Sub, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, individually or in the aggregate, would not have a material adverse effect on LWAC or prevent, materially delay or materially impair the ability of LWAC or Merger Sub to consummate the Business Combination;

•	since the date of the Merger Agreement, no material adverse effect on LWAC has occurred that is continuing;

•	each of LWAC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	eFFECTOR shall have received a certificate signed on behalf of LWAC and Merger Sub by an executive officer of LWAC certifying that the foregoing conditions have been satisfied;

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certain specified directors and executive officers of LWAC shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

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LWAC’s cash balance (after giving effect to funds received from the PIPE investors) shall equal or exceed $100.0 million (after giving effect to any redemptions exercised by LWAC stockholders), and LWAC shall have made all arrangements necessary, proper or advisable for the funds in the LWAC Trust Account to be released upon Closing in accordance the Merger Agreement; and

•	LWAC shall have delivered a counterpart of each of the transaction documents to which it is a party to eFFECTOR.

The conditions to each of the parties’ respective obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by the party against whom the waiver is to be effective.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) financial statements and internal controls, (f) absence of certain changes and undisclosed liabilities, (g) litigation, (h) labor and employee matters, (i) environmental matters, (j) tax matters, (k) real and personal property, (l) intellectual property, (m) insurance, (n) material contracts, (o) brokers and finders, (p) regulatory compliance and (q) transactions with affiliates.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of some of the conditions to the obligations of LWAC, Merger Sub and eFFECTOR to complete the Merger.

Covenants; Conduct of Business Pending the Merger

eFFECTOR has agreed that, except as permitted by the Merger Agreement and the disclosure schedules (including in connection with the PIPE Financing), as required by law, or unless LWAC shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the Closing, eFFECTOR shall (a) conduct its business in the ordinary course, and (b) use commercially reasonable efforts to preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors, its top suppliers, customers and executive officers and (ii) shall not, among other things:

•	adopt or propose any change in its or its subsidiaries’ organizational documents;

•	merge or consolidate itself or any of its subsidiaries with any other entity, except for transactions among its wholly owned subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of eFFECTOR or its subsidiaries;

•	acquire assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $200,000;

•	acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner);

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sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property (as defined in the Merger Agreement)), except for sales, leases and licenses in the ordinary course of business and for sales, leases, licenses with a fair market value not in excess of $150,000 in the aggregate or pursuant to existing contracts;

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except pursuant to awards granted under its stock plan, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of eFFECTOR or any of its subsidiaries or intra-company transactions;

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reclassify, split, combine, subdivide, redeem or repurchase, any of its capital stock or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards or repurchases of unvested shares subject to early-exercised eFFECTOR options under eFFECTOR’s stock plan or in connection with the conversion of the eFFECTOR Preferred Stock or exercise of the eFFECTOR Warrants pursuant to the Merger Agreement;

•	declare, set aside, make or pay any dividend or distribution of any kind, payable with respect to any of its capital stock or enter into any voting agreement;

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make any loans, advances, guarantees or capital contributions to or investments in any entity (other than it or any direct or indirect wholly-owned subsidiary), other than in the ordinary course of business;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for indebtedness incurred in the ordinary course of business not to exceed $150,000 in the aggregate;

•	make or commit to make capital expenditures other than in an amount not in excess of $350,000, in the aggregate;

•	enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement, other than in the ordinary course of business;

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amend or modify in any material respect or terminate any material contract, or waive or release any material rights, claims or benefits under any material contract, in each case, other than in the ordinary course of business;

•	make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

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settle any proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $200,000 in the aggregate;

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except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election in a manner inconsistent with past practice, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on LWAC;

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except in the ordinary course of business or pursuant to the terms of any benefit plan in effect as of the date of the Merger Agreement or as required by law, (A) increase the annual salary or consulting fees or target annual cash bonus opportunity, of any employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $200,000 as of the date of the Merger Agreement, become a party to, establish, adopt, amend, or terminate any material benefit plan or any arrangement that would have been a material benefit plan had it been entered into prior to the date of the Merger Agreement, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan;

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forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee, hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $200,000 or terminate the employment of any employee of eFFECTOR who will be an executive officer, as defined under the Exchange Act, other than for cause;

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sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse any material intellectual property, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of eFFECTOR or otherwise in the ordinary course of business;

•	become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

•

fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity that is material to the conduct of its business, taken as a whole;

•

file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

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fail to maintain, cancel or materially change coverage under, in a materially detrimental manner, any insurance policy maintained with respect to eFFECTOR and its subsidiaries and their assets and properties;

•	enter into any material new line of business outside of the business currently conducted by the it as of the date of the Merger Agreement; or

•	enter into any contract or otherwise become obligated, to do or authorize any of the foregoing.

LWAC has agreed that, except as permitted by the Merger Agreement, as required by law or unless LWAC shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement, each of LWAC and its subsidiaries will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. LWAC has also agreed that, subject to certain limited exceptions, without the written consent of eFFECTOR, it will not, and will not permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement:

•	change, modify or amend, or seek any approval from its stockholders to change, modify or amend, the Trust Agreement, its Organizational Documents or the Organizational Documents of Merger Sub;

•	make, declare, set aside or pay any dividends on, or make any other distributions of any form in respect of any of its outstanding capital stock;

•	split, combine, reclassify or otherwise change any of its capital stock;

•

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, other than the redemption of any shares of LWAC common stock except as required by its Organizational Documents;

•	enter into, or permit any of the assets owned or used by it to become bound by any new material contract;

•	other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of LWAC or Merger Sub;

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of eFFECTOR or any of its subsidiaries or guaranty any debt securities of another person, other than any Indebtedness for borrowed money or guarantee incurred between LWAC and Merger Sub;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and related transaction documents;

•	make any loans, advances, guarantees or capital contributions to anyone other than to Merger Sub;

•	make any changes with respect to its accounting policies or procedures except as may be required by law or GAAP;

•

issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of LWAC or any subsidiary or any options or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of LWAC or any of its subsidiaries, other than in connection with the exercise of any warrants outstanding on the date of the Merger Agreement or the transactions contemplated by the Merger Agreement (including the Merger and the transactions contemplated by the Subscription Agreements );

•	amend, modify or waive any of the terms or rights set forth in any warrant or its warrant agreement;

•

except as contemplated by the Incentive Plan or the ESPP, adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement or hire any employee or any other individual to provide services to LWAC following the Closing;

•

except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election, adopt or change any material tax accounting method or period or enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit, claim or assessment or other action with a governmental entity of or relating to any material taxes or settle or enter into any tax sharing agreement;

•	merge or consolidate with, or purchase any assets or equity securities of, any entity or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or restructuring;

•	make any capital expenditures;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•	enter into any new line of business;

•

fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to LWAC or Merger Sub, any insurance policy maintained with respect to LWAC or Merger Sub and their assets and properties;

•

subject to limited exceptions, settle any proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate; or

•	enter into any contract or otherwise become obligated, to do or authorize any of the foregoing.

Non-Solicitation Restrictions; Duty to Recommend

Each of LWAC and eFFECTOR has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal (as such term is defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of LWAC and eFFECTOR has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

LWAC also agreed to recommend in this proxy statement/prospectus that stockholders approve the Business Combination and the other proposals being presented at the Meeting, except as required by applicable law solely in response to a material adverse effect (a) that was not known or reasonably forseeable to the LWAC Board as of the date of the Merger Agreement and (b) that does not relate to (x) any acquisition proposal related to LWAC, (y) any change in the price or trading volume of LWAC common stock or (z) any change or circumstance that is not taken into account in determining whether a material adverse effect has occurred with respect to eFFECTOR pursuant to the Merger Agreement, subject to certain exceptions. The LWAC Board (or any subcommittee thereof) will not be allowed to make or agree to make a Modification in Recommendation (as defined below in “–Termination of the Merger Agreement”) until (a) LWAC delivers to eFFECTOR a written notice (a “LWAC Intervening Event Notice”) advising eFFECTOR that the LWAC Board proposes to take such action and containing the material facts underlying the LWAC Board’s determination, (b) until 5 p.m. Eastern Time on the fifth business day immediately following the date on which LWAC delivered the LWAC Intervening Notice (such period, the “LWAC Intervening Event Period”, which will require a new notice but with an additional three business day notice period if any material development with respect to the LWAC Intervening Event Notice occurs), LWAC and its representatives must negotiate in good faith with eFFECTOR and its representatives regarding any revisions or adjustments to the Merger Agreement as would enable LWAC to not make such Modification in Recommendation and (c) if eFFECTOR requested such negotiations, LWAC may make a Modification in Recommendation only if the LWAC Board, after considering in good faith any revisions to the Merger Agreement that eFFECTOR offers in writing prior to the termination of the LWAC Intervening Event Period, reaffirms that the failure to make a Modification in Recommendation would violate applicable law.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•	by mutual written consent of LWAC and eFFECTOR;

•

by either LWAC or eFFECTOR if the transactions are not consummated on or before November 26, 2021, provided that the failure to consummate the transaction by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

•

by either LWAC or eFFECTOR if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the Closing (subject to a 30-day cure period for breaches that are curable), provided that such right to terminate will not be available to either party if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

•

by either LWAC or eFFECTOR if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently restraining, enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in a manner that has proximately contributed to the governmental action;

•	by either LWAC or eFFECTOR if LWAC stockholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Meeting or any adjournment thereof; or

•

by written notice from eFFECTOR to LWAC if the LWAC Board shall have publicly withdrawn, modified, withheld or changed its recommendation to vote in favor of the merger and other proposals (a “Modification in Recommendation”), if such notice is provided within 15 business days of such Modification in Recommendation.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Certain Related Agreements

Sponsor Support Agreement. In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LWAC and eFFECTOR pursuant to which the Sponsor has agreed to vote all of the Sponsor Shares in favor of the Merger.

Sponsor Lock-Up Agreement/Transfer Restrictions. In connection with the execution of the Merger Agreement, the Sponsor also entered into a sponsor lock-up agreement, which shall become effective as of the Effective Time (the “Sponsor Lock-up Agreement”), with LWAC, pursuant to which, subject to certain limited exceptions, the Sponsor has agreed not to transfer any of its shares of LWAC common stock (the “Sponsor Lock-Up Shares”) during the period beginning on the Closing Date and ending on the earlier of (x) 270 days after the Closing Date, (y) the date on which the price of LWAC common stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period following the 90th day after the Closing Date, and (z) a Change of Control (as defined in the Sponsor Lock-up Agreement). The lock-up restrictions set forth in the Sponsor Lock-up Agreement supersede and replace the transfer restrictions set forth in that certain letter agreement, dated January 7, 2021, between LWAC, the Sponsor and the directors and officers of LWAC. In addition, the Amended and Restated Bylaws of LWAC to be effective upon the Closing contain certain restrictions on transfer with respect to the shares of LWAC common stock issued or issuable as Merger Consideration in connection with the Merger, including the Earn-Out Shares and any shares of LWAC common stock issuable upon exercise of Assumed Options, during the period beginning on the Closing Date and ending on the earlier of (a) 270 days after the Closing Date, (b) the date on which the price of LWAC Common Stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period following the 90th day after the Closing Date, and (c) a Change of Control.

Subscription Agreements. In connection with the execution of the Merger Agreement (and with respect to one investor, on August 4, 2021), LWAC entered into the Subscription Agreements with certain Subscribers, pursuant to which the Subscribers have agreed to purchase, and LWAC has agreed to sell to the Subscribers, resulting in an aggregate of 6,070,000 shares of LWAC Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,700,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Amended and Restated Registration Rights Agreement. In connection with the Closing, eFFECTOR, LWAC, the Sponsor and certain stockholders of eFFECTOR who will receive shares of LWAC common stock pursuant to the Merger Agreement (the “Holders”), will enter into the Amended and Restated Registration Rights Agreement in a form mutually agreeable to LWAC and eFFECTOR, which will become effective upon the consummation of the Merger, pursuant to which the Combined Company will agree, among other things, to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of LWAC common stock and other equity securities of the Combined Company that are held by the Holders. Pursuant to the Registration Rights Agreement, the Combined Company will be obligated to file a registration statement to register the resale of certain securities of the Combined Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

All fees, costs and expenses of underwritten registrations will be borne by the Combined Company and all incremental selling expenses relating to such registrations, including underwriting discounts and selling commissions, brokerage fees and underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Holders will be borne by the Holders of the registrable securities being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which the Combined Company will be obtained to indemnify Holders in the event of material misstatements or omissions in the registration statement attributable to the Combined Company, and Holders are obligated to indemnify the Combined Company for material misstatements or omissions attributable to them.

Pursuant to the Registration Rights Agreement, the securities of the Combined Company will cease to be registrable securities upon the earlier of (i) the date on which all of the registrable securities have been sold pursuant to an effective registration statement, (ii) the date as of which such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered to the Combined Company and subsequent public distribution of such securities shall not require registration under the Securities Act, (iii) the date as of which such securities have ceased to be outstanding, (iv) the date as of which the Holders of all such registrable securities are permitted to sell the registrable securities without registration pursuant to Rule 144 under the Securities Act (but with no volume, current public information or other requirements, restrictions or limitations) and (v) when such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Employment Agreements. In connection with the Closing, LWAC has agreed to enter into employment agreements, in form and substance reasonably acceptable to LWAC and eFFECTOR, with the individuals who will serve as officers of the Combined Company effective as of the Closing.

Background of the Business Combination

Beginning in October 2020, Chris Ehrlich, the CEO and one of the directors of LWAC, Daniel Geffken, the CFO of LWAC, and Brian G. Atwood, Elizabeth P. Bhatt, Barbara A. Kosacz, and Caroline M. Loewy, the remaining directors of LWAC, working in close collaboration with Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, in its role as manager of the Sponsor, began to consider the preferred characteristics of potential targets for a business combination. Shortly after the closing of the IPO in January 2021, Chris Ehrlich and Daniel Geffken, on behalf of LWAC, along with Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, in its role as manager of the Sponsor, began to contact potential targets that fit LWAC’s preferred target criteria. LWAC and Locust Walk Partners were also approached by a number of other potential targets for consideration of a business combination. Throughout February and March 2021, LWAC and Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, in its role as manager of the Sponsor, conducted due diligence on targets of interest, and in March 2021, LWAC, with Locust Walk Partners’ support, conducted valuation analyses of and negotiated non-binding letters of intent (“LOIs”) with two final candidates, and ultimately signed an LOI with eFFECTOR.

Chris Ehrlich and Daniel Geffken, on behalf of LWAC, along with Jeremy Goldberg, Rachel Humphrey, Ross Levine, Mike Dyszel, Rob Garnick and Adam Knight, on behalf of LWAC as members of its scientific advisory board (the “SAB”), deliver a combination of experience in the biotechnology industry generally, as well as experience in venture capital and business development. Locust Walk Partners, as manager of the Sponsor, is a global life sciences transaction firm with experience in business development transactions, strategic consulting and private and public capital markets. Because of this combination of strengths, LWAC, with the support of Locust Walk Partners in its role as manager of the Sponsor, was able to carefully evaluate a wide range of potential merger targets to identify those that met its transactional criteria, and then to submit proposals for business combinations. The initial criteria for selecting potential biotechnology company targets included: multi-asset and/or multi-indication diversification, strong post-business combination news flow and media exposure around the company’s assets, strong partnerships and a potentially first- or best-in-class lead asset.

Following the upsizing of the IPO, LWAC adjusted the target screening criteria slightly to match the increased amount of LWAC’s capital. This modified criteria for potential target biotechnology companies included: a platform capable of generating additional product candidates, a minimum of two defined programs, a lead asset that had reached the pre-IND stage but had not passed Phase 2 proof-of-concept stage, fund-raising by the company of at least $50 million to date from credible investors experienced in investing in private biotechnology companies and a post-money valuation from the company’s last equity financing that did not exceed $600 million. Each potential target company was ultimately evaluated through a scoring system that included five areas (with a maximum number of points given for each area): the target’s (i) technology and portfolio; (ii) management and investor pedigree; (iii) news flow potential; (iv) scalability; and (v) market receptivity.

Between mid-January and early March of 2021, LWAC and Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, reviewed over 90 potential merger targets, met initially with 42 potential targets, held second meetings with seventeen potential targets, conducted an SAB review of eleven potential targets and conducted a more extensive formal SAB review of seven potential targets. When LWAC decided not to continue to pursue discussions with companies for a business combination, it was for a variety of reasons, including, without limitation, the early stage of development of its assets, inadequate resources and/or capitalization, unresponsiveness, or a management team that it perceived was not ready to run a public company. The LWAC team and Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, held frequent discussions regarding various targets during this period, both internally and externally, with potential target management teams. Ultimately, LWAC made offers to two potential targets, including eFFECTOR.

LWAC’s Interaction with Other Targets. There were six targets (other than eFFECTOR) regarding which LWAC’s SAB conducted a formal review:

Target One: Target One was a private biotechnology company. On February 23, 2021, LWAC held a conference call with Target One to discuss a potential transaction. On February 24, 2021, Target One met with the LWAC Board, with all members attending, to give a presentation about Target One’s business and to discuss a potential transaction. LWAC’s SAB concluded that Target One met some but not all of the criteria being used to evaluate potential targets for the business combination. However, after one additional meeting on March 10, 2021, no further discussions were held with Target One because the SAB did not favorably view Target One’s current technological approach, pipeline and likelihood of technical success.

Target Two: Target Two was a private biotechnology company. On February 26, 2021, Target Two’s management team gave a confidential presentation to the LWAC Board, with all members attending, regarding its business, and the parties discussed a potential transaction. However, after one additional meeting on March 12, 2021, no further discussions were held after Target Two announced a large financing round, making it a less viable target for a special purpose acquisition company (a “SPAC”).

Target Three: Target Three was a private biotechnology company. On February 4, 2021, LWAC held a conference call with Target Three’s management team to discuss a potential transaction. On February 10, 2021, representatives of LWAC and Target Three held a confidential discussion on the same topic. However, no further discussions were held with Target Three due to increased attention and diligence on the top two most attractive candidates, including eFFECTOR.

Target Four: Target Four was a private biotechnology company. On February 2, 2021, Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, held a conference call with Target Four’s management team to discuss a potential transaction. On February 16, 2021 and February 26, 2021, LWAC and Target Four engaged in further discussions on the same topic. The SAB concluded that Target Four’s programs were not attractive. No further discussions were held with Target Four.

Target Five: Target Five was a private biotechnology company. On February 8, 2021, Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, held a conference call with Target Five’s management team to discuss a potential transaction. On February 17, 2021 and March 3, 2021, LWAC and Target Five engaged in further discussions. The SAB concluded that Target Five was too early in development, lacked efficacy data and was positioned in an overly competitive market. No further discussions were held with Target Five due to increased attention and diligence on the top two most attractive candidates, including eFFECTOR.

Target Six: Target Six was a private biotechnology company. Throughout February and March, LWAC and Target Six engaged in discussions regarding a potential transaction. LWAC’s SAB expressed positive feedback regarding Target Six’s programs, unique scientific approach, and early clinical data.

On March 1, Target Six made a presentation about its business to the LWAC Board, with all members attending. After the presentation, the LWAC Board, with all members participating, met to discuss Target Six’s presentation, as well as to discuss the feedback received from the SAB with regard to Target One. Representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), legal counsel to LWAC, Locust Walk Partners, as manager of the Sponsor, and LWAC’s SAB joined the meeting, and Jeremy Goldberg and Geoff Meyerson of Locust Walk Partners joined the follow-up discussion. As described in more detail below, after extensive discussions and negotiations, on March 28, 2021, Target Six decided not to pursue a business combination with LWAC, and discussions with Target Six came to an end.

LWAC’s Interaction with eFFECTOR

On February 9, 2021, LWAC and eFFECTOR entered into a mutual non-disclosure agreement.

On March 3, 2021, Stephen Worland, the CEO of eFFECTOR, and Chris Ehrlich, on behalf of LWAC, had a brief call to discuss setting a meeting to take place on March 5, 2021. On March 4, 2021, the LWAC Board, with all members attending, met to discuss Target Six. The SAB gave a presentation summarizing their due diligence on Target Six. Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, presented an analysis of the valuation for Target Six, based on comparable public companies and the implications of financing Target Six through a SPAC transaction rather than a cross-over financing and initial public offering. The LWAC Board discussed Target Six as a prospect, and determined to further consider other prospects as well and receive more information on them.

On March 5, 2021, Stephen Worland and Michael Byrnes, on behalf of eFFECTOR, met with the Chris Ehrlich and Daniel Geffken, on behalf of LWAC, and the LWAC Board, with all members attending, to present an overview of its current business. eFFECTOR presented data from and target milestones for its lead programs, and provided a summary of its financial highlights.

On March 8, 2021, the LWAC Board, with all members attending, met to discuss and compare eFFECTOR and Target Six as potential targets. The SAB presented the results of its due diligence on eFFECTOR. Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, presented an analysis of the valuation of eFFECTOR, based on comparable public companies and the implications of financing eFFECTOR through a business combination with LWAC rather than a cross-over investment and initial public offering. The table below includes the companies that the LWAC Board deemed the most relevant to the valuation of eFFECTOR. None of the companies listed below is identical to eFFECTOR. The LWAC Board reviewed the lead stage of development, the IPO date, IPO pre-money valuation, step-up from cross-over to IPO, total raise amount, total dilution, current market capitalization and percentage change from the 52-week high of each company. These were the factors that Locust Walk Partners deemed relevant based on its professional judgment and experience.

		Olema Pharmaceuticals, Inc.	Kronos Bio, Inc.	Prelude Therapeutics Inc.	iTeos Therapeutics, Inc.	ORIC Pharmaceuticals, Inc.	Zentalis Pharmaceuticals, Inc.
At IPO	Lead Stage of Development	Phase 1	Phase 2	Phase 1	Phase 1/2	Phase 1b	Phase 1/2
	IPO Date	Nov-20	Oct-20	Sep-20	Jul-20	Apr-20	Apr-20	Average	Median
	IPO Pre-Money Valuation	$523M	$730M	$647M	$431M	$340M	$456M	$521M	$490M
	IPO Raise Amount	$240M	$288M	$182M	$230M	$138M	$190M	$211M	$210M
	Step-Up from Crossover to IPO	1.73x	—	1.00x	—	1.05x	—	1.26x	1.05x
	Total Raise Amount	$328M	$288	$232M	$355M	$194M	$274M	$279M	$281M
	Total Dilution	51%	—	28%	—	41%	—	40%	41%
Current	Current Market Cap	$1,540M	$1,575M	$2,470M	$1,199M	$1,148M	$1,597M	$1,588M	$1,558M
	% Change from 52 Week High	-36%	-29%	-45%	-29%	-21%	-36%	-33%	-33%

After considering a discussion of the potential business risks applicable to Target Six and eFFECTOR, as well as the results of the SAB due diligence on each, the LWAC Board supported LWAC management’s recommendation to discuss potential valuations with both eFFECTOR and Target Six. Mr. Atwood recused himself from the vote to proceed due to a potential conflict of interest with respect to Target Six.

On March 9, 2021, LWAC sent an initial draft LOI to Target Six in which it proposed the terms of a business combination and exclusive negotiations.

On March 9, 2021, Chris Ehrlich and Daniel Geffken, on behalf of LWAC, with support from Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, had discussions with each of Target Six and eFFECTOR about potential valuations and terms for each in a business combination transaction with LWAC, and also conveyed follow-up questions about each company’s business that arose from the SAB due diligence and discussions with the LWAC Board.

On March 10, 2021, Target One made a presentation about its business to the LWAC Board, with all members attending. After the call, LWAC and members of the LWAC Board discussed the presentation.

On March 11, 2021, eFFECTOR emailed LWAC feedback regarding what it believed should be the valuation and structure of the potential business combination in connection with potential entry into and negotiation of an LOI.

On March 11, 2021, Target Six provided LWAC a high-level issues list in connection with the terms proposed in LWAC’s initial draft LOI.

On March 12, 2021, Target Two made a presentation about its business to the LWAC Board, with all members attending. After the call, members of the LWAC Board and Chris Ehrlich and Daniel Geffken, on behalf of LWAC, had a call to discuss the presentation and determined not to pursue further discussions with Target Two.

On March 12, 2021, the LWAC Board, with all members attending and participating, had a call to discuss key issues relating to eFFECTOR. Andy Meyerson and Geoff Meyerson, on behalf of Locust Walk Partners, as manager of the Sponsor, described the process that had been run to screen targets that led to Target Six and eFFECTOR being the top two candidates, including discussions of screening criteria that were used, further criteria used for companies that met the basic screening criteria and the role of the SAB in doing due diligence. LWAC then presented the state of discussions and negotiations with each of Target Six and eFFECTOR. After discussing the strengths and weaknesses of both candidates, and the LWAC Board directed management to request further information on the finances of eFFECTOR.

On March 14, 2021, the LWAC Board, with all members attending and participating, held a call to continue discussions regarding potential targets, particularly Target Six and eFFECTOR. The LWAC Board discussed Target One and Target Two and determined there was a lack of interest in pursuing either target further and directed Chris Ehrlich and Daniel Geffken, on behalf of LWAC, to discontinue discussions with them. Daniel Geffken summarized financial information that management received from eFFECTOR after the last Board meeting, as had been requested by the LWAC Board. The LWAC Board discussed the business risks and opportunities of eFFECTOR and Target Six, SAB diligence on each, and potential terms of business combinations with each. The LWAC Board requested more information about how Target Six would use the proceeds from the prospective business combination.

On March 17, 2021, the Board had a follow-up call with Stephen Worland Michael Byrnes and Premal Patel, on behalf of eFFECTOR. Brian Gallagher, a representative of one of eFFECTOR’s investors on the Board of Directors of eFFECTOR, joined the call to discuss the commitment of existing investors to provide further funding for eFFECTOR as part of a potential business combination transaction.

On March 19, 2021, LWAC sent an initial draft LOI to eFFECTOR in which it proposed the terms of a business combination and exclusive negotiations. The original terms of the LOI included, among others, a pre-transaction equity valuation for eFFECTOR of $425 million, as well as the potential for eFFECTOR equityholders to earn 5,000,000 shares as an earn-out based on LWAC reaching a $20.00 price target within 18 months of the Closing. This valuation and earn-out potential were based on a number of factors, including, but not limited to, (1) valuations of comparable public companies, discounted based on stage of development and other factors, (2) market conditions, (3) eFFECTOR’s cash position, and (4) an analysis performed by Locust Walk Partners of historic cross-over rounds and IPOs by other biotech companies that modeled a valuation offer to eFFECTOR for a SPAC that would offer comparable dilution for more capital than a typical cross-over round at a lower price followed by an IPO at a stepped up price, which was the alternative path to the public markets considered by eFFECTOR.

On March 19, 2021, the LWAC Board, with all members attending and participating, had a follow-up call with Target Six to learn more about Target Six’s intended use of proceeds for its different programs, should LWAC and Target Six consummate a business combination. After the call with Target Six, the LWAC Board held a call to discuss the impressions of the LWAC Board regarding Target Six’s presentation and compared their impressions of Target Six and eFFECTOR.

On March 21, 2021, LWAC received a revised version of the proposed LOI from eFFECTOR. This proposal continued to include a proposed pre-transaction equity valuation for eFFECTOR of $425 million, but proposed that eFFECTOR equityholders could earn (a) 2,500,000 shares as an earn-out based on LWAC reaching a $15.00 price target within five years of the Closing and (b) 2,500,000 additional shares as an earn-out based on LWAC reaching a $20.00 price target within five years of the Closing.

On March 22, 2021, LWAC had a meeting with eFFECTOR to discuss the updated LOI, containing counter-offer terms from eFFECTOR, and investor targeting. Representatives of Credit Suisse (USA) LLC (“Credit Suisse”), eFFECTOR’s financial advisor, joined the call. eFFECTOR proposed counter-offers at the same pre-transaction equity valuation, but with stipulations affecting the amount of sponsor shares and vesting schedule of the founder shares, resulting in LWAC retaining less ownership in the company than was contemplated by LWAC’s initial draft LOI.

On March 23, 2021, the LWAC Board held a meeting, with all members attending and participating, to compare the proposed LOIs with eFFECTOR and with Target Six, focusing on the key terms of the proposed LOIs, including the pre-money valuation, equity pools, insider participation in the planned PIPE Financing, closing conditions, LWAC representation on the post-merger company’s board of directors and exclusivity provisions.

On March 25, 2021, LWAC sent a revised version of the proposed LOI to eFFECTOR. This proposal continued to include a proposed pre-transaction equity valuation for eFFECTOR of $425 million but proposed that eFFECTOR equityholders could earn 2,500,000 shares as an earn-out based on LWAC reaching a $20.00 price target within two years of the Closing.

On March 26, 2021, Stephen Worland and Chris Ehrlich had a call to discuss the revised LOI. On the same date, LWAC received the latest revised version of the LOI with updated proposed terms from eFFECTOR. This proposal continued to include a proposed pre-transaction equity valuation for eFFECTOR of $425 million but proposed that eFFECTOR equityholders could earn 5,000,000 shares as an earn-out based on LWAC reaching a $20.00 price target within two years of the Closing.

On March 28, 2021, Target Six informed LWAC that its board had decided not to pursue a business combination transaction at this time, and would instead focus on pursuing a cross-over financing round.

On March 29, 2021, the LWAC Board, with all members attending and participating, met to discuss the advisability of entering into the LOI with eFFECTOR. Mr. Ehrlich recapped the discussions with Target Six, and noted that Target Six had terminated negotiations regarding a business combination with LWAC. Mr. Ehrlich recapped due diligence that had been done on eFFECTOR by the SAB. The LWAC Board discussed alternatives to proceeding with eFFECTOR, including starting a new search process. After considering a variety of factors that the LWAC Board deemed relevant, the LWAC Board unanimously approved the execution and delivery of the LOI with eFFECTOR. Mr. Ehrlich left the meeting, due to his affiliation with Locust Walk Securities, and the LWAC Board discussed setting up a syndicate of placement agents for the proposed PIPE Financing. In addition to requesting that he leave the meeting, the LWAC Board asked Mr. Ehrlich to recuse himself from any ongoing discussion and/or involvement with building the syndicate for the proposed PIPE Financing due to ongoing conflict of interest. Since Locust Walk Securities was a potential placement agent for the PIPE Financing and is an affiliate of Locust Walk Partners, the LWAC Board delegated authority to Ms. Loewy as an independent director to form and negotiate the terms for the investment bank syndicate for the PIPE Financing.

On March 29, 2021, LWAC and eFFECTOR executed the LOI outlining the general terms and conditions of the potential business combination and providing for exclusive negotiations. The terms of the LOI included a pre-transaction equity valuation for eFFECTOR of $425 million, as well as the potential for eFFECTOR equityholders to earn 5,000,000 shares as an earn-out based on LWAC reaching a $20 price target within two years of closing.

On March 31, 2021, the LWAC team held a kick-off call with eFFECTOR, Credit Suisse, Locust Walk Securities, Mintz, Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer”), legal counsel to the placement agents, Latham & Watkins, LLP (“Latham”), legal counsel to eFFECTOR, and eFFECTOR’s independent public accounting firm.

On April 1, 2021, Mintz, on behalf of LWAC, sent a legal due diligence request list to Latham and eFFECTOR. From that date until May 26, 2021, representatives from LWAC and Mintz reviewed documents provided in response to LWAC’s diligence requests in a virtual data room opened by eFFECTOR. In addition, during this period, Mintz, on behalf of LWAC, sent multiple supplemental due diligence requests to Latham and eFFECTOR, and Latham and eFFECTOR provided written and verbal responses to LWAC’s various diligence requests.

On April 3, 2021, Wilmer provided Mintz and Latham with an initial draft of the Subscription Agreement. Mintz and Latham exchanged a series of drafts of the Subscription Agreement, and the parties agreed on the form of the Subscription Agreement to be made available to potential PIPE investors on April 19, 2021. On April 20, 2021, the form of Subscription Agreement was made available for review by potential PIPE investors and the applicable counterparties exchanged drafts and negotiated various terms therein until the Subscription Agreements were executed on May 26, 2021.

On April 10, 2021, Mintz provided an initial draft of the Merger Agreement to Latham.

On April 14, 2021, in connection with the PIPE Financing, LWAC entered into engagement letters with Credit Suisse and Stifel, Nicolaus & Company, Incorporated (“Stifel”), pursuant to which Credit Suisse and Stifel would act as lead placement agents. On April 14, 2021, LWAC also entered into an engagement letter with Cantor Fitzgerald & Co. (“Cantor”), pursuant to which Cantor would act as lead capital markets advisor in connection with the business combination with eFFECTOR.

On April 19, 2021, LWAC engaged Locust Walk Securities as placement agent for the PIPE Financing.

On April 19, 2021, Latham provided a revised draft of the Merger Agreement to Mintz. Additionally, Latham provided Mintz with initial drafts of the Organizational Documents of the Combined Company on April 21, 2021, and Mintz provided Latham with an initial draft of the Sponsor Support Agreement on April 23, 2021. Throughout the remainder of April 2021 and until May 26, 2021, Mintz and Latham exchanged a series of drafts of these and other documents, including the Amended and Restated Registration Rights Agreement, governing the terms and conditions of the proposed business combination and met multiple times to negotiate the terms of the proposed business combination and related documentation.

On April 20, 2021, the banking syndicate launched the confidential marketing process for the PIPE Financing. This process continued through May 26, 2021 and involved regular meetings with potential PIPE investors by representatives of LWAC and eFFECTOR.

On April 20, 2021, eFFECTOR, LWAC, Mintz and Latham met to discuss due diligence and eFFECTOR and Latham provided responses to various diligence questions.

On April 27, 2021, Mintz called Latham to propose revised terms for the treatment of the Sponsor Lock-Up Shares being requested by the Sponsor.

On April 27, 2021, LWAC entered into an engagement letter with JMP Securities LLC (“JMP”), pursuant to which JMP would act as capital markets advisor for the PIPE Financing.

On April 28, 2021, the LWAC Board, with all members attending and participating, met with advisors, including Andy Meyerson, on behalf of Locust Walk Partners, acting in its capacity as manager of the Sponsor, Mintz and Shami Patel to discuss the status of the potential transaction.

On April 30, 2021, LWAC entered into an engagement letter with Mizuho Securities USA LLC (“MSUSA”), pursuant to which MSUSA would act as capital markets advisor for the PIPE Financing. On May 3, 2021, regulatory specialists from Mintz and Latham met to discuss the representations and warranties made by each of LWAC and eFFECTOR in the Merger Agreement relating to compliance with government regulations.

On May 4, 2021, Mintz and Latham met to discuss certain material open points in the Merger Agreement, including the calculation method used to allocate the Merger Consideration to be paid in the proposed business combination, the structure and timing of the issuance of the Earn-Out Shares, the terms of eFFECTOR’s pre-Closing operating covenants, the ability of and procedures for the LWAC Board to make a Modification in Recommendation and the definition of material adverse effect for purposes of the Merger Agreement.

On May 6, 2021, Latham provided Mintz with a revised draft of the Merger Agreement.

On May 12, 2021, the LWAC Board held a meeting, with all members attending and participating, at which Credit Suisse and Stifel gave an update on discussions with potential PIPE investors, noted that they had received an anchor order for the PIPE and recommended that LWAC continue to work with eFFECTOR and sign an extension to the exclusivity agreement contained in the LOI. After deliberation, the LWAC Board authorized the execution and delivery of an amendment to the LOI to extend the exclusive negotiations period through May 28, 2021.

On May 13, 2021, LWAC and eFFECTOR signed an amendment to the LOI, extending exclusivity until May 28, 2021.

On May 14, 2021, representatives of LWAC, eFFECTOR, Credit Suisse, Stifel, Locust Walk Securities, Mintz, Latham and Wilmer had a telephone call to plan the process for progressing to execution of the business combination and PIPE Financing documentation.

On May 16, 2021, Mintz and Latham met to discuss certain material open points in the Merger Agreement, including the calculation method used to allocate the Merger Consideration to be paid in the proposed business combination and the structure and timing of issuance of the Earn-Out Shares. On May 20, 2021, Mintz provided Latham with a revised draft of the Merger Agreement.

Beginning on May 17, 2021, based on feedback from potential PIPE investors, weakened market conditions, and then-current valuations of comparable publicly traded biopharmaceutical companies, the placement agents, eFFECTOR and LWAC determined to continue the PIPE marketing process with a revised pre-transaction equity valuation for eFFECTOR of $340 million.

On May 20, 2021, representatives of Mintz called Latham to address open items related to the potential business combination, including the treatment of the Lock-Up Shares (as defined below) and the Sponsor Lock-Up Shares, in each case, following the Closing and the minimum cash condition for the Closing.

On May 20, 2021, Credit Suisse, Stifel and Locust Walk Securities conducted an update call on PIPE marketing efforts for eFFECTOR and LWAC. Mintz, Latham, Wilmer were present on the call.

On May 21, 2021, Mintz provided Latham with an initial draft of the Sponsor Lock-Up Agreement.

On May 24, 2021, the LWAC Board, with all members attending and participating, held a meeting at which it received an update from Credit Suisse and Stifel on discussions with potential PIPE investors as well as an update on the market. Credit Suisse and Stifel noted that some investors had made commitments for the PIPE Financing, and that there were still some conversations with investors to come. Mintz gave a presentation on the current terms of the Merger Agreement and related transaction documents, and gave a presentation on fiduciary duties of the LWAC Board under applicable law in connection with considering a business combination. The LWAC Board discussed the updates and various terms in the transaction documents, gave Mintz and Mr. Ehrlich guidance on certain negotiating points, and unanimously supported continuing to negotiate and pursue the potential transaction with eFFECTOR.

On May 25, 2021, the LWAC Board held a meeting, with all members attending and participating, at which it received a final update from Credit Suisse and Stifel, which stated that there were commitments for $60 million with respect to the PIPE Financing. Mintz gave the LWAC Board an update on the last negotiating points on the Merger Agreement and related transaction documents. Representatives of ICR described the planned post-signing marketing strategy. The LWAC Board discussed the transaction and the planned description in the press release, and determined to approve the Business Combination on the following day by written consent after reviewing the final documents.

On May 25, 2021, after receiving and reviewing the substantially final transaction documents, eFFECTOR’s Board of Directors approved the Merger Agreement and related agreements and the transactions contemplated thereby, including the Merger.

On May 26, 2021, after receiving and reviewing the final transaction documents, the LWAC Board unanimously approved the Business Combination by unanimous written consent.

On May 26, 2021, LWAC and eFFECTOR executed the Merger Agreement and related agreements, and LWAC and the PIPE investors (and with respect to one investor, on August 4, 2021), entered into the Subscription Agreements for an aggregate amount of gross proceeds of approximately $60.7 million from the sale of 6,070,000 shares of LWAC Class A common stock in the PIPE Financing. The terms of the Merger Agreement included the revised pre-transaction equity valuation for eFFECTOR of $340 million, as well as the potential for eFFECTOR equityholders to earn 5,000,000 shares as an earn-out based on LWAC reaching a $20 price target within two years of the Closing.

Before the market opened on May 27, 2021, a press release was issued announcing the execution of the Merger Agreement and Subscription Agreements, and LWAC filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement. The same day, representatives of LWAC and eFFECTOR held a joint investor conference call to discuss the Business Combination.

The LWAC Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination

After careful consideration, the LWAC Board recommends that its stockholders vote “FOR” the approval of the Transaction Proposal. The factors considered by the LWAC Board include, but are not limited to, the following:

•

eFFECTOR’s technology and portfolio. eFFECTOR maintains two lead programs that show a high degree of potential in an area of unmet need, as well as impressive preclinical and clinical data. Its proprietary programs are differentiated as compared to other agents used in the treatment landscape, and eFFECTOR has the potential to develop two first-in-class lead programs.

•

eFFECTOR’s management team and partnerships. eFFECTOR’s management team has a proven track record of successfully operating and exiting public biotechnology companies and an ability to negotiate and enter into partnerships.

•

eFFECTOR’s news flow potential. eFFECTOR is currently developing multiple programs close to key inflection points that, if positive, may continue to drive the future value of the company. Key data read-outs are expected within 18-24 months.

•

eFFECTOR’s scalability. eFFECTOR demonstrates strong development capabilities to conduct global clinical studies and possesses the resources, including cash, infrastructure and supply chain, to propel success.

•

eFFECTOR’s market receptivity. eFFECTOR has entered into a validating partnership with Pfizer, a key player in the pharmaceutical industry. It is currently addressing unmet needs in a therapeutic area where there is potential for growth.

•	eFFECTOR’s strong support from world-class investors. eFFECTOR’s stockholder include leading life science investors, including Abingworth, S.R. One, The Column Group, U.S. Venture Partners,

Altitude Life Science Ventures, Sectoral Asset Management, Pfizer Venture Investments, AbbVie Biotech Ventures, BioMed Ventures, Osage University Partners, Astellas Ventures and Alexandria Venture Investments.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the LWAC Board in favor of approval of the Transaction Proposal and other Proposals, you should keep in mind that LWAC’s directors and officers, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•

If the proposed Business Combination is not completed by January 12, 2023, LWAC will be required to dissolve and liquidate. In such event, the 4,511,250 shares of our Class B common stock currently held by our Sponsor, an entity managed by Locust Walk Partners, which is associated with certain of our officers and directors, which shares were acquired pursuant to a private placement concurrent with our IPO, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions. Such shares of common stock had an aggregate market value of approximately $44,841,825 based on the closing price of our common stock of $9.94 on the Nasdaq Capital Market as of August 6, 2021.

•

If the proposed Business Combination is not completed by January 12, 2023, the 545,000 LWAC Private Placement Units purchased for a total purchase price of $5,450,000, will be worthless. Such Private Placement Units had an aggregate market value of approximately $5,417,300, based on the closing price of our common stock of $9.94 on the Nasdaq Capital Market as of August 6, 2021;

•

The interest of LWAC’s directors and officers in completing a business combination may present a conflict of interest with their determination as to whether the business combination or any changes or waivers in the terms of the transactions contemplated thereby are appropriate and in our stockholders’ best interest.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LWAC stockholders experience a negative rate of return in the Combined Company following the Business Combination.

•	If the Business Combination is completed, eFFECTOR will designate all (except for Chris Ehrlich and Elizabeth P. Bhatt) members of the Combined Company’s Board of Directors.

•

Locust Walk Securities, as entity affiliated with Locust Walk Partners, which is associated with certain of our officers and directors and is the manager of our Sponsor, is engaged as a placement agent by LWAC in connection with the PIPE Financing.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Merger.

Anticipated Accounting Treatment

It is anticipated that the Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, LWAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the eFFECTOR stockholders are expected to have a majority of the voting power of the Combined Company, eFFECTOR will comprise all of the ongoing operations of the Combined Company, eFFECTOR will comprise a majority of the governing body of the Combined Company, and eFFECTOR’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of eFFECTOR issuing shares for the net assets of LWAC, accompanied by a recapitalization. The net assets of LWAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of eFFECTOR.

Nasdaq Stock Market Listing

LWAC units, shares of LWAC Class A common stock and LWAC warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “LWACU,” “LWAC” and “LWACW,” respectively. LWAC has filed an initial listing application for the Combined Company with Nasdaq.

LWAC has agreed to use reasonable efforts cause the common stock to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. In addition, under the Merger Agreement, each of LWAC’s and eFFECTOR’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of LWAC common stock to be issued pursuant to the Merger Agreement have been approved for listing (subject to official notice of issuance) on Nasdaq at or prior to the Effective Time.

LWAC believes that the Combined Company will satisfy all criteria for initial listing upon completion of the Merger. If the application is approved, upon the completion of the Merger, it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EFTR.”

Redemption Rights

Pursuant to LWAC’s current Amended and Restated Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash, regardless of whether they vote for or against or abstain from voting on the Transaction Proposal, at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of August 6, 2021, this would have amounted to approximately $10.00 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

hold public shares through LWAC Public Units and you elect to separate your LWAC Public Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on August 20, 2021, (a) submit a written request to Continental that LWAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding LWAC Public Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the shares. If the LWAC Public Units are registered in a holder’s own name, the holder must deliver the certificate for its LWAC Public Units to Continental, with written instructions to separate the LWAC Public Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Vote Required for Approval

Along with the approval of the Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal, approval of this Transaction Proposal is a condition to the consummation of the Merger. If this Transaction Proposal is not approved, the Merger will not take place. Approval of this Transaction Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4 and Proposal 5. If the Amendment Proposal and the Nasdaq Proposal are not approved, this Transaction Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Merger will not occur. Because stockholder approval of this Proposal 1 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 1 is not approved by our stockholders, the Merger will not occur unless we and eFFECTOR waive the applicable closing conditions.

This Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if a majority of votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Transaction Proposal.

Board Recommendation

THE LWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE TRANSACTION PROPOSAL UNDER PROPOSAL 1.

PROPOSAL 2 — THE AMENDMENT PROPOSAL

Overview

We are asking our stockholders to adopt the Proposed Charter, which, in the judgment of the LWAC Board, is necessary to adequately address the needs of the Combined Company.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B:

•

Changes to Authorized Capital Stock — the current Amended and Restated Certificate of Incorporation authorized the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares were Class A common stock, and (ii) 10,000,000 shares were Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter authorizes the issuance of 1,100,000,000 total shares, consisting of (a) 1,000,000,000 shares of common stock, and (b) 100,000,000 shares of preferred stock, and an elimination of Class B common stock and any rights of holders thereof. Upon the adoption of the Proposed Charter, each share of Class A common stock issued and outstanding or held in treasury immediately prior to the Effective Time will be reclassified as common stock;

•

Required Vote to Amend the Charter — require an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

•

Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws;

•

Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors;

•

Number of Board Classes — provide that the Combined Company’s board of directors will be classified into three classes with staggered terms of office, as permitted by Delaware law, such that one-third of the directors’ terms will expire each year and the succeeding directors will have a term of three years;

•

Securities Act Disputes Forum — provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and

•	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The LWAC Board’s reasons for proposing each of these amendments to the current Amended and Restated Certificate of Incorporation is set forth below.

Changes to Authorized Capital Stock

Our current Amended and Restated Certificate of Incorporation authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed

Charter provides that the Combined Company will be authorized to issue 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. Upon the conversion of the LWAC Class B common stock to LWAC Class A common stock and the elimination of the blank check provisions in our current Amended and Restated Certificate of Incorporation, the LWAC Board has determined that there will no longer be a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the LWAC Class B common stock. Upon the adoption of the Proposed Charter, each share of Class A common stock issued and outstanding or held in treasury immediately prior to the Effective Time will be reclassified as common stock.

The Proposed Charter also increases the authorized number of shares because the LWAC Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The LWAC Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter

At present, our current Amended and Restated Certificate of Incorporation may only be amended by the affirmative vote of majority of the issued and outstanding shares of each of the LWAC Class A Common Stock and LWAC Class B Common Stock, voting separately. The Proposed Charter requires an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions therein. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the LWAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our current Amended and Restated Certificate of Incorporation and bylaws provide that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter requires an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws. The ability of the majority of the Combined Company’s board of directors to amend the bylaws will remain unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the LWAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Director Removal

At present, our current Amended and Restated Certificate of Incorporation provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of LWAC entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the LWAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Removal of Blank Check Company Provisions

Our current Amended and Restated Certificate of Incorporation contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Combined Company following the Business Combination. In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock, pursuant to the terms of the Proposed Charter. Upon the conversion of the Class B common stock to Class A common stock, the Board has determined that there will no longer be a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the Class B common stock. In addition, certain other provisions in our current Amended and Restated Certificate of Incorporation require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Number of Board Classes

Our current Amended and Restated Certificate of Incorporation provides that the LWAC Board is divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The Proposed Charter increases the number of classes of directors to three, with staggered, three-year terms. We believe the three-class classified board structure will help to attract and retain qualified director candidates who are willing to make long-term commitments of their time and energy. In addition, the three-class classified board structure reduces the Combined Company’s vulnerability to coercive takeover tactics and inadequate takeover bids, by encouraging persons seeking control of the Combined Company to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all of the Combined Company’s stockholders. The three-class classified board structure is designed to safeguard against a hostile purchaser replacing a majority of the Combined Company’s directors with its own nominees at a single meeting, thereby gaining control of the Combined Company and its assets without paying fair value to the Combined Company’s stockholders.

Securities Act Disputes Forum

Under the Proposed Charter, unless LWAC consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States have exclusive jurisdiction. For the avoidance of doubt, this provision is intended to benefit and may be enforced by LWAC, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Vote Required for Approval

Along with the approval of the Transaction Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal, approval of this Amendment Proposal is a condition to the consummation of the Merger. If this Amendment Proposal is not approved, the Merger will not take place. This Proposal is conditioned on the approval of the Transaction Proposal and the Nasdaq Proposal. If either of the Transaction Proposal or the Nasdaq Proposal is not approved, this Amendment Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof), and the Merger will not occur. Because stockholder approval of this Proposal 2 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 2 is not approved by our stockholders, the Merger will not occur unless we and eFFECTOR waive the applicable closing conditions.

Assuming that a quorum is present at the Meeting, the affirmative vote of majority of the issued and outstanding shares of each of the LWAC Class A Common Stock and LWAC Class B Common Stock, voting separately, is required to approve the Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.

Board Recommendation

THE LWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AMENDMENT PROPOSAL UNDER PROPOSAL 2.

PROPOSAL 3 — THE INCENTIVE PLAN PROPOSAL

Overview

We are asking our stockholders to approve the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan and the material terms thereunder. The LWAC Board adopted the Incentive Plan prior to the Meeting, subject to LWAC stockholder approval at the Meeting.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

The Incentive Plan

The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The LWAC Board believes that equity awards will be necessary for us to remain competitive in our industry and will be essential to recruiting and retaining the highly qualified employees needed to help us meet our goals.

Description of the Material Features of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan. As of August 6, 2021, the record date, the closing price per share of LWAC’s common stock on the Nasdaq Capital Market was $9.94.

Eligibility and Administration

Employees, consultants and directors of the Combined Company and its subsidiaries will be eligible to receive awards under the Incentive Plan. Following the Closing, the Combined Company is expected to have approximately 13 employees, 6 non-employee directors and 15 other individual service providers who will be eligible to receive awards under the Incentive Plan.

Following the Closing, the Incentive Plan will be administered by the Combined Company’s board of directors, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the “Plan Administrator”), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The Plan Administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The Plan Administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, and amend any Awards, subject to the conditions and limitations in the Incentive Plan.

Shares Available for Awards

The initial aggregate number of shares of our common stock that will be available for issuance under the Incentive Plan will be equal to the sum of (i) 6,500,000 shares (which is expected to be equal to approximately 11% of the outstanding shares as of the Closing) and (ii) any shares which, as of the effective date of the Incentive Plan, are subject to awards under the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and which, on or following the effective date of the Incentive Plan, become available for issuance pursuant to the Incentive Plan’s recycling provisions, described below. In addition, the number of shares of our common stock available for issuance under the Incentive Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) a number equal to 5% of the outstanding shares on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by the Combined Company’s board of directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan, will be 50,000,000.

If an award under the Incentive Plan or the 2013 Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the Incentive Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award under the Incentive Plan or the 2013 Plan will again be available for grant under the Incentive Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan will not reduce the shares available for grant under the Incentive Plan. However, the following shares may not be used again for grant under the Incentive Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, may not exceed the amount equal to $750,000 (increased to $1,000,000 in the calendar year of a non-employee director’s initial service as a non-employee director or any calendar year during which a non-employee director serves as chairman of the board or lead independent director) (which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation or any compensation paid to any non-employee director prior to the calendar year following the calendar year in which the Closing occurs). The Plan Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Plan Administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the Plan Administrator, subject to the conditions and limitations contained in the Incentive Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Plan Administrator. Unless otherwise determined by the Plan Administrator, dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The Plan Administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Plan Administrator will make equitable adjustments to the Incentive Plan and outstanding awards. In the event of a change in control (as defined in the Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

The Combined Company’s board of directors may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR that has an exercise price in excess of fair market value in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

The Combined Company’s board of directors may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the

Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Incentive Plan will remain in effect until the tenth anniversary of the Closing, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The Plan Administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the Plan Administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the Plan Administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. Our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. Our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Plan Administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Required Vote

Along with the approval of the Transaction Proposal, the Amendment Proposal, the ESPP Proposal and the Nasdaq Proposal, approval of this Incentive Plan Proposal is a condition to the consummation of the Merger. If this Incentive Plan Proposal is not approved, the Merger will not take place. This Incentive Plan Proposal is conditioned upon the approval and completion of the Transaction Proposal, the Amendment Proposal, the ESPP Proposal and the Nasdaq Proposal. If any of the Transaction Proposal, the Amendment Proposal, the ESPP Proposal or the Nasdaq Proposal are not approved, this proposal will have no effect even if approved by our stockholders.

This Incentive Plan Proposal will be approved and adopted only if a majority of votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Incentive Plan Proposal.

Board Recommendation

THE LWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN UNDER PROPOSAL 3.

PROPOSAL 4 — THE ESPP PROPOSAL

Overview

LWAC is asking its stockholders to approve the eFFECTOR Therapeutics Inc. 2021 Employee Stock Purchase Plan and the material terms thereunder. The LWAC Board approved the ESPP prior to the Meeting, subject to stockholder approval at the Meeting.

The ESPP, if approved, will provide employees of the Combined Company and its participating subsidiaries with the opportunity to purchase shares of our common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the LWAC Board believes that approval of the ESPP is in the best interests of LWAC, and the LWAC Board recommends that stockholders vote for approval of the ESPP.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Description of the Material Features of the ESPP

Summary of the ESPP

This section summarizes certain principal features of the ESPP, which authorizes the grant of options to U.S. employees of the Combined Company that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to assist eligible employees of the Combined Company and its participating subsidiaries in acquiring a stock ownership interest in the Combined Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Eligibility and Administration

Unless otherwise determined by the Combined Company’s board of directors, the compensation committee of the Combined Company’s board of directors (the “ESPP Plan Administrator”) will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The ESPP Plan Administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Our employees and employees of our participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the ESPP Plan Administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares comprising 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the ESPP Plan Administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the ESPP Plan Administrator prior to the first day of the applicable offering period. Non-

employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Following the Closing, the Combined Company is expected to have 12 employees who would be eligible to participate in the ESPP. As of August 6, 2021, the record date, the closing price per share of LWAC’s common stock on the Nasdaq Capital Market was $9.94 .

Shares Available for Awards

The initial aggregate number of shares of our common stock that will be available for issuance under the ESPP will be equal to 880,000 shares (which is expected to be equal to approximately 1.5% of the shares of common stock outstanding as of the Closing). In addition, the number of shares of our common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (a) a number equal to 1% of the shares of common stock outstanding on the final day of the immediately preceding calendar year or (b) such smaller number of shares as is determined by the Combined Company’s board of directors.

The maximum number of shares that may be issued pursuant to the ESPP will be 15,000,000.

We cannot precisely predict the share usage under the ESPP, as it will depend on a range of factors, including the level of employee participation, the contribution rates of participants, the trading price of our common stock and our future hiring activity. Any shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

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Offering Periods and Purchase Periods. We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the ESPP Plan Administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the ESPP Plan Administrator. Offering periods under the ESPP will commence when determined by the ESPP Plan Administrator. The ESPP Plan Administrator may, in its discretion, modify the terms of future offering periods.

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Enrollment and Contributions. The ESPP permits participants to purchase shares through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which, unless otherwise determined by the Plan Administrator, will include a participant’s gross base compensation for services to us, including overtime payments, periodic bonuses and commissions, and excluding one-time bonuses, expense reimbursements, fringe benefits and other special payments. The ESPP Plan Administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 100,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

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Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be credited to a participant’s account and returned to the participant in one lump sum payment in a subsequent payroll check as soon as practicable after the purchase date, unless the ESPP Plan Administrator provides that such amounts should be carried forward to the next offering period (unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee).

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Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the ESPP Plan Administrator, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

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Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time prior to the final two weeks of an offering period (or such longer or shorter period specified by the ESPP Plan Administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of our common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP Plan Administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the ESPP Plan Administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The ESPP Plan Administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above and the provisions of the ESPP, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The ESPP Plan Administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or causes the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code. The ESPP shall be in effect until terminated by the Plan Administrator.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.

If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Required Vote

Along with the approval of the Transaction Proposal, the Amendment Proposal, the Incentive Plan Proposal and the Nasdaq Proposal, approval of this ESPP Proposal is a condition to the consummation of the Merger. If this ESPP Proposal is not approved, the Merger will not take place. This ESPP Proposal is conditioned upon the approval and completion of the Transaction Proposal, the Amendment Proposal, the Incentive Plan Proposal and the Nasdaq Proposal. If any of the Transaction Proposal, the Amendment Proposal, the Incentive Plan Proposal or the Nasdaq Proposal are not approved, this proposal will have no effect even if approved by our stockholders.

This ESPP Proposal will be approved and adopted only if a majority of votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the ESPP Proposal.

Board Recommendation

THE LWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ESPP UNDER PROPOSAL 4.

PROPOSAL 5 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, based on eFFECTOR’s current capitalization, we anticipate that we will issue to the eFFECTOR stockholders as consideration in the Merger, 30,033,185 shares of common stock, without giving effect to the potential Earn-Out shares. See the section entitled “The Transaction Proposal — Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of LWAC, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

In connection with the Merger, there will be a PIPE Financing of $60,700,000. As such, on or about the date of the Merger Agreement, LWAC entered into the Subscription Agreements with the PIPE investors for the sale of 6,070,000 shares of common stock upon the completion of the Merger. Because the shares of our common stock issued in connection with the PIPE Financing (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, LWAC would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination and the PIPE Financing. The issuance of such shares would result in significant dilution to the LWAC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of LWAC. If the Nasdaq Proposal is approved, assuming that 30,033,185 shares of common stock are issued to the eFFECTOR stockholders as consideration in the Merger, we anticipate that the eFFECTOR stockholders will hold 51.2% of our outstanding shares of common stock, the PIPE Investors will hold 10.3% of our outstanding common stock, and the current LWAC stockholders will hold 38.5% of our outstanding common stock immediately following completion of the Merger. 4,070,000 of the 6,070,000 shares of common stock sold to the PIPE investors are being issued to existing eFFECTOR stockholders. After giving effect to purchases of such shares in the PIPE Financing, eFFECTOR stockholders will hold 58.2% our outstanding shares of common stock following completion of the Merger. This percentage assumes that no shares of our common stock are redeemed in connection with the Merger, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Merger or any equity awards that may be issued under our proposed Incentive Plan following the Merger.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, LWAC would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

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a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for the post-transaction company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of LWAC and eFFECTOR to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

This proposal is conditioned on the approval of the Transaction Proposal and the Amendment Proposal. If either of the Transaction Proposal or Amendment Proposal is not approved, Proposal 5 will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof). Because stockholder approval of this Proposal 5 is a condition to the completion of the Merger under the Merger Agreement, if this Proposal 5 is not approved by our stockholders, the Merger will not occur unless we and eFFECTOR waive the applicable closing condition.

This Nasdaq Proposal will be approved and adopted only if a majority of votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Nasdaq Proposal.

Board Recommendation

THE LWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 5.

PROPOSAL 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Transaction Proposal, the Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if majority of votes cast by the stockholders of LWAC present by virtual attendance or represented by proxy at the Meeting and entitled to vote at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE LWAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 6.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a general summary of the material U.S. federal income tax provisions relating to the redemption of LWAC common stock in connection with the Business Combination. This section does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in LWAC common stock, nor does it provide any actual representations as to any tax consequences of the acquisition, ownership or disposition of our LWAC common stock.

A “U.S. Holder” means a beneficial owner of LWAC common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of LWAC common stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only the redemption of our shares of LWAC common stock from holders who own and hold LWAC common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	regulated investment companies;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting shares;

•	persons that acquired LWAC common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold LWAC common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of LWAC common stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold LWAC common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of LWAC common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF LWAC COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION. IT DOES NOT PROVIDE ANY ACTUAL REPRESENTATIONS AS TO ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR LWAC COMMON STOCK AND WE HAVE NOT OBTAINED ANY OPINION OF COUNSEL WITH RESPECT TO SUCH TAX CONSEQUENCES. AS A RESULT, EACH PROSPECTIVE INVESTOR IN LWAC COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF LWAC COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Federal Income Tax Consequences to U.S. Holders

Redemption of Common Stock

If LWAC common stock held by a U.S. Holder is redeemed pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such redemption will be subject to the following rules. If the redemption qualifies as a sale or exchange of the LWAC common stock under Section 302 of the Code:

•	a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the LWAC common stock.

•

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the LWAC common stock exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of LWAC common stock should consult their tax advisors regarding the tax treatment of such losses.

Whether a redemption of our shares qualifies for sale or exchange treatment will depend largely on the total number of shares of LWAC common stock treated as held by such U.S. Holder. The redemption of common stock generally will be treated as a sale or exchange of common stock (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only the LWAC common stock actually owned by such holder, but also any LWAC common stock that is constructively owned by such holder. A U.S. Holder may constructively own common stock owned by related individuals and entities in which such holder has an interest or which have an interest in such holder, as well as any common stock such holder has a right to acquire by exercise of an option, which would generally include common stock that could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of our issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of our common stock must, among other requirements, be less than 80% of the percentage of our issued and outstanding voting and common stock actually and constructively owned by such holder immediately before the redemption, and the U.S. Holder’s percentage ownership (including constructive ownership) of LWAC’s outstanding stock (both voting or nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption. In addition, the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of LWAC’s stock entitled to vote. Prior to the completion of the Business Combination, Class A common stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be available for U.S. Holders of Class A common stock. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our common stock actually and constructively owned by such U.S. Holder is redeemed or (ii) all of our common stock actually owned by such U.S. Holder is redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the common stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of any such redemption.

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution under Section 301 of the Code, and a U.S. Holder generally will be required to include in gross income as dividends the amount received to the extent such distribution is made out of our current or accumulated earnings and profits. Such amount will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its LWAC common stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such LWAC common stock. With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see above) if our common stock is readily tradeable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our common stock. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed LWAC common stock will be added to the adjusted tax basis in such holder’s remaining LWAC common stock. If there is no remaining common stock, a U.S. Holder should consult its tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of common stock, and such holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s LWAC common stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s LWAC common stock, as described above, and the corresponding U.S. federal income tax consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of LWAC common stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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LWAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such LWAC common stock redeemed, and either (A) shares of LWAC common stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period, more than 5% of the outstanding shares of LWAC common stock. There can be no assurance that shares of LWAC common stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular U.S. federal income tax rates. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of LWAC common stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, LWAC may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. LWAC would generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, LWAC believes it is not and has not been at any time since formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends paid out of our current or accumulated earnings and profits and are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, LWAC may be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not paid out of our current or accumulated earnings and profits and therefore not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the LWAC common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of LWAC common stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder pursuant to a redemption of LWAC common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Copies of information returns filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions under the Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on LWAC common stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides certifications required on a valid IRS Form W-9 or a valid IRS Form W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS form). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on a redemption of LWAC common stock.

INFORMATION ABOUT LWAC

Overview

LWAC was incorporated in Delaware on October 2, 2020 and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. LWAC has until January 12, 2023 to consummate a business combination. If LWAC is unable to complete a business combination within such 24-month period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to pay its taxes or to fund its working capital requirements (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the LWAC Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if LWAC fails to complete a business combination within the 24-month time period.

Offering Proceeds Held in Trust

The registration statement for the IPO was declared effective on January 7, 2021. On January 12, 2021, LWAC consummated its IPO of 17,500,000 LWAC Public Units, which included the partial exercise by Cantor of its over-allotment option in the amount of 2,200,000 LWAC Public Units, at $10.00 per Unit, generating gross proceeds of $175,000,000. Simultaneously with the closing of its IPO, LWAC consummated the sale of 545,000 LWAC Private Placement Units in a private placement to the Sponsor, generating gross proceeds of $5,450,000.

Following the closing of the IPO, an amount of $175,000,000 ($10.00 per LWAC Public Unit) from the net proceeds of the sale of the LWAC Public Units in the IPO was placed in the Trust Account at JPMorgan Chase Bank, N.A., with Continental acting as trustee. The Trust Account is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by use, until the earlier of: (i) the consummation of a business combination, (ii) the redemption of any public shares in connection with a stockholder vote to amend LWAC’s current Amended and Restated Certificate of Incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if LWAC does not complete a business combination within 24 months from the consummation of our IPO; or (iii) the distribution of the Trust Account, if LWAC is unable to complete a business combination within the 24-month period or upon any earlier liquidation of LWAC.

Business Combination Activities

On May 26, 2021, LWAC entered into the Merger Agreement. As a result of the transaction, Merger Sub will merge with and into eFFECTOR, with eFFECTOR surviving the Merger as the Surviving Company, which will become a wholly owned subsidiary of LWAC. At the Effective Time, the Surviving Company will change its name to “eFFECTOR Therapeutics Operations, Inc.,” and LWAC will change our name to “eFFECTOR Therapeutics, Inc.” In the event that a business combination is not consummated by January 12, 2023, LWAC’s corporate existence will cease, and we will distribute the proceeds held in the Trust Account to our public stockholders.

Redemption Rights

Pursuant to our current Amended and Restated Certificate of Incorporation, our stockholders (except the initial stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.00 per share of common stock for stockholders) net of taxes payable. The initial stockholders do not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If LWAC does not complete a business combination within 24 months from the consummation of the IPO (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our current Amended and Restated Certificate of Incorporation. As a result, this has the same effect as if LWAC had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from LWAC’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If LWAC is unable to consummate a business combination within such time period, it will, as promptly as possible but not more than 10 business days thereafter, redeem 100% of LWAC’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the LWAC Private Placement Units and LWAC Public Warrants will expire and will be worthless.

Although LWAC will seek to have all vendors, service providers (except LWAC’s independent registered public accounting firm) or other entities with which LWAC does business execute agreements with LWAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of LWAC’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. If we do not obtain a waiver from a third party, we will obtain the written consent of our Sponsor before our entering into an agreement with such third party. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver and where our sponsor executes a written consent. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the Trust Account, pursuant to a written agreement, Locust Walk Partners has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us reduce the amounts in the trust account to below $10.00 per share, except as to any claims by a third party who executed a waiver of rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Locust Walk Partners will not be responsible to the extent of any liability for such third party claims. We cannot assure you, however, that Locust Walk Partners will be able to satisfy those obligations. We have not independently verified whether Locust Walk Partners has sufficient funds to satisfy its indemnity obligations, we have not asked Locust Walk Partners to reserve for such obligations and we believe that its only assets are securities of our company. Therefore, we cannot assure you that Locust Walk Partners will be able to satisfy those obligations. We believe the likelihood of Locust Walk Partners having to indemnify the trust account is limited because we will endeavor to have all third parties that provide products or services to us execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

If the proceeds in the trust account are reduced below $10.00 per public share and Locust Walk Partners asserts that it is unable to satisfy any applicable obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Locust Walk Partners to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in a particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, the LWAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and LWAC to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

We cannot assure you that claims will not be brought against us for these reasons.

Facilities

We currently maintain our executive offices at 200 Clarendon Street, 51st Floor, Boston, MA 02116. We have agreed to pay our Sponsor or its affiliate or designee a total of $10,000 per month for office space, utilities and secretarial and shared support services. A portion of such payment is paid by our Sponsor to an affiliate of a member of our Sponsor for additional office space and certain support services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our affairs, but they devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Directors and Executive Officers

LWAC’s directors and executive officers are as follows:

Name	Age	Title
Chris Ehrlich	51	Chief Executive Officer and Director
Daniel Geffken	64	Chief Financial Officer
Brian G. Atwood	68	Director
Elizabeth P. Bhatt	54	Director
Barbara A. Kosacz	63	Director
Caroline M. Loewy	55	Director

Chris Ehrlich has been LWAC’s Chief Executive Officer and Director since October 2020. Mr. Ehrlich has served in various roles at Locust Walk Partners since 2013, first as Senior Managing Director and Head of Locust Walk Partners’ Global Biopharma team until 2021, and beginning in 2021 as Chief Executive Officer of Locust Walk Acquisition Corp. Prior to joining Locust Walk Partners in 2013, Mr. Ehrlich served as a Managing Director at InterWest Partners, a venture capital firm focused on healthcare and information technology, from 2000 to 2013. At InterWest, he served on the boards of KAI Pharmaceuticals, a privately held pharmaceutical company (acquired by Amgen in 2012), Biomimetic Therapeutics, Inc., a biotechnology company (acquired by Wright Medical Technologies in 2013), Invuity, Inc., a medical technology company acquired by Stryker in 2018) and Xenon Pharmaceuticals, a biopharmaceutical company (NASDAQ: XENE). Prior to joining InterWest, Mr. Ehrlich was the Director of Licensing and Business Development at Purdue Pharma, a private pharmaceutical firm, where he was responsible for developing a biologic oncology franchise, including in-licensing key intellectual properties, establishing and managing collaborations with biotechnology companies and leading the commercial operations of Purdue BioPharma, a biotechnology company. Prior to joining Purdue BioPharma, Mr. Ehrlich worked in business development at Genentech, a biotechnology company, in venture capital at the U.S. Russia Investment Fund, and in biotechnology strategy development at L.E.K. Consulting. Since 2014, Mr. Ehrlich has served on the Board of Directors of Prostate Management Diagnostics, Inc., a diagnostics company, on the Advisory Board of the Peter Michael Foundation, a charity focused on prostate cancer where he has been a Senior Advisor since 2012, and on the Healthcare at Kellogg Advisory Board at Northwestern University since 2019. He received his undergraduate degree from Dartmouth College and a MBA from the Kellogg School of Management at Northwestern University. He is also a registered representative with FINRA, holding his Series 79, 63 and 24 licenses. Our Board has determined that Mr. Ehrlich’s extensive experience in the biotechnology industry generally, as well as extensive experience in venture capital and business development, qualifies him to serve as a member of our board of directors.

Daniel Geffken has been LWAC’s Chief Financial Officer since October 2020. He has been an executive in the life sciences industry since 1993. Mr. Geffken is a founder and managing director at Danforth Advisors, LLC, a management consulting firm to the life science industries, where he has served since 2011. Through Danforth, Mr. Geffken has been serving as Interim Chief Financial Officer of Eloxx Therapeutics, Inc. (NASDAQ: ELOX) since April 2021. Mr. Geffken has also served as Chief Financial Officer for ProMIS Neurosciences (TSX: PMN; OTCQB: ARFXF), a biotechnology company focused on the discovery and development of antibody therapeutics for neurodegenerative diseases, since March 2017, and is currently chief financial officer of or consultant to various life sciences companies including Prilenia Therapeutics Development Corp., Apic Bio Inc., Elicio Therapeutics Inc., Myeloid Therapeutics, Inc., Dermbiont, Inc., Bionaut Labs, Inc., and Calcimedica Inc. Since 2013, he has participated in 10 initial public offering filings and has assisted in raising more than $1 billion in debt and equity securities. Since 2019, Mr. Geffken has been a member of the board of directors of Windtree Therapeutics (NASDAQ: WINT), a biopharmaceutical company, and since 2017 he has been serving on the board of directors of Elicio Therapeutics Inc. From May 2013 to October 2017, he was a member of the board of directors of Alcobra Ltd., a public biotechnology company that merged with Arcturus Therapeutics, Inc. (NASDAQ: ARCT). From November 2017 until May 2018, Mr. Geffken served on the board of directors of Arcturus. Mr. Geffken holds a B.S. in Economics from The Wharton School, University of Pennsylvania, and a M.B.A. from Harvard Business School.

Brian G. Atwood has served as LWAC’s Chairman since January 2021. Mr. Atwood serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm that he co-founded in 1999. In 2015, Mr. Atwood co-founded Cell Design Labs, Inc., a biotechnology company focused on developing human cell engineering technology for the treatment of multiple diseases, including cancer, where he served as President and Chief Executive Officer until 2017, when it was acquired by Gilead Sciences. Mr. Atwood serves on the board of directors of Clovis Oncology, Inc. (NASDAQ: CLVS), and Atreca, Inc. (NASDAQ: BCEL), where he is Chairman. He also served on the board of directors of Immune Design Corp. from May 2008 until June 2016 (acquired by Merck in 2019), Veracyte, Inc., from its founding in 2008 until December 2016, OpGen Inc., from July 2007 until December 2017, Five Prime Therapeutics, from 2002 until March 2016, Cadence Pharmaceuticals, Inc. from March 2006 until its acquisition in March 2014, Helicos Biosciences from 2003 until

September 2011, Pharmion Corporation from 2000 until its acquisition in March 2008 and Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013. Mr. Atwood holds a B.S. in Biological Sciences from the University of California, Irvine, a M.S. in Ecology from the University of California, Davis, and an M.B.A. from Harvard Business School. Mr. Atwood was selected to serve because of his experience in the biotechnology industry, his years of business and leadership experience and his financial sophistication and expertise.

Elizabeth P. Bhatt has served as an independent director of LWAC since January 2021. Since September 2019, Ms. Bhatt has served as the Chief Business and Strategy Officer of Applied Molecular Transport Inc. (NASDAQ: AMTI), a publicly traded clinical-stage biopharmaceutical company. Before that, Ms. Bhatt was at Achaogen, Inc., a biopharmaceutical company, where she served as Chief Operating Officer from July 2018 to June 2019 and Chief Business Officer from September 2017 to June 2019. In April 2019, Achaogen filed a petition for bankruptcy in federal court seeking protection under Chapter 11 of the Bankruptcy Code. Prior to Achaogen, Ms. Bhatt held various roles at Gilead Sciences, Inc. (NASDAQ: GILD), a publicly traded research-based biopharmaceutical company, from July 2006 to September 2017, including Vice President, Corporate Development from January 2016 to September 2017 and Senior Director, Corporate Development from May 2011 to December 2015. Ms. Bhatt holds a B.A. in Chemistry from Pomona College, an M.S. in Biomedical Sciences from the University of California, San Diego and a M.B.A. from the Kellogg School of Management at Northwestern University. Ms. Bhatt was selected to serve on our board because of her strong scientific background, experience in various technical roles within the biotechnology industry, as well as her experience evaluating, investing and overseeing biotechnology companies.

Barbara A. Kosacz has served as an independent director of LWAC since January 2021. Since July 2020, Ms. Kosacz has served as the Chief Operating Officer and General Counsel of Kronos Bio, Inc. (NASDAQ: KRON), a publicly traded clinical-stage biopharmaceutical company. Prior to that, Ms. Kosacz was a Partner at the international law firm of Cooley LLP from January 1997 to December 2000, and again from February 2002 until July 2020, where she led the international Life Sciences Practice. Ms. Kosacz has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early stage startups to larger public companies, venture funds, investment banks, and non-profit institutions. She has served as a member of the BIO Emerging Companies’ Section Governing Board, is a member of the Board of Trustees of the Keck Graduate Institute, an advisory board member of Locust Walk Partners, and has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley, Stanford University, Columbia University and the University of Pennsylvania about biotechnology law, biotechnology business models, corporate partnering negotiations and deal structures, and bioethics. Recognized by Best Lawyers in America since 2008 and most recently as Biotechnology Lawyer of the Year in 2018, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business and recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” Ms. Kosacz is a member of the boards of directors of XOMA Corp. (NASDAQ: XOMA), a biotech royalty aggregator company, and Athira Pharma, Inc. (NASDAQ: ATHA), a biotechnology company. Ms. Kosacz received her B.A. from Stanford University and her J.D. from the University of California, Berkeley School of Law. Ms. Kosacz was selected to serve on our board due to her extensive experience in the life sciences industry and advising biotechnology companies.

Caroline M. Loewy has served as an independent director of LWAC since January 2021. Ms. Loewy serves on public company boards, provides strategic advisory services to life science companies, and has more than 25 years of experience in the biopharmaceutical industry. She co-founded and served as Chief Financial Officer and Chief Business Officer of Achieve Life Sciences, Inc., a specialty pharmaceuticals company, from 2015 to 2017. Prior to Achieve Life Sciences, she served as Chief Financial Officer of several life sciences companies, including Tobira Therapeutics, Inc. from 2012 to 2014, Corcept Therapeutics Inc. from 2008 to 2011 and Poniard Pharmaceuticals, Inc. from 2006 to 2008. Prior to that, Ms. Loewy was a senior biotechnology equity research analyst at Morgan Stanley, Inc. from 2000 to 2004 and Prudential Securities, Inc. from 1996 to 1999. She began her career as a financial analyst at BankAmerica Corporation. Ms. Loewy is a founding board member of the Global Genes Project and a member of the Steering Committee of the Forum for Collaborative Research in Rare Diseases. She is also a founding board member of the KCNQ2 Cure Alliance Foundation. Ms. Loewy currently serves on the boards of directors of, Zogenix, Inc., CymaBay Therapeutics Inc., Aptose Biosciences Inc. and PhaseBio Pharmaceuticals, Inc. Ms. Loewy holds a B.A. from the University of California, Berkeley, and a M.B.A./M.S. degree from Carnegie Mellon University. Ms. Loewy was selected to serve on our board based on her financial expertise as a former chief financial officer as well as her extensive experience in the biopharmaceutical industry.

Advisors

Ryan Gilbert, an advisor of LWAC, brings over 20 years of global financial services expertise as an entrepreneur, angel investor, venture investor, and advisor. His public company exits include Square and Eventbrite. Mr. Gilbert currently serves as the President and Chief Executive Officer of FTAC Olympus Acquisition Corp., FTAC Parnassus Acquisition Corp. and FTAC Zeus Acquisition Corp. each a blank check company formed for the purpose of effecting its own initial business combination. Mr. Gilbert is founder and General Partner of Launchpad Capital, a venture capital fund. He was most recently a General Partner at Propel Venture Partners, a venture capital fund backed by BBVA Group. He currently serves on the boards of directors of Propel Venture Partners portfolio companies Charlie Finance Co., Guideline, Inc., Grabango Co. and Steady Platform Inc. Mr. Gilbert serves as the executive chairman of SmartBizLoans, a small business lending marketplace that he co-founded as an entrepreneur-in-residence at Venrock. Mr. Gilbert is an independent director of bKash, Bangladesh’s largest remittance and mobile banking platform, a director of River City Bank, a $2.5 billion community bank based in Sacramento, CA, and a director of The Reserve Trust Company, a non-depository Colorado chartered Trust Company backed by QED Investors. He was previously co-founder and Chief Executive Officer of real estate payments company PropertyBridge (acquired by MoneyGram International).

Shami Patel, an advisor of LWAC, is a Managing Director of FinTech Masala. Mr. Patel currently serves as Chief Operating Officer of FTAC Olympus Acquisition Corp. and FTAC Zeus Acquisition Corp., each a blank check company formed for the purpose of effecting its own initial business combination, and as an advisor to FinServ (NASDAQ: FSRV), a blank check company which raised $250.0 million in its initial public offering in November 2019. Mr. Patel was also active in all aspects of the IPO and business combination process of FinTech I and FinTech II, including origination, due diligence and execution. He served as a Director, Chair of the Audit Committee and member of the Compensation Committee of FinTech I and FinTech II. FinTech I raised $100.0 million in its IPO in February 2015 and completed its initial business combination when it acquired FTS Holding Corporation in July 2016, in connection with which FinTech I changed its name to CardConnect Corp. The common stock of CardConnect Corp. was traded on the Nasdaq Capital Market under the symbol “CCN” until CardConnect Corp. was acquired by First Data Corporation in July 2017. FinTech II raised $175.0 million in its IPO in January 2017 and completed its initial business combination when it acquired Intermex Holdings II in July 2018, in connection with which FinTech II changed its name to International Money Express, Inc. The common stock of International Money Express, Inc. is currently traded on the Nasdaq Capital Market under the symbol “IMXI.” He also served as an advisor to FinTech III, a blank check company which raised $345.0 million in its IPO in November 2018 and completed its initial business combination when it merged with affiliates of Paya, Inc. in October 2020, in connection with which Paya Holdings Inc. became publicly traded on the Nasdaq Capital Market under the symbol “PAYA.”

LWAC’s advisors and any additional advisors we may engage to (i) assist us in negotiating the Business Combination, (ii) provide their business insights with respect to the Business Combination and (iii) upon our request, provide their business insights as we work to create additional value in the businesses that we acquire, which, in the case of (iv), will fulfill some of the same functions as our board members. However, they have no written advisory agreement with us. Additionally, except as otherwise disclosed in this Annual Report, our advisors have no other employment or compensation arrangements with us. Moreover, our advisors are not under any fiduciary obligations to us nor do they perform board or committee functions, nor do they have any voting or decision making capacity on our behalf. They are also not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if any of our advisors becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations, including other blank check companies, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

Number and Terms of Office of Officers and Directors

The Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Brian G. Atwood and Elizabeth P. Bhatt, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Chris Ehrlich, Caroline M. Loewy and Barbara A. Kosacz, will expire at our second annual meeting of stockholders.

Collectively, through their positions described above, LWAC’s officers and directors have extensive experience in life sciences industries.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. LWAC has determined that Brian G. Atwood, Elizabeth P. Bhatt, Caroline M. Loewy and Barbara A. Kosacz are independent directors under the Nasdaq rules and Rule 10A-3 of the Exchange Act.

Board Committees

Audit Committee

LWAC has established an audit committee of the Board of Directors, which consists of Brian Atwood, Elizabeth Bhatt and Caroline Loewy, all of whom meet the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Ms. Loewy serves as Chairman of our audit committee.

The audit committee’s duties, which are specified in LWAC’s Audit Committee Charter, include, but are not limited to:

•

reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•

discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team.

Financial Expert on Audit Committee

LWAC’s audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the Nasdaq Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Ms. Loewy satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the Board, which consists of Brian Atwood and Barbara Kosacz, each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Atwood serves as Chairman of our compensation committee.

The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	monitoring compliance with the requirements under the Sarbanes-Oxley Act relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

The Board intends to establish a nominating committee upon consummation of the Business Combination. At that time, the Board intends to adopt a charter for this committee. Prior to such time, our independent directors will address any nominations process, as required by Nasdaq.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We will make a printed copy of our code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to us as follows: Locust Walk Acquisition Corp., 200 Clarendon Street, 51st Floor, Boston, MA 02116, Attention: Secretary.

Executive Compensation

Compensation Discussion and Analysis

None of our executive officers or directors has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, executive officers and directors, or any entity with which they are affiliated, for services rendered prior to or in connection with the consummation of the Business Combination other than (i) repayment of loans made to us prior to January 7, 2021 by an affiliate of our Sponsor to cover offering-related and organization expenses, (ii) repayment of loans that our Sponsor, members of our management team or any of their respective affiliates or other third parties may make to finance transaction costs in connection the Business Combination (provided that if we do not consummate the Business Combination, we may use working capital held outside the trust account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment), (iii) payments to our Sponsor or its affiliate or designee of a total of $10,000 per month for office space, administrative and shared personnel support services, (iv) at the closing of the Business Combination, customary advisory fees, including placement agent fees, to an affiliate of our Sponsor, in amounts that constitute a market standard fee for comparable transactions and services provided, and (v) to reimburse for any out-of-pocket expenses related to identifying, investigating and completing the Business Combination. LWAC’s audit committee must approve all payments in excess of $5,000 to be made to any initial holder, our sponsor, our directors and officers or our or their affiliates.

After the consummation of the Business Combination, directors or members of our management team who remain in one of those capacities may be paid director, consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholder.

Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee serves or served during the fiscal year ended December 31, 2020, as a member of the Board or compensation committee of a company that has one or more executive officers serving as a member of the Board or compensation committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF LWAC

The following discussion and analysis of LWAC’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LWAC” regarding LWAC’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to LWAC or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of LWAC’s management, as well as assumptions made by, and information currently available to them. Actual results could differ materially from those contemplated by the forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

LWAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. LWAC intends to effectuate the Business Combination using cash from the proceeds of the IPO, the sale of the LWAC Private Placement Units that occurred simultaneously with the completion of the IPO, its capital stock, debt or a combination of cash, stock and debt.

LWAC expects to continue to incur significant costs in the pursuit of our acquisition plans. LWAC cannot assure you that its plans to complete a business combination will be successful.

Results of Operations

LWAC has neither engaged in any operations nor generated any operating revenues to date. LWAC’s only activities from inception through December 31, 2020 and for the three months ended March 31, 2021 were organizational activities and those necessary to prepare for the IPO, described below. LWAC does not expect to generate any operating revenues until after the completion of the Business Combination. LWAC expects to generate non-operating income in the form of interest income on marketable securities held after the IPO. LWAC expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, the Business Combination.

For the three months ended March 31, 2021, LWAC had a net income of $48,837, which consisted of income of $0.7 million, derived from the changes in fair value of the value of the warrant liabilities, offset by operations and franchise tax costs of $0.3 million and $50,758, respectively, and transaction costs allocated to warrant liabilities of $0.2 million. For the period from October 2, 2020 (inception) through December 31, 2020, LWAC had a net loss of $2 thousand, which consisted of formation and operating expenses.

Liquidity and Capital Resources

As of March 31, 2021, LWAC had cash of approximately $1.5 million. Until the consummation of the IPO, LWAC’s only source of liquidity was an initial purchase of common stock by the Sponsor and loans from our Sponsor.

On January 12, 2021, LWAC consummated the IPO of 17,500,000 Units, at a price of $10.00 per Unit, which included the partial exercise by Cantor of its over-allotment option in the amount of 2,200,000 Units, generating gross proceeds of $175,000,000. Simultaneously with the closing of the IPO, LWAC consummated the sale of 545,000 LWAC Private Placement Units to the Sponsor at a price of $10.00 per Placement Unit generating gross proceeds of $5,450,000.

Following the IPO, the partial exercise of the over-allotment option and the sale of the LWAC Private Placement Units, a total of $175,000,000 was placed in the Trust Account. LWAC incurred $10,097,226 in transaction costs, including $3,060,000 of underwriting fees, $6,565,000 of deferred underwriting fees and $472,226 of other offering costs.

LWAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and taxes payable), to complete the Business Combination. To the extent that LWAC’s capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan LWAC funds as may be required. If LWAC completes the Business Combination, LWAC may repay such loaned amounts out of the proceeds of the Trust Account released to LWAC. In the event that the Business Combination does not close, LWAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the LWAC Private Placement Units.

LWAC does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if LWAC’s estimate of the costs of completing the Business Combination are less than the actual amount necessary to do so, LWAC may have insufficient funds available to operate its business prior to the Business Combination. Moreover, LWAC may need to obtain additional financing either to complete the Business Combination or because LWAC becomes obligated to redeem a significant number of its public shares upon consummation of the Business Combination, in which case LWAC may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, LWAC would only complete such financing simultaneously with the completion of the Business Combination. If LWAC is unable to complete the Business Combination because it does not have sufficient funds available to it, LWAC will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, LWAC may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

LWAC had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. LWAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. LWAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

LWAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor or an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and shared personnel support services to LWAC. LWAC began incurring these fees on January 12, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or LWAC’s liquidation.

In addition, LWAC has an agreement to pay the underwriters a deferred fee of $6,565,000 in connection with the IPO. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that we complete the Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF eFFECTOR

Overview

We are a clinical-stage biopharmaceutical company focused on pioneering the development of a new class of oncology drugs we refer to as selective translation regulator inhibitors (“STRIs”). Translation is the process in cells whereby the synthesis of proteins is directed by information contained in genetic sequences. We utilized our proprietary selective translation regulation technology platform to internally discover a portfolio of small molecule STRI product candidates. Our product candidates target the eIF4F complex and its activating kinase, MNK. The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select messenger RNA (“mRNA”) into proteins that are frequent culprits in key disease-driving processes. Inhibition of these targets simultaneously downregulates multiple disease-driving proteins before they are synthesized. Each of our product candidates is designed to act on a single protein that drives the expression of multiple functionally related proteins, including oncoproteins, which are proteins whose aberrant function can cause cancer, immunosuppressive proteins in T cells and proteins known to drive drug resistance that together control tumor growth, survival and immune evasion.

Our lead product candidate, tomivosertib, is an inhibitor of MNK 1 and 2 (“MNK1” and “MNK2”, or collectively, “MNK1/2”), and is currently being evaluated in combination with KEYTRUDA® (also known as pembrolizumab), an FDA-approved inhibitor of programmed cell death protein 1 (“PD-1”) in a randomized Phase 2b clinical trial in patients with metastatic non-small cell lung cancer (“NSCLC”). Our second product candidate, zotatifin, is an inhibitor of eIF4A, a component of the eIF4F complex, and is currently being evaluated in a Phase 1/2 clinical trial in patients with certain solid tumors. We have completed the Phase 1 portion of this trial and are currently enrolling patients in Phase 2a open-label expansion cohorts in biomarker-selected patients with tumors driven by multiple proteins shown in our preclinical studies to be downregulated by zotatifin. We are also enrolling patients in a Phase 1b clinical trial evaluating zotatifin as an antiviral agent against SARS-CoV-2, funded by a DARPA grant. We have entered into a global collaboration and license agreement with Pfizer for our earliest stage program, inhibitors of eIF4E, and Pfizer is currently conducting investigational new drug (“IND”) application-enabling studies for this program. We believe each of our product candidates has the potential to improve patient outcomes and expand the utility of cancer treatments such as checkpoint inhibitors and targeted therapies.

The following table summarizes our current programs:

Figure 1: Our Pipeline.

*	Led by McGill University; funded by Stand Up to Cancer (SU2C) grant
**	Funded by a grant from DARPA

Targeting the eIF4F Complex and MNK1/2

The eIF4F complex plays a critical role in the production of certain proteins that promote cell growth and division. During normal cellular function, extracellular factors such as growth factors or antigens, bind to cell surface receptors such as receptor tyrosine kinases (“RTKs”) and T cell receptors (“TCRs”) which initiate signaling through the PI3K-AKT and RAS-MEK pathways to stimulate growth. Under normal conditions, RTKs and TCRs are stimulated only transiently when cell growth and proliferation are required. However, when eIF4F activation is excessive and continuous, either because of oncogenic mutations that activate the PI3K-AKT and RAS-MEK pathways or the continuous presentation of antigens to TCRs in cancer, this results in the upregulation of protein synthesis. This upregulation leads to uncontrolled growth of tumor cells and exhaustion of T cells, which causes T cells to become less effective cancer fighters. Inhibiting targets in the eIF4F complex downregulates production of disease-driving proteins before they are synthesized. Proteins in tumor cells that are controlled by the eIF4F complex include: (1) multiple oncoproteins currently addressed by targeted therapies, such as RTKs and KRAS; (2) oncoproteins for which there are currently no targeted therapies available, such as MYC and Cyclin D1; and (3) certain proteins that are often upregulated in response to targeted therapies as a resistance mechanism, such as Cyclin D1, CDK4/6, RTKs, and KRAS. In T cells, MNK 1/2 controls the production of multiple immunosuppressive factors including PD-1, PD-L1, TIM3, LAG3 and IL-10 that serve to exhaust the T cells and attenuate an immune response.

We believe there are several potential advantages of targeting MNK1/2 and the eIF4F complex. First, we can simultaneously aim to inhibit the production of multiple key disease -riving proteins that tumor cells have hijacked for growth, proliferation and survival. Rather than inhibiting a single target oncoprotein, our product candidates are each designed to downregulate multiple target oncoproteins that are often co-produced in cancer cells, or multiple immunosuppressive factors produced in activated T cells. In addition, our product candidates are designed to downregulate many proteins that are frequently over-produced by feedback pathways as resistance mechanisms that cause tumors to become less responsive to targeted therapies. Moreover, some of the disease-driving proteins such as MYC and Cyclin D1 that our product candidates are designed to downregulate are not currently addressable by any existing marketed agents due to the cellular location and complex shape of these targets. Lastly, our product candidates are designed to preserve normal cell function while at the same time enhancing tumor cell killing because these over-produced disease-driving proteins, which are dependent on MNK1/2 and the eIF4F complex for their production, are more critical for the growth and survival of tumor cells than normal cells.

Tomivosertib, a Potent and Highly Selective MNK1/2 Inhibitor

Our lead product candidate, tomivosertib, is an oral small molecule inhibitor of MNK1/2 that we are developing in combination with inhibitors of PD-1 and programmed cell death ligand 1 (“PD-L1”) collectively what we refer to as anti-PD-(L)1 therapy, for the treatment of patients with solid tumors. MNK1/2 are kinases that phosphorylate, or modify by the enzymatic addition of a phosphate chemical group, a key protein within the eIF4F complex. Through inhibition of MNK1/2, tomivosertib is designed to downregulate production of multiple immune-suppressive proteins and to reprogram T cells to delay exhaustion and dysfunction, increasing their ability to combat tumor cells. Tomivosertib has been shown to downregulate production of multiple immunosuppressive proteins, including PD-1, PD-L1, TIM3, LAG3 and IL-10, in preclinical studies. MNK1/2 play a crucial role in the development of many tumors, including by controlling in a coordinated manner the expression of multiple factors that attenuate an immune response. Immune attenuation is a normal biological process that prevents overstimulation of the immune system. However, tumors frequently exploit the attenuation process in order to evade immune control. In preclinical studies, tomivosertib inhibited MNK1/2, and enhanced the ability of the immune system to attack tumors. Immune checkpoints, such as PD-1, PD-L1, TIM3 and LAG3, are signaling molecules expressed on immune and tumor cells that can activate multiple mechanisms to attenuate an anti-tumor immune response. Over the past several years, a class of drugs called checkpoint inhibitors, primarily anti-PD-(L)1 therapies, have emerged as an important new class of therapeutics in the treatment of cancer with the ability to block these immune checkpoint pathways. In 2020, the worldwide market value for anti-PD-(L)1 therapies was estimated to exceed $25 billion, of which more than $12 billion accounted for the treatment of patients with metastatic NSCLC. While checkpoint inhibitor treatment is very effective in patients for a variety of cancers, these agents are generally not curative, and a large majority of patients ultimately progress on their checkpoint inhibitor therapy. There are an estimated approximately 27,000 U.S. patients with NSCLC that have PD-L1 expression ≥50%, who currently receive anti-PD-(L)1 therapy as their frontline treatment, our initial target patient population in the frontline setting that we estimate represents an approximately $4.0 billion total market opportunity in the United States. Based on external clinical and market data, we estimate that approximately 50% of those patients who are treated with pembrolizumab as their frontline of therapy would be eligible for a combination of tomivosertib and pembrolizumab after initial Response Evaluation Criteria in Solid Tumors (“RECIST”) progression on pembrolizumab monotherapy treatment and prior to advancing to any chemotherapy treatments, resulting in an initial target market of approximately 9,000 U.S. patients in the frontline extension setting. We refer to the addition of tomivosertib to frontline anti-PD-(L)1 therapy, after an initial radiographic progression on the such frontline therapy, as frontline extension setting, and we estimate that frontline extension represents an approximate $700 million total market opportunity in the United States.

Based on the encouraging results in our Phase 2a clinical trial, in June 2021 we initiated patient dosing in KICKSTART, a double-blind, randomized, placebo-controlled Phase 2b trial of tomivosertib combined with pembrolizumab in patients with metastatic NSCLC, including both frontline extension and frontline cohorts. Pembrolizumab is owned and marketed by Merck for frontline NSCLC and several other indications. We expect to report topline data from the frontline extension and frontline cohorts in the first half of 2022 and second half of 2022, respectively. In our completed Phase 2a CPI-A clinical trial evaluating tomivosertib in combination with anti-PD-(L)1 therapy in 17 patients with metastatic NSCLC, tomivosertib substantially extended the median progression free survival (“mPFS”), the time duration during which patients remain alive and experience no disease progression, define as an increase in their tumor assessment of greather than 20% or appearance of new lesions, in patients that were previously progressing on their anti-PD-(L)1 therapies. In addition, as of study completion in September 2020, two of those 17 patients (12%) had confirmed partial responses, or decreases in tumor assessments of greater than or equal to 30% from baseline (“PRs”) one of which went on to achieve a confirmed complete response, or no detectable tumor lesions (“CR”) with a third patient showing 28% tumor regression. Tomivosertib was generally well tolerated in this clinical trial. In these 17 patients, once tomivosertib was added without any change or break in the anti-PD-(L)1 therapy, there was a mPFS of 20 weeks. In this trial, patients with positive PD-L1 expression, a biomarker of T cell infiltration into tumors, as determined by post-hoc analysis of available data from diagnostic assays conducted during their treatment history, had mPFS of 53 weeks relative to 9 weeks for PD-L1 negative patients. Tomivosertib has been tested on over 200 patients through May 2021, including approximately 80 in combination with checkpoint inhibitors, and has demonstrated a favorable adverse event profile both as a single agent and in combination with checkpoint inhibitors. The FDA has placed a partial clinical hold on our Phase 2b KICKSTART clinical trial of tomivosertib in combination with pembrolizumab treatment in frontline and frontline extension NSCLC patients. Pursuant to this partial clinical hold, we are only allowed to enroll 50 patients for experimental treatment until the results of 13-week toxicology studies are submitted to and reviewed by the FDA. We believe this mechanism is routinely utilized by the FDA to align the extent of clinical enrollment with their review of toxicology results and does not reflect any findings to date with tomivosertib. While we expect to file the results of the 13-week animal toxicology studies with the FDA in the third quarter of 2021, if we do not complete these toxicology studies on our expected timeline or if the results of the studies do not support a continued development, this may cause the trial to be delayed or not completed at all.

We are enrolling NSCLC patients in KICKSTART with PD-L1 biomarker expression >50%, who have been demonstrated to be the most responsive to pembrolizumab monotherapy in the frontline setting. In this patient population, anti-PD-(L)1 monotherapy is the standard of care and pembrolizumab is the most widely used checkpoint treatment. Beyond this initial KICKSTART patient population, we plan to pursue additional clinical trials of tomivosertib in other indications where anti-PD-(L)1 therapy is the standard-of-care, including in frontline metastatic NSCLC patients with PD-L1 expression of 1-49% in combination with PD-(L)1 and chemotherapy, as well as other cancers where PD-(L)1 therapy is approved such as renal, bladder, triple negative breast cancer, or tumors with high microsatellite instability (“MSI-H”).

Our preclinical studies suggest combining tomivosertib with anti-PD-(L)1 treatments can overcome mechanisms of resistance to checkpoint inhibitors, resulting in enhanced and durable sensitivity. In addition, our preclinical data demonstrated that tomivosertib, either as a single agent or in combination with anti PD-1 treatment, promoted anti-tumor immunity that persisted after stopping drug treatment. We believe that a key advantage of our approach is that by inhibiting MNK1/2, tomivosertib is designed to downregulate the production of multiple immune checkpoint and immunosuppressive cytokine proteins in a coordinated manner to activate an immune response against tumors. Our preclinical data demonstrated that tomivosertib activity addressed key mechanisms of checkpoint inhibitor resistance by:

•	increased target cell killing;

•	simultaneous downregulation of several key checkpoint proteins associated with T cell exhaustion and dysfunction, including PD-1, PD-L1, LAG-3 and TIM-3;

•	decreased production of immunosuppressive IL-10; and

•	increased memory T cell population.

Collectively, these effects may complement checkpoint inhibitors by increasing tumor recognition, restoring immune response, improving durability of response and preserving antitumor immunity.

Zotatifin—A Potent and Selective eIF4A mRNA Helicase Inhibitor

Our second product candidate, zotatifin, is a small molecule designed to inhibit eIF4A, and is currently progressing to the Phase 2 dose expansion portion of our Phase 1/2 clinical trial in patients with solid tumors. eIF4A is a helicase and is responsible for unwinding complex secondary structures, found in the 5’ untranslated region (“UTR”) of certain mRNA. This unwinding is a regulatory control step that leads to efficient overproduction of important proteins that enable normal cells to respond to growth signals, and which are upregulated in tumor cells. Proteins in tumor cells that are controlled by eIF4A include multiple oncoproteins currently addressed by targeted therapies, oncoproteins for which there are currently no targeted therapies available and certain proteins that are often upregulated in response to targeted therapies as a resistance mechanism. Several of these oncoproteins can function in concert within a vertical signaling pathway to drive tumor growth, proliferation and survival in cancer, including certain breast cancers and NSCLC. In our preclinical studies, we discovered that most proteins inhibited by zotatifin have common distinct translation initiation regulatory elements in the 5’ UTR of the mRNA recognized by zotatifin. Our preclinical data showed that zotatifin inhibition at physiologic concentrations in vitro only impacted translation of approximately 5% of mRNAs in a cell. Further, because these translation initiation regulatory elements are located in the mRNA prior to and independent from the coding sequences that dictate the amino acids included in protein synthesis, their inhibition is independent of protein mutation variants. We are initiating multiple Phase 2a expansion cohorts with zotatifin both as a single agent and in combination with targeted agents in ER+ breast cancer, FGFR+ breast cancer, HER2+ breast cancer and KRAS mutant NSCLC. Together, we believe the estimated target population of breast cancer and NSCLC patients that meet the enrollment criteria in our planned Phase 2a expansion cohorts totals approximately 82,000 in the United States.

Zotatifin as an Antiviral Agent for COVID-19

In collaboration with the Quantitative BioSciences Institute (“QBI”) at UCSF we secured a $5 million grant from DARPA, a research and development agency within the U.S. Department of Defense, to support the evaluation of zotatifin as a potential host-directed anti-viral therapy in patients with mild to moderate COVID-19. Zotatifin inhibits the eIF4A-dependent translation of select mRNA into proteins. eIF4A is required to unwind the complex secondary structures within the 5’ UTR of coronaviruses, and other RNA viruses, to translate viral RNA and replicate. Zotatifin was evaluated as one of 69 compounds tested for in vitro antiviral activity against severe acute respiratory syndrome coronavirus (“SARS CoV-2”) the virus that causes COVID-19, by independent groups at Mount Sinai Hospital in New York and Institut Pasteur in Paris. Results from the study, published in Nature in April 2020, revealed that zotatifin was one of the most active antiviral agents against SARS-CoV-2 among all the compounds tested. In subsequent studies using normal human bronchoepithelial cells, zotatifin demonstrated potent inhibition of SARS-CoV-2 as well as Middle East respiratory syndrome coronavirus (“MERS-CoV”). Overall, these studies showed that zotatifin was substantially more potent than AT-511, the free base form of AT-527, which is currently being evaluated in a Phase 3 clinical trial, and approximately 10 times more potent than remdesivir, the current standard of care as an anti-viral inhibitor in patients with SARS-CoV-2. We are enrolling patients in a Phase 1b double-blind, randomized dose escalation trial of zotatifin in non-hospitalized patients with mild to moderate COVID-19 funded by DARPA in approximately 36 patients evaluating three different doses of zotatifin.

eIF4E—Global Collaboration with Pfizer

Our third program is focused on developing inhibitors of eIF4E and is currently being developed by Pfizer under the Pfizer Agreement. Pfizer is currently conducting IND-enabling studies for the lead product candidate. We have received $42 million to date under the Pfizer Agreement with the potential to receive up to an additional $465 million in future milestone payments as well as potential royalties on sales.

Our Proprietary STRIs - Invented Using Our Translation Regulation Technology Platform

We discovered our product candidates using our proprietary selective translation regulation technology platform. In addition, we assembled a team of founders and collaborators that are experts in the eIF4F complex and growth-dependent translation control. The importance of translation regulation in disease has become increasingly recognized in the pharmaceutical industry, and we believe we remain at the forefront of developing approaches to cancer therapy focused on STRIs. Utilizing our proprietary selective translation regulation technology platform, we developed an understanding of genes that are translationally upregulated in multiple tumor types and other diseases. This has enabled us to identify specific points of therapeutic intervention that may have a meaningful clinical effect and to identify patient populations most likely to respond to product candidates acting at these points of intervention. We believe our in-depth understanding of translation regulation biology combined with our sophisticated and dedicated structure-based design and computational chemistry approach to medicinal chemistry gave us a key advantage in pioneering the emerging field of translation regulation therapeutics and creates significant barriers to entry. We currently plan to focus our resources on the clinical development of our existing product candidates.

We have strong composition of matter and other intellectual property positions covering our product candidates and their uses and strive to protect our product candidates and our technology platform through an intellectual property estate in major markets throughout the world.

Strategy

Our goal is to continue to pioneer the development of and ultimately commercialize STRIs for the treatment of multiple types of cancer. To achieve our goal, we intend to pursue the following strategies:

•

Advance our lead product candidate, tomivosertib, through clinical development and regulatory approval. In June 2021, we initiated dosing in KICKSTART, a randomized Phase 2b clinical trial evaluating tomivosertib in combination with pembrolizumab in patients with metastatic NSCLC with PD-L1 expression >50% in both the frontline extension and frontline settings. We expect to report topline data from the frontline extension and frontline cohorts in the first half of 2022 and second half of 2022, respectively. If we obtain positive results from this Phase 2b clinical trial, we plan to follow this trial with subsequent Phase 3 registration trials, with the ultimate goal of securing marketing approval in order to enable treatment of cancer patients for whom current treatments are inadequate. However, if the results from this Phase 2b trial are sufficiently positive and statistically significant, we believe it could potentially be used to support a new drug application (“NDA”) submission seeking accelerated regulatory approval, subject to FDA feedback. We also plan to further expand our clinical development program with tomivosertib, including in combination with anti-PD-(L)1 therapy and chemotherapy in frontline metastatic NSCLC patients with PD-L1 expression 1-49%, and additional other tumor types.

•

Develop zotatifin in patients with selected breast cancer and NSCLC tumors. We plan to advance our clinical trials of zotatifin in patients who we believe could most benefit from zotatifin’s potential ability to downregulate multiple disease-driving proteins in the PI3K-AKT and RAS-MEK pathways and key resistance proteins. We plan to initially focus on patients with breast cancer and NSCLC with tumor types potentially having more than one oncogenic driver downregulated by zotatifin, both as a single agent and in combination with other targeted therapies. We are currently enrolling patients in the Phase 2 dose expansion portion of our Phase 1/2 clinical trial in patients with certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. Our goal is to progress zotatifin through registration trials to provide a novel treatment to patients not sufficiently benefitting from existing therapies.

•

Efficiently assess zotatifin’s utility as an antiviral in the treatment of COVID-19 patients and pursue additional development as appropriate. In collaboration with QBI at UCSF, and with $5 million in funding from DARPA, we plan to evaluate zotatifin as a potential host-directed anti-viral therapy in patients with mild to moderate COVID-19 symptoms as well as to develop an initial subcutaneous formulation and begin initial drug manufacturing activities with the grant funds. We are enrolling patients in a Phase 1b double-blind, randomized dose escalation trial of zotatifin in non-hospitalized patients with mild to moderate COVID-19 in approximately 36 patients evaluating three different doses of zotatifin. If there is positive risk/benefit in the Phase 1b trial, we plan to pursue further development funded either through potential additional U.S. government grants, or in collaboration with one or more pharmaceutical companies with experience in antiviral drug development and commercialization.

•

Selectively evaluate opportunities to maximize the potential of our programs in collaboration with leading biopharmaceutical companies. We retain worldwide rights to tomivosertib and zotatifin and plan to build the capabilities to effectively commercialize and market these product candidates for the treatment of cancer in North America, if approved. We plan to selectively evaluate potential opportunities on a program-by-program basis with biopharmaceutical companies whose research, development, and/or geographic capabilities complement our own with the goal to help mitigate clinical and commercial risk and/or maximize global commercial potential, including with respect to tomivosertib and zotatifin in markets outside of North America. For example, in December 2019, we entered into our research collaboration and license agreement with Pfizer for the development of our eIF4E program.

•

Maintain our corporate culture as we continue to grow our business. We believe that our environment of scientific and intellectual integrity, combined with a focus on respect, collaboration and a commitment to patients will be essential for our continued success. We plan to continue to foster this culture as we progress our pipeline through clinical development.

Our Company Origin, Team and Investors

We founded our company in 2012 based on pioneering research in the laboratories of Drs. Davide Ruggero and Kevin Shokat, and subsequently licensed proprietary applications of translational profiling technology from UCSF. Our scientific founders and management team comprise industry veterans who have played important roles in the discovery and development of marketed small molecule drugs, monoclonal antibody therapeutics and cell therapy in oncology and other disease areas, including Adcetris, Avastin, Cabometyx, Cellcept, Cotellic, Inlyta, Tecentriq, Toradol and Viracept.

From our inception through March 31, 2021, we raised aggregate gross proceeds of $150 million from leading life science investors, including Abingworth, S.R. One, The Column Group, U.S. Venture Partners, Altitude Life Science Ventures, Sectoral Asset Management, Pfizer Venture Investments, AbbVie Biotech Ventures, BioMed Ventures, Osage University Partners, Astellas Ventures and Alexandria Venture Investments.

Role of Translational Regulations and the eIF4F Complex in Cancer

Figure 2: The process of gene expression.

The information embodied in the human genome directs cellular behavior through a process known as gene expression, whereby the instructions encoded in RNA are used to direct protein synthesis. Two critical steps in gene expression are transcription and translation (see figure 2 above). Transcription is the copying of DNA sequences into mRNA, whereas translation is the subsequent utilization of mRNA sequences to direct protein synthesis. Ever since a unidirectional flow of information from DNA to RNA to protein was named the central dogma of molecular biology by Francis Crick 60 years ago, biologists have focused on transcription as the primary point of regulation in gene expression. More recently, we and our scientific founders have demonstrated that translation serves as a critical regulatory step for overproduction of a small fraction of the mRNA transcriptome and is amenable to drug development. Translational regulation typically controls the expression of functionally related proteins that can have profound effects on cellular physiology, including response to extracellular and intracellular signals that drive cellular growth and division and immune cell function. Disruption of the translational regulation of these effector proteins’ expression can drive the initiation and advancement of many diseases.

In cancer, the tightly controlled translation of certain mRNA frequently becomes dysregulated, via aberrant activation of the eIF4F complex, leading to the production of cancer-causing proteins and thus malignancy characterized by uncontrolled growth, immune evasion and metastasis. We believe our therapeutic approach can restore the translational control of processes that tumors have hijacked for their benefit, while preserving normal cell function. Translationally regulated processes occur in tumor cells and T cells and are important for the survival and growth of tumors, including evasion of the body’s immune system. By acting in tumor cells and/or T cells, our product candidates can regulate production of many proteins that drive cancer progression and thus have the potential to combine the benefits of multiple targeted therapies and/or immunotherapies in a single therapeutic agent.

We have discovered that multiple processes responsible for attenuating an immune response, including upregulating checkpoint proteins and downregulating antigen presenting proteins, are controlled through translational regulation. The ability to attenuate an immune response is important in healthy tissue in order to maintain a balanced, non-self-destructive tenor following immune activation, but can also enable tumors to escape immune detection and destruction. By reprogramming T cells and blocking the translation of factors that allow tumors to escape immune mediated destruction, we believe we can release a patient’s immune system to more efficiently attack tumors.

The eIF4F complex is a central junction where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge and represents a central node responsible for the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes (see figure 3 below). Furthermore, continuous activation of MNK1/2 and the eIF4F complex in T cells leads to exhaustion and dysfunction. Our proprietary selective translation regulation technology platform has demonstrated that certain disease states, such as cancer, result in substantial upregulation of MNK1/2 and the eIF4F complex, which collectively activate production of multiple oncoproteins that drive tumor growth and proliferation, as well as immunosuppressive proteins that cause exhaustion and dysfunction in T cells. These disease-driving proteins are controlled by key translation regulation factors, including our three targets: MNK1/2, eIF4A and eIF4E. MNK1/2 are kinases that play an important role in signaling and survival and regulate genes known to reduce, or downregulate, tumor immune response. MNK is the terminal kinase that phosphorylates eIF4E, a key component of the complex responsible for translation initiation, while eIF4A is responsible for unwinding mRNA structures prior to translation. We have discovered that MNK1/2, eIF4A and eIF4E each selectively regulate the translation of a largely unique subset of mRNA providing the opportunity to impact distinct facets of tumor biology and disease subsets with each target in our portfolio.

Figure 3: eFFECTOR’s targets are located at a key node between oncogenic signaling pathways and the proteins they produce.

Extracellular signals

We see a high potential for improved therapeutic outcomes by targeting key translation regulators in the eIF4F complex to treat cancer. We believe targeting these translational regulators to treat cancer will allow our product candidates to have a broader therapeutic impact on tumors relative to programs directed at inhibiting activity of a single translated protein. By regulating the expression of sets of functionally related proteins that drive both tumor growth as well as the body’s response to the tumor, our product candidates are designed to generate effects on both tumor and immune cells that we believe can address many of the limitations of current targeted or immunotherapies.

Our Development Programs

We are developing a portfolio of selective small molecule STRIs targeting the eIF4F complex that we believe have the potential to overcome some of the limitations of current targeted or immunotherapies in a number of significant cancer types for which current treatments are limited or unavailable.

Lead Product Candidate: Tomivosertib, a Potent and Highly Selective MNK1/2 Inhibitor

Tomivosertib Overview

Tomivosertib is an oral small molecule MNK1/2 inhibitor in development for the treatment of patients with solid tumors in combination with anti-PD-(L)1 therapy. MNK1/2 are the activating kinases of the eIF4F complex that control the production of multiple immune-suppressive factors in T cells including PD-1, PD-L1, TIM3, LAG3 and IL-10. Through inhibition of MNK1/2, tomivosertib is designed to reprogram T cells to delay exhaustion and dysfunction, providing a greater ability to combat tumor cells. In our completed Phase 2a CPI-A clinical trial evaluating tomivosertib in combination with anti-PD-(L)1 therapy, in 17 patients with NSCLC tomivosertib demonstrated the ability to substantially extend the mPFS in patients that were previously progressing on their anti-PD-(L)1 therapies. In addition, as of study completion in September 2020, two of those 17 patients (12%) have confirmed PRs, one of which went on to achieve a confirmed CR, with a third showing 28% tumor regression. Tomivosertib was generally well tolerated in this clinical trial. Based on these results, in June 2021 we initiated patient enrollment in KICKSTART, a double-blind, randomized, placebo-controlled Phase 2b trial of tomivosertib combined with pembrolizumab, in patients with metastatic NSCLC. We expect to report topline data from the frontline extension and frontline cohorts in the first half of 2022 and second half of 2022, respectively.

Market Opportunity

Lung cancer is the second most common cancer (excluding skin cancer) in the United States, and the leading cause of cancer death. The National Cancer Institute estimates over 235,000 new cases of lung cancer will occur in 2021. NSCLC is the most common subtype of lung cancer, accounting for 84% of all lung cancer diagnoses. Currently, approximately 75% of patients with NSCLC have tumors that lack a specific actionable mutation that is potentially conducive to approved mutation-specific targeted-therapies, but these patients may be eligible for anti-PD-(L)1 as their frontline treatment for metastatic NSCLC. In 2020, the worldwide market value for anti-PD-(L)1 therapies was estimated to exceed $25 billion, of which more than $12 billion accounted for the treatment of NSCLC. While checkpoint inhibitor treatment is very effective in patients with a variety of cancers, a large majority of patients ultimately progress on their checkpoint inhibitor therapy. There are approximately 27,000 U.S. patients with metastatic NSCLC that have PD-L1 expression ≥50% who currently receive checkpoint inhibitor therapy as their frontline metastatic NSCLC treatment, our initial target patient population that we estimate represents an approximate $4.0 billion total market opportunity in the United States. It is estimated that pembrolizumab monotherapy currently has approximately 70% of the market share of checkpoint monotherapies in frontline metastatic NSCLC, representing over 18,000 U.S. patients. Based on data from a third-party clinical trial and market research, we estimate that approximately 50% of those patients who are treated with pembrolizumab as their frontline therapy would be eligible for a combination of tomivosertib and pembrolizumab after initial RECIST progression on pembrolizumab monotherapy treatment and prior to advancing to any chemotherapy treatments, resulting in an initial target market of approximately 9,000 U.S. patients in the frontline extension setting. We estimate that frontline extension represents an approximate $700 million total market opportunity in the United States. In a third party Phase 3 clinical trial of atezolizumab, an anti-PD-L1 checkpoint inhibitor (the OAK trial), approximately 50% of patients who received atezolizumab, were eligible for further treatment on atezolizumab alone after an initial progression. We believe that both the frontline extension and frontline settings offer substantial market opportunities in the United States and globally, and that there are many opportunities to expand the development of tomivosertib including a triplet combination with tomivosertib, a checkpoint inhibitor and chemotherapy in patients with NSCLC having PD-L1 expression less than 50%. Potential additional expansion opportunities include other checkpoint responsive cancers, such as bladder cancer, renal cell carcinoma or MSI-H cancers.

As shown in figure 4 below, our target markets are in the frontline treatment of patients with NSCLC, either directly in the frontline or as an extension of their existing frontline therapy. We are focusing on patients with metastatic NSCLC with PD-L1 status greater than or equal to 50%, representing the most immune-responsive patients, and those without any actionable mutations, specifically in EGFR or ALK, who would typically receive a targeted therapy as their frontline treatment. Patients in our target market currently generally receive anti-PD-(L)1 therapy as their frontline treatment. We believe the extension of anti-PD-(L)1 frontline treatment with the addition of tomivorsertib, following initial radiographic progression, in the treatment of patients with NSCLC is a novel setting. Traditionally, once patients progress on frontline anti-PD-(L)1 treatment they receive non-immunotherapy treatment regimens including chemotherapy or alternative therapies rather than continuing on the frontline treatment (alone or in combination). Both of these market segments are prior to any chemotherapy treatments such as cisplatin, oxaliplatin or carboplatin with another agent, known as platinum doublet therapy, as well as prior to late line treatment, often referred to as salvage therapy, with docetaxel, a cytotoxic chemotherapy agent. An important treatment tenant is that we aim to treat with immunotherapy and delay cytotoxic chemotherapy for as long as possible.

Figure 4: Tomivosertib is being developed in two important frontline metastatic NSCLC market segments.

Overview on Invention of Tomivosertib – A Highly Selective Inhibitor of MNK1/2

We conducted an extensive medicinal chemistry effort incorporating structure-based drug design and identified tomivosertib as our lead product candidate. Tomivosertib has demonstrated highly potent and selective MNK1/2 inhibition, with a half-maximal inhibitory concentration (“IC50”), of one to two nanomolar (one billionth of a mole per liter) against both MNK isoforms, MNK1 and MNK2 in enzyme assays and inhibits the kinase through a reversible, ATP-competitive mechanism of action. Treatment of tumor cell lines with tomivosertib led to a dose-dependent reduction in eIF4E phosphorylation at serine 209 (IC50 = 1.4 to 21.5 nM), consistent with previous findings that phosphorylation of this site is solely dependent upon MNK1/2. Additionally, when tested in vitro against an enzyme panel of 414 kinases, tomivosertib was shown to be a highly selective inhibitor of MNK1/2, with a potency against MNK1/2 approximately 100-fold greater than its potency against two of the profiled kinases, CLK4 and DRAK1, and more than 1000-fold greater than its potency against the remaining 412 kinase targets tested.

Tomivosertib is designed to inhibit MNK1/2 and thus block phosphorylation of eIF4E and activation of the eIF4F complex downstream of MAPK signaling in T cells, and to selectively regulate protein translation of select mRNAs. We performed a comprehensive and quantitative measurement of the effect of tomivosertib inhibition on the translation of expressed mRNA in multiple tumor cell lines and immune cell types. In this study, MNK1/2 was shown to play an important role in regulating anti-tumor immune response by controlling the expression of key known immune checkpoint proteins and cytokines that create an immunosuppressive tumor microenvironment, which together limit immune cell function.

We also tested tomivosertib in multiple in vivo tumor models, including syngeneic mouse models and genetically engineered mouse models of cancer conducted in immunocompetent mice, as well as multiple xenograft models comprising human tumor cells implanted in mice whose immune systems have been compromised in order to permit growth of human cells. Through this battery of in vivo preclinical tests, we have demonstrated that tomivosertib treatment as a single agent triggered a broad anti-tumor immune response in immunocompetent mouse models, including induction of anti-tumor immunity that persisted after tomivosertib dosing is stopped.

Tomivosertib Mechanism of Action: Stimulating the Immune System to Enhance Tumor Killing

Our preclinical and clinical data collected to date suggest combining tomivosertib with an anti-PD-(L)1 inhibitor can overcome mechanisms of resistance to checkpoint inhibitors, resulting in enhanced sensitivity to checkpoint inhibitors. Our preclinical studies have shown that suppressing MNK1/2 broadly enhanced T cell effector response both in vivo and in vitro. Through its mechanism designed to reprogram T cells by blocking a pivotal intracellular signaling pathway, tomivosertib has been shown to:

•	enhance tumor cell killing;

•	downregulate several key checkpoint inhibitory proteins, including PD-1, PD-L1, TIM3 and LAG3;

•	decrease production of immunosuppressive IL-10, while maintaining immune-stimulatory interferon gamma; and

•	increase T cell central memory pool.

In preclinical studies, tomivosertib at clinically relevant concentrations has been shown to downregulate multiple immunosuppressive proteins simultaneously, including PD-1, PD-L1, TIM3, LAG3 and IL-10, as shown in figure 5 below. Specifically, incubating increasing concentration of tomivosertib with activated primary human T cells showed dose-dependent suppression of multiple checkpoints associated with T cell exhaustion, reaching statistical significance (p<0.5) in the 0.1 to 1.0 µM range, coupled with maintenance of T cell viability and activation marker 4-1BB, an immune-stimulatory protein. Collectively, these experiments suggest that tomivosertib selectively reprogramed T cells resulting in robust effector target killing activity by suppressing exhaustion/dysfunction properties.

Figure 5: Tomivosertib downregulates multiple checkpoint proteins and immunosuppressive IL-10.

To explore the molecular mechanism of downregulation, we conducted a study placing sequences of the LAG3 5’ UTR in a luciferase reporter assay and assessing for luciferase expression in T cells in the presence of increasing tomivosertib, which showed luciferase protein levels decrease as a function of tomivosertib concentration, reaching statistical significance (p<0.5) in the 10 µM and above range (see figure 6 below). Similar results were obtained using the 5’-UTR of PD-L1. When the 5’-UTR of tubulin, a control protein not involved in immunosuppression, was used to drive luciferase expression, tomivosertib had no effect.

Figure 6: Tomivosertib downregulates production of protein from luciferase, a reporter gene, placed downstream of the LAG3 5’ UTR.

To understand the impact of tomivosertib on T cell function, we utilized populations of mouse or human T cells engineered to recognize SIINFEKL, a peptide derived from ovalbumin, or the human protein CD19, respectively, as shown in figure 7 below. In mouse, stimulation of splenocytes comprised of the engineered T cells in the presence of increasing concentration of tomivosertib resulted in increased T cell central memory, as defined by CD44high and CD62Lhigh cells, and increased killing of target cells bearing the ovalbumin peptide. Likewise, stimulation of human engineered T cells targeting CD19 in the presence of increasing concentration of tomivosertib resulted in an increased pool of stem cell memory T cells, as defined by human surface markers CD45RA+CD27+ and increased killing of target cells expressing CD19.

Figure 7: Tomivosertib increases central memory and stem cell memory T cell pools and enhances target cell killing.

Thus, treatment with tomivosertib has been shown to suppress production of multiple proteins and factors that lead to T cell exhaustion and dysfunction, increase the pool of memory T cells, and increase the killing of target cells by T cells.

Tomivosertib Has Been Shown to Trigger Immune Memory as a Single Agent and Enhanced antiPD-1 Activity in Preclinical Models

To demonstrate that the immune-enhancing properties of tomivosertib can lead to anti-tumor activity, we conducted a preclinical study in mice with intact immune systems and implanted them with syngeneic tumor CT26. These tumor-bearing mice were subsequently dosed with either tomivosertib, a mouse version of antiPD-1 antibody, or the combination of the two drugs (see figure 8 below). All dosing was conducted for 2 weeks. These experiments showed administration of either single agent tomivosertib or antiPD-1 therapy resulted in tumor reduction in about 50% relative to control untreated mice, whereas the combination of both resulted in full regression of the tumor in all mice treated. To demonstrate the role of immune memory, mice in each cohort that showed tumor regression were re-challenged with additional CT-26 tumor cells injected in the contralateral flank and in the absence of any further drug treatment. The results showed these mice, including those pretreated with single agent tomivosertib, and the combination of tomivosertib plus anti PD-L1, were able to reject subsequent tumor challenge, indicating enhancement of immune memory which was able to prevent growth of the newly implanted tumors. Further pharmacodynamic biomarkers in the CT26 models showed that tomivosertib treatment also resulted in enhanced intratumor ratio of effector CD8+, cytotoxic T cells, to FOXP3+, immunosuppressive regulatory T cells, and resulted in lowering immunosuppressive M2 macrophages within the tumor. Collectively, these data demonstrate that tomivosertib potentiated the immune system and resulted in durable inhibition of tumor growth. A recent publication by independent investigators at McGill University also showed that blocking MNK1/2 resulted in robust immune activation and tumor regressions across several mice models of melanoma (JCI, 2021) by further activating T cells and other immune cells.

Figure 8: Preclinical studies show that tomivosertib plus an anti-PD-1 inhibitor resulted in regressions in all animals and persisting immune memory upon a tumor rechallenge even as a single agent.

Tomivosertib Acts on Multiple Cell Types That Drive Immune Response

Our data as well as recent data from McGill University suggest that blocking MNK1/2 on multiple immune cell types broadly engages the immune system to kill cancer cells (see figure 9 below). These mechanisms that drive immune activity include: (1) downregulating multiple checkpoint proteins and immunosuppressive cytokines on T cells; (2) increasing antigen presentation on dendritic cells; (3) increasing cytotoxic function of CD8+ T cells and blocking T cell exhaustion/dysfunction; and (4) expanding T cell memory pools. Collectively, these effects may complement checkpoint inhibitors by increasing tumor recognition, restoring immune response, improving durability of response and preserving immune persistence.

Figure 9: Tomivosertib designed to act on multiple cell types that drive immune response.

Based on these findings, we believe tomivosertib has the potential to improve current immunological treatments for cancer by extending the benefit that patients experience with checkpoint inhibitors and restoring benefit to patients who have stopped responding to checkpoint inhibitors.

Phase 1 Dose Escalation Trial in Cancer Patients and Food Effect Study in Healthy Volunteers

We conducted two independent Phase 1 dose escalation clinical trials in solid tumors and lymphoma, respectively, to assess the safety, pharmacokinetics, pharmacodynamics and tumor control of tomivosertib. The primary endpoint of each trial was to establish MTD and determine a recommended Phase 2 dose (“RP2D”).

In our solid tumor Phase 1 dose escalation trial, we enrolled patients with any metastatic solid tumor who had progressed on standard of care therapies. From this trial we established the RP2D as 200 mg twice daily (“BID”), in a capsule formulation taken while fasted, and we subsequently conducted our Phase 2a CPI-A study using this dosing regimen. We also found that tomivosertib monotherapy treatment was generally well-tolerated in this patient population. The most frequent treatment-emergent AEs were nausea, vomiting, fatigue, constipation, dyspepsia and tremor. At doses that exceeded the RP2D, there was a higher incidence and severity of these AEs. The overall pharmacokinetic exposure showed increase as a function of dose with a half-life of approximately 12 hours, supporting a BID regimen.

In our lymphoma Phase 1 dose escalation trial, we enrolled patients with B cell malignancies, predominantly patients with lymphoma, who had progressed on standard of care therapies. This trial initially tested safety in two dose levels, 300 mg or 450 mg once daily (“QD”) and 200 mg BID or 300 mg BID, followed by limited expansion at the RP2D, 200 mg BID capsule. In this study, we established the MTD as 200 mg BID capsules taken fasted. The most common AEs experienced by patients in the RP2D expansion cohort were nausea, vomiting, hypercalcemia, and fatigue. One patient who received the capsule formulation at 200 mg BID achieved a confirmed PR, or a confirmed decrease in tumor size by at least 50%, per the Lugano criteria for lymphoma, determined from a scan after treatment as compared to the immediately prior scan (see figure 10 below). This patient had previously experienced a radiographic progression on R-CHOP (chemotherapy combination regimen of rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) and autologous stem cell transplant. Eight patients experienced stable disease, meaning their tumor assessments remained within the established boundries for lymphoma of +/- 50% from baseline with no appearance of new lesions, with several of those patients demonstrating initial decreased tumor volume. Of 19 patients enrolled, 13 were radiographically evaluable with at least one on-treatment scan. Their overall best response is shown in Figure 10 below.

Figure 10: Phase 1 dose escalation trial included multiple patients with tumor regressions.

In addition, the pharmacodynamics in both peripheral blood mononuclear cells as well as in pre- and on-treatment tumor biopsies showed that phospho-eIF4E, a marker of MNK1/2 inhibition, was effectively inhibited at the RP2D. At the RP2D, we observed 90 to 100% inhibition of the MNK1/2 target as measured by phospho-eIF4E immunohistochemistry (“IHC”) from pre- and on-treatment biopsies samples (see figure 11 below).

Figure 11: Marker of MNK1/2 activation is down regulated in tumors as shown from a patient’s biopsy samples.

We also completed a healthy volunteer food effect study in 36 healthy volunteers in order to evaluate the pharmacokinetic distribution of tomivosertib under either fasted or fed conditions. This was a single-dose crossover study evaluating drug exposure in the same patients at either of two different doses of tomivosertib, 100 mg or 200 mg, each taken with or without food. The results of the study determined that food increased blood exposure concentration of tomivosertib by approximately two-fold, demonstrating that exposure of tomivosertib at 100 mg taken with food is comparable to 200 mg taken without food. To facilitate patient convenience moving forward, the RP2D for tomivosertib will be 100 mg BID taken with food starting within our Phase 2b KICKSTART trial.

Phase 2a Trial of Tomivosertib in Combination with Checkpoint Inhibitors

We conducted a Phase 2a CPI-A trial which evaluated tomivosertib in subjects who had initiated anti-PD-(L)1 monotherapy and either developed progressive disease (“PD”), per RECIST criteria on their therapy, or a greater than 20% increase in target tumor size, or had undergone ≥12 weeks of anti-PD-(L)1 therapy with no evidence of a PR, or CR. We enrolled a total of 39 patients in this trial with diverse tumor types and any prior anti-PD-(L)1 therapy approved by the FDA for the indication it was prescribed. Among these, 17 patients had a primary cancer type of NSCLC with advancing metastatic disease, on their anti-PD-(L)1 therapy, including 16 of 17 who met the RECIST criteria for PD, prior to the addition of tomivosertib. Per our protocol, subjects continued their anti-PD-(L)1 therapy according to their package insert, without a break in treatment schedule, and then initiated tomivosertib at 200 mg BID taken fasted 7 days prior to their next scheduled anti-PD-(L)1 therapy. The primary objectives of this trial were to evaluate the safety and antitumor activity, as measured by PFS and ORR. Overall, treatment with tomivosertib in combination with anti-PD-(L)1 therapy was generally well tolerated. The AEs that occurred were generally consistent with the AE profiles of tomivosertib and anti-PD-(L)1 therapy each as monotherapies. The most common AEs were nausea, fatigue, tremor, vomiting, and increased aspartate aminotransferase and alanine aminotransferase, which are two metabolic enzymes whose levels in blood are tracked as a measure of liver function. These AEs were generally grade 1 or 2 in severity.

In the Phase 2a study, 87% (34 of 39) of subjects experienced an adverse event potentially related to tomivosertib. The most common adverse events occurring in >20% of subjects and related to tomivosertib included: nausea, experienced by 16 (41.0%) subjects; tremor experienced by 15 (38.5%) subjects; fatigue experienced by 11 (28.2%) subjects, and vomiting experienced by 9 (23.1%) subjects. In the Phase 2a study, 28% of study subjects experienced a Grade 3 adverse event potentially related to tomivosertib. No specific Grade >3 adverse events potentially related to tomivosertib were experienced. The following Grade 3 adverse events potentially related to tomivosertib were experienced by two patients: alanine aminotransferase increase, blood creatinine phosphokinase (a metabolic enzyme whose levels in blood are assessed as a potential indicator of drug effects on muscle tissue) increase, and rash.

Of the total 39 patients enrolled, three (7.7%) patients had confirmed PRs, or decreases in tumor assessments of greater than or equal to 30% per RECIST 1.1 criteria. Of the patients with confirmed PRs, two had NSCLC and one had renal cell carcinoma. In addition, there was only one patient enrolled with gastric cancer and that patient had a 66% reduction of their target lesion upon addition of tomivosertib. One of four patients (25%) who enrolled with renal cell carcinoma had a confirmed PR. In the 17 patients with NSCLC, tomivosertib substantially extended the mPFS in patients that were previously progressing on their anti-PD-(L)1 therapies. In addition, as of study completion in September 2020, two of those 17 NSCLC patients (12%) had confirmed PRs, one of which went on to achieve a confirmed CR, with a third showing 28% tumor regression. The patients with NSCLC generally had multiple treatments prior to coming on to study, with a median of two prior therapies, and 16 of the 17 (94%) NSCLC patients had RECIST progression on PD-(L)1 immediately prior to the addition of tomivosertib, and the other patient had increasing tumor size that was not classified as a RECIST progression. The mPFS in the 17 NSCLC patients was 20 weeks (see figure 12 below). Further, the mPFS in patients known to have PD-L1>1%, suggestive of an immune-responsive tumor, was 53 weeks. From our database, patients were either characterized as PD-L1=0, PD-L1>1% or PD-L1 unknown. As a comparison, in the Phase 3 OAK trial, which led to the FDA approval of atezolizumab, an inhibitor of PD-L1, in second line plus treatment of NSCLC patients, the average benefit of patients (n =168) treated beyond initial RECIST progression with continued treatment with atezolizumab was approximately 7 weeks. Thus, the benefit observed after the addition of tomivosertib in patients with NSCLC was nearly three-times greater relative to a historical comparator. However, because tomivosertib and atezolizumab were not studied in a head-to-head clinical trial, such data may not be directly comparable due to differences in study protocols, conditions and patient populations.

Figure 12. Swimmers plot showing length of time on tomivosertib plus anti-PD-(L)1 combination therapy in NSCLC.

An important aspect of tomivosertib’s activity in the P2a trial is its demonstrated ability to change the trajectory of tumor growth in patients that were already progressing on their anti-PD-(L)1 therapy prior to the addition of tomivosertib. As shown in figure 13 below, most patients either stabilized or had their target tumor lesions regress upon the addition of tomivosertib, and 9 of the 17 (53%) patients experienced an extension of their PFS for at least 6 months which is generally believed to be clinically meaningful.

Figure 13: Spider plot showing trajectory of target tumor lesions after tomivosertib added to anti-PD(L)1 monotherapy.

As diagrammed in figure 14 below, one of our patients with NSCLC experienced a confirmed PR through approximately 80 weeks on our P2a trial before the trial was closed. This patient continued treatment with the combination of tomivosertib and pembrolizumab under an investigator sponsored compassionate use protocol after our trial ended, and subsequently experienced a confirmed CR, meaning a complete response confirmed on two scans, after a total of approximately 24 months on the combination therapy. This patient was PD-L1>50%.

Figure 14: Tumor trajectory of patient who experienced a confirmed complete response with the combination of tomivosertib and pembrolizumab after two years on the combination therapy.

In our Phase 2a trial, patients known to have tumors that express biomarker PD-L1 showed a preferential treatment response relative to those patients known to have tumors that exhibited no PD-L1 expression. To assess the impact of PD-L1 status, a known marker for sensitivity to anti-PD-(L)1 therapy in NSCLC, on the benefit of adding tomivosertib, we conducted a post hoc Kaplan Meier (KM) analysis of PFS in patients positive for PD-L1 compared to patients negative for this marker. PD-L1 status was available for 14 of the 17 patients. The KM analysis showed that PD-L1-positive patients had a three times lower hazard ratio, or risk of progressing, after addition of tomivosertib compared to PD-L1-negative patients (see figure 15 below). We believe this correlation is consistent with tomivosertib’s mechanism of reversing T cell exhaustion and re-invigorating the immune system, and we are excluding PD-L1 negative patients from our recently initiated Phase 2b KICKSTART trial. In contrast to the impact of PD-L1 status on tomivosertib treatment, in the treatment beyond progression cohort of the OAK study of atezolizumab monotherapy, PD-L1 status was not correlated with response, suggesting that exclusion of PD-L1 negative patients may differentially enhance response in the tomivosertib plus pembrolizumab arm compared to the placebo plus pembrolizumab arm in our Phase 2b KICKSTART trial.

Figure 15: Kaplan Meier curves showing the difference between PD-L1 positive and PD-L1 negative patients in our P2a trial.

KICKSTART – A Randomized Phase 2b Trial Evaluating Both Frontline and Frontline Extension

We are currently enrolling patients with metastatic NSCLC in a randomized, double-blind, placebo-controlled Phase 2b KICKSTART clinical trial as illustrated in figure 16 below. We designed this trial to evaluate the efficacy and safety of the addition of tomivosertib to pembrolizumab treatment in two discrete NSCLC patient populations: (1) frontline extension and (2) frontline (anti-PD-(L)1 treatment naive patients). In each of these cohorts, patients with metastatic NSCLC will be randomized 1:1 to receive tomivosertib plus pembrolizumab or placebo plus pembrolizumab. In the frontline extension cohort, patients on pembrolizumab for at least 3 months and who experienced an initial stable disease (SD), meaning tumor assessments remaining within the boundaries established for solid tumors of -30% to +20% from a baseline scan and with no appearance of new lesions, PR, or CR, will be eligible to enroll in the trial upon RECIST progression on their pembrolizumab monotherapy treatment. We plan to enroll approximately 60 patients in each of the two patient cohorts in the trial for a total of approximately 120 patients. The FDA placed the KICKSTART trial on partial clinical hold prior to trial initiation. The partial hold was to ensure that we do not enroll more than 50 patients in KICKSTART on the experimental treatment (i.e. ~100 patients total) prior to their review of the results of our 13-week preclinical toxicology studies. We believe this mechanism is routinely utilized by the FDA to align the extent of clinical enrollment with their review of toxicology results and does not reflect any findings to date with tomivosertib. We expect to file the 13-week toxicology study results with the FDA in the third quarter of 2021 and, assuming favorable results, don’t expect this requirement to slow down enrollment. The primary endpoint of the study is PFS, in each of the frontline and frontline extension cohorts. In addition, PFS in the combined population from both cohorts, OS and ORR will be assessed as secondary endpoints. If we obtain positive results from this Phase 2b clinical trial, we plan to follow this trial with subsequent Phase 3 registration trials. However, if the results from this trial are sufficiently positive and statistically significant, we believe they could potentially be used to support a NDA submission seeking accelerated regulatory approval, subject to FDA feedback.

Figure 16: Schematic of ongoing KICKSTART P2b trial in two distinct NSCLC frontline treatment indications.

We expect to report topline data from the frontline extension and frontline cohorts in the first half of 2022 and second half of 2022, respectively.

SU2C Breast Cancer Trial

Tomivosertib is also being tested in an ongoing Phase 2a clinical trial in patients with metastatic breast cancer in combination with chemotherapy in a study led by Dr. Nahum Sonenberg of McGill University. We are supplying tomivosertib capsules for this trial and all other costs are fully funded through a grant from Stand Up to Cancer (SU2C) Canada. The group currently intends to enroll up to 40 patients with metastatic breast cancer for whom approved and available therapies were not effective in controlling the cancer. Tomivosertib is currently being administered in combination with paclitaxel or nab-paclitaxel. The primary objective of this trial is to assess clinical activity and changes in pharmacodynamic biomarkers as an indication of biological activity with tomivosertib treatment.

Additional Exploratory Tomivosertib Trials in Solid Tumors

Tomivosertib was evaluated in several additional Phase 2a trials prior to our CPI-A and KICKSTART trials. In 2019, we completed a combination trial with avelumab, an inhibitor of PD-L1, in patients with microsatellite stable colorectal cancer (“MSS CRC”), through a clinical trial collaboration and supply agreement with Pfizer and Merck KGaA. MSS CRC is generally not responsive to immunologic agents. We enrolled 55 patients in this trial including an initial 10 patients in the dose escalation portion of tomivosertib combined with the standard of care dose of avelumab, 15 patients who initially received tomivosertib as monotherapy and were allowed an option to crossover to a combination of tomivosertib and avelumab, and 30 patients who received the combination of tomivosertib and avelumab. Tomivosertib was generally well tolerated in combination with avelumab at 200 mg BID, taken fasted, as the RP2D. We observed one confirmed PR and 25% of the patients remained on study for >12 weeks in this typically immune-refractory patient population. However, based on tomivosertib’s mechanism of action, we elected to focus future development of tomivosertib on more immune-responsive cancers. Prior to this trial, we enrolled 16 patients in a monotherapy trial treating castration resistant prostate cancer (“CRPC”). We observed no PRs or CRs in this CRPC trial and seven of the 16 (44%) patients experienced SD. We stopped this trial due to limited activity and to focus on further development in combination with checkpoint inhibitors.

Zotatifin—A Potent and Selective eIF4A mRNA Helicase Inhibitor

Zotatifin Overview

Our second product candidate in clinical development, zotatifin, is a small molecule inhibitor of eIF4A, a subunit of the eIF4F complex that regulates translation of cell proliferation proteins which can be oncogenic drivers in cancer. eIF4A is a helicase responsible for unwinding complex mRNA secondary structures found in the 5’ UTR of select mRNA, allowing efficient ribosome binding and subsequent translation of mRNA into important proteins. Zotatifin is designed to downregulate multiple oncoproteins, several of which are up-regulated as part of well-characterized feed-back pathways causing resistance to specific targeted therapies. Our preclinical experiments show zotatifin has the potential to both work as a single agent or in combination with several targeted therapies to prevent resistance, including in important indications such as several breast cancer tumor types and KRAS mutant NSCLC. We are currently evaluating zotatifin in a Phase 1/2 clinical trial in patients with solid tumors. We have completed the Phase 1 portion of this trial and are currently enrolling patients in multiple Phase 2a open-label expansion cohorts in biomarker-positive patients with tumors driven by multiple proteins shown in our preclinical studies to be downregulated by zotatifin.

Market Opportunity

The National Cancer Institute estimates that in the United States there will be over 280,000 new cases of invasive breast cancer and over 235,000 new cases of lung cancer in 2021. ER+ breast cancer represents approximately 60% or more of all breast cancers and NSCLC is the most common subtype of lung cancer, accounting for 84% of all lung cancer diagnoses. KRAS mutant lung cancer is estimated to represent about 25% of NSCLC. Breast cancers often harbor specific mutations, such as HER2 or FGFR, that can be treated with either approved or experimental agents that specifically target those mutations. In metastatic ER+ breast cancer, patients are currently typically treated with inhibitors of estrogen receptor (“ER”) and CDK4/6, but most patients eventually progress. Thus, there is a need for improved therapies. In KRAS mutant lung cancer, targeting KRAS G12C mutation subtype with selective inhibitor sotorasib recently received accelerated approval by the FDA, however, resistance is emerging and this agent is not effective against other KRAS mutation subtypes such as G12A, G12D or G12V. A KRAS G12C inhibitor owned by Amgen was recently approved for the treatment of NSCLC and an additional KRAS G12C inhibitor owned by Mirati is in late stage development for the treatment of NSCLC.

We are planning to develop zotatifin in several breast cancer subtypes, including ER+, Her2+ and FGFR+ metastatic breast cancer. Based on our preclinical studies, we believe that a combination of zotatifin with an ER inhibitor, such as fulvestrant, will be able to treat patients with ER+ breast cancer, representing about 42,000 patients annually in the U.S. Fulvestrant is generic and marketed by several companies including Astrazeneca who markets it under the brand name Faslodex for the treatment of breast cancer. RTKs are important proteins driving cancer and inhibitors of multiple RTKs are available on the market today such as inhibitors of HER2, EGFR and FGFR. However, challenges remain with emergent resistance to individual RTK inhibitors through either mutation or upregulated production of RTKs and/or downstream effector proteins. Based on preclinical data, zotatifin has single agent activity against certain ER+ breast cancers that also have mutations in either HER2 or FGFR, which we estimate combined total approximately 17,000 patients. Further we plan to develop zotatifin in combination with Herceptin, an inhibitor of HER2, in HER2+ cancer, representing about 12,000 patients annually in the United States. Herceptin is owned and marketed by Genentech for the treatment of breast cancer and other cancers.

In NSCLC, we plan to develop zotatifin KRAS mutant NSCLC as either a single agent or in combination with targeted agents such as those inhibiting KRAS G12C. KRAS activating mutations occur in approximately 25% of patients with NSCLC and there are limited drugs available to treat these patients. There are multiple activating mutation subtypes of KRAS, including G12A, G12C, G12D and G12V, and we estimate there are 28,000 KRAS mutant NSCLC patients in the U.S.

Overview of Invention of Zotatifin – Persistent Chemistry Effort Incorporating a Natural Product as a Design Element

The discovery process that led to the identification of zotatifin as a clinical candidate began with a core pharmacophore found in silvestrol and rocoglamide A (“Roc A”) two natural products that have shown interesting biological activities but lack certain drug-like properties. We undertook a sophisticated and comprehensive computational analysis of available information, including a crystal structure of Roc A bound to eIF4A and RNA. Additionally, we used mutational analysis to identify critical amino acids in eIF4A required for binding, and structure-activity relationships amongst our early program compounds, to identify a preferred orientation of certain substituents on the core pharmacophore. These insights enabled an efficient process whereby we limited synthesis and testing to compounds with a high chance of retaining strong affinity for eIF4A. This allowed us to focus our resources on a persistent discovery plan conferring drug-like properties to mature program compounds.

Zotatifin Mechanism of Action: Downregulating Multiple Disease-Driving Proteins in One Pill

eIF4A is a catalytic subunit of the eIF4F complex that regulates translation of cell proliferation proteins which can be oncogenic drivers in cancer. eIF4A is a helicase and is responsible for unwinding complex secondary structures found in the 5’ UTR of select mRNA. This unwinding is a regulatory control step that leads to efficient production of important proteins that enable normal cells to respond to growth signals, and which are upregulated in tumor cells.

As shown in figure 17 below, eIF4A is a located at a central node at the intersection where two important cell growth and proliferation pathways, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select messenger mRNA into proteins that are frequent culprits in key disease-driving processes. eIF4A regulates production of multiple growth-dependent proteins involved in cell growth, proliferation and survival. Many of these proteins are oncogenic drivers and often upregulated in cancer. Proteins in tumor cells that are controlled by eIF4A include:

1)	multiple oncoproteins for which targeted therapies such as ER, HER2, FGFR and KRAS G12C are approved by the FDA;

2)	oncoproteins for which there are currently no targeted therapies available, such as MYC and Cyclin D1; and

3)	certain proteins that are often upregulated in response to targeted therapies as a resistance mechanism, such as Cyclin D1, CDK4/6, RTKs and KRAS.

Several of these oncoproteins can function in concert within a vertical signaling pathway to drive tumor growth, proliferation and survival in cancer, including certain breast cancers and NSCLC. Simultaneously inhibiting more than one oncoprotein in a vertical signaling pathway and/or set of cooperating pathways has become recognized as a generalizable way to approach cancer therapy. Because zotatifin simultaneously regulates multiple oncoproteins in the same vertical signaling pathways, as well as set of cooperating pathways, this may potentially lead to single agent activity. In addition, by combining with another targeted therapy acting within the same pathway, zotatifin has the potential to augment inhibition of multiple oncogenic drivers to deepen or broaden the response to zotatifin and complementary agents. Resistance to these targeted therapies can occur via upregulation of both the protein which is being targeted as well as other pathway proteins also regulated by eIF4A.

Figure 17: eIF4A is a key node that is activated by multiple RTKs and KRAS and controls production of many cancer driving proteins.

As illustrated in figure 18 below, we discovered that most proteins inhibited by zotatifin have common distinct translation initiation regulatory elements in the 5’ UTR of the mRNA that are recognized by zotatifin. These common regulatory elements are found in the mRNA of multiple key oncoproteins that drive cancer. In addition, many of these proteins are over-expressed in response to targeted therapies, leading to drug resistance. Importantly, our preclinical data showed that zotatifin inhibition in physiologic concentrations in vitro only impacted translation of approximately 5% of mRNAs in a cell, indicating that global protein synthesis is unaffected at these concentrations. Further, because these translation initiation regulatory elements are located in the mRNA prior to and independent from the coding sequences that dictate the amino acids included in protein synthesis, their inhibition is independent of protein mutation variants. For example, in preclinical studies, zotatifin inhibited production of KRAS across multiple activating mutation subtypes such as G12C, G12V and G12D due to their common translation initiation regulatory elements.

Figure 18: Zotatifin is selective for proteins that drive tumor growth and resistance.

Preclinical Studies with Zotatifin

Preclinical experiments showed that zotatifin was most active in models with either two or more select oncogenic drivers that are directly downregulated by zotatifin. In addition, preclinical models have also demonstrated zotatifin’s tumor growth inhibition activity in combination with drugs that target specific protein in the same vertical pathways, such as inhibitors of HER2, FGFR, AKT or PI3K, or in combination with drugs against targets that are activated by these pathways such as ER and CDK4/6. There are no currently available drugs that directly target Cyclin D1 or MYC and we believe zotatifin may be an attractive drug candidate in cancers driven by these proteins.

We believe the potential of zotatifin to downregulate multiple disease-driving proteins involved in specific breast cancer tumor types, including ER, FGFR, HER2, Cyclin D1 and CDK4/6, may provide an important treatment option for patients with these tumor types. In our preclinical studies, zotatifin demonstrated efficacy in several mice models of breast cancers. For example, in the MDA-MB-361, ER+HER2+PIK3CA mutant, model of breast cancer, treatment with either zotatifin or palbociclib, an inhibitor of CDK4/6, resulted in comparable efficacy. Interestingly, co-treatment with both zotatifin and palbociclib together showed strong combination activity with tumor regressions persisting for more than 40 days after dosing with the combination had stopped (see figure 19 below). In multiple preclinical models, zotatifin downregulates production of Cyclin D1. Upregulation of free Cyclin D1 has been shown to promote resistance to CDK4/6 inhibition and, therefore, we believe a combination of zotatifin with a CDK4/6 inhibitor has the potential to be a promising treatment option for patients with ER+ metastatic breast cancer. We currently plan to evaluate this combination as one of our expansion groups in our planned Phase 2a trial.

Figure 19: Zotatifin demonstrates single agent activity comparable to palbociclib and compelling tumor regression in combination with palbociclib in a preclinical model of breast cancer.

Across a panel of approximately 100 cell lines evaluated, zotatifin treatment resulted in apoptosis in many lines harboring activating KRAS mutation. Furthermore, in cell proliferation and apoptosis assays, zotatifin showed strong activity in combination with a KRAS G12C inhibitor produced by Amgen, known as AMG510 or sotorasib, which recently received regulatory approval. We believe that zotatifin has the potential to overcome mechanisms of resistance to inhibitors of KRAS G12C by downregulating Cyclin D1 and certain RTKs, as well as inhibiting de novo KRAS protein production. Our preclinical studies showed that in models of NCI-H1792 KRAS G12C mutant NSCLC, zotatifin had similar tumor growth inhibition activity as AMG510. This preclinical data also showed that the combination of zotatifin and AMG510 led to tumor regressions in almost all animals tested (see figure 20 below). In preclinical models of KRAS mutant tumors, zotatifin downregulated KRAS, Cyclin D1 and several RTKs. Upregulation of these proteins has been shown to promote resistance to KRAS inhibition and, therefore, we believe a combination of zotatifin with a KRAS inhibitor has the potential to be a promising treatment option for patients with KRAS G12C NSCLC. We currently plan to evaluate this combination as one of our expansion groups in our planned Phase 2a trial.

Figure 20: Zotatifin demonstrates single agent activity comparable to KRAS G12C inhibitor, AMG510, and compelling tumor regression in combination with AMG510 in a preclinical model of KRASG12C NSCLC.

Phase 1/2 Clinical Trial Observations and Plans

We are evaluating zotatifin in a Phase 1/2 clinical trial in patients with certain solid tumors. We have completed the Phase 1 portion of this trial and are currently enrolling patients in multiple Phase 2a open-label expansion cohorts in patients with solid tumors with certain mutations including RTKs, such as FGFR 1/2 and HER2. The primary objectives of the Phase 1 portion of the trial included assessing safety and selecting a RP2D of zotatifin administered intravenously (“IV”). As of a data cutoff of June 30, 2021, we have enrolled 37 patients in the dose escalation portion of the trial at doses ranging from 0.005 mg/kg IV weekly to 0.1 mg/kg IV weekly including modified regimens of two weeks on treatment followed by one week off treatment. We have observed three DLTs, through the data cutoff. One DLT, observed in the 0.035mg/kg IV weekly cohort, was a grade 2 thrombocytopenia that prevented the completion of continued therapy throughout the DLT window. Two DLTs were observed in the 0.1 mg/kg IV weekly administered two weeks on and one week off cohort. Thus the 0.1 mg/kg dose exceeds the MTD. One patient experienced a DLT of grade 3 anemia and another patient experienced a DLT of grade 3 gastrointestinal bleed in the setting of grade 2 thrombocytopenia. Overall AEs across all dose levels included predominantly Grade 1 and Grade 2 nausea, vomiting and anemia. Through the data cutoff, zotatifin exhibited dose-proportional pharmacokinetic exposure and had a relatively long half-life of approximately four days. At doses of 0.035 mg/kg and above, zotatifin has achieved exposures in blood in humans that correspond to levels resulting in preclinical activity in mice studies.

In June 2021, based on an evaluation of data from the Phase 1 dose escalation portion of our Phase 1/2 clinical trial of zotatifin, we selected 0.07 mg/kg given on Day 1 and Day 8 of a 21-day cycle, a dose and schedule at which we observed no DLTs to date, as the RP2D.

Following completion of the Phase 1 portion of the trial, we are currently enrolling patients in Phase 2a indication-specific expansion cohorts. The primary objectives of the Phase 2a cohorts are to further characterize safety and to identify initial signals of efficacy in biomarker-specific patient populations. We plan to enroll up to six cohorts selected from the indications shown in figure 21 below. We plan to evaluate zotatifin as a monotherapy treatment in specific breast cancer indications such as ER+/FGFR+ mBC and ER+/Her2+ mBC. Each represents approximately 10% of mBC, and there remains a substantial unmet need in these large cancer patient populations. We also plan to initiate combination expansion cohorts in breast cancer, such as a combination of zotatifin and fulvestrant, an FDA-approved inhibitor of ER, in ER+ mBC, and a combination of zotatifin plus herceptin, an FDA-approved inhibitor of Her2, in Her2+ mBC. Additionally, we plan to evaluate zotatifin in NSCLC indications such as KRAS non-G12C mutant NSCLC as a monotherapy and KRAS G12C NSCLC in combination with an inhibitor of KRAS G12C. Each of our Phase 2a expansion cohorts will be structured as a Simon’s Two Stage design in which seven patients will be enrolled in the first stage of the trial and assessed for activity prior to advancing to the second stage of the trial. If positive activity is observed in a Phase 2a expansion cohort, we plan to continue clinical development of zotatifin, potentially as a combination in a randomized trial against a relevant comparator control group, or potentially in a single arm monotherapy trial following demonstration of an appropriate ORR in the Phase 2a expansion cohort.

Figure 21: Schematic showing clinical development plan for zotatifin in P2a expansion cohorts*.

* Data as of June 30, 2021

Zotatifin as an antiviral agent for COVID-19

Zotatifin is designed to inhibit eIF4A-dependent translation of select mRNA into proteins. eIF4A is required to unwind the complex secondary structures within the 5’ UTR of coronaviruses, including COVID-19, and other RNA viruses, to translate viral RNA and replicate. Zotatifin was evaluated as one of 69 compounds for in vitro antiviral activity against SARS CoV-2, the virus that causes COVID-19, by independent groups at Mount Sinai Hospital in New York and Institut Pasteur in Paris. Results from that study, published in Nature in April 2020, showed that zotatifin was one of the most active antiviral agents against SARS-CoV-2 among all the compounds tested. In subsequent studies using normal human bronchoepithelial cells, zotatifin demonstrated potent inhibition of SARS-CoV-2 as well as other coronaviruses including MERS-CoV. Across these experiments, zotatifin was approximately 10 times more potent than remdesivir in a head-to-head comparison, the current standard of care, as an anti-viral inhibitor in patients with SARS-CoV-2 (see graphs in figure 22 below). In addition, zotatifin displayed substantially greater potency relative to AT-511, the free base form of AT-527, currently in Phase 3 clinical trials for SARS-CoV-2 infection.

Figure 22: Zotatifin demonstrated superior antiviral activity against SARS-CoV-2 as compared to remdesivir in lung cell models.

In collaboration with QBI at UCSF, we have secured a $5 million grant sponsored by DARPA to support a Phase 1b clinical trial of zotatifin as a potential host-directed anti-viral therapy in patients with mild to moderate COVID-19. We will also use the grant to support the initiation of certain drug manufacturing activities and further development of a subcutaneous (“subQ”) formulation for more convenient administration. The FDA has cleared our IND for zotatifin in patients with mild to moderate COVID-19 and we are currently enrolling patients in the Phase 1b trial. The Phase 1b trial is a double blind, randomized dose escalation trial to evaluate the safety and tolerability of zotatifin in non-hospitalized patients ages 18-65 with mild to moderate COVID-19. We will also evaluate the levels of virus over time in nasal and oral cavities. We expect to enroll approximately 36 patients evaluating three different doses of zotatifin, with each dosing group planning to enroll approximately 9 patients in the zotatifin treatment arm randomized to 3 patients in the control placebo arm. The control patients will later be grouped as a comparator for activity in all three zotatifin dosing groups. Based on the potent inhibition of SARS-CoV-2 observed in preclinical studies, the starting dose of the Phase 1b escalation is 0.01 mg/kg. This Phase 1b trial will initially evaluate IV administration of zotatifin and may be modified to evaluate subQ dosing. Due to the evolving COVID-19 treatment landscape, including periods of declining COVID-19 infection rates, increasing vaccine uptake in the United States, and the need to enroll patients in this trial within 5 days of symptoms during acute virus replication phase, at this time we are unable to determine when enrollment will be completed and when data will be available from this trial.

We have recently successfully concluded GLP toxicology and PK studies with subQ zotatifin administration. The results showed that IV and subQ administration resulted in overlapping exposure and comparable safety. Thus, our goal is to transition to assess subQ administration in the clinic, as this is more conducive to administration in an outpatient setting than an IV formulation.

If there is positive risk/benefit in the Phase 1b trial, we plan to pursue further development funded either through potential additional U.S. government grants, or in collaboration with pharmaceutical companies with experience in antiviral drug development and commercialization.

Ultimately, we believe that positive clinical data could indicate that zotatifin may be an effective anti-viral treatment for multiple coronavirus strains as well as potentially other RNA viruses in instances when vaccines are either unavailable or rendered ineffective.

eIF4E—Global Partnership with Pfizer

In December 2019, we entered into the Pfizer Agreement pursuant to which we granted Pfizer a global license to our earliest stage program, inhibitors of eIF4E. eIF4E is an oncogene and historically intractable target whose expression is increased, or upregulated, in a variety of human cancers and is linked to poor prognosis and resistance to certain therapies. eIF4E integrates signals from multiple important onco-genes and tumor suppressor proteins, including BRAF, MYC, mTOR, PI3K, AKT and PTEN, and selectively regulates the translation of a set of target mRNA largely distinct from those regulated by MNK1/2 and eIF4A. This may expand the potential patient population that may benefit from selective translation regulation therapy. In conjunction with Pfizer, we selected our lead development candidate to progress into IND-enabling studies that are ongoing. Pfizer is responsible for further development of this program, including submission of an IND and initiating a Phase 1 dose escalation clinical trial. See “—Pfizer Research Collaboration and License Agreement for Inhibitors of eIF4E” below for a description of the Pfizer Agreement.

Research conducted by Dr. Davide Ruggero and published in July 2015 in Cell, has demonstrated a small set of mRNA are sensitive to reduced levels of eIF4E. The eIF4E-sensitive mRNA encode proteins involved in oncogenic transformation, tumor growth stimulation, and inhibition of apoptotic pathways, suggesting eIF4E is an attractive target for cancer therapy. In addition, we believe tumors that overexpress eIF4E, including head and neck squamous cell carcinoma, lymphoma and breast cancer, represent significant clinical opportunities.

Because the natural ligand for eIF4E is a highly charged entity, termed the 5’ cap, it has been historically difficult to identify product candidates to inhibit this protein within cells. Using our proprietary structure-based and fragment-based drug design expertise we have invented several small molecule inhibitors of eIF4E that bind to the same site as, and compete with, the 5’ cap. In conjunction with Pfizer, we selected a lead product candidate which in preclinical models was shown to be a potent and selective inhibitor of eIF4E. This candidate has demonstrated activity in tumor cell assays and has demonstrated substantial in vivo anti-tumor activity.

We are continuing to collaborate with Pfizer regarding the design and analysis of preclinical studies that Pfizer is conducting and supporting the development activities related to Pfizer’s fully funded activities of the worldwide development of our eIF4E inhibitors. We will continue to evaluate the development progress of the lead product candidate inhibitor of eIF4E, and consider building the sales and marketing infrastructure, as needed, to support the exercise of our option to co-promote and profit share in the United States as the data evolves.

Our Proprietary Translation Regulation Technology Platform

We discovered our product candidates using our proprietary selective translation regulation technology platform. Our platform includes our ribosomal profiling technology combined with state-of-the art chemistry design strategies. Our ribosomal profiling technology enables comprehensive and quantitative measurement of the density of ribosomes on expressed mRNA in the cell which predicts the rate of translation and, therefore, enables identification of targets that are upregulated in tumors and whose production is sensitive to selective inhibition by our product candidates. Information as to which mRNA’s translation can be inhibited by our product candidates is an important part of our process to select tumor types and patient populations for clinical studies. Ribosomes are the macromolecular machines responsible for synthesizing proteins based on instructions contained in mRNA. This profiling has allowed us to assess the efficiency of mRNA’s translation in cells or in tissues, distinguishes between transcriptional and translational regulation of gene expression, and identifies therapeutic targets, biomarkers and contexts of drug sensitivity or resistance. By measuring translational efficiency in various normal and diseased states we have been able to determine which proteins are subject to translational regulation and, importantly, which proteins are upregulated in various disease states. We incorporated and enhanced the original technology licensed from UCSF and industrialized it for use in our internal drug discovery and development efforts. The application of this technology has generated a proprietary understanding of genes that are translationally dysregulated in multiple tumor types and allowed us to identify specific points of therapeutic intervention.

To develop our product candidates, we conducted a focused approach to medicinal chemistry incorporating both fragment-based and structure-based design techniques. We also applied our specialized expertise regarding atomic interactions that offer potential for potent, highly specific drug target interactions. Our approach in identifying selective and potent inhibitors of our drug targets was based, in part, on balancing physical chemical properties with high binding affinity. We combined these drug design capabilities with external synthetic chemistry efforts to enhance our ability to identify potent and selective lead product candidates in an efficient and effective manner.

Manufacturing

We do not own or operate, and currently have no plans to establish any manufacturing facilities. We currently rely, and expect to continue to rely, on third-party manufacturers to produce sufficient quantities of our product candidates and their component raw materials for use in our preclinical development and clinical trials and in relation to any future commercialization of our product candidates. Our third-party manufacturers are responsible for obtaining the raw materials necessary to manufacture our product candidates, and we believe that these raw materials are readily available from more than one source. Additional third-party manufacturers are and will be used to fill, label, package and distribute investigational drug products. This approach allows us to maintain a more efficient infrastructure while enabling us to focus our expertise on developing our products. Although we believe we have multiple potential sources for the manufacture of our product candidates and the related raw materials, we currently rely on single manufacturers, including AMRI (recently renamed Curia), Catalent, Patheon, Corden and Integrity Bio, for different aspects of tomivosertib and zotatifin.

Commercialization Plan

We currently have no sales, marketing or commercial product distribution capabilities and have no experience as a company in commercializing products. We intend to build our own commercialization organization and capabilities over time to market any approved products in North America. We believe that this commercial organization can be modest in size and targeted to a relatively small number of oncologists specializing in our target markets. Outside of North America, we may establish collaborations with pharmaceutical companies to leverage their commercialization capabilities to maximize the potential of our product candidates.

As our product candidates progress through stages of development, our commercial plans may change. Clinical data, the size of the development programs, the size of our target markets, the size of a commercial infrastructure and manufacturing needs may all influence our U.S., European and rest of the world commercialization strategies.

Our Collaboration and License Agreements

Pfizer Research Collaboration and License Agreement for Inhibitors of eIF4E

In December 2019, we entered into the Pfizer Agreement, to research and develop small molecules that target eIF4E. Pursuant to the Pfizer Agreement, we granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of our patents, know-how, and materials to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Pursuant to the Pfizer Agreement, Pfizer granted us an option to co-fund and co-promote a single such licensed product under a profit and loss share arrangement in the United States. The option can be exercised prior to a specified time before the first patient is expected to be enrolled in a clinical trial intended to support an NDA for marketing approval.

Under the Pfizer Agreement, eFFECTOR was responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of this asset, including submission of an IND and conducting all clinical development and commercialization activities. Pfizer is obligated to use commercially reasonable efforts to develop and seek regulatory approval for a licensed product, and commercialize a licensed product where Pfizer has received regulatory approval, in the United States and certain other countries. In the event we exercise our co-funding and co-promotion option, a joint steering committee will oversee the development plan and budget of the co-developed product, and we will have the responsibility to conduct a portion of product marketing presentations to healthcare providers.

Pursuant to the Pfizer Agreement, we received an upfront, one-time, non-refundable, non-creditable payment of $15 million dollars from Pfizer. Pfizer was obligated to reimburse us for costs incurred for research performed, up to a specified cap in the low double digit millions. Upon the achievement of specified early development and regulatory milestones, Pfizer will be obligated to pay us up to $80 million dollars in the aggregate. For other non-early stage development milestones Pfizer’s payment obligations to us depend upon whether we have exercised our co-funding and co-promotion option: 1) if we do not exercise our option, non-early stage development payments may total up to $165 million dollars in aggregate, and 2) if we do exercise our option, non-early stage development payments may total up to $70 million dollars in aggregate. Upon the achievement of specified sales milestones, Pfizer is also obligated to make tiered milestone payments of up to $235 million dollars in aggregate. On a product-by-product basis, Pfizer will also be required to pay us high single-digit percentage royalties on annual net sales of each licensed product. If we exercise our co-promotion and co-funding option, royalty payments will exclude sales in the United States and we will share with Pfizer profits from sale of the relevant licensed product in the United States.

Unless earlier terminated, the Pfizer Agreement will continue in effect until the expiration of all Pfizer payment obligations. Except in the U.S. if we exercise our co-funding and co-promotion option, following expiration of the obligation to pay royalties for any licensed product in a given country and payment of all amounts due, Pfizer’s license to such licensed product in such country will become fully paid-up, perpetual, irrevocable and royalty-free. Pfizer may terminate the Pfizer Agreement for convenience upon written notice. Either party may terminate the Pfizer Agreement if an undisputed material breach by the other party is not cured within a defined period of time, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

Exclusive License Agreement with UCSF

In May 2013, we entered into an agreement with UCSF which provides us an exclusive license to UCSF’s patent rights in certain inventions (“UCSF Translational Profiling Patent Rights”) relating to translational profiling laboratory techniques initially developed at UCSF, including certain patent rights we co- own with UCSF. Under the agreement we are permitted to research, develop, make and sell products that we discover and develop utilizing the UCSF Translational Profiling Patent Rights, which we refer to as licensed products, and use certain licensed processes utilizing the UCSF Translational Profiling Patent Rights and to sublicense such licensed products and processes. Our exclusivity is subject to certain retained research rights of UCSF and is subject to the rights of the U.S. government, if any, as set forth in 35 U.S.C. §§ 200-212. Pursuant to this law, the U.S. government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the U.S. government the inventions described in the UCSF Translational Profiling Patent Rights throughout the world. We have the first right to pursue patent infringement claims of potential commercial significance with respect to the licensed UCSF Translational Profiling Patent Rights, subject to certain conditions.

Under the agreement, we are required to use commercially reasonable efforts to meet certain specified development, regulatory and commercial milestones related to the licensed products within specified time periods. In consideration of the rights granted to us under the agreement, we made a one-time license issue fee cash payment to UCSF of $50,000. In July 2021, we entered into an amendment to the license agreement to confirm the impact of the merger on the license agreement, including clarifying that in connection with the closing of the merger, we will be pay UCSF a one-time cash payment of approximately $1.0 million, subject to adjustment based on the final Exchange Ratio. We are also required to make cash milestone payments to UCSF upon the completion of certain clinical and regulatory milestones for the licensed products. To date, we have made cash milestone payments to UCSF in an aggregate amount of $40,000. The aggregate remaining potential milestone payments are approximately $375,000. Additionally, we have agreed to pay UCSF a royalty of less than one percent on net sales of each of the first two licensed products sold by us or our affiliates, subject to a minimum annual royalty payment of $15,000 (creditable against the royalty payment otherwise due for the year in which the minimum payment was made) and other adjustments in certain circumstances. Our royalty obligations continue for each licensed product or service until the expiration of the last licensed patent covering the applicable licensed product or service which will be February 2034, absent any patent term adjustment or extensions.

UCSF may terminate the agreement if we fail to perform or violate any material term of the agreement and fail to cure such nonperformance or violation within 60 days of notice from UCSF or in the event of our insolvency. We are currently in compliance with all material terms of the agreement.

We may terminate the agreement upon 60 days’ written notice to UCSF and may terminate the UCSF Translational Profiling Patent Rights on a claim-by-claim, patent-by-patent and country-by-country basis by giving written notice to UCSF. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the UCSF Translational Profiling Patent Rights. In May 2016, pursuant to the terms of the UCSF license agreement, we provided notice of our election to terminate our obligations to pay the patent prosecution costs with respect to patent application claiming methods of treating cancer by inhibiting PRPS-2, thereby relinquishing our rights in any future products that would infringe the relinquished claims were they ever to be issued. At the time we made this election, we were aware of no such products within eFFECTOR or UCSF.

Intellectual Property

We strive to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We own the issued patents and patent applications relating to our lead product candidate tomivosertib. Our policy is to seek to protect our proprietary position by, among other methods, filing patent applications in the United States and in jurisdictions outside of the United States directed to our proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of our business. We also rely on trade secrets and know-how relating to our proprietary technology and product candidates, continuing innovation, and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of immuno-oncology and targeted therapy with eIF4A inhibitors. We also plan to rely on data exclusivity, market exclusivity, and patent term extensions when available. Our commercial success will depend in part on our ability (1) to obtain and maintain patent and other proprietary protection for our technology, inventions, and improvements; (2) to preserve the confidentiality of our trade secrets; (3) to obtain and maintain licenses to use intellectual property owned by third parties; (4) to defend and enforce our proprietary rights, including any patents that we may own in the future; and (5) to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

As of April 1, 2021, our licensed, owned and co-owned patent portfolio is directed to MNK inhibitors (including tomivosertib), eIF4A mRNA helicase inhibitors (including zotatifin) and various applications of our proprietary selective translation regulation platform, as well as certain of our proprietary technology, inventions, improvements or other product candidates. We also possess and/or in-license substantial know-how and trade secrets relating to the development and commercialization of our product candidates, including related manufacturing processes and technology.

Specifically, our patent portfolio includes the following families:

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MNK Inhibitors—We have eight U.S. patents and fifteen foreign patents (Australia, Belize, China, Columbia, Europe (2), Hong Kong, India, Japan (2), Mexico, Russia (2), Singapore and Taiwan), as well as seven pending U.S. patent applications, four pending PCT applications, and 64 pending foreign patent applications (Australia (3), Belize, Brazil (2), Canada (7), Chile (2), China (3), Columbia, Eurasia, Europe (4), Hong Kong (4), India (4), Israel (3), Japan (4), South Korea (5), Macao, Malaysia (2), Mexico, New Zealand (5), Peru (2), Philippines (2), Singapore (3), Taiwan (2) and South Africa (2)), with claims directed to: composition of matter claims directed to our lead product candidate, tomivosertib and composition of matter claims to other MNK inhibitors; methods of treating MNK-related indications; the use of MNK inhibitors in combination with other translation inhibitors; processes for making tomivosertib the use of MNK inhibitors in immunotherapy; and the use of MNK inhibitor biomarkers for detecting MNK-related indications and for treating MNK-related indications. Any patents that issue from these pending patent applications will expire between June 2035 and June 2040, absent any patent term adjustments or extensions. The existing U.S. and foreign patents will expire between June 2035 and October 2038, absent any patent term extensions. We own the patents and all the pending patent applications in this patent family.

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eIF4A Inhibitors—We have four U.S. patents and two foreign patents, as well as three pending U.S. patent applications, four pending PCT patent applications and 29 pending foreign patent applications (Australia (3), Belize, Brazil (2), Canada (2), Chile, China (2), Eurasia, Europe (2), Hong Kong, India, Israel, Japan (2), South Korea (2), Malaysia, Mexico, New Zealand, Peru, Philippines, Singapore, Taiwan and South Africa) with claims directed to: composition of matter claims directed to our lead product candidate zotatifin and other eIF4A inhibitors, as well as methods for treating eIF4A-related diseases. Any patents that issue from these pending patent applications will expire between 2036 and 2041, absent any patent term adjustments or extensions. The existing U.S. and foreign patents will expire between February 2035 and November 2036, absent any patent term extensions. We own all the pending patent applications in this patent family.

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eIF4E Inhibitors—We have two U.S. patents, two pending U.S. patent applications, five pending PCT applications and one pending foreign patent application (Australia) with claims directed to eIF4E inhibitors, as well as claims directed to methods for treating eIF4E-related diseases. Patents that have or will issue from these pending patent applications will expire between February 2035 and June 2041, absent any patent term adjustments or extensions. The existing U.S. patents will expire in February 2035, absent any patent term extensions. While we own the patents and pending patent applications in this patent family, Pfizer has exclusively licensed all eIF4E patents and patent applications.

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UCSF Translational Profiling Patent Rights—We have a patent in Europe and China, and two U.S. pending patent applications licensed from UCSF with claims directed to the use of translational profiling in methods of treatment. The last to expire patent right that has issued or will issue from these licensed and co-owned pending patent applications will expire in February 2034, absent any patent term adjustments or extensions.

With respect to our product candidates and processes we intend to develop and commercialize in the normal course of business, we intend to pursue patent protection covering, when possible, compositions, methods of use, dosing and formulations. We may also pursue patent protection with respect to manufacturing and drug development processes and technologies.

Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In general, patents issued for applications filed in the United States can provide exclusionary rights for 20 years from the earliest effective filing date. In addition, in certain instances, the term of an issued U.S. patent that covers or claims an FDA approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called patent term extension. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory- related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of immuno- oncology has emerged in the United States. The relevant patent laws and their interpretation outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our technology or product candidates and enforce the patent rights that we license and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions, and improvements. With respect to both licensed and company-owned intellectual property, we cannot guarantee that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may file in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products.

Moreover, even the issued patents that we license do not guarantee us the right to practice our technology in relation to the commercialization of our products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and practicing our proprietary technology. The issued patents that we in-license and those that may issue in the future may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents that we own or exclusively in-license. For these reasons, we may face competition with respect to our product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of our competitors, either alone or with their collaborators have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we do. Accordingly, our competitors may be more successful than us in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approval for treatments and achieving widespread market acceptance, rendering our treatments obsolete or non-competitive. Merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, our programs. We also face competition from such companies in seeking any future potential collaborations to partner our product candidates. Our commercial opportunity could be substantially limited if our competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than our comparable products. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic and other competition and the availability of reimbursement from government and other third-party payors.

If any of our product candidates are approved in oncology indications such as NSCLC or breast cancer, they will compete with small molecule therapies, biologics, cell-based therapies and traditional chemotherapy. In addition to competing with other therapies targeting similar indications, there are numerous other companies and academic institutions focused on similar targets as our product candidates and/or different scientific approaches to treating the same indications. These companies include, among others, AUM Biosciences, Boehringer Ingelheim GmbH, Eli Lilly & Company, Exelixis, Novartis AG, and Selvita, Inc., with programs targeting MNK1/2 or MNK. Companies with FDA-approved PD-1 or PD-L1 inhibitors, including approvals for use in NSCLC and certain breast cancers, include AstraZeneca plc, Bristol-Myers Squibb Co., Merck & Co., Inc., Pfizer Inc./Merck KGaA Regeneron Pharmaceuticals, Inc. and Roche Group/Genentech, Inc. In addition, a number of companies are actively testing checkpoint inhibitors in combination with novel immuno-modulatory agents including antibody therapeutics, small molecule inhibitors, oncolytic viruses, cancer vaccines and cell-based therapies.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of drug products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority. A new drug must be approved by the FDA through the NDA process before it may be legally marketed in the United States. We, along with any third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our products and product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s Good Laboratory Practice requirements and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent Institutional Review Board (“IRB”) or ethics committee at each clinical site before each trial may be initiated;

•	performance of adequate and well-controlled human clinical trials in accordance with GCPs to establish the safety and efficacy of the proposed drug for its intended use;

•	preparation of and submission to the FDA of an NDA after completion of all pivotal trials;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current Good Manufacturing Practice (“cGMP”) requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate the molecule’s toxicity in animals, which support subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Prior to beginning the first clinical trial with a product candidate in the United States, a sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing, such as animal tests of effects on reproduction and carcinogenicity, may continue after the IND is submitted. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30- day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, the parameters to be used in monitoring subject safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of the product’s effectiveness for its intended use(s) and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or sponsors may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies, may be conducted after initial marketing approval, and may be used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

While the IND is active and before approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

In addition, during the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once filed, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act guidelines that are currently in effect, the FDA has a goal of ten months from the filing date to complete a standard review of an NDA for a drug that is a new molecular entity. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after it the application is submitted.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. Additionally, before approving a NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates an NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the NDA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the NDA in condition for approval, including requests for additional information or clarification. The

FDA may delay or refuse approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. The FDA may also require one or more Phase 4 post- market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

In addition, the Pediatric Research Equity Act (“PREA”), requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the Fast Track program is intended to expedite or facilitate the process for reviewing new products that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once an NDA is submitted, the product candidate may be eligible for priority review. A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product candidate can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a drug submitted to the FDA for approval, including a product candidate with a Fast Track designation and/or Breakthrough Therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product candidate is eligible for priority review if it is designed to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to available alternatives for such disease or condition. For new-molecular-entity NDAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date.

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast Track designation, Breakthrough Therapy designation, priority review, and accelerated approval do not change the standards for approval, but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan drug designation and exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is generally defined as a disease or condition with either (i) a patient population of fewer than 200,000 individuals in the United States, or (ii) a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug in the United States will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

A designated orphan drug many not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-approval Requirements

Drug products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”) which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Marketing Exclusivity

Market exclusivity provisions authorized under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application (“ANDA”) or an NDA submitted under Section 505(b)(2), or 505(b)(2) NDA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances.

Other Healthcare Laws and Regulations

Pharmaceutical companies like us are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such regulation may constrain the financial arrangements and relationships through which we research, develop, and ultimately, sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, and false claims laws, such as the federal Anti-Kickback Statute and the federal Civil False Claims Act, as well as federal and state data privacy and security laws and regulations, and transparency laws and regulations addressing drug pricing and payments and other transfers of value made by pharmaceutical manufacturers to physicians and other healthcare providers, such as the federal Physician Payment Sunshine Act. Violations of any of such laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations to resolve allegations of noncompliance, exclusion from participation in federal and state healthcare programs, such as Medicare and Medicaid, and imprisonment.

Coverage, Pricing and Reimbursement

Sales of any approved pharmaceutical product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, as well as the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Third-party payors are increasingly reducing coverage and reimbursement for medical products, drugs and related pharmaceutical company services. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product for which we may receive marketing approval in one or more jurisdictions. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Moreover, as a condition of participating in, and having products covered under, certain U.S. federal healthcare programs, such as Medicare and Medicaid, we may become subject to federal laws and regulations that require pharmaceutical manufacturers to calculate and report certain price reporting metrics to the government, such as Medicaid Average Manufacturer Price (“AMP”) and Best Price, Medicare Average Sales Price, the 340B Ceiling Price, and Non-Federal AMP reported to the Department of Veteran Affairs, and with respect to Medicaid, pay statutory rebates on utilization of manufacturers’ products by Medicaid beneficiaries.

Compliance with such laws and regulations will require significant resources and may have a material adverse effect on our revenues.

Healthcare Reform

In addition, as previously mentioned, the primary trend in the U.S. health care industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products and services, implementing reductions in Medicare and other health care funding and applying new payment methodologies. For example, in the United States, in March 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. As another example, the 2021 Consolidated Appropriations Act signed into law on December 27, 2020 incorporated extensive health care provisions and amendments to existing laws, including a requirement that all manufacturers of drugs products covered under Medicare Part B report the product’s average sales price to the federal government beginning on January 1, 2022, subject to enforcement via civil money penalties.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. The U.S. Supreme Court is currently reviewing the constitutionality of the ACA in its entirety.

Although the U.S. Supreme Court has not yet ruled on the constitutionality of the ACA, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the Biden administration will impact the ACA.

Other legislative changes have been proposed and adopted since the ACA was enacted, including the American Taxpayer Relief Act of 2021, effective January 1, 2024, which would eliminate the statutory cap on rebate amounts owed by drug manufacturers under the Medicaid Drug Rebate Program (“MDRP”) which is currently capped at 100% of the AMP for a covered outpatient drug.

Moreover, the cost of prescription pharmaceuticals has been the subject of considerable discussion in the United States. Congress has considered and passed legislation, and the former Trump administration pursued several regulatory reforms to further increase transparency around prices and price increases, lower out-of-pocket costs for consumers, and decrease spending on prescription drugs by government programs. Congress has also continued to conduct inquiries into the prescription drug industry’s pricing practices. While several proposed reform measures will require Congress to pass legislation to become effective, Congress and the new Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to address prescription drug costs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers (“PBMs”) and other members of the health care and pharmaceutical supply chain, an important decision that is expected to lead to further and more aggressive efforts by states in this area.

It also possible that governmental action will be taken in response to the COVID-19 pandemic. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could impact the amounts that federal and state governments and other third-party payors will pay for healthcare products and services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EFFECTOR

Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “eFFECTOR” refer to the business of eFFECTOR Therapeutics, Inc. prior to the consummation of the Business Combination, which will be the business of eFFECTOR following the consummation of the Business Combination.

The following discussion and analysis should be read in conjunction with “Summary Historical Financial Data of eFFECTOR” and our financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis and other parts of this proxy statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. You should carefully read the “Risk Factors” section of this proxy statement/prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company focused on pioneering the development of a new class of oncology drugs we refer to as STRIs. Translation is the process in cells whereby the synthesis of proteins is directed by information contained in genetic sequences. We utilized our proprietary selective translation regulation technology platform to internally discover a portfolio of small molecule STRI product candidates. Our product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase (“MNK”). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Inhibition of these targets simultaneously downregulates multiple disease-driving proteins before they are synthesized. Each of our product candidates is designed to act on a single protein that drives the expression of multiple functionally related proteins, including oncoproteins, immunosuppressive proteins in T cells and proteins known to drive drug resistance that together control tumor growth, survival and immune evasion.

Our lead product candidate, tomivosertib, is an oral small-molecule inhibitor of MNK1/2 that we are developing in combination with inhibitors of anti-PD-(L)1 therapy, for the treatment of patients with solid tumors. In June 2021, we initiated dosing in our randomized Phase 2b KICKSTART, a clinical trial evaluating both the frontline extension and frontline cohorts in patients with NSCLC with PD-(L)1 expression >50% in combination with pembrolizumab. We expect to report topline data from the frontline extension and frontline cohorts in the first half of 2022 and second half of 2022, respectively. Our second product candidate, zotatifin, is an inhibitor of eIF4A, a component of the eIF4F complex, and is currently being evaluated in a Phase 1/2 clinical trial in patients with certain solid tumors. We have completed the Phase 1 portion of this trial and are currently initiating multiple Phase 2a open-label expansion cohorts in biomarker-selected patients with tumors driven by multiple proteins shown in our preclinical studies to be downregulated by zotatifin. We are also conducting a Phase 1b clinical trial evaluating zotatifin as an antiviral agent against SARS-CoV-2 funded by DARPA. We have entered into a global research collaboration and license agreement with Pfizer for our earliest stage program, inhibitors of eIF4E, and Pfizer is currently conducting IND-enabling studies for this program.

Since our inception in 2012 we have devoted substantially all of our resources to raising capital, identifying potential product candidates, establishing our intellectual property portfolio, conducting preclinical studies and clinical trials, establishing arrangements with third parties for the manufacture of our product candidates and related raw materials, and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from product sales. As of March 31, 2021, we have raised a total of $227.0 million to fund our operations, comprised of aggregate gross proceeds of $150.0 million from the sale and issuance of convertible preferred stock, $42.0 million in collaboration revenue under the Pfizer Agreement, and $35.0 million from loans under debt facilities. Other than with respect to the net income generated as a result of revenue under the Pfizer Agreement generated in 2020, we have incurred significant operating losses since our inception. In addition, in April 2021, we entered into a Research Subaward Agreement with UCSF whereby up to $5.0 million in costs are reimbursable for clinical and manufacturing activities related to zotatifin for the treatment of COVID-19 under the DARPA grant. For the year ended December 31, 2019 our net loss was $29.7 million, and for the year ended December 31, 2020 our net income was $14.2 million. For the three months ended March 31, 2020, our net income was $19.1 million, and for the three months ended March 31, 2021, we had a net loss of $6.6 million. As of December 31, 2020 and March 31, 2021, we had an accumulated deficit of $136.7 million and $143.3 million, respectively. Substantially all of our operating losses resulted from expenses incurred in connection with the research and development of our product candidates and development programs, and general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and losses for at least the next several years. We anticipate our expenses will increase substantially as we continue our development of, seek regulatory approval for and potentially commercialize any approved product candidates, hire additional personnel, protect our intellectual property and incur additional costs associated with being a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and preclinical studies and our expenditures on other research and development activities. As of March 31, 2021, we had $16.8 million in cash and cash equivalents. To fund further operations, we will need to raise additional capital. The expected net proceeds from the proposed Business Combination will not be sufficient for us to complete the clinical development of any of our product candidates or, if applicable, to prepare for commercializing any product candidate which may receive approval from the FDA or comparable foreign regulatory authority. Accordingly, we expect to finance our cash needs through a combination of equity offerings, debt financings or other capital sources, including potential additional collaborations, licenses, and other similar arrangements. Adequate funding may not be available to us on acceptable terms, if at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce, or terminate our research and development programs or other operations, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

The COVID-19 worldwide pandemic continues to evolve, and we will continue to monitor the COVID-19 situation. To date, we have not experienced material disruptions in our business operations. However, while it is not possible at this time to estimate the impact that COVID-19 could have on our business in the future, particularly as we advance our product candidates through clinical development, the continued spread of COVID-19 and the measures taken by governmental authorities, and any future epidemic disease outbreaks, could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for our product candidates for use in our clinical trials and preclinical studies; delay, limit or prevent our employees and contract research organizations (“CROs”) from continuing research and development activities; impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, including the risk that participants enrolled in our clinical trials will contract COVID-19 or other epidemic disease while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; or impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our clinical trials and preclinical studies, increase our development costs and/or have a material adverse effect on our business, financial condition and results of operations.

Proposed Business Combination Transaction

On May 26, 2021, we entered into the Merger Agreement with LWAC and Merger Sub, which will result in LWAC acquiring 100% of our issued and outstanding equity securities. The proposed Merger will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under the reverse recapitalization model, the Business Combination will be treated as eFFECTOR issuing equity for the net assets of LWAC, with no goodwill or intangible assets recorded. Under this method of accounting, LWAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Merger, our stockholders are expected to have a majority of the voting power of the combined company, we will comprise all of the ongoing operations of the combined entity, we will comprise a majority of the governing body of the combined company, and our senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, LWAC will be renamed eFFECTOR Therapeutics, Inc. The Boards of Directors of both LWAC and eFFECTOR have approved the proposed merger transaction. Completion of the transaction, which is expected to occur in the third quarter of 2021, is subject to approval of LWAC stockholders and the satisfaction or waiver of certain other customary closing conditions.

LWAC is expected to receive net proceeds of approximately $152.9 million upon the Closing from the LWAC Trust Account, assuming no redemptions are affected by stockholders of LWAC. In addition, in connection with the proposed Merger, LWAC has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 6,070,000 shares of its common stock in the PIPE Financing that will result in net proceeds of $60.7 million upon the closing of the PIPE Financing. The closing of the proposed Merger is a precondition to the PIPE Financing. The Combined Company’s cash on hand after giving effect to these transactions, together with eFFECTOR’s existing cash and cash equivalents will be used to fund the research and development of our development programs and for working capital and general corporate purposes. We may also use a portion of the remaining net proceeds and our existing cash and cash equivalents to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so.

Financial Update

As of June 30, 2021, we had $10.9 million in cash and cash equivalents. This amount is unaudited and preliminary and is subject to change upon completion of financial closing procedures as of and for the three months ended June 30, 2021, and does not present all information necessary for an understanding of our financial condition as of June 30, 2021. The review of our financial statements for the quarter ended June 30, 2021 is ongoing and could result in changes to this amount.

Our expectations with respect to our unaudited results for the period discussed above are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

Financial Overview

Revenue

We currently have no products approved for sale, and all revenue generated has been from the Pfizer Agreement. In the future, we may generate additional revenue from collaboration or license agreements we have entered into, or may enter into, with respect to our product candidates, as well as product sales from any approved product. Our ability to generate product revenues will depend on the successful development and eventual commercialization of our product candidates. If we fail to complete the development of our product candidates in a timely manner or to obtain regulatory approval for our product candidates, our ability to generate future revenue and our results of operations and financial position would be materially adversely affected.

Pfizer Agreement

In December 2019, we entered into the Pfizer Agreement to research and develop small molecules that target eIF4E. Pursuant to the Pfizer Agreement, we granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of our patents, know-how, and materials, to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Under the agreement, we were responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of this development program, including submission of an IND and conducting all clinical development and commercialization activities.

Pursuant to the Pfizer Agreement, we received an upfront, one-time, non-refundable, non-creditable payment of $15 million from Pfizer. Pfizer was obligated to reimburse us for costs incurred for research performed, up to a specified cap in the low double-digit millions. Upon the achievement of specified development, regulatory and sales milestones, Pfizer will be obligated to pay us up to $480 million in the aggregate, as well as to pay us high single-digit percentage royalties on annual net sales of each licensed product. See “Business of eFFECTOR — Our Collaboration and License Agreements” for additional information about this agreement, including with respect to potential payments to us thereunder.

Operating Expenses

Research and Development Expenses

Research and development expenses primarily consist of costs associated with the preclinical and clinical development of our product candidates. Our research and development expenses include:

•	external costs, including:

•	expenses incurred under arrangements with third parties, such as CROs and consultants and advisors that perform biology, chemistry, toxicology, clinical and regulatory functions;

•	costs related to acquiring and manufacturing preclinical and clinical trial materials, including continued testing such as process validation and stability of drug product;

•	costs related to toxicology testing and other research and preclinical studies; and

•	costs related to compliance with regulatory requirements and license fees;

•	internal costs, including:

•	salaries and related overhead expenses, which include stock-based compensation and benefits, for personnel in research and development functions; and

•	facilities, depreciation, insurance and other expenses related to research and development.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received. We track external expenses on a development program and other program specific basis. However, we do not track internal costs on a program specific basis because these costs primarily relate to personnel and facilities, which are deployed across multiple programs under development.

The following table summarizes our research and development expenses for the periods indicated (in thousands).

	Year Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
External development program expenses:
tomivosertib	$5,814	$6,458	$1,986	$838
zotatifin	5,210	1,570	1,224	759
eIF4E	3,412	6,862	19	2,103
Unallocated internal research and development expenses:
Personnel related	3,346	4,929	749	789
Others	4,050	4,071	490	1,136

Total research and development expenses	$21,832	$23,890	$4,468	$5,625

We expect our research and development expenses to increase substantially for the foreseeable future as we continue the development of our product candidates, particularly as we move into later stages of clinical development which typically cost more. The process of conducting clinical trials and preclinical studies necessary to obtain regulatory approval is costly and time-consuming. We may never succeed in achieving marketing approval for any of our product candidates. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. We anticipate we will make determinations as to which product candidates and programs to pursue and how much funding to direct to each product candidate and program on an ongoing basis in response to clinical and preclinical results, regulatory developments, ongoing assessments as to each product candidate’s and program’s commercial potential, and our ability to enter into collaborations, to the extent we determine the resources or expertise of a collaborator would be beneficial for a given product candidate or program.

Our development costs may vary significantly based on factors such as:

•	per-patient trial costs;

•	the number and scope of trials required for approval and preclinical and IND-enabling studies;

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of doses that patients receive;

•	the number of patients that participate in the trials;

•	the drop-out or discontinuation rates of patients;

•	the duration of patient follow-up;

•	the extent of reimbursement for the costs of approved therapies used in our combination trials;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the number and complexity of procedures, analyses and tests performed during the trial;

•	the phase of development of the product candidate;

•	the impact of any interruptions to our operations or to those of the third parties with whom we work due to the ongoing COVID-19 pandemic or any future epidemics;

•	the efficacy and safety profile of the product candidate; and

•	the extent to which we establish additional collaboration, license or other arrangements.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation and benefits, and consulting fees for finance, accounting, and human resources functions. Other costs include legal fees relating to patent and corporate matters, insurance, and facility costs not otherwise included in research and development expenses.

We expect our general and administrative expenses will increase substantially for the foreseeable future as we increase our administrative headcount to operate as a public company and as we advance our product candidates through clinical development. We also will incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq listing rules, additional insurance expenses, investor relations activities and other administrative and professional services. In addition, if we obtain regulatory approval for any of our product candidates, we expect to incur expenses associated with building a sales and marketing team if we choose to commercialize such product candidates on our own.

Other Income (Expense)

Interest Income

Interest income consists of interest earned on our cash equivalents.

Interest Expense

Interest expense consists of interest on our outstanding debt facilities. All interest expense in 2020 related to the outstanding Term Loans (as defined below) with Silicon Valley Bank (“SVB”). We entered into a new debt facility with Oxford Financial LLC (“Oxford”) in March 2021. Interest expense recorded in the three months ended March 31, 2021, consisted of amounts attributable to the SVB Term Loans and the Oxford Loans (as defined below).

Loss of Debt Extinguishment

In March 2021, we repaid the SVB Term Loans using the proceeds from the Oxford Loans. We recorded a loss on debt extinguishment in the amount of $0.5 million in connection with the transaction, which includes the unamortized debt discount and final payment associated with outstanding SVB Term Loans at the time of extinguishment along with the $0.1 million prepayment fee.

Other Income

We issued preferred stock warrants in connection with our SVB and Oxford debt facilities that are required to be accounted for as liabilities and remeasured to fair value at each reporting date, with changes in the fair value reported as a component of other income (expense).

Income Tax Expense

Income tax expense consists of net income (loss), taxed at federal and state tax rates and adjusted for certain permanent differences. We maintain a valuation allowance against our net deferred tax assets. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table sets forth our results of operations for the three months ended March 31, 2020 and 2021 (in thousands):

	Three Months Ended March 31,		Period-to-Period Change
	2021	2020
Collaboration revenue	$—	$26,329	$(26,329)
Operating expenses:
Research and development	4,468	5,625	(1,157)
General and administrative	1,269	1,101	168

Total operating expenses	5,737	6,726	(989)

(Loss) income from operations	(5,737)	19,603	(25,340)
Other expense	845	302	543
Income tax expense	—	220	(220)

Net income (loss)	$(6,582)	$19,081	$(25,663)

Collaboration Revenue

Collaboration revenue were zero and $26.3 million for the three months ended March 31, 2021 and 2020, respectively. The decrease in collaboration revenue during this period is due to the recognition of revenue related to the Pfizer Agreement for the development of eIF4E in 2020 with no such revenues in 2021.

Research and Development Expenses

Research and development expenses were $4.5 million and $5.6 million for the three months ended March 31, 2021 and 2020, respectively. The decrease in research and development expenses during this period of $1.2 million, was primarily due to $0.5 million less in external costs, including $2.1 million less in the development of eIF4E in 2021 compared to 2020 due to development activities for eIF4E in 2020 under the Pfizer Agreement, partially offset by $1.1 million increase for tomivosertib associated with the eFT508-011 trial and $0.5 million for zotatifin associated with the eFT226-002 and COVID trials. Additionally, there was a $0.5 million decrease in lab related costs and a $0.1 million decrease in consultant costs.

General and Administrative Expenses

General and administrative expenses were $1.3 million and $1.1 million for the three months ended March 31, 2021 and 2020, respectively. The increase in general and administrative expenses during this period of $0.2 million was related to an increase of $0.3 million in personnel-related, audit and legal expenses for the period, offset by a $0.1 million decrease in facilities and overhead expenses.

Other Expense

Other expense was $0.8 million and $0.3 million for the three months ended March 31, 2021 and 2020, respectively. The increase in other expense during this period of $0.5 million was related to a loss on extinguishment of debt that was recorded in March 2021 as a result of the early payoff of the outstanding Term Loans with SVB.

Income Tax Expense

Income tax expense was zero and $0.2 million for the three months ended March 31, 2021 and 2020, respectively. The decrease in income tax expense during this period was due to no revenue being recorded in the first three months of 2021, and as such no corresponding state tax impact.

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth our results of operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,		Period- to-Period Change
	2020	2019
Collaboration revenue	$42,000	$—	$42,000
Operating expenses:
Research and development	21,832	23,890	(2,058)
General and administrative	4,349	4,715	(366)

Total operating expenses	26,181	28,605	(2,424)

Income (loss) from operations	15,819	(28,605)	44,424
Other expense	1,257	1,134	123
Income tax expense	351	—	351

Net income (loss)	$14,211	$(29,739)	$43,950

Collaboration Revenue

Collaboration revenue was $42.0 million and zero for the years ended December 31, 2020 and 2019, respectively. The increase in collaboration revenue during this period is due to the recognition of revenue related to the Pfizer Agreement for the development of eIF4E. The revenue recognized during the year ended December 31, 2020, relates to a $15.0 million upfront payment and an aggregate $27.0 million in reimbursements for research activities conducted and achievement of a development milestone in April 2020.

Research and Development Expenses

Research and development expenses were $21.8 million and $23.9 million for the years ended December 31, 2020 and 2019, respectively. The decrease in research and development expenses during this period of $2.1 million was due to a decrease of $1.6 million in personnel-related costs, $0.8 million decrease in lab expenses, and a $0.5 million decrease in external costs, partially offset by an increase of $0.8 million in consultant costs. The $0.5 million decrease in external costs included a decrease of $3.5 million related to the eIF4E program resulting from the transfer of substantially all development activities to Pfizer under the Pfizer Agreement. In addition, there was a decrease of $0.6 million for development of tomivosertib partially offset by an increase of $3.6 million in clinical development costs associated with the zotatifin program.

General and Administrative Expenses

General and administrative expenses were $4.3 million and $4.7 million for the years ended December 31, 2020 and 2019, respectively. The decrease in general and administrative expenses during this period of $0.4 million was related to decreases of $0.7 million in personnel-related and legal related expenses, partially offset by an increase of $0.2 million in professional services for business development activities and an increase of $0.1 million in facility related costs and overhead.

Other Expense

Other expense was $1.3 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively. The increase in other expense during this period was due to less interest income.

Income Tax Expense

Income tax expense was $0.4 million and zero for the years ended December 31, 2020 and 2019, respectively. The increase in income tax expense during this period was due to the state tax impact of the revenue recorded in connection with the Pfizer Agreement, which was executed at the end of 2019.

Liquidity and Capital Resources

Sources of Liquidity

From our inception through March 31, 2021, we have raised a total of $227.0 million to fund our operations, comprised of aggregate gross proceeds of $150.0 million from the sale and issuance of convertible preferred stock, $42.0 million in collaboration revenue under the Pfizer Agreement, and $35.0 million from loans under debt facilities.

SVB Credit Facility

In August 2018, we entered into a Loan and Security Agreement (“LSA”) with SVB, pursuant to which we could borrow up to $20.0 million, issuable in three separate tranches of $7.5 million (“Term Loan A”), $7.5 million (“Term Loan B”) and $5.0 million (“Term Loan C”), collectively referred to as the “Term Loans.” The Term Loan A became available at the effective date of the LSA, and we borrowed the $7.5 million under the Term Loan A on that date, receiving the cash proceeds in September 2018. Term Loan B was immediately available commencing on the effective date of the LSA and ending on the earlier of 1) August 31, 2019, and 2) the occurrence of an event of default. We borrowed the $7.5 million under Term Loan B in November 2018. Term Loan C was not drawn. The Term Loans had an interest-only period that commenced upon the borrowing of each tranche of the Term Loans with interest due and payable upon the first day of each month. The interest-only period ended August 31, 2020. The Term Loans had a maturity date of February 1, 2023. In connection with the LSA, we issued two separate warrants, each to purchase up to 486,381 shares of Series C Preferred Stock at an exercise price of $0.514 per share, to SVB and Life Science Loans II, LLC (life science loan sector of SVB). The number of shares subject to the warrant are dependent on whether Term Loan A, Term Loan B and Term Loan C are drawn. The number of shares subject to each warrant as of March 31, 2021 and December 31, 2020, was 364,786 in connection with the Term Loan A and Term Loan B. The warrants expire on August 31, 2028.

In March 2021, we repaid the SVB Term Loans using the proceeds from Oxford debt facility described below. The aggregate outstanding principal balance of SVB Term Loans A and B was $11.5 million at the date of repayment. We paid the entire outstanding principal balance, along with a final payment in the amount of $0.8 million (equal to 5.5% of the original aggregate principal amount), a prepayment fee of $0.1 million (equal to 1% of the original aggregate principal amount), and $37,000 of accrued interest. We recorded a loss on debt extinguishment in the amount of $0.5 million in connection with the transaction, which has been recorded in Loss on debt extinguishment on the Statement of Operations for the period. The loss on debt extinguishment includes the unamortized debt discount and final payment associated with Term Loan A and Term Loan B at the time of extinguishment along with the $0.1 million prepayment fee.

In April 2021, we entered into a Research Subaward Agreement with UCSF, whereby up to $5.0 million in allowable costs are reimbursable for clinical and manufacturing activities related to zotatifin for the treatment of COVID-19 under the DARPA grant. Under the terms of Research Subaward Agreement, we are obligated to provide financial and technical reports to UCSF on a periodic basis. The subaward can be terminated by either party upon written notice and also in the event that DARPA suspends or terminates its award to UCSF.

Oxford Loan Facility

In March 2021, we entered into a Loan and Security Agreement (“Oxford LSA”) with Oxford, pursuant to which we may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million (“Term A Loan”) and $10.0 million (“Term B Loan”), collectively referred to as the Oxford Loans. The Term A Loan became available at the effective date of the Oxford LSA and $12.5 million of the proceeds were used to pay off the outstanding SVB Term Loans. The remaining net proceeds from Term A Loans of $7.4 million, after taking into effect specified issuance and legal fees designated within the distribution letter, were distributed in March 2021. Term B Loan will only become available upon achievement of certain clinical development milestones (“Phase II Milestones”) and will remain available until the earlier of (i) May 31, 2022, (ii) forty-five days after the occurrence of the Phase II Milestones, and (iii) the occurrence of an event of default. The Term A Loan has an interest-only period that commences upon the borrowing with interest due and payable upon the first day of each month. The interest-only period ends May 1, 2023, provided that upon the funding of the Term B Loan the end date will be extended to May 1, 2024. We are required to make a final payment equal to 5.5% of each funded tranche at maturity, which has been recorded as a debt discount and is being amortized over the term of the debt arrangements. The Oxford Loans have a maturity date of March 18, 2026. In connection with the Oxford LSA, we issued warrants to purchase a total of 389,105 shares of Series C Preferred Stock at an exercise price of $0.514 per share. The warrants expire May 19, 2031 and are fully exercisable upon issuance.

Funding Requirements

As of March 31, 2021, we had $16.8 million in cash and cash equivalents. Based upon our current operating plans, we believe that the estimated net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents and DARPA grant funding, will enable us to fund our operations for at least the next 12 months from the date of the filing of this proxy statement/prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect. Furthermore, our operating plans may change and we may need additional funds sooner than planned. Additionally, the process of testing product candidates in clinical trials is costly, and the timing of progress in these trials is uncertain. Our future capital requirements are difficult to forecast and will depend on many factors, including but not limited to:

•	the type, number, scope, progress, expansions, results of and timing of clinical trials and preclinical studies of our product candidates which we are pursuing or may choose to pursue in the future;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;

•	the costs and timing of manufacturing for our product candidates, including commercial manufacturing if any product candidate is approved;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting;

•	the costs associated with hiring additional personnel and consultants as our clinical and preclinical activities increase;

•	the costs and timing of establishing or securing sales and marketing capabilities if any product candidate is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	any delays and cost increases that result from the COVID-19 pandemic or future epidemic diseases;

•	the terms and timing of establishing and maintaining additional collaborations, licenses and other similar arrangements; and

•	the costs associated with any products or technologies that we may in-license or acquire.

We have no other committed sources of capital, other than potential additional draw downs under the Oxford facility and the DARPA grant funding. Until we can generate a sufficient amount of product revenue to finance our cash requirements, if ever, we expect to finance our future cash needs primarily through equity offerings, debt financings or other capital sources, including potential additional collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through other collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our research and development programs or other operations, or grant rights to develop and market product candidates to third parties that we would otherwise prefer to develop and market ourselves.

We have prepared cash flow forecasts which indicate that based on our expected operating cash flows, without taking into account future projected cash inflows (including net proceeds from the Business Combination and PIPE Financing discussed above), there is substantial doubt about our ability to continue as a going concern within twelve months after the date that the financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020, are issued.

Cash Flows

The following table sets forth the cash flow from operating, investing and financing activities for the years ended December 31, 2020 and 2019 and the three months ended March 31, 2021 and 2020 (in thousands):

	Year Ended December 31,		Three-Months Ended March 31,
	2020	2019	2021	2020
Net cash provided by (used in):
Operating activities	$13,835	$(27,598)	$(4,997)	$16,736
Investing activities	(154)	84	607	—
Financing activities	(1,892)	20,243	5,948	16

Net (decrease) increase in cash	$11,789	$(7,271)	$1,558	$16,752

Comparison of the Three Months Ended March 31, 2021 and 2020

Operating Activities

During the three months ended March 31, 2021, net cash used in operating activities was $5.0 million, which resulted from a net loss of $6.6 million adjusted for changes in operating assets and liabilities and non-cash charges. Non-cash charges included $0.5 million from a loss recorded on debt extinguishment and $0.2 million in stock-based compensation. Changes in operating assets and liabilities included a $0.5 million decrease in prepaid expenses and other assets primarily related a reduction in prepaid clinical costs during the period.

During the three months ended March 31, 2020, net cash provided by operating activities was $16.7 million, which resulted from net income of $19.1 million adjusted for changes in operating assets and liabilities and non-cash charges. Non-cash charges included $0.1 million in stock-based compensation and $46,000 of depreciation and amortization expense. Changes in operating assets and liabilities included a $1.9 million increase in prepaid expenses and other assets primarily related to a $1.5 million receivable recorded in connection with the Research Collaboration and License Agreement with Pfizer as of March 31, 2020, and a decrease in accrued expenses of $0.8 million primarily related to a reduction in the accrued bonus balance as 2019 bonuses were paid in the first quarter of 2020.

Investing Activities

During the three months ended March 31, 2021, net cash provided by investing activities was $0.6 million as a result of proceeds received in connection with the sale of laboratory equipment.

Financing Activities

During the three months ended March 31, 2021, net cash provided by financing activities was $5.9 million, which was the result of net proceeds of $19.9 million from the issuance of the Oxford Term A Loans, partially offset by the $13.9 million repayment of the previously outstanding SVB Term A and Term B Loans.

During the three months ended March 31, 2020, net cash provided by financing activities was $16,000, which was the result of proceeds from the exercise of stock options during the period.

Comparison of the Years Ended December 31, 2020 and 2019

Operating Activities

During the year ended December 31, 2020, net cash provided by operating activities was $13.8 million, which resulted from net income of $14.2 million adjusted for changes in operating assets and liabilities and non-cash charges. Non-cash charges included $0.5 million in stock-based compensation, $0.2 million of depreciation and amortization expense, and $0.1 million in non-cash interest expense, partially offset by $0.3 million gain on disposal of fixed assets recorded during the period. Changes in operating assets and liabilities included a $0.9 million decrease in accounts payable and accrued expenses, collectively, partially offset by a $0.1 million decrease in prepaid expenses and other assets.

During the year ended December 31, 2019, net cash used in operating activities was $27.6 million, which resulted from a net loss of $29.7 million adjusted for changes in operating assets and liabilities and non-cash charges. Non-cash charges included $0.6 million in stock-based compensation, $0.3 million of depreciation and amortization expense, and $0.1 million in non-cash interest expense. Changes in operating assets and liabilities included a $1.2 million decrease in prepaid expenses and other current assets related primarily to the reduction of reimbursement receivables, a $0.4 million decrease in other assets, and a $0.2 million increase in accrued expenses, partially offset by a $0.7 million decrease in accounts payable during the period.

Investing Activities

During the year ended December 31, 2020, net cash used in investing activities was $0.2 million as a result of fixed asset purchases during the year.

During the year ended December 31, 2019, net cash provided by investing activities was $0.1 million as a result of proceeds from the sale of fixed assets during the year.

Financing Activities

During the year ended December 31, 2020, net cash used in financing activities was $1.9 million, which was the result of $2.0 million repayment of outstanding SVB Term A and Term B Loans, partially offset by $0.1 million in proceeds from the exercise of stock options during the period.

During the year ended December 31, 2019, net cash provided by financing activities was $20.2 million, which was the result of proceeds from the issuance of Series C convertible preferred stock, partially offset by $0.1 million paid for offering costs and $0.1 million repurchase of unvested early exercise shares during the period.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We evaluate collaboration arrangements to determine whether units of account within the collaboration arrangement exhibit the characteristics of a vendor and customer relationship. For arrangements and units of account where a customer relationship exists, we apply the revenue recognition guidance. We recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. At contract inception, we assess the goods or services promised within each contract and assesses whether each promised good or service is distinct and determines those that are performance obligations. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

If a license our intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, we recognize revenues from non-refundable, upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other performance obligations, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition on a prospective basis.

For research and development services performed under a collaboration agreement in which the performance obligation is satisfied over time, we measure the progress of the activities using an input method. The input methods used are based on the effort expended or costs incurred toward the satisfaction of the related performance obligation. We estimate the amount of effort expended, including the time we estimate it will take to complete the activities, or costs incurred in a given period, relative to the estimated total effort or costs to satisfy the performance obligation. This results in a percentage that is multiplied by the consideration allocated to the research and development services to determine the amount of revenue recognized each period. This approach requires estimates and the use of significant judgement. If the estimates or judgements change over the course of the collaboration, they may affect the timing and amount of revenue recognized in the current and future periods.

Milestones

At the inception of each arrangement that includes milestone payments (variable consideration), we evaluate whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our or our collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which we recognize revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, we re-evaluate the probability of achievement of such milestones and any related constraint, and if necessary, adjusts our estimate of the overall transaction price. Any such adjustments are allocated on a cumulative catch-up basis to satisfied and partially satisfied performance obligations, with the consideration allocated to an ongoing performance obligation being recognized over the period of performance.

Royalties

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and for which the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, we have not recognized any royalty revenue from any collaborative arrangement.

Clinical Trial Accruals and Preclinical Studies

We are required to estimate our expenses resulting from our obligations under contracts with vendors and consultants, CROs and clinical sites in connection with conducting clinical trials and preclinical studies. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect clinical trial and preclinical study expenses in our financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the clinical trial or preclinical study as measured by the timing of various aspects of the clinical trial, preclinical study, or related activities. We determine accrual estimates through review of the underlying contracts along with preparation of financial models taking into account correspondence with clinical and other key personnel and third-party service providers as to the progress of the clinical trials, preclinical studies, or other services being conducted. During the course of a clinical trial or preclinical study, we adjust our rate of expense recognition if actual results differ from our estimates. To date, there have been no material differences from our estimates to the amount incurred. However, due to the nature of estimates, we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical trials, preclinical studies or other research activities.

Preferred Stock Warrants

We have issued freestanding warrants to purchase shares of its convertible preferred stock. Since the underlying convertible preferred stock is classified outside of permanent equity, these warrants are classified as liabilities in the accompanying balance sheets. Warrants classified as liabilities are recorded at their estimated fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized in other income (expense), net in the accompanying statements of operations and comprehensive income (loss). We estimate the fair value of these warrants using the Black-Scholes option pricing model.

Stock-Based Compensation Expense

Stock-based compensation expense represents the cost of the grant date fair value of employee stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. We estimate the fair value of stock option grants using the Black-Scholes option-pricing model. We account for stock options granted to non-employees using the fair value approach.

The Black-Scholes option-pricing model requires the use of subjective assumptions, including the risk- free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield and the fair value of the underlying common stock on the date of grant. See Note 8 to our financial statements included elsewhere in this proxy statement/prospectus for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted in the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021.

Determination of the Fair Value of Common Stock

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option pricing model. Because our common stock is not currently publicly traded, the fair value of the common stock underlying our stock-based awards has been determined on each grant date by our board of directors, with input from management, considering our most recently available third-party valuation of common shares. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. The third-party valuations of our common stock were performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants (“AICPA”), Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation (the “AICPA Practice Guide”). In addition, our Board of Directors considered various objective and subjective factors to determine the fair value of our common stock, including:

•	the prices of our convertible preferred stock sold to investors in arm’s length transactions;

•	the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the liquidation preferences of our convertible preferred stock;

•	our results of operations and financial position;

•	the status of our research and development efforts;

•	the composition of, and changes to, our management team and board of directors;

•	the lack of liquidity of our common stock as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	U.S. and global economic conditions;

•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering (“IPO”) or a sale of our company, given prevailing market conditions; and

•	the market value and volatility of comparable companies.

The AICPA Practice Guide prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of our company’s future operations, discounting to the present value with an appropriate risk adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics.

In accordance with the AICPA Practice Guide, we considered the various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock at each valuation date. Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options. The probability-weighted expected return method (the “PWERM”) is a scenario based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class. For 2020 and the first quarter of 2021, we used a hybrid method of the PWERM and OPM models, considering each of the possible outcomes available to us, including stay private, acquisition, IPO or SPAC, and dissolution scenarios, and applying a discount for lack of marketability. We utilized the market approach to value our common stock in the stay private scenario and acquisition scenario and allocated the indicated equity value using an OPM model. For the IPO or SPAC scenario, we determined the expected equity values in an IPO or SPAC and allocated the indicated equity value using a PWERM model.

There are significant judgments and estimates inherent in the determination of the fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to completing an IPO or other liquidity event and the determination of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per common share could have been significantly different.

Other Information

Income Taxes

We are subject to corporate U.S. federal and state income taxation. As of December 31, 2020, we had federal and California net operating loss (“NOL”) carryforwards of approximately $141.2 million and $36.6 million, respectively, and federal and California research and development (“R&D” tax) credit carryforwards of approximately $7.4 million and $3.3 million, respectively. Federal NOLs of $62.8 million carry forward indefinitely and $78.4 million of our federal NOL and all of our California NOLs and federal R&D tax credit carryforwards will begin to expire in 2034, unless previously utilized. The California R&D tax credit carryforwards are available indefinitely. We have a full valuation allowance against all net deferred tax assets because it is more likely than not that they will be unrealized.

The future use of NOL and tax credit carryforwards may be limited due to changes in ownership. In general, if we experience a greater than 50% aggregate change in ownership of certain significant stockholders or groups over a three-year period, or a Section 382 ownership change, utilization of our pre-change net operating loss carryforwards would be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended (“IRC”), and similar state laws. The annual limitation generally is determined by multiplying the value of our stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the pre-change net operating loss carryforwards before utilization and may be substantial.

We completed a preliminary Code Sections 382 and 383 analysis to assess whether an ownership change has occurred since our formation through December 31, 2015, and determined that it was more likely than not that we had an ownership change in May 2013. We updated the preliminary study by completing an analysis of the net operating losses and research credits through December 31, 2020, and determined that it is more likely than not that we did not experience an ownership change during this update period. Any limitations to our federal and California net operating losses have been removed from our summary of deferred tax assets schedule with a corresponding decrease in the valuation allowance.

Emerging growth company and smaller reporting company status

Following the Business Combination, we will qualify as an emerging growth company under the JOBS Act. As such, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We also intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

We will remain an emerging growth company until the earliest of (i) December 31, 2026; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Pronouncements

See Note 2 to our financial statements included elsewhere in this proxy statement/prospectus for information concerning recent accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

The market risk inherent in our financial instruments and in our financial position represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021, we had $16.8 million in cash and cash equivalents, consisting of non-interest and interest-bearing money market funds. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term, low-risk profile of our money market funds, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents.

Our outstanding Oxford Term A Loan carries a variable interest rate equal to the greater of (i) 7.7% and (ii) the sum of the prime rate plus 4.45%. The impact of a 100 basis point change in market interest rate would not have a material impact on our financial condition and/or results of operations.

Foreign currency exchange risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of inflation

Inflation generally affects us by increasing our cost of labor and research and development contract costs. We believe inflation has not had a material effect on our results of operations during the periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the combination of the financial information of LWAC and eFFECTOR after giving effect to the Business Combination and related adjustments described in the accompanying notes. In connection with the closing of the Business Combination the registrant will change its name from Locust Walk Acquisition Corp. to eFFECTOR Therapeutics, Inc.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination as if it was completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical unaudited financial statements of LWAC as of and for the three months ended March 31, 2021, and the historical financial statements of LWAC as of December 31, 2020, and for the period from October 2, 2020 (date of inception) through December 31, 2020, and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•

the historical unaudited financial statements of eFFECTOR as of and for the three months ended March 31, 2021, and the historical financial statements of eFFECTOR as of and for the year ended December 31, 2020, and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•

other information relating to LWAC and eFFECTOR included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “Proposal 1 — The Transaction Proposal — The Merger Agreement,” as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LWAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of eFFECTOR.”

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 became effective on January 1, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On May 26, 2021, LWAC, Merger Sub and eFFECTOR, entered into the Merger Agreement under the terms of which Merger Sub, a wholly owned subsidiary of LWAC, will merge with and into eFFECTOR, with eFFECTOR surviving the Business Combination as a wholly owned subsidiary of LWAC. After giving effect to the Business Combination, the Combined Company will directly own all of the issued and outstanding equity interests of eFFECTOR, and the pre-Business Combination stockholders of eFFECTOR will hold a portion of the Combined Company common stock.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of LWAC Class A shares into cash:

•

Scenario 1 — No redemption: This presentation applies the assumption that no LWAC public stockholders exercise redemption rights with respect to their LWAC Class A common stock upon consummation of the Business Combination; and

•

Scenario 2 — Maximum redemptions of LWAC Class A common stock: The Merger Agreement includes a minimum cash condition. This presentation assumes that LWAC public stockholders holding approximately 13,717,147 shares of LWAC Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.00 per share, such that the $100.0 million cash condition is met. This minimum cash condition excludes the effect of the transaction costs to be paid upon consummation of the Business Combination, UCSF payment, and the cash contributed to the combined company by eFFECTOR. This leads to a total maximum redemption value of $137.2 million. Such amount represents the maximum number of LWAC Class A common stock redemptions that could occur before the minimum cash condition would not be met. The estimated per share redemption value of $10.00 was calculated by dividing the amount of $175.0 million in the LWAC trust account as of March 31, 2021 by the total number of shares of LWAC Class A common stock outstanding and redeemable of 17,500,000.

As a result of the Business Combination, if none of the LWAC Class A common stock is redeemed, the former shareholders of eFFECTOR, LWAC and PIPE investors will own approximately 51.2%, 38.5% and 10.3%, respectively, of the Combined Company.

As a result of the Business Combination, if the maximum number of shares of LWAC Class A common stock is redeemed, after taking into consideration the minimum cash condition, the former shareholders of eFFECTOR, LWAC and PIPE investors will own approximately 66.8%, 19.7% and 13.5%, respectively, of the Combined Company.

For a detailed understanding of the pro forma adjustments and the total basic and diluted shares outstanding as a result of the Business Combination, see Notes 2 and 4 to these unaudited pro forma condensed combined financial statements. The pro forma adjustments have been prepared excluding the impact of post balance sheet events that are not the result of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

As at March 31, 2021

(in thousands, except for share and par value amounts)

	Locust Walk Acquisition Corp.	eFFECTOR Therapeutics, Inc.	Pro Forma Adjustments (Assuming no redemptions)	Note 3		Pro Forma Condensed Combined (Assuming no redemptions)	Additional Pro Forma Adjustments (Assuming maximum redemptions)	Note 3		Pro Forma Condensed Combined (Assuming maximum redemptions)
ASSETS
Current assets
Cash	1,467	—	175,004	a	)	230,919	(137,171)	f	)	93,748
			(22,065)	b, c	)
			60,700	i	)
			(961)	j	)		—			—
			16,774	k	)
Cash and cash equivalents	—	16,774	(16,774)	k	)	—	—			—
Due from sponsor	1	—	—			1	—			1
Prepaid expenses	345	—	223	k	)	568	—			568
Prepaid expenses and other current assets	—	223	(223)	k	)	—	—			—

Total current assets	1,813	16,997	212,678			231,488	(137,171)			94,317

Marketable securities held in trust account	175,004	—	(175,004)	a	)	—	—			—
ROU asset	—	70	—			70	—			70
Property and equipment, net	—	27	—			27	—			27
Other assets	—	56	(56)	c	)	—	—			—

TOTAL ASSETS	176,817	17,150	37,618			231,585	(137,171)			94,414

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	—	458	—			458	—			458
Accrued expenses	241	2,795	(56)	c	)	2,980	—			2,980
Promissory note - related party	—	—	—			—	—			—
Warrant liabilities	—	753	(753)	l	)	—	—			—
Term loans, net	—	18,477	—			18,477				18,477
Lease liability, current portion	—	82	—			82	—			82

Total current liabilities	241	22,565	(809)			21,997	—			21,997

Deferred underwriting commissions payable	6,565	—	(6,565)	b	)	—	—			—
Earnout share liability	—	—	19,075	n	)	19,075	—			19,075
Warrant liabilities	3,675	—	(3,558)	m	)	117	—			117

TOTAL LIABILITIES	10,481	22,565	8,143			41,189	—			41,189

Commitment and contingencies
Class A Common stock subject to possible redemption	161,336	—	(161,336)	e	)	—	—			—
Series A convertible preferred stock	—	46,567	(46,567)	g	)
Series B convertible preferred stock	—	51,084	(51,084)	g	)
Series C convertible preferred stock	—	35,573	(35,573)	g	)

STOCKHOLDERS’ EQUITY
Class A common stock	—	—	—	d	)	6	(1)	f	)	5
			2	e	)
			3	h	)
			1	i	)
			—	l	)
Class B common stock	—	—	—	d	)	—	—			—

Common stock	—	1	(31)	h	)	—	—			—

	Locust Walk Acquisition Corp.	eFFECTOR Therapeutics, Inc.	Pro Forma Adjustments (Assuming no redemptions)	Note 3		Pro Forma Condensed Combined (Assuming no redemptions)	Additional Pro Forma Adjustments (Assuming maximum redemptions)	Note 3		Pro Forma Condensed Combined (Assuming maximum redemptions)
			30	g	)
Additional paid-in-capital	4,953	4,641	(12,500)	c	)	340,712	(137,170)	f	)	203,542
			161,334	e	)
			75	h	)
			133,194	g	)
			60,699	i	)
			753	l	)
			3,558	m	)
			(19,075)	n	)
			3,080	o	)
Retained earnings (Accumulated deficit)	47	(143,281)	(3,000)	c	)	(150,322)	—			(150,322)
			(47)	h	)
			(961)	j	)
			(3,080)	o	)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	5,000	(138,639)	324,035			190,396	(137,171)			53,225

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	176,817	17,150	37,618			231,585	(137,171)			94,414

See accompanying notes

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

For the period ended December 31, 2020

(in thousands, except share and per share amounts)

	Locust Walk Acquisition Corp. Period from October 2, 2020 (Inception) to December 31, 2020	eFFECTOR Therapeutics, Inc. for the year ended December 31, 2020	Pro Forma Adjustments (Assuming no redemptions)	Note 3		Pro Forma Condensed Combined (Assuming no redemptions)	Additional Pro Forma Adjustments (Assuming maximum redemptions)	Note 3		Pro Forma Condensed Combined (Assuming maximum redemptions)
Collaboration Revenue		42,000				42,000				42,000
Operating expenses
Research and development	—	21,832	1,005	ee	)	23,798	—			23,798
			961	ff	)
Formation and operating costs	2	—	(2)	dd	)	—	—			—
General and administrative	—	4,349	3,000	cc	)	8,821	—			8,821
			2	dd	)
			1,470	ee	)

Total operating expenses	2	26,181	6,436			32,619	—			32,619
Operating income (loss)	(2)	15,819	(6,436)			9,381				9,381

Other income (expenses)
Interest earned on marketable securities held in trust account	—	—	—			—	—			—
Interest Income	—	67	—			67	—			67
Interest expense	—	(1,333)	—			(1,333)	—			(1,333)
Other income	—	9	(9)	bb	)	—	—			—

Net income (loss) before income taxes	(2)	14,562	(6,445)			8,115	—			8,115
Provision for income taxes	—	351				351				351

Net income (loss)	(2)	14,211	(6,445)			7,764	—			7,764

Net income (loss) per share - basic	$(0.00)	$0.01				$0.19		gg	)	$0.19

Net income (loss) per share - diluted	$(0.00)	$0.01				$0.18		gg	)	$0.18

Weighted average shares outstanding, basic	3,961,250	14,606,544		ii	)	40,029,818		gg,ii	)	40,029,818

Weighted average shares outstanding, diluted	3,961,250	27,491,396		ii	)	43,637,270		gg,ii	)	43,637,270

See accompanying notes

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

For the three months ended March 31, 2021

(in thousands, except share and per share amounts)

	Locust Walk Acquisition Corp. for the three months ended March 31, 2021	eFFECTOR Therapeutics, Inc. for the three months ended March 31, 2021	Pro Forma Adjustments (Assuming no redemptions)	Note 3		Pro Forma Condensed Combined (Assuming no redemptions)	Additional Pro Forma Adjustments (Assuming maximum redemptions)	Note 3		Pro Forma Condensed Combined (Assuming maximum redemptions)
Operating expenses
Research and development	—	4,468	—			4,468	—			4,468
Formation and operating costs	369	—	(369)	dd	)	—	—			—
General and administrative	—	1,269	369	dd	)	1,638	—			1,638

Loss from operations	369	5,737	—			6,106	—			6,106

Other income (expenses)
Interest earned on marketable securities held in trust account	4	—	(4)	aa	)	—	—			—
Change in fair value of warrant liability	656	—	(642)	bb	)	14	—			14
Transaction costs	(242)	—	—			(242)	—			(242)
Interest income	—	1	—			1	—			1
Interest expense	—	(306)	—			(306)				(306)
Other income (expense)	—	(48)	48	bb	)	—	—			—
Loss on extinguishment of debt	—	(492)	—			(492)	—			(492)

Net income (loss)	49	(6,582)	(598)			(7,131)	—			(7,131)

Net income (loss) per share - basic and diluted	$0.01	$(0.44)				$(0.12)		hh	)	$(0.16)

Weighted average shares outstanding, basic and diluted	4,922,417	14,963,995		ii	)	58,525,602		hh,ii	)	44,808,455

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

On May 26, 2021, LWAC, Merger Sub and eFFECTOR, entered into the Merger Agreement under the terms of which Merger Sub, a wholly owned subsidiary of LWAC, will merge with and into eFFECTOR, with eFFECTOR surviving the Merger as a wholly owned subsidiary of LWAC. After giving effect to the Merger, the Combined Company will directly own all of the issued and outstanding equity interests of eFFECTOR, and the pre-Merger stockholders of eFFECTOR will hold a portion of the Combined Company’s common stock.

As a result of the Merger Agreement, eFFECTOR’s equityholders, on a fully diluted basis, will receive an aggregate number of shares of LWAC common stock equal to $340.0 million divided by $10.00. The Exchange Ratio is approximately 0.0968, calculated by dividing the 34,000,000 shares of consideration that will be received by eFFECTOR’s equityholders, on a fully diluted basis, by the fully diluted outstanding common shares of eFFECTOR as of May 25, 2021. There were 351,086,510 fully diluted outstanding common shares of eFFECTOR as of May 25, 2021. The 30,033,185 shares to be issued to eFFECTOR stockholders is calculated by applying the Exchange Ratio of approximately 0.0968 to the outstanding common stock, preferred stock, and assumed cashless exercised warrants as of March 31, 2021. As of that date, there were 14,963,995 and 294,636,237 shares of common and preferred stock outstanding, respectively, which will convert into 1,449,147 and 28,533,230 shares of the Combined Company’s common stock, respectively, totaling 29,982,377 shares. As of that date, there were 1,118,677 outstanding eFFECTOR warrants that will automatically cashless exercise upon completion of the Business Combination and will result in an additional 50,808 shares to be issued after applying the Exchange Ratio.

The following summarizes the pro forma shares of the Combined Company Class A common stock to be outstanding after giving effect to the Business Combination and the automatic cashless exercise of eFFECTOR warrants and assuming no redemptions:

	Including dilutive effect of eFFECTOR options outstanding and assuming no redemptions		Excluding dilutive effect of eFFECTOR options outstanding and assuming no redemptions
	Shares	%	Shares	%
eFFECTOR Stockholders	34,000,000	54.3%	30,033,185	51.2%
LWAC Stockholders	17,500,000	27.9%	17,500,000	29.9%
LWAC Founders	5,056,250	8.1%	5,056,250	8.6%
PIPE Investors	6,070,000	9.7%	6,070,000	10.3%

Total	62,626,250	100%	58,659,435	100%

The following summarizes the pro forma shares of the Combined Company Class A common stock to be outstanding after giving effect to the Business Combination and the automatic cashless exercise of eFFECTOR warrants and assuming maximum redemptions:

	Including dilutive effect of eFFECTOR options outstanding and assuming maximum redemptions		Excluding dilutive effect of eFFECTOR options outstanding and assuming maximum redemptions
	Shares	%	Shares	%
eFFECTOR Stockholders	34,000,000	69.5%	30,033,185	66.8%
LWAC Stockholders	3,782,853	7.7%	3,782,853	8.4%
LWAC Founders	5,056,250	10.4%	5,056,250	11.3%
PIPE Investors	6,070,000	12.4%	6,070,000	13.5%

Total	48,909,103	100%	44,942,288	100%

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”). The historical financial information of LWAC and eFFECTOR has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination, including the related PIPE, in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization because eFFECTOR has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances taken into consideration:

•	The pre-Business Combination stockholders of eFFECTOR hold the majority of voting rights in the Combined Company;

•	The pre-Business Combination stockholders of eFFECTOR have the right to appoint the majority of directors to the Combined Company’s Board of Directors

•	Senior management of eFFECTOR comprise the senior management of the Combined Company; and

•	The operations of eFFECTOR comprise the only ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as eFFECTOR issuing equity for the net assets of LWAC, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual values as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 3 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Financial Position as of March 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined financial position as of March 31, 2021 are as follows:

(a)	Cash released from trust

Adjustment to transfer $175.0 million of marketable securities held by LWAC in trust and converted into cash resources upon close of the Business Combination. Represents the impact of the Business Combina-tion on the cash balance of the Combined Company.

(b)	Deferred underwriter commission

Adjustment relates to the payment of deferred underwriting commission of $6.6 million related to the January 12, 2021 IPO of LWAC that will be incurred upon closing of the Business Combination. This amount will be recognized as a decrease in cash and deferred underwriting commissions liability.

(c)	Transaction costs

Adjustment to decrease cash by $15.5 million and additional paid-in capital for the estimated direct and incremental transaction costs of $12.5 million expected to be incurred to complete the Business Combination. Adjustment includes $3.0 million of transaction costs that are not direct or incremental to the Busi-ness Combination expected to be incurred by LWAC. The direct and incremental transaction costs will be comprised of investment banker, legal, audit, tax, accounting and listing fees.

(d)	Automatic conversion of LWAC Class B common stock into Class A common stock

Adjustment of $0.5 thousand relates to the conversion of 4,511,250 LWAC Class B common stock with a par value of $0.0001 into Class A common stock with a par value of $0.0001 on a one-to-one basis.

(e)	Reclassification of LWAC Class A common stock subject to possible redemption — assuming no redemptions

Assuming no redemption, this adjustment relates to the reclassification of 16,133,613 LWAC Class A common stock subject to redemption, with a par value of $0.0001 into 16,133,613 Class A common stock, resulting in increase in LWAC Class A common stock par value not subject to redemption of approximately $2,000 and an increase of additional paid-in capital of $161.3 million.

(f)	Reclassification of LWAC Class A common stock subject to possible redemption — assuming a maxi-mum number of redemptions

To record the maximum number of LWAC Class A common stock redemptions, with contemplation of the minimum cash condition under the Merger Agreement, 13,717,147 shares of the LWAC Class A common stock subject to redemption will be redeemable at a redemption price of $10.00. The adjustment will reduce cash by $137.2 million, additional paid in capital by $137.2 million, and the Combined Company’s common stock by $1 thousand for the par value of the shares.

The total number of shares subject to redemption of 17,500,000 was determined by deducting the 545,000 shares of LWAC Class A common stock issued as part of the private placement on January 12, 2021, from the total number of shares of Class A common stock outstanding of 18,045,000. The total redemption value of $175.0 million was obtained by multiplying the total shares of Class A common stock subject to redemption of 17,500,000 by the redemption price of $10.00. The total number of shares subject to redemption while maintaining the minimum cash condition under the Merger Agreement was determined by calculating the total redemption value allowable to maintain the $100.0 million cash balance after redemptions and dividing by the redemption price of $10.00. The adjustment of $1 thousand to the Combined Company’s common stock for the par value of the common shares was determined by multiplying the par value of $0.0001 by the maximum number of shares of 13,717,147 redeemable while maintaining the minimum cash condition.

(g)	Conversion of eFFECTOR Preferred Stock into eFFECTOR common stock

This adjustment of $30 thousand relates to the conversion of 294,636,237 shares of eFFECTOR Preferred Stock with a par value of $0.0001 into eFFECTOR common stock on a one-to-one basis, resulting in an increase in eFFECTOR common stock par value of $30 thousand and an increase in additional paid-in-capital of $133.2 million.

(h)	Conversion of eFFECTOR common stock into LWAC common stock

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, eFFECTOR will be treated as the accounting acquirer (legal acquiree) while LWAC will be the accounting acquiree (legal acquirer) for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the existing shareholders of eFFECTOR are expected to have the majority of the voting power of the combined company, eFFECTOR will be able to appoint a majority of the governing body of the combined company, and eFFECTOR’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as a reverse recapitalization with eFFECTOR issuing shares for the net assets of LWAC, accompanied by a recapitalization. The net assets of LWAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. The pro forma adjustment of the reverse recapitalization is as follows:

•	An adjustment to eliminate LWAC’s retained earnings of approximately $47 thousand and eliminate eFFECTOR’s common stock par value balance of $31 thousand.

•

Using an Exchange Ratio of approximately 0.0968-for-1 the total number of the Combined Company’s common stock to be issued to eFFECTOR shareholders will be 29,982,377. Based on a par value of $0.0001, the adjustment to the Combined Company’s common stock par value balance will be approximately $3 thousand. The 29,982,377 shares to be issued to eFFECTOR shareholders is calculated by applying the Exchange Ratio to the outstanding common and preferred stock of eFFECTOR as of March 31, 2021. As of that date, there were 14,963,995 and 294,636,237 shares of common and preferred stock outstanding, respectively, which will convert into 1,449,147 and 28,533,230 shares of the Combined Company’s common stock, respectively. Refer to the table below.

eFFECTOR outstanding common stock	14,963,995
Number of shares to be issued in connection with eFFECTOR preferred stock conversion into eFFECTOR common stock	294,636,237

Total eFFECTOR common stock before exchange	309,600,232

x: Exchange Ratio (approximate)	0.0968
Total number of Class A common shares held by eFFECTOR stockholders post Merger	29,982,377

(i)	PIPE Financing

Reflects an adjustment related to the subscription for LWAC Class A common stock. LWAC entered into Subscription Agreements, pursuant to which the PIPE investors agreed to purchase 6,070,000 shares of LWAC Class A common stock at a price of $10.00 per share. This will be recognized as an increase of $60.7 million to cash, approximately $1 thousand to LWAC Class A common stock par value based on the $0.001 par value per share, and $60.7 million to additional paid-in capital.

(j)	UCSF Payment

Adjustment relates to required payment to UCSF of $1.0 million related to the May 10, 2013 Exclusive License Agreement between eFFECTOR and UCSF that will be triggered as a result of the Business Combination. This will be recognized as a decrease of $1.0 million to cash and a corresponding increase to accumulated deficit.

(k)	Reclassification of financial statement line items

Adjustment related to the reclassification of financial statement line items on the pro forma condensed combined statement of financial position to ensure presentation alignment with the LWAC financial statements.

(l)	Exercise of eFFECTOR Warrants

Adjustment reflects the automatic exercise of the outstanding eFFECTOR Warrants. Upon consummation of the Business Combination, the outstanding warrants will be automatically cashless exercised.

•	An adjustment to reclassify the warrant liability to additional paid-in capital of $0.8 million.

•

Using an Exchange Ratio of approximately 0.0968-for-1, the total outstanding eFFECTOR Warrants will be cashless exercised, and 50,808 shares of LWAC Class A common stock were issued. Based on a par value of $0.0001, the adjustment to the Combined Company’s common stock par value balance will be $5 with a decrease in additional paid-in-capital of the same amount.

(m)	Reclassification LWAC Public Warrants from liability to equity

Adjustment related to the reclassification of the LWAC Public Warrants from liability. Reduction of warrant liability balance by $3.6 million, which represents the fair value of the LWAC Public Warrants at March 31, 2021, with an offsetting increase to additional paid-in-capital for the same amount.

(n)	Earn-Out liability

Adjustment reflects the preliminary estimated fair value of the Earn-Out Shares contingently issuable to the eligible eFFECTOR stockholders. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. The actual fair value could change materially. Refer to Note 4 for more information.

(o)	Cumulative pro forma adjustments to accumulated deficit

Relates to the cumulative pro forma adjustments to the condensed combined statement of loss and comprehensive loss which impact the pro forma accumulated deficit, excluding adjustments for the UCSF payment described in note (j) above and the $3.0 million transaction costs expected to be incurred by LWAC as described in note (c) above, which are reflected separately.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:

(aa) Exclusion of interest income

Represents elimination of interest earned on cash and securities held in Trust Account.

(bb) Change in value of outstanding warrants

Reflects the elimination of the change in fair value related to the eFFECTOR Series C convertible Preferred Stock warrant liability and the LWAC Public Warrants as a result of eFFECTOR warrants being automatically cashless exercised upon consummation of the Business Combination and LWAC Public Warrants being exchanged for warrants to purchase shares of the Combined Company’s common stock.

(cc) Transaction costs

Reflects transaction costs that are not direct or incremental to the Business Combination expected to be incurred by LWAC.

(dd) Reclassification of financial statement line items

Adjustment related to the reclassification of financial statement line items on the pro forma condensed combined statement of loss and comprehensive loss to ensure presentation alignment with the LWAC financial statements.

(ee) Earnout shares contingently issuable to eFFECTOR option holders

Reflects the preliminary estimated compensation expense associated with the Earn-Out Shares contingently issuable to holders of eFFECTOR stock options. The preliminary estimated fair value was determined based on information available as of the date of this unaudited pro forma condensed combined financial information. The actual fair value of the incremental compensation is subject to change as additional analyses are performed and such changes could be material once the final valuation as of the modification date is determined. Refer to Note 4 for more information.

(ff) UCSF Payment

Adjustment relates to required payment to UCSF of $1.0 million related to the May 10, 2013 Exclusive License Agreement between eFFECTOR and UCSF that will be triggered as a result of the Business Combination.

(gg) Net income per share

Represents pro forma net income per share based on pro forma net income and weighted-average shares outstanding as of December 31, 2020, after giving pro forma effect to the Business Combination as if it had occurred on January 1, 2020. 40,029,818 weighted-average shares would be outstanding after including the effect of automatically exercised eFFECTOR warrants and without taking into consideration in-the-money outstanding eFFECTOR stock options. 43,637,270 weighted-average shares would be outstanding assuming the exercise of in-the-money outstanding eFFECTOR stock options. There is no difference between the weighted-average shares outstanding assuming the “no redemption” and “maximum redemption” scenarios below in adjustment (ii) because there was no redeemable common stock outstanding as of December 31, 2020.

(hh) Net loss per share

Represents pro forma net loss per share based on pro forma net loss and 44,808,455 weighted-average shares outstanding as of March 31, 2021, after giving pro forma effect to the Business Combination as if it had occurred on January 1, 2020. There is no difference between basic and diluted pro forma net loss per share for the three months ended March 31, 2021, as the inclusion of all potentially dilutive shares of LWAC and eFFECTOR stock would have been anti-dilutive. Potentially dilutive shares include eFFECTOR stock options and LWAC Warrants. eFFECTOR warrants are assumed to be automatically cashless exercised and are included in the calculated weighted-average shares outstanding for the purpose of calculating basic and diluted loss per share.

(ii)	Calculation of the weighted-average shares outstanding:

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Historical eFFECTOR weighted-average shares of common stock outstanding	14,606,544	14,606,544
Impact of eFFECTOR’s convertible preferred stock assuming conversion as of January 1, 2020	294,636,237	294,636,237
Impact of eFFECTOR’s warrants assuming automatic cashless exercise as of January 1, 2020	524,647	524,647

Total	309,767,428	309,767,428

Application of Exchange Ratio to historical eFFECTOR weighted-average shares outstanding	0.0968	0.0968
Adjusted eFFECTOR weighted-average shares outstanding	29,998,568	29,998,568
LWAC Class B common stockholders	3,961,250	3,961,250
PIPE investors	6,070,000	6,070,000

Weighted average shares outstanding, basic	40,029,818	40,029,818

Dilutive impact of eFFECTOR stock options	3,607,452	3,607,452

Weighted average shares outstanding, diluted	43,637,270	43,637,270

	Three Months Ended March 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Historical eFFECTOR weighted-average shares of common stock outstanding	14,963,995	14,963,995
Impact of eFFECTOR’s convertible preferred stock assuming conversion as of January 1, 2020	294,636,237	294,636,237
Impact of eFFECTOR’s warrants assuming automatic cashless exercise as of January 1, 2020	524,647	524,647

Total	310,124,879	310,124,879

Application of Exchange Ratio to historical eFFECTOR weighted-average shares outstanding	0.0968	0.0968
Adjusted eFFECTOR weighted-average shares outstanding	30,033,185	30,033,185
LWAC public shareholders (1)	22,422,417	8,705,270
PIPE investors	6,070,000	6,070,000

Weighted average shares outstanding, basic	58,525,602	44,808,455

(1)

Calculated as the sum of the following: (i) 4,922,417 weighted average shares outstanding of Class A and Class B non-redeemable common stock; and (ii) 17,500,000 weighted average shares outstanding of Class A redeemable common stock; less 13,717,147 shares assumed to be redeemed under the maximum redemption scenario

Note 4 — Earn-Out Shares

In accordance with the Merger Agreement, 5,000,000 shares are contingently issuable to eFFECTOR stockholders and option holders upon the occurrence of the Triggering Event, defined within the Merger Agreement as the date on which the common stock price equals or exceeds $20.00 over at least 20 trading days out of 30 consecutive trading day period for the two-year period following the close date of the Business Combination. The stockholders and option holders will be eligible to receive approximately 4,425,865 and 574,135 earnout shares, respectively, based on the current fully diluted cap table of eFFECTOR. The preliminary fair value of the earnout shares is approximately $4.31 per share.

eFFECTOR Shareholders

The contingent obligation to issue Earn-Out Shares to existing eFFECTOR shareholders is expected to be accounted for as liability classified instruments because the Triggering Event that determines the issuance of the Earn-Out Shares include terms that are not solely indexed to the common stock of the Combined Company. The preliminary estimated fair value of the shareholder Earn-Out Shares is approximately $19.1 million.

The preliminary estimated fair value of the Earn-Out Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the Earn-Out Period using the most reliable information available. Assumptions used in the valuation were as follows:

May 25, 2021
Fair value of common stock	$9.70
Selected volatility	56.4%
Risk-free interest rate	0.2%
Expected term (in years)	2.3
Expected dividend yield	—

The actual fair value of the Earn-Out Shares and related accounting is subject to change as additional information becomes available and additional analyses are performed and such changes could be material.

eFFECTOR Option Holders

The contingent obligation to issue Earn-Out Shares to existing eFFECTOR option holders falls within the scope of ASC 718, Share-based Compensation, because the option holders are required to continue providing service until the occurrence of the Triggering Event. The preliminary estimated fair value of the option holder Earn-Out Shares is approximately $2.5 million, which will be recorded as share-based compensation over the derived service period of 0.92 years following the consummation of the Business Combination.

The preliminary estimated fair value of the option holder Earn-Out Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the Earn-Out Period using the most reliable information available. Assumptions used in the valuation were as follows:

May 25, 2021
Fair value of common stock	$9.70
Selected volatility	56.4%
Risk-free interest rate	0.2%
Expected term (in years)	2.3
Expected dividend yield	—

The actual fair value of the option holder Earn-Out Shares and related accounting is subject to change as additional information becomes available and additional analyses are performed and such changes could be material.

DESCRIPTION OF NEW EFFECTOR SECURITIES

The following summary of certain provisions of New eFFECTOR securities does not purport to be complete and is subject to the Proposed Charter, the Amended Bylaws and the provisions of applicable law, as well as the approval of Proposal 2 and the completion of the Business Combination. Copies of the Proposed Charter and the Amended Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. In this section, “we”, “our”, the “Company” or “New eFFECTOR” generally refers to the Combined Company from and after the Business Combination.

Authorized and Outstanding Capital Stock

The total amount of our authorized capital stock consists of 1,000,000,000 shares of New eFFECTOR common stock and 100,000,000 shares of New eFFECTOR preferred stock. We expect to have approximately 30,033,185 shares of New eFFECTOR common stock outstanding immediately after the consummation of the Business Combination and related transactions, assuming that none of the outstanding shares of LWAC Class A common stock are redeemed in connection with the Business Combination. No shares of New eFFECTOR Preferred Stock will be issued or outstanding immediately after the Business Combination.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter and the Amended Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

New eFFECTOR Common Stock

Voting Rights

Each holder of New eFFECTOR common stock will be entitled to one vote for each share of New eFFECTOR common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Charter or by applicable law, the holders of New eFFECTOR common stock will not be entitled to vote on any amendment to our Proposed Charter that relates solely to the terms of one or more outstanding series of New eFFECTOR preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Charter (including any certificate of designation relating to any series of New eFFECTOR preferred stock) or pursuant to the DGCL.

Dividend Rights

Subject to any other provisions of the Proposed Charter, as it may be amended from time to time, holders of shares of New eFFECTOR common stock will be entitled to receive ratably, in proportion to the number of shares of New eFFECTOR common stock held by them, such dividends and other distributions in cash, stock or property of New eFFECTOR when, as and if declared thereon by the New eFFECTOR Board of Directors from time to time out of assets or funds of New eFFECTOR legally available therefor.

Rights upon Liquidation

Subject to the rights of holders of New eFFECTOR preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New eFFECTOR preferred stock ranking senior to the shares of New eFFECTOR common stock upon such dissolution, liquidation or winding up, if any, New eFFECTOR’s remaining net assets will be distributed to the holders of shares of New eFFECTOR common stock upon such dissolution, liquidation or winding up, pro rata on a per share basis.

Other Rights

No holder of shares of New eFFECTOR common stock will be entitled to preemptive or subscription rights contained in the Proposed Charter or in the Amended Bylaws. There are no redemption or sinking fund provisions applicable to the New eFFECTOR common stock. The rights, preferences and privileges of holders of the New eFFECTOR common stock will be subject to those of the holders of any shares of the New eFFECTOR preferred stock that New eFFECTOR may issue in the future.

Lock-Up

The holders of New eFFECTOR common stock issued as consideration pursuant to the Business Combination or to directors, officers and employees of New eFFECTOR upon settlement or exercise of stock options or other equity awards outstanding as of immediately prior to the closing of the Business Combination (collectively, the “Lock-up Shares”) may not transfer, subject to certain limited exceptions, any Lock-up Shares, and, pursuant to the Sponsor Lock-Up Agreement, the Sponsor may not Transfer, subject to certain limited exceptions, any Sponsor Lock-Up Shares, in each case, until the earlier of (i) 270-days after the Closing, or (ii) the date on which the closing price of the Combined Company’s common stock equals or exceed $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date.

Preferred Stock

The New eFFECTOR Board of Directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New eFFECTOR preferred stock could have the effect of decreasing the trading price of New eFFECTOR common stock, restricting dividends on the capital stock of New eFFECTOR, diluting the voting power of the New eFFECTOR common stock, impairing the liquidation rights of the capital stock of New eFFECTOR, or delaying or preventing a change in control of New eFFECTOR.

Election of Directors and Vacancies

The number of directors of the New eFFECTOR Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New eFFECTOR Board. The New eFFECTOR Board will be divided into three classes, designated Class I, II and III, with Class I consisting of three directors and first up for re-election in 2022, Class II consisting of three directors and first up for re-election in 2023, and Class III consisting of three directors and first up for re-election in 2024. Each class of directors will be elected by the New eFFECTOR stockholders every three years.

Under the Amended Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New eFFECTOR Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New eFFECTOR preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New eFFECTOR Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New eFFECTOR preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding voting stock (as defined below) of New eFFECTOR then entitled to vote at an election of directors. In case the New eFFECTOR Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New eFFECTOR, subject, nevertheless, to the provisions of the DGCL, the Proposed Charter and to any Amended Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New eFFECTOR preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New eFFECTOR preferred stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Charter and the Amended Bylaws

The Proposed Charter and the Amended Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

As indicated above, the Proposed Charter provides that the New eFFECTOR Board of Directors will be divided into three classes of directors, with each class of directors being elected by the New eFFECTOR stockholders every three years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New eFFECTOR Board of Directors.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New eFFECTOR common stock (or units or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New eFFECTOR common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New eFFECTOR Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New eFFECTOR by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New eFFECTOR common stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New eFFECTOR preferred stock, special meetings of the stockholders of New eFFECTOR, for any purpose or purposes, may be called only by or at the direction of (i) a majority of the New eFFECTOR Board of Directors, (ii) the chairperson of the New eFFECTOR Board of Directors, (iii) the Chief Executive Officer, or (iv) the President. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

In addition, the Amended Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if such actions are favored by the holders of a majority of our outstanding voting securities.

Amendment to Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Charter will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds (66 2/3%) in voting power of all the then outstanding shares of New eFFECTOR’s stock entitled to vote thereon as a class:

•	the provisions regarding New eFFECTOR preferred stock;

•	the provisions regarding the size, classification, appointment, removal and authority of the New eFFECTOR Board of Directors;

•	the provisions prohibiting stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding the selection of certain forums for certain specified legal proceedings between New eFFECTOR and its stockholders; and

•	the provisions regarding the limited liability of directors of New eFFECTOR.

The Amended Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New eFFECTOR Board of Directors then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New eFFECTOR Board), or (B) without the approval of the New eFFECTOR Board of Directors, by the affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding voting stock of New eFFECTOR entitled to vote generally in an election of directors, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1)	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2)

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3)

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Since New eFFECTOR has not opted out of Section 203 of the DGCL, it will apply to New eFFECTOR. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New eFFECTOR for a three-year period. This provision may encourage companies interested in acquiring New eFFECTOR to negotiate in advance with the New eFFECTOR Board of Directors because the stockholder approval requirement would be avoided if the New eFFECTOR Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New eFFECTOR Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter limits the liability of the directors of New eFFECTOR to the fullest extent permitted by the DGCL, and the Amended Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we will be required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New eFFECTOR. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Charter requires, to the fullest extent permitted by law, unless New eFFECTOR consents in writing to the selection of an alternative forum, that derivative actions brought on behalf of New eFFECTOR, actions against any director, officer or stockholder of New eFFECTOR for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the Amended Bylaws, and actions asserting a claim against New eFFECTOR governed by the internal affairs doctrine may be brought only in the Court of Chancery of the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts in the State of Delaware and service of process on such stockholder’s counsel. Although we believe this provision benefits New eFFECTOR by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter requires that, unless New eFFECTOR consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act and, if brought in a court other than the federal district courts of the United States of America, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the federal district courts of the United States of America and service of process on such stockholder’s counsel. However, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Warrants

Public Warrants

There are currently outstanding an aggregate of 5,833,333 public warrants, which, following the Closing, will entitle the holder to acquire New eFFECTOR common stock. Each whole warrant will entitle the registered holder to purchase one whole share of New eFFECTOR common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 month-anniversary of the closing of the IPO (January 12, 2022) or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement dated as of January 7, 2021, by and between LWAC and Continental as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of New eFFECTOR common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless a you purchase at least three units, you will not be able to receive or trade a whole warrant. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New eFFECTOR common stock pursuant to the exercise for cash of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New eFFECTOR common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New eFFECTOR common stock upon exercise of a warrant unless New eFFECTOR common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of New eFFECTOR common stock issuable upon exercise of the public warrants has not been declared effective by the end of 60 business days following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following the Business Combination, to have declared effective a registration statement covering the issuance of the shares of New eFFECTOR common stock issuable upon exercise of the warrants, and to maintain a current prospectus relating to those shares of New eFFECTOR common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of New eFFECTOR common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the New eFFECTOR common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of New eFFECTOR common stock (or the closing bid price of New eFFECTOR common stock in the event shares of New eFFECTOR common stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days, before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of New eFFECTOR common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New eFFECTOR common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New eFFECTOR common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New eFFECTOR common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of New eFFECTOR common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New eFFECTOR common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New eFFECTOR common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New eFFECTOR common stock is increased by a stock dividend payable in shares of New eFFECTOR common stock, or by a split-up of shares of New eFFECTOR common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New eFFECTOR common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New eFFECTOR common stock. A rights offering to holders of New eFFECTOR common stock entitling holders to purchase shares of New eFFECTOR common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New eFFECTOR common stock equal to the product of (i) the number of shares of New eFFECTOR common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New eFFECTOR common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New eFFECTOR common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New eFFECTOR common stock, in determining the price payable for New eFFECTOR common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) fair market value means the volume weighted average price of New eFFECTOR common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New eFFECTOR common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New eFFECTOR common stock on account of such shares of New eFFECTOR common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the public holders of LWAC common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of New eFFECTOR common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New eFFECTOR common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New eFFECTOR common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New eFFECTOR common stock.

Whenever the number of shares of New eFFECTOR common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New eFFECTOR common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New eFFECTOR common stock so purchasable immediately thereafter.

The warrants are issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which was filed as an exhibit to LWAC’s registration statement in connection with the IPO, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders will not have the rights or privileges of holders of New eFFECTOR common stock and any voting rights until they exercise their warrants and receive shares of New eFFECTOR common stock. After the issuance of shares of New eFFECTOR common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of New eFFECTOR common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New eFFECTOR common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.

Placement Warrants

There are currently 181,667 private placement warrants outstanding. The private placement warrants (including the New eFFECTOR common stock issuable upon exercise of the private placement warrants) are generally not transferable, assignable or salable until 30 days after the Closing, and they are not redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants described above.

Transfer Agent and Registrar

The transfer agent for New eFFECTOR common stock and warrant agent for the New eFFECTOR public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

Listing of Common Stock

Application will be made for the shares of New eFFECTOR common stock and public warrants to be approved for listing on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company until following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, LWAC’s initial stockholders will be able to sell their founder shares and placement shares, as applicable, pursuant to Rule 144 without registration one year after LWAC has completed the Business Combination.

Following the Closing, the Combined Company will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF RIGHTS OF STOCKHOLDERS

General

LWAC is incorporated under the laws of the State of Delaware, and the rights of LWAC stockholders are governed by the laws of the State of Delaware, including the DGCL, LWAC’s current Amended and Restated Certificate of Incorporation and LWAC’s bylaws. As a result of the Business Combination, LWAC stockholders who receive shares of the Combined Company’s Class A common stock will become stockholders of the Combined Company. The Combined Company will be incorporated under the laws of the State of Delaware, and the rights of the Combined Company’s stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the Business Combination, the rights of LWAC stockholders who become the Combined Company’s stockholders pursuant to the Business Combination will continue to be governed by Delaware law but will no longer be governed by LWAC’s current Amended and Restated Certificate of Incorporation and LWAC’s bylaws and instead will be governed by the Proposed Charter and the bylaws of the Combined Company.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of LWAC stockholders under LWAC’s current Amended and Restated Certificate of Incorporation and LWAC’s bylaws (left column), and the rights of the Combined Company’s stockholders under forms of the Proposed Charter and Combined Company’s bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of LWAC’s current Amended and Restated Certificate of Incorporation and LWAC’s bylaws, and the forms of the Proposed Charter and the Combined Company’s bylaws, as well as the relevant provisions of the DGCL.

LWAC	New eFFECTOR
Authorized Capital Stock

LWAC is currently authorized to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.

Under the Proposed Charter, New eFFECTOR will be authorized to issue 1,100,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of New eFFECTOR common stock, par value $0.0001 per share, and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share.

At the Effective Time, each share of LWAC’s Class A common stock issued and outstanding or held in treasury immediately prior to the Effective Time will be reclassified as and converted into one share of common stock, par value $0.0001 per share. Any stock certificate or book entry representing shares of LWAC’s Class A common stock will thereafter represent a number of whole shares of common stock into which such shares of LWAC’s Class A common shall have been reclassified.

Upon consummation of the Business Combination, we expect there will be 58,659,435 shares of New eFFECTOR common stock (assuming no redemptions) outstanding. Following consummation of the Business Combination, New eFFECTOR is not expected to have any preferred stock outstanding.

LWAC	New eFFECTOR

Rights of Preferred Stock

The LWAC Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the LWAC Board providing for the issuance of such series. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of LWAC entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of preferred stock.	The New eFFECTOR Board of Directors may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New eFFECTOR Board of Directors providing for the issuance of such class or series.

Number and Qualification of Directors

The number of directors of LWAC, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the LWAC Board pursuant to a resolution adopted by a majority of the LWAC Board.	Under the Proposed Charter, the number of directors will be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors; provided that, the number of directors that may be elected by the holders of any series of preferred stock will be in addition to the number fixed by the Board of Directors, and the total number of directors constituting the whole New eFFECTOR Board of Directors will be adjusted accordingly.

Classification of the Board of Directors

LWAC’s current Amended and Restated Certificate of Incorporation provides that the Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.	The Proposed Charter provides that New eFFECTOR’s Board of Directors will be initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.

Election of Directors

At LWAC’s annual meeting, stockholders elect directors to hold office until the next annual meeting, or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal.

The election of directors is determined by a plurality of the votes cast at an annual meeting of stockholders by holders of LWAC’s common stock.

The stockholders shall elect directors, each of whom will hold office until his or her successor is duly elected or qualified at the annual meeting for the year in which his or her term expires, or until his or her earlier death, resignation, disqualification or removal.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital	Subject to the special rights of the holders of one or more outstanding series of preferred stock, the New eFFECTOR Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting

LWAC	New eFFECTOR
stock entitled to vote generally in the election of directors, voting together as a single class.	power of all the then outstanding shares of voting stock entitled to vote at an election of directors.

Voting

Except as otherwise required by law or LWAC’s current Amended and Restated Certificate of Incorporation, holders of the LWAC Class A common stock and the LWAC Class B common stock possess all voting power with respect to LWAC. The holders of shares of LWAC common stock shall be entitled to one vote for each such share on each matter properly submitted to LWAC’s stockholders on which the holders of shares of LWAC common stock are entitled to vote.

Except as otherwise required by applicable law, holders of LWAC Class A common stock and LWAC Class B common stock are not entitled to vote on any amendment to LWAC’s current Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of LWAC preferred stock if the holders of such affected series of LWAC preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

Holders of New eFFECTOR common stock will be entitled to one vote for each share on each matter submitted to a vote of stockholders; provided that, except as otherwise required by applicable law, holders of New eFFECTOR common stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New eFFECTOR preferred stock, if the holders of such affected series of New eFFECTOR preferred stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.

Cumulative Voting

Delaware law allows for cumulative voting only if provided for in a corporation’s certificate of incorporation; however, LWAC’s current Amended and Restated Certificate of Incorporation does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.

Any director so chosen will hold office for the remainder of the full term and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The Proposed Charter provides that any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the board, may be filled only by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock).

LWAC	New eFFECTOR

Special Meeting of the Board of Directors

Special meetings of the LWAC Board may be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the Chief Executive Officer, the President, the Secretary of the Corporation, or by a majority of the total number of directors constituting the Board of Directors.

Stockholder Action by Written Consent

Under LWAC’s current Amended and Restated Certificate of Incorporation, any action required or permitted to be taken by the stockholders of LWAC must be effected by a duly called annual or special meeting and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock, with respect to which action may be taken by written consent. There is no provision in LWAC’s Bylaws which allows for stockholder action without a duly called annual or special meeting.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New eFFECTOR must be effected at an annual or special meeting of the stockholders and may not be effected by written consent; provided, however, any action required or permitted to be taken by the holders of any series of preferred stock may be effected by written consent to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock, if such written consent is signed by the holders of outstanding shares of the relevant series of preferred stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment to Certificate of Incorporation

Pursuant to Delaware law, an amendment to the charter generally requires the approval of the Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of LWAC’s current Amended and Restated Certificate of Incorporation relating to business combination requirements may not be amended prior to the consummation of LWAC’s initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of LWAC common stock.

Under the Proposed Charter, in addition to any vote required by DGCL, the Proposed Charter may be amended only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total voting power of the then outstanding shares of stock of New eFFECTOR entitled to vote thereon, voting together as a single class.

Amendment of the Bylaws

The LWAC Board is expressly authorized to make, alter, amend or repeal the amended and restated bylaws by the affirmative vote of a majority of the LWAC Board. The bylaws may also be adopted, amended, altered or repealed by the LWAC stockholders representing at least 66.7% of the voting power of all of the then-outstanding shares of capital stock of LWAC entitled to vote generally in the election of directors.	Under the Proposed Charter, the New eFFECTOR Board of Directors is expressly authorized to adopt, alter, amend or repeal the Amended Bylaws of in accordance with DGCL; provided that, in addition to any vote required by DGCL, the adoption, amendment or repeal of the bylaws of the Combined Company by New eFFECTOR stockholders will require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New eFFECTOR entitled to vote generally in an election of directors.

LWAC	New eFFECTOR

Quorum

Board of Directors. A majority of the LWAC Board constitutes a quorum at any meeting of the LWAC Board.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors. A majority of the New eFFECTOR Board of Directors constitutes a quorum at any meeting of the New eFFECTOR Board of Directors.

Stockholders. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Interested Directors

LWAC renounces any expectancy that any of the LWAC directors or officers will offer any corporate opportunity in which he or she may become aware to LWAC, except with respect to any of the directors or officers of LWAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of LWAC and (i) such opportunity is one that LWAC is legally and contractually permitted to undertake and would otherwise be reasonable for LWAC to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to LWAC without violating another legal obligation.	New eFFECTOR will be governed by DGCL Section 203.

Special Stockholder Meeting

The LWAC bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer of LWAC, President of LWAC or the LWAC Board-appointed person.	Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of New eFFECTOR may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President.

Notice of Stockholder Meeting

Written notice stating the place, if any, date and time of each meeting of LWAC’s stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by Delaware law.	Unless otherwise provided by DGCL, the notice of any meeting of stockholders shall be sent or otherwise given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

LWAC	New eFFECTOR

Whenever notice is required to be given to any LWAC stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by New eFFECTOR may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of New eFFECTOR.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of LWAC stockholders, other than business that is either (i) specified in LWAC’s notice of meeting (or any supplement thereto) delivered pursuant to the bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the LWAC Board or (iii) otherwise properly brought before the annual meeting by any LWAC stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the LWAC Bylaws.

The LWAC stockholder must (i) give timely notice thereof in proper written form to the Secretary of LWAC, and (ii) the business must be a proper matter for stockholder action. To be timely, an LWAC stockholder’s notice must be received by the Secretary at the principal executive offices of LWAC not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting, is first made by LWAC. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

No business may be conducted at an annual meeting of New eFFECTOR stockholders, other than business that is either (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of New eFFECTOR both at the time of giving the notice provided for in the Amended Bylaws and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with these requirements in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder.

Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of New eFFECTOR, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Amended Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of New eFFECTOR not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New eFFECTOR; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day

LWAC	New eFFECTOR
prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New eFFECTOR.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the LWAC Board may be made by any stockholder of LWAC who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of LWAC at the principal executive offices of LWAC either (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made.

Nominations of persons for election to the New eFFECTOR Board of Directors may be made at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the New eFFECTOR Board of Directors, including by any committee or persons authorized to do so by the New eFFECTOR Board of Directors or the Amended Bylaws, or (ii) by any stockholder of New eFFECTOR who is present in person, was a record owner of shares of New eFFECTOR both at the time of giving the notice required and at the time of the meeting, is entitled to vote at the meeting, and has complied with notice and nomination requirements.

For a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of New eFFECTOR, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by the Amended Bylaws, and (3) provide any updates or supplements to such notice at the times and in the forms required by the Amended Bylaws.

To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of New eFFECTOR not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by eFFECTOR; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the

LWAC	New eFFECTOR
90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New eFFECTOR.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

LWAC’s current Amended and Restated Certificate of Incorporation provides that no director will be personally liable to LWAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

Indemnification of Directors, Officers, Employees and Agents

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

LWAC’s current Amended and Restated Certificate of Incorporation provides that LWAC will indemnify each director, officer, employee and agent to the fullest extent permitted by Delaware law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Charter provides that New eFFECTOR may indemnify each director, officer, employee and agent.

Dividends

Unless further restricted in a company’s certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

LWAC’s current Amended and Restated Certificate of Incorporation provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Proposed Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of shares of

LWAC	New eFFECTOR
stock, the holders of shares of LWAC common stock will be entitled to receive dividends (payable in cash, property, or capital stock of LWAC) when, as, and if declared by the board of directors from time to time out of any assets or funds of LWAC legally available thereof, and shall share equally on a per share basis in such dividends and distributions.	New eFFECTOR common stock will be entitled to receive dividends when, as, and if declared by the Board of Directors in accordance with applicable law.

Liquidation

Subject to applicable law and the rights, if any, of the holders of any outstanding shares of preferred stock, LWAC’s current Amended and Restated Certificate of Incorporation provides that following the payment or provision for payment of the debts and other liabilities of LWAC in the event of an voluntary or involuntary liquidation, dissolution, or winding up of LWAC, the holders of shares of LWAC common stock shall be entitled to receive all the remaining assets of LWAC available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) common stock held by them.	Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the Proposed Charter provides that in the event of the liquidation, dissolution or winding up of New eFFECTOR, whether voluntary or involuntary, holders of New eFFECTOR common stock will be entitled to receive ratably all assets of New eFFECTOR available for distribution to its common stockholders.

Supermajority Voting Provisions

Article IX of LWAC’s current Amended and Restated Certificate of Incorporation relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of LWAC common stock.

Under the Proposed Charter, in addition to any vote required by DGCL, the Proposed Charter may be amended only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total voting power of the then outstanding shares of stock of New eFFECTOR entitled to vote thereon, voting together as a single class.

Under the Proposed Charter, in addition to any vote required by DGCL, the adoption, amendment or repeal of the bylaws by New eFFECTOR stockholders will require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New eFFECTOR entitled to vote generally in an election of directors.

Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law, any director or the entire New eFFECTOR Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New eFFECTOR entitled to vote at an election of directors.

LWAC	New eFFECTOR

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in LWAC’s current Amended and Restated Certificate of Incorporation include the ability of the Board to designate the terms of and issue new series of preferred shares. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of LWAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a prohibition on stockholder action by written consent, a classified Board of Directors and blank check preferred stock.

Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of a company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Preemptive Rights

There are no preemptive rights relating to the LWAC common stock.	There are no preemptive rights relating to the shares of New eFFECTOR common stock.

Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The LWAC Board may exercise all such powers of LWAC and do all such lawful acts and things as may be exercised or done, subject to the provisions of the DGCL, LWAC’s current Amended and Restated Certificate of Incorporation or LWAC’s bylaws adopted by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of a board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New eFFECTOR Board of Directors may exercise all such powers of New eFFECTOR and do all such lawful acts and things as may be exercised or done, subject to the provisions of the DGCL, the Proposed Charter or the Amended Bylaws adopted by stockholders.

Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. LWAC’s	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and

LWAC	New eFFECTOR
bylaws permit LWAC’s books and records to be kept within or outside Delaware.	records for a proper purpose during the usual hours for business.

Choice of Forum

LWAC’s current Amended and Restated Certificate of Incorporation generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of LWAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of LWAC to LWAC or LWAC’s stockholders, or any claim for aiding and abetting such alleged breach (iii) any action asserting a claim against LWAC, its directors, officers or employees arising pursuant to any provision of the DGCL or LWAC’s current Amended and Restated Certificate of Incorporation or LWAC’s bylaws, or (iv) any action asserting a claim against LWAC, its directors, officers, or employees governed by the internal affairs doctrine.	Unless New eFFECTOR consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative proceeding brought on behalf of New eFFECTOR, (ii) any proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New eFFECTOR to New eFFECTOR or to New eFFECTOR’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the bylaws (as either may be amended from time to time), or (iv) any Proceeding asserting a claim against New eFFECTOR governed by the internal affairs doctrine; and (b) subject to the preceding provisions, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this forum selection provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence, and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of clause (b) of the immediately preceding sentence is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of LWAC’s common stock as of August 6, 2021 pre-Business Combination and immediately after the consummation of the Business Combination by:

•

each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by LWAC to be the beneficial owner of more than 5% of shares of LWAC’s common stock as of August 6, 2021 (pre-Business Combination) or of shares of common stock upon the consummation of the Business Combination;

•	each of LWAC’s executive officers and directors (pre-Business Combination);

•	each person who will become an executive officer or director of the Combined Company upon the consummation of the Business Combination;

•	all of LWAC’s current executive officers and directors as a group (pre-Business Combination); and

•	all executive officers and directors of the Combined Company as a group upon the consummation of the Business Combination.

The beneficial ownership of LWAC common stock pre-Business Combination is based on 22,556,250 shares of common stock outstanding, which included 18,045,000 shares of Class A common stock outstanding and 4,511,250 shares of Class B common stock outstanding.

The expected beneficial ownership of shares of New eFFECTOR common stock immediately following the consummation of the Business Combination assumes two scenarios:

•	a “no redemption” scenario where no shares of LWAC common stock are redeemed in connection with the Business Combination; and

•

a “maximum redemption” scenario where 13,717,147 shares of LWAC common stock are redeemed in connection with the Business Combination (see the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Data of LWAC and eFFECTOR” for a description of how the maximum redemptions shares were calculated)

Based on the foregoing assumptions, and including the 6,070,000 shares of LWAC common stock to be issued in connection with the PIPE Financing (of which 4,070,000 shares are being issued to existing eFFECTOR stockholders), we estimate that there would be 58,659,435 shares of New eFFECTOR common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 44,942,288 shares of New eFFECTOR common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. The following table also does not reflect any adjustments to the Merger Consideration. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect beneficial ownership of any shares of New eFFECTOR common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of August 6, 2021.

Unless otherwise indicated, LWAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Financing		Post-Business Combination and PIPE Financing
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Directors and Executive Officers of LWAC Before the Business Combination
Chris Ehrlich(2)	5,056,250	22.4	5,056,250	8.6	5,056,250	11.3
Daniel Geffken	—	—	—	—	—	—
Elizabeth P. Bhatt	—	—	—	—	—	—
Brian G. Atwood	—	—	—	—	—	—
Barbara A. Kosacz	—	—	—	—	—	—
Caroline M. Loewy	—	—	—	—	—	—
All directors and executive officers of LWAC prior to the business combinations as a group (six individuals)(2)	5,056,250	22.4	5,056,250	8.6	5,056,250	11.3
Directors and Executive Officers of New eFFECTOR following the Business Combination
Elizabeth P. Bhatt	—	—	—	—	—	—
Michael Byrnes	—	—	—	—	—	—
Chris Ehrlich(2)	5,056,250	22.4	5,056,250	8.6	5,056,250	11.3
Brian M. Gallagher, Jr.(3)	—	—	4,822,114	8.2	4,822,114	10.7
Laurence Lasky, Ph.D.	—	—	—	—	—	—
Alana B. McNulty(4)	—	—	533,830	*	533,830	1.2
Premal Patel, M.D., Ph.D.(5)	—	—	123,932	*	123,932	*
Johnathan D. Root, M.D.(6)	—	—	4,822,114	8.2	4,822,114	10.7
John W. Smither(7)	—	—	48,284	*	48,284	*
Stephen T. Worland, Ph.D.(8)	—	—	2,060,149	3.4	2,060,149	4.5
All directors and executive officers of New eFFECTOR following the Business Combination as a group (10 individuals)(2)	5,056,250	22.4	17,466,673	29.8	17,466,673	38.9
Five Percent Holders:
Entities affiliated with U.S. Venture Partners(6)	—	—	4,822,114	8.2	4,822,114	10.7
Abingworth Bioventures VI, L.P.(3)	—	—	4,822,114	8.2	4,822,114	10.7
Entities affiliated with SR One Capital(9)	—	—	6,822,114	11.6	6,822,114	15.2
The Column Group II, LP(10)	—	—	4,309,329	7.3	4,309,329	9.6
Entities affiliated with Altitude Life Sciences Ventures(11)	—	—	2,826,350	4.8	2,826,350	6.3
New Emerging Medical Opportunities Fund III, L.P.(12)	—	—	2,882,744	4.9	2,882,744	6.4
Pfizer Venture Investments LLC (13)	—	—	2,243,850	3.8	2,243,850	5.0

*	Less than 1%
1)	Unless otherwise noted, the business address of each of the following individuals is c/o Locust Walk Acquisition Corp., 200 Clarendon Street, 51st Floor, Boston, MA 02116.
2)

Locust Walk Sponsor, LLC, the Sponsor, is the record holder of the shares reported herein. Locust Walk Partners, LLC is the manager of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Mr. Ehrlich, due to his affiliation with Locust Walk Partners, LLC, may be deemed to have beneficial ownership of the common stock held directly by our Sponsor, and disclaims such beneficial ownership other than to the extent of his pecuniary interest therein. Each of our officers and directors is, directly or indirectly, a member of the Sponsor.

3)

Represents 4,109,329 shares issued as Merger Consideration and 712,785 shares issued in the PIPE Financing held by Abingworth Bioventures VI, L.P. (ABV VI). Abingworth Bioventures VI GP LP, a Scottish limited partnership, serves as the general partner of ABV VI. Abingworth General Partner VI LLP, an English limited liability partnership, serves as the general partner of Abingworth Bioventures VI GP LP. ABV VI (acting by its general partner Abingworth Bioventures VI GP LP, acting by its general partner Abingworth General Partner VI LLP) has delegated to Abingworth LLP, an English limited liability partnership, all investment and dispositive power over the securities held by ABV VI. An investment committee of Abingworth LLP, comprised of Timothy Haines, Kurt von Emster, Genghis Lloyd-Harris, Bali Muralidhar, Andrew Sinclair and Brian Gallagher, a member of our board of directors, approves investment and voting decisions by a specified majority vote, and no individual member has the sole control or voting power over the securities held by ABV VI. Each of Abingworth Bioventures VI GP LP, Abingworth General Partner VI LLP, Timothy Haines, Kurt von Emster, Genghis Lloyd-Harris, Bali Muralidhar, Andrew Sinclair and Brian Gallagher disclaims beneficial ownership of the securities held by the ABV VI except to the extent of their proportionate pecuniary interest therein. The address for ABV VI and each of the other entities and individuals listed in this footnote is c/o Abingworth LLP, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.

4)	Represents 48,768 shares issued as Merger Consideration and 485,062 shares underlying Assumed Options.
5)	Represents 123,932 shares underlying Assumed Options.
6)

Represents 3,981,940 shares issued as Merger Consideration and 690,688 shares issued in the PIPE Financing held by U.S. Venture Partners X, L.P. (USVP X), and 127,389 shares issued as Merger Consideration and 22,097 shares issued in the PIPE Financing held by USVP X Affiliates, L.P. (AFF X, and together with USVP X, the USVP X Funds). Presidio Management Group X, LLC (PMG X) is the general partner of the USVP Funds has sole voting and dispositive power with respect to the shares held by the USVP X Funds. Jonathan D. Root, a member of our board of directors, is a managing member of PMG X with additional rights with respect to the issuer’s securities, and may be deemed to have sole voting and dispositive power with respect to the shares. Casey M. Tansey is the sole managing partner of PMG X and may be deemed to have sole dispositive power and shared voting power over the reported shares. Each of the foregoing persons disclaims beneficial ownership of shares held by the USVP X Funds, except to the extent of any proportionate pecuniary interest therein. The address for U.S. Venture Partners is 1460 El Camino Real, Suite 100, Menlo Park, CA 94025.

7)	Represents 24,142 shares issued as Merger Consideration and 24,142 shares underlying Assumed Options.
8)

Represents 705,480 shares issued as Merger Consideration and 50,000 shares issued in the PIPE Financing held by a family trust of Dr. Worland of which he is a trustee and 1,304,669 shares underlying Assumed Options.

9)

Represents 4,109,329 shares issued as Merger Consideration and 712,785 shares issued in the PIPE Financing held by SR One Capital Fund I Aggregator, LP (SR One Capital Fund) and 2,000,000 shares issued in the PIPE Financing held by SR One Co-Invest I, LLC (SR One Co-Invest). SR One Capital Partners I, LP (SR One Capital Partners) is the general partner of SR One Capital Fund. SR One Co-Invest I Manager, LLC (SR One Co-Invest Manager) is the managing member of SR One Co-Invest. SR One Capital Management, LLC (SR One Capital Management) is the general partner of SR One Capital Partners and the managing member of SR One Co-Invest Manager. Simeon George, M.D. is the managing member of SR One Capital Management. By virtue of such relationships, Dr. George, SR One Capital Partners, SR One Capital Management and SR One Co-Invest Manager may be deemed to have voting and investment power with respect to the shares held by SR One Capital Fund and/or SR One Co-Invest, as applicable, and as a result may be deemed to have beneficial ownership of such shares. Each of Dr. George, SR One Capital Partners, SR One Capital and SR One Co-Invest Manager disclaims beneficial ownership of the shares held by SR One Capital Fund and SR One Co-Invest, except to the extent of its or his pecuniary interest therein if any. The address for SR One Capital Fund I Aggregator, LP and SR One Co-Invest I, LLC is 985 Old Eagle School Road, Suite 511, Wayne, PA 19087.

10)

Represents 4,109,329 shares issued as Merger Consideration and 200,000 shares issued in the PIPE Financing held by The Column Group II, L.P. Peter Svennilson and David Goeddel, Ph.D. are the managing partners of The Column Group II GP, LP, which is the general partner of The Column Group II, LP and may be deemed to have shared voting, investment and dispositive power with respect to these shares. Each individual managing partner disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest in such shares. The principal address of The Column Group II, L.P. is 1 Letterman Drive, Bldg D, Suite DM-900, San Francisco, California 94158.
11)

Represents 1,191,372 shares issued as Merger Consideration and 221,803 shares issued in the PIPE Financing held by Altitude Life Sciences Ventures Fund II, L.P. and 1,191,372 shares issued as Merger Consideration and 221,803 shares issued in the PIPE Financing held by Altitude Life Sciences Ventures Side Fund II, L.P. David Maki is the managing member of Altitude Life Science Ventures II, LLC, which is the general partner of each of Altitude Life Science Ventures Fund II, L.P. and Altitude Life Science Ventures Side Fund II, L.P., and holds voting, investment and dispositive power with respect to these shares. The address for the Altitude Life Science Ventures is 1014 Market Street, Suite 200, Kirkland, WA 98074.

12)

Represents 2,382,744 shares issued as Merger Consideration and 500,000 shares issued in the PIPE Financing held by New Emerging Medical Opportunities Fund III, L.P. (NEMO). Sectoral Asset Management Inc., in its capacity as investment adviser to Nemo, has the sole right to dispose of or vote the NEMO shares and is the owner of the general partner (Sectoral GP III L.P.) of Nemo. Sectoral Asset Management, Inc. and Stefan Larson disclaim beneficial ownership of the NEMO shares. The mailing address for NEMO is c/o Sectoral Asset Management Inc. at 1010 Sherbrooke St. West, #1610, Montreal, QC Canada H3A 2R7.

13)

Represents 1,878,808 shares issued as Merger Consideration and 365,042 shares issued in the PIPE Financing held by Pfizer Venture Investments LLC (Pfizer Ventures). Pfizer Ventures is a wholly-owned subsidiary of Pfizer Inc., a publicly traded company (Pfizer). By virtue of the relationship between Pfizer and Pfizer Ventures, Pfizer may be deemed to have beneficial ownership of shares held by Pfizer Ventures. Pfizer’s address is 235 East 42nd Street, New York, New York 10017.

MANAGEMENT AFTER THE MERGER

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Merger

Upon consummation of the Merger, the Combined Company’s Board of Directors will comprise seven members. Each of our incumbent directors, with the exception of Chris Ehrlich and Elizabeth P. Bhatt, will resign from the Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company:

Name	Age	Position
Executive Officers
Stephen T. Worland, Ph.D.	63	President, Chief Executive Officer and Director
Michael Byrnes	44	Chief Financial Officer
Alana B. McNulty	58	Chief Business Officer
Premal Patel, M.D., Ph.D.	51	Chief Medical Officer

Non-Employee Directors
Chris Ehrlich(1)(2)	51	Director
Elizabeth P. Bhatt(3)	54	Director
Brian M. Gallagher, Jr., Ph.D.(1)(3)	51	Director
Laurence Lasky, Ph.D.(2)	70	Director
Jonathan D. Root, M.D.(2)(3)	61	Director
John W. Smither(1)	68	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers

Stephen Worland, Ph.D. has served as eFFECTOR’s President and Chief Executive Officer and as a member of eFFECTOR’s Board of Directors since eFFECTOR’s inception in May 2012. Previously, Dr. Worland served as Chief Executive Officer and as a member of the board of directors of Anadys Pharmaceuticals, Inc. from August 2007 until its acquisition by Roche Holding AG in 2011. Prior to his appointment as Chief Executive Officer of Anadys Pharmaceuticals, Dr. Worland served as its Chief Scientific Officer and President, Pharmaceuticals. Prior to Anadys Pharmaceuticals, Inc., Dr. Worland was Vice President and Head of Antiviral Research at Pfizer Inc. and Vice President at WarnerLambert Co., where he was responsible for worldwide anti-infectives strategy. Dr. Worland has served as a director of Tracon Pharmaceuticals, Inc. since February 2015 and as a director of Forge Therapeutics, Inc. and its recent spin-out Blackstone Medicines since April 2017 and November 2019, respectively. Dr. Worland was an NIH postdoctoral fellow in molecular biology at Harvard University and completed a Ph.D. in Chemistry at the University of California, Berkeley. He received his B.S. with Highest Honors in Biological Chemistry from the University of Michigan.

Michael Byrnes has served as eFFECTOR’s Chief Financial Officer since December 2020. Previously, Mr. Byrnes was Senior Vice President of Finance at Principia Biopharma, Inc. from January 2020 until its acquisition by Sanofi in September 2020. Prior to that, Mr. Byrnes served as Chief Financial Officer of Alkahest, Inc. from May 2018 to January 2020 and Chief Financial Officer of Ocera Therapeutics, Inc., from December 2014 until its acquisition by Mallinckrodt Pharmaceuticals in December 2017. Mr. Byrnes served as Corporate Controller of Maxygen, Inc. from March 2010 to December 2014 and prior to that, held finance positions of increasing responsibility from 2000 to 2010 with NeurogesX, Inc., Lipid Sciences, Inc. and ADAC Laboratories, Inc., a Philips Medical Systems company. Mr. Byrnes received his B.S.C. in Finance from Santa Clara University and an M.B.A. from California State University, Hayward.

Alana B. McNulty has served as eFFECTOR’s Chief Business Officer since July 2019. Previously, Ms. McNulty served as eFFECTOR’s Chief Financial Officer from July 2012 until December 2020. Ms. McNulty served as a consultant for eFFECTOR until October 2015, when she became an employee. Prior to joining eFFECTOR as an employee, Ms. McNulty also served as Chief Financial Officer of Lumena Pharmaceuticals Inc. from July 2012 until its acquisition by Shire plc in November 2014, and as Chief Financial Officer of Excaliard Pharmaceuticals, Inc. from March 2011 through its acquisition by Pfizer Inc. in November 2011. Previously, Ms. McNulty was acting Chief Financial Officer at BrainCells, Inc. from 2004 until 2011 and Chief Financial Officer of Elitra Pharmaceuticals Inc. from 1998 to 2003. Prior to that Ms. McNulty was head of Corporate Development and a General Manager of a business unit at Advanced Tissue Sciences. Ms. McNulty received a B.A. in Biology with High Honors from the University of California, Santa Barbara and an M.B.A. from the Anderson School of Business at the University of California, Los Angeles.

Premal Patel, M.D., Ph.D. has served as eFFECTOR’s Chief Medical Officer since July 2020. Prior to joining eFFECTOR, Dr. Patel served as Chief Medical Officer of Lyell Immunopharma, Inc. from July 2018 to April 2020, and as Senior Vice President, Head of Early Clinical Drug Development of Juno Therapeutics, Inc. from September 2017 to April 2018. Previously, Dr. Patel was Head Early Clinical Development and Translational Research at Pfizer Inc. from August 2015 to August 2017. Prior to that, Dr. Patel spent over seven years at Genentech, Research and Development. Dr. Patel volunteers as Chair of the Scientific Advisory Board for Fanconi Anemia Research Fund. Dr. Patel received a B.S. in pharmacy from Rutgers University; and M.D. and Ph.D. degrees from University of Washington.

Non-Employee Directors

Chris Ehrlich has served as LWAC’s Chief Executive Officer and Director since October 2020. Mr. Ehrlich has served in various roles at Locust Walk Partners since 2013, first as Senior Managing Director and Head of Locust Walk Partners’ Global Biopharma team until 2021, and beginning in 2021 as Chief Executive Officer of Locust Walk Acquisition Corp. Prior to joining Locust Walk Partners in 2013, Mr. Ehrlich served as a Managing Director at InterWest Partners, a venture capital firm focused on healthcare and information technology, from 2000 to 2013. At InterWest, he served on the boards of KAI Pharmaceuticals, a privately held pharmaceutical company (acquired by Amgen in 2012), Biomimetic Therapeutics, Inc., a biotechnology company (acquired by Wright Medical Technologies in 2013), Invuity, Inc., a medical technology company acquired by Stryker in 2018) and Xenon Pharmaceuticals, a biopharmaceutical company (NASDAQ: XENE). Prior to joining InterWest, Mr. Ehrlich was the Director of Licensing and Business Development at Purdue Pharma, a private pharmaceutical firm, where he was responsible for developing a biologic oncology franchise, including in-licensing key intellectual properties, establishing and managing collaborations with biotechnology companies and leading the commercial operations of Purdue BioPharma, a biotechnology company. Prior to joining Purdue BioPharma, Mr. Ehrlich worked in business development at Genentech, a biotechnology company, in venture capital at the U.S. Russia Investment Fund, and in biotechnology strategy development at L.E.K. Consulting. Since 2014, Mr. Ehrlich has served on the Board of Directors of Prostate Management Diagnostics, Inc., a diagnostics company, on the Advisory Board of the Peter Michael Foundation, a charity focused on prostate cancer where he has been a Senior Advisor since 2012, and on the Healthcare at Kellogg Advisory Board at Northwestern University since 2019. He received his undergraduate degree from Dartmouth College and a MBA from the Kellogg School of Management at Northwestern University. He is also a registered representative with FINRA, holding his Series 79, 63 and 24 licenses.

Elizabeth P. Bhatt has served as an independent director of LWAC since January 2021. Since September 2019, Ms. Bhatt has served as the Chief Business and Strategy Officer of Applied Molecular Transport Inc. (NASDAQ: AMTI), a publicly traded clinical-stage biopharmaceutical company. Before that, Ms. Bhatt was at Achaogen, Inc., a biopharmaceutical company, where she served as Chief Operating Officer from July 2018 to June 2019 and Chief Business Officer from September 2017 to June 2019. In April 2019, Achaogen filed a petition for bankruptcy in federal court seeking protection under Chapter 11 of the Bankruptcy Code. Prior to Achaogen, Ms. Bhatt held various roles at Gilead Sciences, Inc. (NASDAQ: GILD), a publicly traded research based biopharmaceutical company, from July 2006 to September 2017, including Vice President, Corporate

Development from January 2016 to September 2017 and Senior Director, Corporate Development from May 2011 to December 2015. Ms. Bhatt holds a B.A. in Chemistry from Pomona College, an M.S. in Biomedical Sciences from the University of California, San Diego and a M.B.A. from the Kellogg School of Management at Northwestern University. Ms. Bhatt was selected to serve on our board because of her strong scientific background, experience in various technical roles within the biotechnology industry, as well as her experience evaluating, investing and overseeing biotechnology companies.

Brian M. Gallagher, Jr., Ph.D. has served on eFFECTOR’s Board of Directors since 2020, and as chairman of the board since 2020. Since 2018, Dr. Gallagher has served as a Partner at Abingworth LLP. Previously, from 2010 to 2018, Dr. Gallagher was a Partner at SR One, the venture capital arm of GlaxoSmithKline. He is currently on the board of directors of Q32 Bio, and was formerly a board director at Nimbus Therapeutics from 2011 to 2018, River Vision (acquired by Horizon Pharma) from 2012 to 2017, Translate Bio (TBIO) from 2011 to 2019, Aileron Therapeutics (ALRN) from 2010 to 2018, Navitor Pharmaceuticals from 2014 to 2018, and CalciMedica from 2013 to 2018, and was a board observer at Constellation Pharmaceuticals (CNST) from 2010 to 2018 and Dicerna Pharmaceuticals (DRNA) from 2010 to 2014, and has served on the boards of other private and public companies. Prior to SR One, Dr. Gallagher was at Sirtris Pharmaceuticals where he was responsible for corporate development, operations and post-merger integration after the company’s acquisition by GSK. Earlier in his career, Dr. Gallagher held key roles in operations and R&D at Alantos Pharmaceuticals (acquired by Amgen) and at Eisai. Dr. Gallagher holds a Ph.D. in organic chemistry from the University of Michigan and a BS in chemistry from the University of Massachusetts, where he was a Shapiro scholar. He is an inventor on over 25 patents and applications and is the senior author of a number of publications in prominent journals. He currently serves on the Investment Advisory Board for University of Michigan Biomedical Venture Fund, and the Advisory Boards for Michigan Drug Discovery and NYU Medical School’s Therapeutic Alliances.

Laurence Lasky, Ph.D. has served on our board of directors since July 2014. Since May 2014, Dr. Lasky has served as a partner of The Column Group, a venture capital firm. From 2007 to May 2014, Dr. Lasky was a Partner of U.S. Venture Partners, a venture capital firm. From 2002 to 2007, Dr. Lasky was a General Partner of Latterell Venture Partners, a venture capital firm that he co-founded and that invests in early-stage healthcare companies. From 1982 to 2002, Dr. Lasky was a leading scientist at Genentech, Inc., where he attained the company’s highest scientific position, Genentech Fellow, prior to his retirement from the company. Dr. Lasky has served on the board of directors of OncoMed Pharmaceuticals Inc. since August 2004. Dr. Lasky also serves on the board of directors for Accent Therapeutics, as well as on the scientific advisory board for Ribon Therapeutics, Inc. and ORIC Pharmaceuticals, Inc. Dr. Lasky received a B.A. in Music and Molecular Biology and a Ph.D. in Molecular Biology from the University of California, Los Angeles. Dr. Lasky’s significant scientific expertise in biotechnology and his experience as a venture capitalist, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Jonathan D. Root, M.D. has served on our board of directors since April 2014. Dr. Root has been a Managing Member at U.S. Venture Partners, a venture capital firm, since 1998. Prior to joining U.S. Venture Partners, Dr. Root was on the faculty and clinical staff at The New York Hospital-Cornell Medical Center in New York City, where he served as Assistant Professor of Neurology and Director of the Neurology-Neurosurgery Special Care Unit. Dr. Root has served as a member of the board of directors of Silverback Therapeutics, Inc. since March 2020, Edgewise Therapeutics, Inc. since August 2019, and Inari Medical, Inc. since September 2011. Previously, Dr. root has served as a board member for OncoMed Pharmaceuticals, Inc. from August 2004 to April 2019. Dr. Root also currently serves on the boards of directors of several privately held healthcare technology companies. He holds an M.D. from the University of Florida College of Medicine, an M.B.A. from Columbia University, and an A.B. in Economics and Government from Dartmouth College.

John W. Smither joined eFFECTOR’s Board of Directors in March 2018. Mr. Smither most recently served as the chief financial officer of Arcutis Biotherapeuctic, Inc. from May 2019 to March 2021 where he was responsible for all financial aspects including leading the Company’s successful initial public offering and two follow-on financings. Previously, Mr. Smither was the chief financial officer at Sienna Biopharmaceutics in January 2016 to April 2017, and again in April 2018 to March 2019. He also served as the interim chief financial officer at Kite Pharma, a Gilead Company from November 2017 through April 2018, and was the chief financial officer of Unity Biotechnology. He also served as chief financial officer at Kythera Biopharmaceuticals, where he was responsible for all financial activities during early clinical stage through approval and launch, led private fundraising rounds, prepared the company for its successful initial public offering in October 2012, and oversaw its acquisition by Allergan for approximately $2.1 billion. At Amgen, he held several financial positions of increasing responsibility, including vice president of finance and administration for Amgen’s European operations in 28 countries, and also served as Executive Director, Corporate Accounting. From December 2013 to May 2020, Mr. Smither served as a member of the board of directors of Achaogen, Inc., and was its chair of the audit committee, and a member of the compensation committee. Mr. Smither began his career at Ernst & Young, where he was audit partner and held certification as a Certified Public Accountant (inactive). He holds a B.S. in accounting, with honors, from California State University at Los Angeles.

Family Relationships

There are no family relationships between the Combined Company’s Board of Directors and any of its executive officers.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s Board of Directors has determined that, upon the consummation of the Merger, each of Mr. Ehrlich, Ms. Bhatt, Dr. Gallagher, Dr. Lasky, Dr. Root and Mr. Smither will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s Board of Directors considered the current and prior relationships that each non-employee director has with eFFECTOR and will have with the Combined Company and all other facts and circumstances the Combined Company’s Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.”

Classified Board of Directors

The Combined Company’s Board of Directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee

The Audit Committee of the Combined Company will be established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Merger will consist of Mr. Ehrlich, Dr. Gallagher and Mr. Smither, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Mr. Smither will serve as chairman of the Audit Committee. The Board has determined that Mr. Smither qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee’s duties will be specified in the Audit Committee Charter to be adopted at the Effective Time.

Compensation Committee

Following the Merger, the Compensation Committee will consist of Mr. Ehrlich, Dr. Lasky and Dr. Root, each of whom is an independent director. Mr. Ehrlich will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter to be adopted at the Effective Time.

Nominating and Corporate Governance Committee

Following the Merger, our Nominating and Corporate Governance Committee (the “Nominating Committee”) will consists of Ms. Bhatt, Dr. Gallagher and Dr. Root, each of whom is an independent director under Nasdaq’s listing standards. Dr. Root will serve as the chair the Nominating Committee. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter to be adopted at the Effective Time.

Code of Conduct and Ethics

Upon the consummation of the Merger, we will adopt a new code of conduct and ethics (the “Code of Ethics”) for our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.effector.com.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.effector.com. The information on this website is not part of this proxy statement/prospectus.

eFFECTOR’s EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “eFFECTOR,” “Company,” “we,” “us,” “our” and similar terms refer to eFFECTOR Therapeutics, Inc. and its subsidiaries prior to the consummation of the Business Combination, and to eFFECTOR Therapeutics, Inc. and its subsidiaries after the Business Combination, as applicable. The following section provides compensation information pursuant to the scaled SEC disclosure rules applicable to “emerging growth companies.”

This section discusses the material components of the executive compensation program for eFFECTOR executive officers who are named in the “Summary Compensation Table” below. In 2020, our “named executive officers” and their positions with eFFECTOR were as follows:

•	Stephen Worland, Ph.D., who serves as President and Chief Executive Officer;

•	Patel, M.D., Ph.D., who serves as Chief Medical Officer;

•	Alana McNulty, who serves as Chief Business Officer; and

•	Michael Byrnes, who serves as Chief Financial Officer.

Following the Closing, the named executive officers will continue in their current positions with us.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to the named executive officers for services rendered to eFFECTOR during the year ended December 31, 2020.

Name and principal position	Year	Salary ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Stephen Worland, Ph.D.	2020	452,118	—	162,762	30,365	645,245
President and Chief Executive Officer
Premal Patel, M.D., Ph.D.	2020	211,442	649,159	81,000	8,476	950,077
Chief Medical Officer
Alana McNulty	2020	355,368	94,224	95,949	28,908	574,449
Chief Business Officer
Michael Byrnes	2020	25,754	593,935	—	—	619,689
Chief Financial Officer

(1)

In accordance with SEC rules, this column reflects the aggregate grant-date fair value of the eFFECTOR option awards granted during 2020 computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 8 to eFFECTOR’s financial statements appearing elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Amounts reflect bonuses awarded to our named executive officers by our board of directors in recognition of 2020 performance and paid in cash as further described below in “-Bonus Compensation.”

(3)

Amounts reflect (i) $27,386, $7,970, and $27,386 in health and welfare insurance premium payments for Dr. Worland, Dr. Patel, and Ms. McNulty, respectively, and (ii) $2,979, $506, and $1,522 in group term life premiums for Dr. Worland, Dr. Patel, and Ms. McNulty, respectively.

Narrative Disclosure to Compensation Tables

Base Salary

The compensation of the named executive officers is generally determined and approved at the beginning of each year or, if later, in connection with the commencement of employment of the executive, by our board of directors or the compensation committee. The following represent the base salaries which were effective for 2020 for the named executive officers.

Name	2020 Annual Base Salary ($)
Stephen Worland, Ph.D.	452,118
Premal Patel, M.D., Ph.D.	450,000
Alana McNulty	355,368
Michael Byrnes	375,000

Bonus Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program and provides incentives necessary to retain executive officers. Each of the named executive officers is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary. In 2020, Dr. Worland, Dr. Patel, and Ms. McNulty participated in eFFECTOR’s annual cash incentive bonus program at the following target percentages of base salary (with Dr. Patel’s base salary pro-rated based on his July 13, 2020 hire date):

Name	Target Percentage
Stephen Worland, Ph.D.	40%
Premal Patel, M.D., Ph.D.	40%
Alana McNulty	30%

For 2020, Dr. Worland’s, Dr. Patel’s, and Ms. McNulty’s annual bonus was determined based on a combination of corporate performance and individual goals established by eFFECTOR’s board of directors. The actual bonus earned by Dr. Worland, Dr. Patel, and Ms. McNulty for 2020 was equal to 90% of each of their respective target annual bonus award amounts and is set forth above in the Summary Compensation Table in the column titled “Bonus.” Mr. Byrnes did not participate in eFFECTOR’s annual cash incentive bonus program in 2020 due to his employment commencing in December 2020.

Equity-Based Incentive Awards

eFFECTOR’s equity-based incentive awards are designed to align eFFECTOR’s interests and the interests of its stockholders with those of its employees and consultants, including the named executive officers. The board of directors is responsible for approving equity grants.

We currently maintain the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan, or the 2013 Plan. The terms of the 2013 Plan are described below under “—Incentive Award Plans.” We offer awards of stock options to purchase shares of our common stock to eligible service providers, including our named executive officers, pursuant to the 2013 Plan. As mentioned below, in connection with the completion of the Business Combination and the adoption of the Incentive Plan, no further awards will be granted under the 2013 Plan.

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of each award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change of control events.

On April 13, 2020, the eFFECTOR Board of Directors, in its discretion, granted an option to purchase 1,000,000 shares of common stock to Ms. McNulty with an exercise price of $0.13.

In connection with Dr. Patel’s commencement of employment as eFFECTOR’s Chief Medical Officer on July 13, 2020, the eFFECTOR Board of Directors granted an option to purchase 4,400,000 shares of eFFECTOR common stock to Dr. Patel with an exercise price of $0.20. The options vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter.

In connection with Mr. Byrnes’ commencement of employment as eFFECTOR’s Chief Financial Officer on December 7, 2020, the eFFECTOR Board of Directors granted an option to purchase 3,500,000 shares of eFFECTOR common stock to Mr. Byrnes with an exercise price of $0.23. The options vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter.

No other equity-based incentive awards were granted to the named executive officers during 2020.

Employment Arrangements with the Named Executive Officers

We are party to employment agreements with each of our named executive officers. The arrangements generally provide for at-will employment without any specific term and set forth the named executive officer’s initial base salary, bonus potential, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, subject to such employee executing a separation agreement with us.

Employment Agreement with Dr. Worland

We have entered into an employment agreement with Dr. Worland, our President and Chief Executive Officer. Pursuant to his agreement, Dr. Worland is entitled to an annual base salary and is eligible to receive a target annual incentive bonus of 35% of his base salary.

Pursuant to his agreement, if Dr. Worland’s employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in his employment agreement), he is entitled to: (1) continued payment of his base salary for a period of six (6) months, and (2) payment of premiums for continued health benefits to him under COBRA for up to six (6) months following his termination.

If Dr. Worland’s employment is terminated by us without “cause” or by Dr. Worland with “good reason” upon or within twelve months following a “change in control,” he is entitled to: (1) continued payment of his base salary for a period of twelve months, (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination, (3) payment of an amount equal to his current year target bonus, pro-rated based on his month of termination, and (4) full acceleration of the vesting of all his outstanding equity awards.

Effective upon the consummation of the Business Combination, we will enter into an amended and restated employment with Dr. Worland pursuant to which his annual base salary will be increased to $550,000, his target annual incentive bonus will be increased to 50% of his base salary, and his severance will be amended. Specifically, pursuant to the amended and restated employment agreement, if Dr. Worland’s employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in his employment agreement), he will be entitled to: (1) continued payment of his base salary for a period of twelve months, and (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination.

If Dr. Worland’s employment is terminated by us without “cause” or by Dr. Worland with “good reason” upon or within twelve months following a “change in control,” he will be entitled to: (1) continued payment of his base salary for a period of eighteen months, (2) payment of premiums for continued health benefits to him under COBRA for up to eighteen months following his termination, (3) payment of an amount equal to 150% of his current year target bonus, and (4) full acceleration of the vesting of all his outstanding equity awards.

Dr. Worland’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his agreement, including a one-year non-solicitation obligation, and timely signing a general release of claims in our favor.

Employment Agreement with Dr. Patel

We have entered into an employment agreement with Dr. Patel, our Chief Medical Officer. Pursuant to his agreement, Dr. Patel is entitled to an annual base salary and is eligible to receive a target annual incentive bonus of 40% of his base salary.

Pursuant to his agreement, if Dr. Patel’s employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in his employment agreement), he is entitled to: (1) continued payment of his base salary for a period of twelve months, and (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination.

If Dr. Patel’s employment is terminated by us without “cause” or by Dr. Patel with “good reason” upon or within twelve months following a “change in control,” he is entitled to: (1) continued payment of his base salary for a period of twelve months, (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination, (3) payment of an amount equal to his current year target bonus, pro-rated based on his month of termination, and (4) full acceleration of the vesting of all his outstanding equity awards.

Dr. Patel’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his agreement, including a one-year non-solicitation obligation, and timely signing a general release of claims in our favor.

Effective upon the consummation of the Business Combination, we will enter into an amended and restated employment with Dr. Patel pursuant to which his annual base salary will be increased to $490,000, and his severance will be amended. Specifically, pursuant to the amended and restated employment agreement, if Dr. Patel’s employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in his employment agreement), he will be entitled to: (1) continued payment of his base salary for a period of twelve months, and (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination.

If Dr. Patel’s employment is terminated by us without “cause” or by Dr. Patel with “good reason” upon or within twelve months following a “change in control,” he will be entitled to: (1) continued payment of his base salary for a period of twelve months, (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination, (3) payment of an amount equal to his current year target bonus, and (4) full acceleration of the vesting of all his outstanding equity awards.

Employment Agreement with Ms. McNulty

We have entered into an employment agreement with Ms. McNulty, our Chief Business Officer. Pursuant to her agreement, Ms. McNulty is entitled to an annual base salary and is eligible to receive a target annual incentive bonus of 30% of her base salary.

Pursuant to her agreement, if Ms. McNulty’s employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in her employment agreement), she is entitled to: (1) continued payment of her base salary for a period of six months, and (2) payment of premiums for continued health benefits to her under COBRA for up to six months following her termination.

If Ms. McNulty’s employment is terminated by us without “cause” or by Ms. McNulty with “good reason” upon or within twelve months following a “change in control,” she is entitled to: (1) continued payment of her base salary for a period of six months, (2) payment of premiums for continued health benefits to her under COBRA for up to six months following her termination, (3) payment of an amount equal to her current year target bonus, pro-rated based on her month of termination, and (4) full acceleration of the vesting of all her outstanding equity awards.

Effective upon the consummation of the Business Combination, we will enter into an amended and restated employment with Ms. McNulty pursuant to which her annual base salary will be increased to $400,000, her target annual incentive bonus will be increased to 40% of her base salary, and her severance will be amended. Specifically, pursuant to the amended and restated employment agreement, if Ms. McNulty’s employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in her employment agreement), she will be entitled to: (1) continued payment of her base salary for a period of nine months, and (2) payment of premiums for continued health benefits to her under COBRA for up to nine months following her termination.

If Ms. McNulty’s employment is terminated by us without “cause” or by Ms. McNulty with “good reason” upon or within twelve months following a “change in control,” she will be entitled to: (1) continued payment of her base salary for a period of twelve months, (2) payment of premiums for continued health benefits to her under COBRA for up to twelve months following her termination, (3) payment of an amount equal to her current year target bonus, and (4) full acceleration of the vesting of all her outstanding equity awards.

Ms. McNulty’s benefits are conditioned, among other things, on her complying with her post-termination obligations under her agreement, including a one-year non-solicitation obligation, and timely signing a general release of claims in our favor.

Employment Agreement with Mr. Byrnes

We have entered into an employment agreement with Mr. Byrnes, our Chief Financial Officer. Pursuant to his agreement, Mr. Byrnes is entitled to an annual base salary and is eligible to receive a target annual incentive bonus of 30% of his base salary.

Pursuant to his agreement, if Mr. Byrnes’ employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in his employment agreement), he is entitled to: (1) continued payment of his base salary for a period of six months, and (2) payment of premiums for continued health benefits to him under COBRA for up to six months following his termination.

If Mr. Byrnes’ employment is terminated by us without “cause” or by Mr. Byrnes with “good reason” upon or within twelve months following a “change in control,” he is entitled to: (1) continued payment of his base salary for a period of six months, (2) payment of premiums for continued health benefits to him under COBRA for up to six months following his termination, (3) payment of an amount equal to his current year target bonus, pro-rated based on his month of termination, and (4) full acceleration of the vesting of all his outstanding equity awards.

Effective upon the consummation of the Business Combination, we will enter into an amended and restated employment with Mr. Byrnes pursuant to which his annual base salary will be increased to $420,000, his target annual incentive bonus will be increased to 40% of his base salary, and his severance will be amended. Specifically, pursuant to the amended and restated employment agreement, if Mr. Byrnes’ employment is terminated by us without “cause” prior to a “change in control” or more than twelve months following a “change in control” (each as defined in his employment agreement), he will be entitled to: (1) continued payment of his base salary for a period of nine months, and (2) payment of premiums for continued health benefits to him under COBRA for up to nine months following his termination.

If Mr. Byrnes’ employment is terminated by us without “cause” or by Mr. Byrnes with “good reason” upon or within twelve months following a “change in control,” he will be entitled to: (1) continued payment of his base salary for a period of twelve months, (2) payment of premiums for continued health benefits to him under COBRA for up to twelve months following his termination, (3) payment of an amount equal to his current year target bonus, and (4) full acceleration of the vesting of all his outstanding equity awards.

Mr. Byrnes’ benefits are conditioned, among other things, on his complying with his post-termination obligations under his agreement, including a one-year non-solicitation obligation, and timely signing a general release of claims in our favor.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding eFFECTOR equity awards granted to the named executive officers that remain outstanding as of December 31, 2020.

		Option Awards(1)(2)
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

Stephen Worland, Ph.D.	12/17/2013	350,000	—	0.05	12/17/2023

	12/4/2014	2,250,000	—	0.07	12/4/2024

	1/8/2016	6,410,000	—	0.11	1/8/2026

	2/17/2016	1,500,000	—	0.11	1/8/2026

	8/21/2017	2,500,000	500,000	0.16	8/21/2027

Premal Patel, M.D., Ph.D.	7/29/2020	—	4,400,000	0.20	7/29/2030

Alana McNulty	12/4/2014	400,000	—	0.07	12/4/2024

	10/9/2015	1,250,000	—	0.09	10/9/2025

	1/8/2016	1,175,000	—	0.11	1/8/2026

	2/17/2016	450,000	—	0.11	1/8/2026

	8/21/2017	833,333	166,667	0.16	8/16/2027

	6/6/2019	253,125	421,875	0.13	6/6/2029

	4/13/2020	—	1,000,000	0.13	4/13/2030

Michael Byrnes	12/10/2020	—	3,500,000	0.23	12/10/2030

(1)

All of the outstanding equity awards are stock options granted under and subject to the terms of the 2013 Plan, described below under “—Incentive Award Plans.” The vesting of each equity award is subject to the executive’s continuous service with us through the applicable vesting dates. Each of our named executive officers’ employment agreements entitles them to accelerated vesting of all outstanding equity awards upon a qualifying termination in connection with or following a change in control of our company. For additional discussion, please see “—Employment Arrangements with our Named Executive Officers” above.

(2)

Each option award vests over 4 years with 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly installments thereafter. All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year-End Table

The named executive officers did not exercise any stock option awards during the fiscal year ended December 31, 2020. We did not engage in any re-pricings or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2020.

Other Elements of Compensation

Perquisites, Health and Welfare Benefits

The named executive officers are eligible to participate in eFFECTOR’s employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of eFFECTOR’s other employees.

We generally do not provide perquisites or personal benefits to the named executive officers, except in limited circumstances. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including the named executive officers. The eFFECTOR Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We provide a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. We may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

No Tax Gross Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by us.

Incentive Award Plans

2013 Equity Incentive Plan

In June 2013, eFFECTOR’s Board of Directors and stockholders approved the 2013 Plan.

A total of 47,571,987 shares of eFFECTOR common stock are reserved for issuance under the 2013 Plan. As of March 31, 2021, 40,481,038 shares of eFFECTOR common stock were subject to outstanding option awards and 1,147,068 shares of eFFECTOR common stock remained available for future issuance. After the effective date of the Incentive Plan, no additional awards will be granted under the 2013 Plan.

Administration. The compensation committee of eFFECTOR’s Board of Directors administers the 2013 Plan, except with respect to any award granted to non-employee directors (as defined in the 2013 Plan), which must be administered by eFFECTOR’s full Board of Directors. Subject to the terms and conditions of the 2013 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and the terms and conditions of such awards, and make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2013 Plan. The plan administrator is also authorized to establish, adopt, amend or revise rules relating to administration of the 2013 Plan, subject to certain restrictions.

Eligibility. Options (including ISOs) and non-qualified stock options, SARs, restricted stock and other awards under the 2013 Plan may be granted to individuals who are then our employees, consultants and members of eFFECTOR’s Board of Directors and its subsidiaries. Only employees may be granted ISOs.

Awards. The 2013 Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock units, other stock-based awards, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

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Non-qualified stock options (“NQSOs”) provide for the right to purchase shares of eFFECTOR common stock at a specified price which may not be less than the fair market value of a share of stock on the date of grant, and usually will become exercisable in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by the plan administrator. NQSOs may be granted for any term specified by our compensation committee (or the board of directors, in the case of awards to non-employee directors), but the term may not exceed 10 years.

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ISOs are designed to comply with the provisions of the Code and are subject to specified restrictions contained in the Code applicable to ISOs. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of eFFECTOR common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of eFFECTOR capital stock on the date of grant, the 2013 Plan provides that the exercise price must be at least 110% of the fair market value of a share of eFFECTOR common stock on the date of grant and the ISO must expire on the fifth anniversary of the date of its grant.

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Restricted stock may be granted to participants and made subject to such restrictions as may be determined by the administrator. Typically, restricted stock may be repurchased by us at the original purchase price or, if no cash consideration was paid for such stock, forfeited for no consideration if the conditions or restrictions are not met, and the restricted stock may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to when the restrictions lapse.

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Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but subject to vesting conditions including continued employment or performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until sometime after the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied and the shares have been issued.

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Other stock-based awards may entitle participants to receive shares of our common stock in the future. Other stock-based awards may also be a form of payment in the settlement of other awards granted under the 2013 Plan, as stand-alone payments and/or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock, cash or other property, as the plan administrator shall determine.

Corporate Transactions. In the event of a change of control where the acquirer does not assume awards granted under the 2013 Plan, awards issued under the 2013 Plan will be subject to accelerated vesting such that

100% of the awards will become vested and exercisable or payable, as applicable, immediately prior to the change in control. Under the 2013 Plan, a change of control is generally defined as:

•	a merger or consolidation of eFFECTOR with or into any other corporation or other entity or person;

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of eFFECTOR’s assets; or

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any other transaction, including the sale by eFFECTOR of new shares of our capital stock or a transfer of existing shares of eFFECTOR capital stock, the result of which is that a third party that is not an affiliate of eFFECTOR or its stockholders (or a group of third parties not affiliated with eFFECTOR or its stockholders) immediately prior to such transaction acquires or holds capital stock representing a majority of eFFECTOR’s outstanding voting power immediately following such transaction;

provided that the following events shall not constitute a “change in control” under the 2013 Plan:

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a transaction (other than a sale of all or substantially all of eFFECTOR’s assets) in which the holders of eFFECTOR voting securities immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation;

•	a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of eFFECTOR’s assets to an affiliate;

•	an initial public offering of any of eFFECTOR’s securities;

•	a reincorporation solely to change eFFECTOR’s jurisdiction; or

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a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held eFFECTOR’s securities immediately before such transaction.

Amendment and Termination of the 2013 Plan. eFFECTOR’s Board of Directors may terminate, amend or modify the 2013 Plan. However, stockholder approval of any amendment to the 2013 Plan must be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2013 Plan that increases the number of shares available under the 2013 Plan. If not terminated earlier by eFFECTOR’s compensation committee or the board of directors, the 2013 Plan will terminate on May 13, 2023.

Director Compensation

No non-employee directors received compensation for their service on eFFECTOR’s Board of Directors in 2020 and, as of December 31, 2020, David Maki, J.D. and John W. Smither were the only non-employee directors who held any outstanding equity awards. Mr. Maki held 75,000 outstanding eFFECTOR stock options as of such date, and Mr. Smither held 250,000 outstanding eFFECTOR stock options as of such date. Following the consummation of the Business Combination, we intend to adopt an appropriate non-employee director compensation program pursuant to which non-employee directors of the Combined Company will be eligible to receive a combination of an annual cash retainer, meeting fees, and/or equity-based awards.

Interests of Directors and Executive Officers in the Business Combination

eFFECTOR’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of LWAC’s shareholders generally. These interests include, among other things, there interests listed below:

Treatment of Equity-Based Awards

The Merger Agreement provides that each outstanding option to purchase shares of eFFECTOR common stock shall be converted into an option to purchase shares of LWAC common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio. Such converted options shall remain subject to the same terms and conditions as set forth under the applicable option award prior to the conversion.

The following table sets forth, for each of eFFECTOR’s directors and executive officers, the number of shares of eFFECTOR common stock subject to stock options held by the director or executive officer as of August 6, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the closing date occurs, certain stock options shown in the table may vest prior to the closing date.

Name	Unvested eFFECTOR Stock Options	Vested eFFECTOR Stock Options
Executive Officers
Stephen Worland, Ph.D.	6,036	1,298,633
Premal Patel, M.D., Ph.D.	318,684	106,227
Alana McNulty	98,281	476,311
Michael Byrnes	337,997	—
Directors
David Maki, J.D.	—	7,241
John W. Smither	—	24,142

Employment and Severance Arrangements

eFFECTOR has entered into employment agreements with each of its executive officers, which agreements provide each executive officer with severance protections.

In connection with the Business Combination, we expect to enter into amended and restated employment agreements with certain of eFFECTOR’s executive officers, including the named executive officers. For a detailed description of these requirements, please see the section titled “—Employment Arrangements with our Named Executive Officers” above.

Employee Benefits

The Merger Agreement requires LWAC to continue to provide certain compensation and benefits for at least a period of one year following the Closing, as well as to take certain actions in respect of employee benefits provided to continuing employees of eFFECTOR, including the named executive officers. For a detailed description of these requirements, please see the section titled “Proposal 1—The Transaction Proposal.”

Director Compensation Program

In connection with the business combination, our board of directors expects to adopt a non-employee director compensation program (the “Director Compensation Program”), which will become effective in connection with the completion of the business combination. The Director Compensation Program provides for annual retainer fees and long-term equity awards for our non-employee directors.

The Director Compensation Program consists of the following components:

Cash Compensation

•	Annual Base Board Fee: $40,000

•	Annual Chair Fees:

•	Chair of the Board/Lead Independent Director: $30,000

•	Audit Committee: $15,000

•	Compensation Committee: $10,000

•	Nominating and Corporate Governance Committee: $8,000

•	Annual Committee Member Fees (non-Chair):

•	Audit Committee: $7,500

•	Compensation Committee: $5,000

•	Nominating and Corporate Governance Committee: $4,000

Annual cash fees will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

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Initial Awards: Each non-employee director who is initially elected or appointed to the Board following the effective date of the Director Compensation Program shall be automatically granted stock options to purchase 58,700 shares (which is expected to be equal to approximately 0.1% of the shares of common stock outstanding as of the Closing). Each Initial Award will vest in equal monthly installments over three years beginning on the non-employee director’s appointment to the Board, subject to non-employee director’s continued service through each such vesting date.

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Annual Awards: Each non-employee director who is serving on the Board as of the date of the annual meeting of eFFECTOR’s stockholders each calendar year beginning with calendar year 2022 shall be granted, on such annual meeting date, stock options to purchase 29,350 shares (which is expected to be equal to approximately 0.05% of the shares of common stock outstanding as of the Closing). Each Annual Award will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date of the next annual meeting following the grant date, subject to the non-employee director’s continued service through the applicable vesting date.

Non-employee directors elected for the first time within the six month period preceding an annual meeting or at an annual meeting will receive only an Initial Award and will not receive an Annual Award with respect to such annual meeting, unless otherwise determined by the Board in its discretion. In addition, each Initial Grant and Annual Grant shall vest in full immediately prior to the occurrence of a Change in Control, as defined in the Incentive Plan, to the extent outstanding at such time.

Compensation under our Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the Incentive Plan, as described in “Proposal 3—The Incentive Plan Proposal”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LWAC Related Person Transactions

Founder Shares

In October 2020, the Sponsor purchased 3,867,500 founder shares for an aggregate purchase price of $25,000. LWAC effected a stock dividend in January 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend. Also in January 2021, as a result of the underwriters exercising their over-allotment option in part, LWAC’s initial holders forfeited 23,750 founder shares. As a result, LWAC’s initial stockholders hold 4,511,250 founder shares. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the aggregate of LWAC’s founder shares, placement shares and issued and outstanding public shares after the IPO. The founder shares represent 100% of LWAC’s issued and outstanding shares of Class B common stock.

Pursuant to a letter agreement dated January 7, 2021, LWAC’s initial holders agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) (i) with respect to 25% of such shares, until consummation of the Business Combination, (ii) with respect to 25% of such shares, until the closing price of LWAC’s Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, (iii) with respect to 25% of such shares, until the closing price of LWAC’s Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (iv) with respect to 25% of such shares, until the closing price of LWAC’s Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination or earlier, in any case, if, following the Business Combination, LWAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of LWAC’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, in connection with the Business Combination, LWAC’s initial holders may transfer, assign or sell their founder shares with our consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LWAC and eFFECTOR, pursuant to which to which LWAC agreed to vote all of its shares in favor of the Merger and that it would not sell, assign or otherwise transfer any of its shares, subject to certain exceptions as permitted under the Sponsor Support Agreement.

In connection with the execution of the Merger Agreement, the Sponsor also entered into the Sponsor Lock-up Agreement with LWAC, pursuant to which, subject to certain limited exceptions, the Sponsor has agreed not to transfer any of its shares during the period beginning on the Closing Date and ending on the earlier of (x) 270 days after the Closing Date, (y) the date on which the price of the Combined Company’s common stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period following the 90th day after the Closing Date, and (z) a Change of Control (as defined in the Sponsor Lock-up Agreement). The transfer restrictions set forth in the Sponsor Support Agreement and the Sponsor Lock-up Agreement supersede and replace the transfer restrictions set forth in the letter agreement, dated January 7, 2021, between LWAC, the Sponsor and the directors and officers of LWAC.

Private Placement

Simultaneously with the IPO, the Sponsor purchased an aggregate of 545,000 LWAC Private Placement Units at a price of $10.00 per unit for an aggregate purchase price of $5,450,000. Each LWAC Private Placement Unit consists of one placement share and one-third of one placement warrant to purchase one share of LWAC’s Class A common stock exercisable at $11.50. The proceeds from the LWAC Private Placement Units and the proceeds from the IPO (initially totaling $175,000,000) are held in LWAC’s Trust Account. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the placement shares or LWAC Private Placement Warrants.

The LWAC Private Placement Warrants are identical to the warrants included in the units sold in the IPO, except that if held by the Sponsor or its permitted transferees, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including our common stock issuable upon exercise of the placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Business Combination. There are no redemption rights or liquidating distributions with respect to the founder shares, placement shares or warrants, which will expire worthless if we do not complete an initial business combination.

Promissory Note — Related Party

Prior to the closing of the IPO, the Sponsor loaned LWAC $60,375 for expenses related to its formation and the IPO. The loan was non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the closing of the IPO. The loan was repaid on January 19, 2021.

Related Party Loans

In order to fund working capital requirements and finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of LWAC’s officers and directors may, but are not obligated to, loan LWAC funds as may be required. If LWAC consummates the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, LWAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender at the time of the Business Combination. The units would be identical to the LWAC Private Placement Units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. LWAC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor, as LWAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. There were no working capital loans outstanding as of December 31, 2020 and March 31, 2021.

Registration Rights

Pursuant to a registration rights agreement entered into on January 7, 2021, the holders of LWAC’s founder shares, the LWAC Private Placement Units (including any securities contained therein) and the warrants that may be issued upon conversion of loans made by the Sponsor or one of its affiliates are entitled to registration rights to require LWAC to register a sale of any of our securities held by them (in the case of the founder shares, only after conversion to LWAC’s Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short-form demands, that LWAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by LWAC and rights to require LWAC to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that LWAC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. LWAC will bear the costs and expenses incurred in connection with the filing of any such registration statements.

In connection with the Closing, eFFECTOR, LWAC, the Sponsor and certain stockholders of eFFECTOR who will receive shares of LWAC common stock pursuant to the Merger Agreement are expected to enter into the Registration Rights Agreement mutually agreeable to LWAC and eFFECTOR and in substantially the form included as an exhibit to the Merger Agreement, which will become effective upon the consummation of the Merger. See “Proposal 1—The Transaction Proposal—Certain Related Agreements—Amended and Restated Registration Rights Agreement” for additional information.

Administrative Services

Commencing on January 12, 2021, LWAC pays an amount equal to $10,000 per month to the Sponsor or its affiliate or designee for office space, administrative and shared personnel support services provided to LWAC.

Trust Account Indemnification

Locust Walk Partners has agreed that, if the trust account is liquidated without the consummation of a business combination, it will indemnify LWAC to the extent any claims by a third party for services rendered or products sold to LWAC reduce the amount of funds in the Trust Account to below $10.00 per public share, except for any claims by any third party who executed a waiver of any and all rights to seek access to the Trust Account, regardless of whether such waiver is enforceable, and except for claims arising from LWAC’s obligation to indemnify the underwriters of the IPO pursuant to the underwriting agreement. LWAC has not independently verified whether Locust Walk Partners has sufficient funds to satisfy its indemnity obligations, LWAC has not asked Locust Walk Partners to reserve for such obligations, and LWAC believes that the only assets of Locust Walk Partners are securities of LWAC. Therefore, LWAC cannot assure you that Locust Walk Partners will be able to satisfy those obligations. LWAC believes the likelihood of Locust Walk Partners having to indemnify the Trust Account is limited because LWAC endeavors to have all third parties that provide products or services to LWAC execute agreements with LWAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

PIPE Financing - Engagement of Locust Walk Securities as Placement Agent

In connection with the proposed Business Combination, LWAC entered into an Engagement Letter and Statement of Work for Services, each dated as of April 19, 2021 with Locust Walk Securities, an affiliate of Locust Walk Partners, LLC and an entity associated with certain officers and directors of LWAC, pursuant to which Locust Walk Securities agreed to serve as the placement agent with respect to the PIPE Financing and provide LWAC with general advice and assistance towards concluding such financing.    LWAC will pay Locust Walk Securities a success fee equal to $500,000 upon the consummation of the PIPE Financing and reimburse Locust Walk Securities for all reasonable and documented expenses it incurs in connection with the services; provided, however, such expenses will not exceed, in the aggregate, $20,000 without the prior approval of LWAC.

Certain Transactions of eFFECTOR

Series C Convertible Preferred Stock Financing

In July 2017, eFFECTOR entered into a Series C preferred stock purchase agreement, as amended, pursuant to which it issued and sold to investors in an initial closing and a subsequent closing in April 2019 in private placements an aggregate of 69,737,402 shares of its Series C convertible preferred stock at a purchase price of $0.514 per share, for aggregate gross consideration of approximately $35.8 million.

The participants in this preferred stock financing included certain holders that are expected to hold more than 5% of New eFFECTOR common stock following the consummation of the Business Combination. The following table sets forth the aggregate number of shares of eFFECTOR Series C convertible preferred stock issued to these related parties in these transactions:

Participants	Series C Convertible Preferred Stock
5% or Greater Stockholders(1)
Entities affiliated with U.S. Venture Partners(2)	7,245,231
Abingworth Bioventures VI L.P.	7,245,230
SR One Capital Fund I Aggregator, LP	7,245,230
The Column Group II, L.P.	7,245,230
Entities affiliated with Altitude Life Science Ventures(3)	4,201,060
New Emerging Medical Opportunities Fund III, L.P.	4,201,059

Executive Officers and Directors
Stephen T. Worland, M.D., Ph.D(4)	389,106

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The entities listed are expected to hold more than 5% of New eFFECTOR common stock following the consummation of the Business Combination. Additional details regarding these stockholders and their equity holdings are provided herein under “Security Ownership of Certain Beneficial Owners and Management.”

2)	Represents securities acquired by U.S. Venture Partners X, L.P. and USVP X Affiliates, L.P.
3)	Represents securities acquired by Altitude Life Science Ventures Fund II, L.P. and Altitude Life Sciences Ventures Side Fund II, L.P.
4)	Represents securities acquired by a family trust.

Some of the directors who will serve on New eFFECTOR’s Board of Directors are affiliated with entities that are expected to hold more than 5% of New eFFECTOR common stock as indicated in the table below:

Director	5% Stockholder
Brian Gallagher, Ph.D.	Abingworth Bioventures VI, L.P.
Jonathan D. Root, M.D.	Entities affiliated with U.S. Venture Partners
Laurence Lasky, Ph.D.	The Column Group II, L.P.

Investor Rights Agreement

eFFECTOR is party to the Third Amended and Restated Investors’ Rights Agreement, dated as of July 19, 2017, as amended, which provides, among other things, that certain holders of its capital stock, including entities affiliated with U.S. Venture Partners, Abingworth Bioventures VI, L.P., SR One Capital Fund I Aggregator, LP, The Column Group II, LP, entities affiliated with Altitude Life Science Ventures, New Emerging Medical Opportunities Fund III, L.P. and Pfizer Venture Investments LLC, each of which are expected to hold more than 5% of New eFFECTOR common stock following the consummation of the Business Combination, have the right to demand that eFFECTOR file a registration statement or request that their shares of eFFECTOR capital stock be covered by a registration statement that eFFECTOR is otherwise filing. Brian Gallagher, Ph.D. and Jonathan D. Root, M.D., each of whom are directors of eFFECTOR and will be directors of New eFFECTOR following the consummation of the Business Combination, are affiliated with Abingworth Bioventures VI, L.P., and entities affiliated with U.S. Venture Partners, respectively. This agreement will terminate in connection with the consummation of the Business Combination.

Amended and Restated Registration Rights Agreement

Certain New eFFECTOR directors and officers and entities that are expected to hold more than 5% of New eFFECTOR common stock following the consummation of the Business Combination are expected to enter into an Amended and Restated Registration Rights Agreement, pursuant to which they will be entitled to registration rights to require New eFFECTOR to register the resale of any of New eFFECTOR securities held by them. For additional information see “—LWAC Related Person Transactions—Registration Rights” above.

Voting Agreement

eFFECTOR is party to the Third Amended and Restated Voting Agreement, dated as of July 19, 2017, as amended, pursuant to which certain holders of its capital stock, including entities affiliated with U.S. Venture Partners, Abingworth Bioventures VI, L.P., SR One Capital Fund I Aggregator, LP, The Column Group II, LP, entities affiliated with Altitude Life Science Ventures and New Emerging Medical Opportunities Fund III, L.P., each of which is expected to hold more than 5% of New eFFECTOR common stock following the consummation of the Business Combination, agreed to vote their shares of eFFECTOR capital stock on certain matters, including with respect to the election of directors. Dr. Gallagher, Dr. Lasky and Dr.. Root, each of whom are directors of eFFECTOR and will be directors of New eFFECTOR following the consummation of the Business Combination, were initially selected to serve as directors of eFFECTOR pursuant to this agreement. This agreement will terminate in connection with the consummation of the Business Combination.

Indemnification under Proposed Charter and Amended Bylaws; Indemnification Agreements

The Amended Bylaws, as will be in effect following the consummation of the Business Combination pending stockholder approval at the Meeting, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in the Amended Bylaws. In addition, the Proposed Charter, as will be in following the consummation of the Business Combination pending stockholder approval at the Meeting, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

We also intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. For additional information, see “Description of New eFFECTOR Securities—Limitations on Liability and Indemnification of Officers and Directors.”

Research Collaboration and License Agreement with Pfizer Inc.

In December 2019, eFFECTOR entered into the Pfizer Agreement to research and develop small molecules that target eIF4E. Pursuant to the Pfizer Agreement, eFFECTOR granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of its patents, know-how, and materials to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Pfizer is expected to hold more than 5% of New eFFECTOR common stock following the consummation of the Business Combination. See “Business of eFFECTOR—Our Collaboration and License Agreements—Pfizer Research Collaboration and License Agreement for Inhibitors of eIF4E.”

Related Person Transaction Policy

LWAC has adopted a code of conduct and ethics requiring LWAC to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in our public filings with the SEC. Under LWAC’s code of conduct and ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving LWAC.

In addition, LWAC’s audit committee, pursuant to the Audit Committee Charter, is responsible for reviewing and approving related party transactions to the extent that LWAC enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. LWAC also requires each of its directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. LWAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, LWAC’s officers or directors, or LWAC’s or their affiliates.

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of this Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Combined Company;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, determines in the good faith exercise of its discretion.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Merger under Delaware law.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will pass upon the validity of the New eFFECTOR Common Stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Locust Walk Acquisition Corp. as of December 31, 2020, and for the period from October 2, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of eFFECTOR Therapeutics, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the Proxy Statement of Locust Walk Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to the Okapi Partners LLC, our proxy solicitor at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(844) 343-2623

STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.

Stockholder proposals, including director nominations, for the 2021 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2021 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2021 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2021 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Locust Walk Acquisition Corp., 200 Clarendon Street, 51st Floor, Boston, MA 02116. Following the Business Combination, such communications should be sent to eFFECTOR Therapeutics, Inc., 11120 Roselle Street, Suite A, San Diego, CA 92121. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read LWAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(844) 343-2623

If you are a stockholder of LWAC and would like to request documents, please do so by August 17, 2021, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to LWAC has been supplied by LWAC, and all such information relating to eFFECTOR has been supplied by eFFECTOR. Information provided by either the LWAC or eFFECTOR does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of LWAC for the Meeting. We have not authorized anyone to give any information or make any representation about the Merger, us or eFFECTOR that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

LOCUST WALK ACQUISITION CORP.

INDEX TO FINANCIAL STATEMENTS

Financial Statements (Audited) for the period from October 2, 2020 (inception) to December 31, 2020

EFFECTOR THERAPEUTICS, INC.

Financial Statements (Audited) for the year ended December 31, 2020

Financial Statements (Unaudited) for the quarter ended March 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of

Locust Walk Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Locust Walk Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 2, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 29, 2021

LOCUST WALK ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current asset - cash	$12,031
Deferred offering costs	177,937

TOTAL ASSETS	$189,968

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$758
Accrued offering costs	105,841
Promissory note — related party	60,375

Total Current Liabilities	166,974

Commitments and Contingencies

Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,535,000 shares issued and outstanding(1)(2)	454
Additional paid-in capital	24,546
Accumulated deficit	(2,006)

Total Stockholder’s Equity	22,994

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$189,968

(1)

Includes up to 573,750 shares of Class B common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock resulting in 4,511,250 Founder Shares outstanding.

(2)

The Company effected a stock dividend on January 7, 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 4,535,000 shares of Class B common stock outstanding. All share and per share amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

LOCUST WALK ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM OCTOBER 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$2,006

Net Loss	$(2,006)

Weighted average shares outstanding, basic and diluted(1)(2)	3,961,250

Basic and diluted net loss per common share	$(0.00)

(1)

Excludes up to 573,750 shares of Class B common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock resulting in 4,511,250 Founder Shares outstanding.

(2)

The Company effected a stock dividend on January 7, 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 4,535,000 shares of Class B common stock outstanding. All share and per share amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

LOCUST WALK ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM OCTOBER 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance — October 2, 2020 (inception)	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor(1) (2)	4,535,000	454	24,546	—	25,000

Net loss	—	—	—	(2,006)	(2,006)

Balance — December 31, 2020	4,535,000	$454	$24,546	$(2,006)	$22,994

(1)

Includes up to 573,750 shares of Class B common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock resulting in 4,511,250 Founder Shares outstanding.

(2)

The Company effected a stock dividend on January 7, 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 4,535,000 shares of Class B common stock outstanding. All share and per share amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

LOCUST WALK ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM OCTOBER 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(2,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through promissory note	175
Changes in operating assets and liabilities:
Accrued expenses	758

Net cash used in operating activities	(1,073)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from promissory note — related party	55,000
Payment of offering costs	(66,896)

Net cash provided by financing activities	13,104

Net Change in Cash	12,031
Cash – Beginning	—

Cash – Ending	$12,031

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$105,841

Deferred offering costs paid through promissory note - related party	$5,200

The accompanying notes are an integral part of the financial statements.

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Locust Walk Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on October 2, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced operations. All activity for the period from October 2, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

On January 12, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 2,200,000 Units, at $10.00 per Unit, resulting in gross proceeds of $175,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of 545,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Locust Walk Acquisition Corp. (the “Sponsor”), that closed simultaneously with the IPO, generating gross proceeds of $5,450,000, which is described in Note 4.

Transaction costs amounted to $10,097,226, consisting of $3,060,000 in current underwriting fees, $6,565,000 of deferred underwriting fees and $472,226 of other offering costs.

Following the closing of the IPO, $175,000,000 of the net proceeds were placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination within 24 months from the consummation of the IPO or January 12, 2023 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Placement Units, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Nasdaq rules provide that the Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (together with the Sponsor, the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of Class A common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Insiders have agreed to vote any Founder Shares and any Public Shares held by them in favor of any such amendment.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period,

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. The representative has agreed to waive its rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Locust Walk Partners, LLC, has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, it may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to an aggregate of 20% or more of the shares sold in the IPO. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the IPO. On January 12, 2021, offering costs amounting to $10,097,226 were charged to stockholder’s equity upon the completion of the IPO (see Note 1). As of December 31, 2020, there were $177,937 of deferred offering costs recorded in the accompanying balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from October 2, 2020 (inception) through December 31, 2020. As of December 31, 2020, deferred taxes were de minimis.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 573,750 shares of Class B common stock that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation insurance limits of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,500,000 Units, which includes a partial exercise by the underwriter of their over-allotment option in the amount of 2,200,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 545,000 Placement Units at a price of $10.00 per Placement Unit, or $5,450,000 in the aggregate, in a private placement. Each Placement Unit consists of one share of Class A common stock and one-third of one warrant (the “Placement Warrant”). Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In October 2020, the Company issued an aggregate of 3,867,500 shares of Class B common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. The Company effected a stock dividend on January 7, 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend and, as a result, the Sponsor held 4,535,000 Founder Shares. Due to the underwriter’s partial exercise of the over-allotment on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock resulting in 4,511,250 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend.

The Insiders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 25% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 25% of such shares, when the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Combination, (iii) with respect to 25% of such shares, when the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (iv) with respect to 25% of such shares, when the closing price of the Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on January 12, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor or an affiliate of the Sponsor $10,000 per month for office space, administrative and shared personnel support services.

Promissory Note — Related Party

On October 6, 2020, as amended on December 7, 2020, the Company issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to aggregate of $300,000 to be used for the payment of costs related to the Initial Public Offering (the “Promissory Note”). The Promissory Note is non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the completion of the Initial Public Offering. As of December 31, 2020, there was a balance of $60,375 outstanding under the Promissory Note, which was paid in full on January 19, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the Placement Units. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on January 7, 2021, the holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

As a result of, the underwriter’s election to partially exercise the over-allotment option to purchase an additional 2,200,000 Units, a total of 95,000 over-allotment option Units available for purchase have been forfeited.

The underwriter is entitled to a deferred underwriting fee of (i) 3.5% of the gross proceeds of the initial 15,300,000 Units sold in the IPO, or $5,355,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the overallotment option, or $1,210,000. The deferred underwriting fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At December 31, 2020, there were 4,535,000 shares of common stock issued and outstanding. Due to the underwriter’s partial exercise of the over-allotment on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 2% of the sum of the total number of all shares of common stock issued and outstanding upon completion of this offering, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Warrants — There were no Public Warrants or Placement Warrants outstanding as of December 31, 2020. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock (or the closing bid price of the common stock in the event shares of common stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

LOCUST WALK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than the Company’s IPO and related transactions, as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

LOCUST WALK ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$1,467,723	$12,031
Prepaid expenses	344,648	—
Due from sponsor	625

Total Current Assets	1,812,996	12,031
Marketable securities held in Trust Account	175,003,740	—
Deferred offering costs	—	177,937

TOTAL ASSETS	$176,816,736	$189,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$240,998	$758
Accrued offering costs	—	105,841
Promissory note – related party	—	60,375

Total Current Liabilities	240,998	166,974
Warrant liabilities	3,674,600	—
Deferred underwriting fee payable	6,565,000	—

Total Liabilities	10,480,598	166,974

Commitments and Contingencies
Class A common stock subject to possible redemption, $10.00 per shares redemption value; 16,133,613 and no shares as of March 31, 2021 and December 31, 2020, respectively	161,336,130	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,911,387 and no shares issued and outstanding (excluding 16,333,613 and no shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	191	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,511,250 and 4,535,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively (1)	452	454
Additional paid-in capital	4,952,534	24,546
Retained earnings (accumulated deficit)	46,831	(2,006)

Total Stockholders’ Equity	5,000,008	22,994

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,816,736	$189,968

(1)

As of December 31, 2020, shares included up to 573,750 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment option on January 11, 2021, the Sponsor (as defined below) forfeited 23,750 shares of Class B common stock, resulting in 4,511,250 Founder Shares (as defined below) outstanding as of March 31, 2021.

The accompanying notes are an integral part of the condensed financial statements.

LOCUST WALK ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Operations and formation costs
Operational costs	$318,012
Franchise tax	50,758

Total operations and formation costs	368,770

Loss from operations	(368,770)

Other income (expense):
Interest earned on marketable securities held in Trust Account	3,740
Transaction costs incurred in connection with warrant liabilities	(242,333)
Change in fair value of warrant liabilities	656,200

Other income	417,607

Net income	$48,837

Weighted average shares outstanding of Class A redeemable common stock	17,500,000

Basic and diluted income per share, Class A redeemable common stock	$0.00

Weighted average shares outstanding of Class A and Class B non-redeemable common stock (1)	4,922,417

Basic and diluted net income per share, Class A and Class B non-redeemable common stock	$0.01

(1)

As of December 31, 2020, shares included up to 573,750 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment option on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock, resulting in 4,511,250 Founder Shares outstanding as of March 31, 2021. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture. If forfeited, they have been excluded from the calculation of weighted average shares outstanding.

The accompanying notes are an integral part of the condensed financial statements.

LOCUST WALK ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock (1)		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance — January 1, 2021	—	$—	4,535,000	$454	$24,546	$(2,006)	$22,994
Sale of 17,500,000 Units, net of underwriting discounts, initial value of public warrants and other offering costs	17,500,000	1,750	—	—	160,943,357	—	160,945,107
Sale of 545,000 Placement Units	545,000	55	—	—	5,319,145	—	5,319,200
Forfeiture of Founder Shares	—	—	(23,750)	(2)	2	—	—
Class A Common stock subject to possible redemption	(16,133,613)	(1,614)	—	—	(161,334,516)	—	(161,336,130)
Net income	—	—	—	—	—	48,837	48,837

Balance – March 31, 2021	1,911,387	$191	4,511,250	$452	$4,952,534	$46,831	$5,000,008

(1)

As of December 31, 2020, shares included up to 573,750 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. Due to the underwriter’s partial exercise of the over-allotment option on January 11, 2021, the Sponsor forfeited 23,750 shares of Class B common stock, resulting in 4,511,250 Founder Shares outstanding as of March 31, 2021.

The accompanying notes are an integral part of the unaudited condensed financial statements.

LOCUST WALK ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net income	$48,837
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(656,200)
Transaction costs allocated to warrant liabilities	242,333
Interest earned on marketable securities held in Trust Account	(3,740)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(344,648)
Accounts payable and accrued expenses	240,241

Net cash used in operating activities	(473,177)

Cash Flows from Investing Activities:
Investment into trust account	(175,000,000)

Net cash used in investing activities	(175,000,000)

Cash Flows from Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid	171,940,000
Proceeds from sale of Placement Units	5,450,000
Repayment of promissory note – related party	(61,000)
Payment of offering costs	(400,131)

Net cash provided by financing activities	176,928,869

Net Change in Cash	1,455,692
Cash – Beginning of period	12,031

Cash – End of period	$1,467,723

Non-cash investing and financing activities:
Deferred underwriting fee payable	$6,565,000

Initial classification of common stock subject to possible redemption	$161,045,270

Forfeiture of Founder Shares	$(2)

Change in value of common stock subject to possible redemption	$290,860

The accompanying notes are an integral part of the condensed financial statements.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Locust Walk Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on October 2, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not yet commenced operations. All activity through March 31, 2021 relates to the Company’s formation, its initial public offering (the “IPO”), which is described below and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds of the IPO.

On May 26, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Locust Walk Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“Merger Sub”), and eFFECTOR Therapeutics, Inc., a Delaware corporation (“eFFECTOR”). For more information, see the “Merger” described below.

The registration statement for the Company’s IPO was declared effective on January 12, 2021. On January 12, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 2,200,000 Units, at $10.00 per Unit, generating gross proceeds of $175,000,000 (Note 4).

Simultaneously with the closing of the IPO, the Company consummated the sale of 545,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Locust Walk Sponsor, LLC (the “Sponsor”), that closed simultaneously with the IPO, generating gross proceeds of $5,450,000 (Note 5).

Transaction costs amounted to $10,097,226, consisting of $3,060,000 in cash underwriting fees, $6,565,000 of deferred underwriting fees and $472,226 of other offering costs.

Following the closing of the IPO, $175,000,000 was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination within 24 months from the consummation of the IPO (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Company’s management has broad discretion with respect to the specific application of the net proceeds from the IPO, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Rules of the Nasdaq Capital Market (“Nasdaq”) provide that the Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made solely by the Company. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The common stock subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (together with the Sponsor, the “Insiders”) have agreed to vote their Founder Shares (Note 6), the shares of Class A common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). The per share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 7). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Insiders have agreed to vote any Founder Shares and any Public Shares held by them in favor of any such amendment.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend its Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend its Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. The representative has agreed to waive its rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the IPO. Placing funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, it may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the IPO. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

The Merger

On May 26, 2021, the Company entered into the Merger Agreement by and among the Company, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Company, and eFFECTOR. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into eFFECTOR (the “Merger”) with eFFECTOR surviving the Merger as a wholly-owned subsidiary of the Company. In addition, in connection with the consummation of the Merger, the Company will be renamed “eFFECTOR Therapeutics, Inc.”

At the effective time of the Merger (the “Effective Time”), by virtue of the consummation of the Merger and without any further action on the part of the Company, Merger Sub or eFFECTOR (after eFFECTOR causes each share of eFFECTOR preferred stock that is issued and outstanding immediately prior to the consummation of the Merger to be automatically converted immediately prior to the consummation of the Merger into a number of shares of eFFECTOR common stock at the then-effective conversation rate as calculated in accordance with eFFECTOR’s organizational documents and after eFFECTOR causes each outstanding warrant to purchase shares of eFFECTOR capital stock to be exercised in full on a cash or cashless basis or terminated without exercise), each share of eFFECTOR common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive a number of shares of the Company’s common stock as calculated based on the Exchange Ratio (as defined below) and a number of Earn-Out Shares (as defined below) as set forth in the Merger Agreement. “Exchange Ratio” is defined in the Merger Agreement to be 34,000,000 divided by the number of shares of fully diluted eFFECTOR capital stock (which equals the outstanding shares of eFFECTOR common stock and options to purchase shares of eFFECTOR common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the eFFECTOR preferred stock and exercise of the eFFECTOR warrants and as further adjusted pursuant to the Merger Agreement).

At the Effective Time, each outstanding option to purchase shares of eFFECTOR common stock will be converted into an option to purchase shares of the Company’s common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per-share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Following the Closing, former holders of shares of eFFECTOR common stock (including shares received as a result of the conversion of eFFECTOR preferred stock and exercise of the eFFECTOR warrants) and eFFECTOR stock options will be entitled to receive their pro rata share of up to 5,000,000 additional shares of the Company’s common stock (the “Earn-Out Shares”) if, within a two-year period following the Closing (the

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

“Earn-Out Period”), the closing share price of the Company’s common stock equals or exceeds $20.00 over at least 20 trading days within a 30-day trading period (the “Triggering Event”) and, in respect of each former holder of eFFECTOR stock options, such holder continues to provide services to the Company or one of its subsidiaries at the time of such Triggering Event. The Earn-Out Shares will also be earned and issuable in the event of a change in control of the Company during the Earn-Out Period that results in the holders of the Company’s common stock receiving a per-share price equal to or in excess of $20.00.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) financial statements and internal controls, (f) absence of certain changes and undisclosed liabilities, (g) litigation, (h) labor and employee matters, (i) environmental matters, (j) tax matters, (k) real and personal property, (l) intellectual property, (m) insurance, (n) material contracts, (o) brokers and finders, (p) regulatory compliance and (q) transactions with affiliates.

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and eFFECTOR to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of the Company, approvals of the Merger Agreement and the Merger, the restated certificate of incorporation, the share issuance under the rules of Nasdaq and the incentive award plan and employee stock purchase plan of the combined company.

The Closing is subject to certain customary conditions of the respective parties, including, among other things, (i) receipt of the Company’s stockholder approval and eFFECTOR stockholder approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, (iv) the effectiveness of the Registration Statement (as defined in the Merger Agreement) under the Securities Act of 1933, as amended (the “Securities Act”), (v) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), (vi) the common stock of the combined company to be issued pursuant to the Merger Agreement being listed or having been approved for listing on Nasdaq, (vii) the consummation of the private placement financing concurrent with the Closing, (viii) solely with respect to the Company, (A) the representations and warranties of eFFECTOR being true and correct to applicable standards in the Merger Agreement and each of the covenants of eFFECTOR having been performed or complied with in all material respects, (B) since the date of the Merger Agreement there not having been a material adverse effect on eFFECTOR that is continuing and (C) the approval of the settlement of the eFFECTOR warrants pursuant to the terms of such warrants and such settlement of the eFFECTOR warrants having been consummated and (ix) solely with respect to eFFECTOR, (A) the representations and warranties of the Company being true and correct to applicable standards in the Merger Agreement and each of the covenants of the Company having been performed or complied with in all material respects, (B) since the date of the Merger Agreement there not having been a material adverse effect on the Company that is continuing, (C) the effective resignations of certain directors and executive officers of the Company, and (D) the amount of Closing Parent Cash (as defined in the Merger Agreement) being equal to or exceeding $100,000,000.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

In connection with the execution of the Merger Agreement, the Company entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of the Company’s common stock (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase, and the Company has agreed to sell to the Subscribers, an aggregate of 6,000,000 shares of the Company’s common Stock, for a purchase price of $10.00 per share, resulting in an aggregate purchase price of $60,000,000 (the “PIPE Financing”). The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

In connection with the Merger, the Company plans to file with the SEC a Registration Statement on Form S-4, that includes a preliminary proxy statement/prospectus, and, when available, the Company intends to file a definitive proxy statement and final prospectus to call a special meeting of the holders of the Company common stock to vote at the meeting (the “Special Meeting”). The holders of the majority of the voting power of the Company’s common stock present in person or represented by proxy at the Special Meeting must approve the Merger Agreement, the Merger and certain other actions related thereto, as provided in the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and applicable listing rules of Nasdaq.

The Merger Agreement may be terminated by the Company or eFFECTOR under certain circumstances, including (i) by mutual written consent of the Company and eFFECTOR; (ii) by either the Company or eFFECTOR if the Closing has not occurred on or before November 26, 2021; or (iii) by either the Company or eFFECTOR if the Company has not obtained the necessary stockholder approvals.

The Merger Agreement, Subscription Agreements and other support agreements have been filed as exhibits to and described in the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2021.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its IPO as filed with the SEC on January 7, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Marketable Securities Held in Trust Account

At March 31, 2021, substantially all of the assets held in the Trust Account were invested in Morgan Stanley’s Institution Liquid Treasury Securities Portfolio. The fund invests in U.S. Treasury obligation with maturities not to exceeding 397 days and will maintain a dollar net asset value.

Offering Costs

Offering costs, consisting of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO, amounting to approximately $9,800,000 were charged to stockholders’ equity upon the completion of the IPO. For the three months ended March 31, 2021, approximately $242,000 of costs are included in transaction costs incurred in connection with warrant liabilities in the unaudited condensed statement of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, 16,133,613 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the condensed balance sheet.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed statement of operations. The Company’s public warrants (the “Public Warrants”) for periods where no observable traded price was available are valued using a Monte Carlo simulation. The warrants to purchase the Company’s Class A common stock included within the Placement Units (the “Placement Warrants”) are valued using a closed form Black-Scholes model.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had a deferred tax asset of approximately $77,077, which had a full valuation allowance recorded against it The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2020.

Current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The change in fair value of the warrant liability is a permanent difference. During the three months ended March 31, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for three months ended March 31, 2021 was 0%, which differs from the expected income tax rate due to the start-up costs.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income per Share of Common Stock

Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of warrants sold in the IPO and private placement to purchase 6,015,000 shares of Class A common stock in the calculation of diluted net income per share, since the exercise price of the warrants was above the average market price for the period.

The condensed statement of operations includes a presentation of income per share of common stock subject to possible redemption in a manner similar to the two-class method of net income per share. Net income per share of common stock, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of shares of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except per share amounts):

Three Months Ended March 31,
2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A common stock
Interest income	$3,740
Income and franchise tax	(3,740)

Net Income	—
Denominator: Weighted average Redeemable Class A common stock
Redeemable Class A common stock, Basic and Diluted	17,500,000

Basic and diluted income per share, Class A redeemable common stock	$—

Non-redeemable Class A and B common stock
Numerator: Net Income minus redeemable net income
Net income	$48,837
Redeemable net income	—

Non-redeemable net income	48,837
Denominator: Weighted average Non-Redeemable Class A and B common stock
Non-redeemable Class A and B common stock, Basic and Diluted	4,922,417

Basic and diluted net income per share, Class A and Class B non-redeemable common stock	$0.01

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENT

The Company previously accounted for its outstanding Public Warrants (Note 4) and Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its IPO as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants (the “Warrant Agreement”) includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the Warrant. In addition, the Warrant Agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement.

In further consideration of the SEC Statement, the Company’s management evaluated the Warrants under ASC Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Placement Warrants are not indexed to the common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

In accordance with ASC Topic 340, Other Assets and Deferred Costs, as a result of the classification of the Warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and Class A common stock included in the Units.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statement as of January 12, 2021. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the Warrants and recognize changes in the fair value from the prior period in the operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the previously reported investments held in trust or cash.

	As Previously Reported	Restatement	As Restated
Balance sheet as of January 12, 2021 (audited)
Warrant Liability – Public Warrants	$—	$4,200,000	$4,200,000
Warrant Liability – Placement Warrants	—	130,800	130,800
Total Warrant Liabilities	—	4,330,800	4,330,800
Class A Common Stock Subject to Possible Redemption	165,376,070	(4,330,800)	161,045,270
Class A Common Stock	151	44	195
Additional Paid-in Capital	5,001,101	242,289	5,243,390
Accumulated Deficit	(1,698)	(242,333)	(244,031)
Number of Class A Common Stock Subject to Possible Redemption	16,537,607	(433,080)	16,104,527

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 4. PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,500,000 Units, which includes a partial exercise by the underwriter of its over-allotment option in the amount of 2,200,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 545,000 Placement Units at a price of $10.00 per Placement Unit, for $5,450,000. Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units, including all underlying securities, will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Units or its underlying securities.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2020, the Company issued an aggregate of 3,867,500 shares of Class B common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. The Company effected a stock dividend on January 7, 2021 of 1.17259212 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend and, as a result, the Sponsor held 4,535,000 Founder Shares. As a result of the underwriters’ election to only partially exercise their over-allotment option, the Sponsor forfeited 23,750 shares of Class B common stock resulting in 4,511,250 Founder Shares outstanding.

In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor support agreement, dated as of May 26, 2021 (the “Sponsor Support Agreement”) with the Company and eFFECTOR, pursuant to which to which the Sponsor agreed to vote all of its shares of the Company’s common stock in favor of the Merger and that it would not sell, assign or otherwise transfer any of its shares of the Company’s common stock, subject to certain exceptions as permitted under the Sponsor Support Agreement.

In connection with the execution of the Merger Agreement, the Sponsor also entered into a sponsor lock-up agreement, which shall become effective as of the Effective Time (the “Sponsor Lock-up Agreement”), with the Company, pursuant to which, subject to certain limited exceptions, the Sponsor has agreed not to transfer any of its shares of the Company’s common stock during the period beginning on the date of the Closing (the “Closing Date”) and ending on the earlier of (x) 270 days after the Closing Date, (y) the date on which the price of the Company’s common stock equals or exceeds $12.00 for any 20 trading days within any 30 trading day period following the 90th day after the Closing Date, and (z) a Change of Control (as defined in the Sponsor Lock-up Agreement). The transfer restrictions set forth in the Sponsor Support Agreement and the Sponsor Lock-up Agreement supersede and replace the transfer restrictions set forth in that certain letter agreement, dated January 7, 2021, between the Company, the Sponsor and the directors and officers of the Company.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Administrative Services Agreement

The Company entered into an agreement, commencing on January 12, 2021 through the earlier of the consummation of a Business Combination and its liquidation, to pay the Sponsor or an affiliate of the Sponsor $10,000 per month for office space, administrative and shared personnel support services. For the three months ended March 31, 2021, the Company incurred $15,015, of which such amount is included in accounts payable and accrued expenses in the accompanying March 31, 2021 condensed balance sheet.

Promissory Note — Related Party

On October 6, 2020, as amended on December 7, 2020, the Company issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to aggregate of $300,000 to be used for the payment of costs related to the IPO (the “Promissory Note”). The Promissory Note was non-interest bearing, unsecured and due on the earlier of (i) March 31, 2021 or (ii) the consummation of the IPO. As of March 31, 2021 and December 31, 2020, there was $0 and $60,375 outstanding under the Promissory Note, respectively. The Company overpaid the outstanding balance under the Promissory Note upon the closing of the IPO on January 19, 2021. The overpayment resulted in an immaterial balance due from the Sponsor.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the Placement Units. As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 7. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on January 7, 2021, the holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PIPE Financing

In connection with the execution of the Merger Agreement, the Company entered into the Subscription Agreements with certain Subscribers, pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 6,000,000 shares of the Company’s common stock, for a purchase price of $10.00 per share, resulting in an aggregate purchase price of $60,000,000. For more information regarding the PIPE Financing, see the description of the Merger in Note 1 above.

Underwriting Agreement

As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 2,200,000 Units, 95,000 over-allotment option Units have been forfeited.

The underwriter is entitled to a deferred underwriting fee of (i) 3.5% of the gross proceeds of the initial 15,300,000 Units sold in the Initial Public Offering, or $5,355,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the overallotment option, or $1,210,000. The deferred underwriting fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Board of Directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021, there were 1,911,387 shares of Class A common stock issued and outstanding, excluding 16,133,613 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share of common stock. At March 31, 2021 and December 31, 2020, there were 4,511,250 and 4,535,000 shares of common stock issued and outstanding, respectively, and 23,750 shares of Class B common stock were forfeited as a result of the underwriter’s election to partially exercise its over-allotment option, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding common stock after the IPO.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 2% of the sum of the total number of all shares of common stock issued and outstanding upon completion of this offering, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

NOTE 9. WARRANTS

Warrants — As of March 31, 2021, there were 5,833,333 Public Warrants outstanding. At December 31, 2020, there were no Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of a Business

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise the Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days prior written notice of redemption; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock (or the closing bid price of the common stock in the event shares of common stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Warrants.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

As of March 31, 2021, there were 181,667 Placement Warrants outstanding. At December 31, 2020 there were no Placement Warrants outstanding. The Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

At March 31, 2021, assets held in the Trust Account were comprised of $175,003,740 in money market funds which are invested primarily in U.S. Treasury Securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	March 31, 2021
Assets:
Marketable securities held in Trust Account	1	$175,003,740
Liabilities:
Warrant liability – Public Warrants	1	$3,558,333
Warrant liability – Placement Warrants	3	$116,267

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying March 31, 2021 condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statement of operations.

The Public Warrants were initially valued using a Monte Carlo Simulation, and the Placement Warrants were valued using a Black-Scholes option pricing model (“Black-Scholes”), both of which are considered to be Level 3 fair value measurements. The primary unobservable input utilized in determining the fair value of the Placement Warrants is the expected volatility of the Company’s common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the Public Warrants. For periods subsequent to the detachment of the Warrants from the Units, the close price of the Public Warrants was used as the fair value as of each relevant date.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The key inputs utilized in the Monte Carlo simulation model for the Public Warrants and Black-Scholes for the Placement Warrants are as follows:

	January 12, 2021
	(Initial Measurement)		March 31, 2021
	Public	Placement	Placement
Input	Warrants	Warrants	Warrants
Stock Price	$10.32	$10.32	$9.75
Exercise Price	$11.50	$11.50	$11.50
Volatility	12.5%	12.5%	12.5%
Term (years)	5.00	5.00	5.00
Dividend Yield	0.00	0.00%	0.00%
Risk Free Rate	0.50%	0.09%	0.92%

The following presents the changes in the fair value of warrant liabilities:

	Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 12, 2021	130,800	4,200,000	4,330,800
Change in valuation inputs or other assumptions	(14,533)	(641,667)	(656,200)

Fair value as of March 31, 2021	$116,267	$3,558,333	$3,674,600

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the three months ended March 31, 2021 was approximately $3.6 million.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than the following paragraphs, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements. On May 26, 2021, the Company entered into the Merger Agreement by and among the Company, Merger Sub, a wholly-owned subsidiary of the Company, and eFFECTOR. Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Merger Sub will merge with and into eFFECTOR with eFFECTOR surviving the Merger as a wholly-owned subsidiary of the Company. The Board of Directors of the Company has unanimously approved the Merger and resolved to recommend approval of the Merger Agreement to the stockholders of the Company. Consummation of the Merger is subject to approval by the Company’s stockholders and the satisfaction or waiver of certain other customary closing conditions. Upon the consummation of the Merger, the Company will be renamed “eFFECTOR Therapeutics, Inc.”

eFFECTOR is a biopharmaceutical company focused on pioneering the development of selective translation regulation inhibitors for the treatment of cancer.

LOCUST WALK ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

In connection with the Merger, the Company has entered into the Subscription Agreements with certain parties for a fully committed $60 million financing of Company common stock to be issued at $10.00 per share. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of eFFECTOR Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of eFFECTOR Therapeutics, Inc. as of December 31, 2020 and 2019, the related statements of operations and comprehensive income (loss), convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, aside from the year ended December 31, 2020, the Company has experienced net losses and negative cash flows from operating activities since its inception, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

San Diego, California

June 14, 2021

eFFECTOR THERAPEUTICS, INC.

Balance Sheets

(in thousands, except share par value data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$15,216	$3,427
Prepaid expenses and other current assets	1,362	845

Total current assets	16,578	4,272

Property and equipment, net	34	323
Operating lease right-of-use assets	92	500

Total assets	$16,704	$5,095

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$347	$598
Accrued expenses	1,984	2,649
Warrant liability	433	442
Terms loans, net	12,853	14,731
Lease liabilities, current portion	108	514

Total current liabilities	15,725	18,934

Total liabilities	15,725	18,934

Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value; 145,560,097 shares authorized as of December 31, 2020 and 2019; 119,744,594 shares issued and outstanding as of December 31, 2020 and 2019; $46.9 million liquidation preference at December 31, 2020 and 2019	46,567	46,567
Series B convertible preferred stock, $0.0001 par value; 114,646,041 shares authorized as of December 31, 2020 and 2019; 105,154,241 shares issued and outstanding as of December 31, 2020 and 2019; $51.4 million liquidation preference at December 31, 2020 and 2019	51,084	51,084
Series C convertible preferred stock, $0.0001 par value; 76,070,076 shares authorized as of December 31, 2020 and 2019; 69,737,402 shares issued and outstanding as of December 31, 2020 and 2019; $35.8 million liquidation preference at December 31, 2020 and 2019	35,573	35,573
Stockholders’ deficit:
Common stock, $0.0001 par value; 390,070,063 shares authorized at December 31, 2020 and 2019; 14,963,995 and 13,810,811 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	1	1
Additional paid-in capital	4,453	3,846
Accumulated deficit	(136,699)	(150,910)

Total stockholders’ deficit	(132,245)	(147,063)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$16,704	$5,095

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Statements of Operations and Comprehensive

Income (Loss)

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Collaboration revenue	$42,000	$—
Operating expenses:
Research and development	21,832	23,890
General and administrative	4,349	4,715

Total operating expenses	26,181	28,605

Operating income (loss)	15,819	(28,605)

Other income (expense)
Interest income	67	239
Interest expense	(1,333)	(1,381)
Other income	9	8

Total other expense	(1,257)	(1,134)

Income (loss) before income taxes	14,562	(29,739)
Income tax expense	351	—

Net income (loss) and comprehensive income (loss)	14,211	(29,739)
Preferred stock extinguishment	—	15,529
Income allocable to participating securities	(14,045)	—

Net income (loss) attributable to common shareholders	$166	$(14,210)

Net income (loss) per share attributable to common shareholders:
Basic	$0.01	$(1.15)

Diluted	$0.01	$(1.15)

Weighted-average common shares outstanding:
Basic	14,606,544	12,383,480

Diluted	27,491,396	12,383,480

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	145,560,097	$56,613	114,646,041	$55,696	32,684,841	$16,647	9,532,919	$1	$2,637	$(136,700)	$(134,062)
Conversion of preferred stock to common stock in relation to preferred stock extinguishment	(25,815,503)	(10,046)	(9,491,800)	(4,612)	(2,679,956)	(1,365)	3,798,725	—	494	15,529	16,023
Issuance of Series C convertible preferred stock, net of issuance cost of $131	—	—	—	—	39,732,517	20,291	—	—	—	—	—
Issuance of common stock, net of liability and including vesting of stock option early exercises	—	—	—	—	—	—	479,167	—	69	—	69
Stock-based compensation expense	—	—	—	—	—	—			646	—	646
Net loss	—	—	—	—	—	—	—	—	—	(29,739)	(29,739)

Balance at December 31, 2019	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	13,810,811	$1	$3,846	$(150,910)	$(147,063)

Issuance of common stock	—	—	—	—	—	—	1,153,184	—	108	—	108
Stock-based compensation expense	—	—	—	—	—	—			499	—	499
Net income	—	—	—	—	—	—	—	—	—	14,211	14,211

Balance at December 31, 2020	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,963,995	$1	$4,453	$(136,699)	$(132,245)

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Operating activities:
Net income (loss)	$14,211	$(29,739)

Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization expense	160	307
Stock-based compensation	499	646
Gain on disposal of assets	(324)	(16)
(Gain) loss on change in fair value of warrant liability	(9)	20
Non-cash interest expense	122	113
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	90	1,200
Other assets	—	431
Accounts payable	(251)	(727)
Accrued expenses	(665)	249
Operating lease right-of-use assets and liabilities, net	2	(82)

Net cash provided by (used in) operating activities	13,835	(27,598)
Investing activities:
Proceeds from sale of fixed assets	—	88
Purchases of property and equipment	(154)	(4)

Net cash (used in) provided by investing activities	(154)	84
Financing activities:
Proceeds from issuance of common stock options	108	—
Repayment of term loans	(2,000)	—
Repurchase of unvested early exercise shares	—	(86)
Proceeds from issuance of preferred stock	—	20,422
Payment of offering costs	—	(93)

Net cash (used in) provided by financing activities	(1,892)	20,243
Net increase (decrease) in cash and cash equivalents	11,789	(7,271)
Cash and cash equivalents at beginning of period	3,427	10,698

Cash and cash equivalents at end of period	$15,216	$3,427

Supplemental disclosure of cash flow information
Interest paid	$975	$1,042
Extinguishment of convertible preferred stock	$—	$16,023
Sales of property and equipment recorded as a receivable	$607	$—
Operating lease liabilities arising from obtaining right-of-use assets	$375	$1,177

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Notes to Financial Statements

1.	Organization and Basis of Presentation

Description of Business

eFFECTOR Therapeutics, Inc. (“eFFECTOR” or the “Company”) was incorporated in the state of Delaware on May 1, 2012. eFFECTOR is a clinical-stage biopharmaceutical company focused on pioneering the discovery and development of a new class of oncology drugs the Company refers to as selective translation regulator inhibitors. The Company’s principal operations are in the United States, with its headquarters in San Diego, California.

The Company has devoted substantially all of its resources to raising capital, identifying potential product candidates, establishing our intellectual property portfolio, conducting preclinical studies and clinical trials, establishing arrangements with third parties for the manufacture of our product candidates and related raw materials, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through December 31, 2020.

Basis of Presentation

The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

The Company has experienced net losses and negative cash flows from operating activities since its inception, aside from the year ended December 31, 2020 as a result of non-recurring revenue from the Research Collaboration and License Agreement with Pfizer, Inc. (“Pfizer”) which rendered net income in 2020. The Company has an accumulated deficit of $136.7 million at December 31, 2020. In 2020, the Company generated $13.8 million in cash from operations. At December 31, 2020, the Company had cash and cash equivalents of $15.2 million. Management expects operating losses and negative cash flows to continue for at least the next year as the Company continues to incur costs related to ongoing clinical development of its product candidates. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements for the year ended December 31, 2020 are issued. These cash flow forecasts include $7.4 million net cash received in connection with refinancing existing debt in March 2021, as described in Note 6. The principal payments due under the outstanding term loans have been classified as a current liability as of December 31, 2020 due to the considerations discussed above and the assessment that the material adverse change clause under the term loans is not within the Company’s control. The Company has not been notified of an event of default by the lender as of the date of issuance of these financial statements.

Management’s ability to continue as a going concern is dependent upon its ability to receive additional funds. Management intends to raise additional capital through equity offerings, debt financings or other capital sources, including potential additional collaborations, licenses and other similar arrangements. Additionally, the Company may receive additional milestone payments from the Research Collaboration and License Agreement with Pfizer (described in Note 10). However, the Company may not be able to secure additional financing in a timely manner or on favorable terms, if at all, and may not receive any milestone payments. Without additional funds, the Company may be forced to delay, scale back or eliminate some of its research and development activities, or other operations and potentially delay product development in an effort to provide sufficient funds to continue its operations. If any of these events occur, the Company’s ability to develop and commercialize its product candidates would be adversely affected.

2.	Summary of Significant Accounting Policies

Use of Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the Company’s financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure of contingent liabilities in the Company’s financial statements and accompanying notes. The most significant estimate in the Company’s financial statements relates to its clinical trial expense accruals. Management evaluates its estimates on an ongoing basis. Although these estimates are based on the Company’s historical experience, knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents primarily represent funds invested in readily available operating and money market accounts.

Fair Value of Financial Instruments

The carrying amounts of all cash equivalents, prepaid expenses and other assets, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short-term nature of these items. Based on the borrowing rates currently available to the Company for loans with similar terms, the Company believes the fair value of the term loans approximate their carrying value (see Note 6).

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist primarily of cash and cash equivalents. The Company maintains deposits in a federally insured major financial institution in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held.

Property and Equipment

Property and equipment are recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets (generally three to five years, or the remaining term of the lease for leasehold improvements, whichever is shorter) and generally consist of laboratory equipment, computer and office equipment, furniture and fixtures, and leasehold improvements. Repairs and maintenance costs are charged to expense as incurred.

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. Should an impairment exist, the impairment loss would be measured based on the excess over the carrying amount of the asset’s fair value. The Company has not recognized any impairment losses from inception through December 31, 2020.

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheet at the commencement date of the lease based on the present value of lease payments over the expected lease term. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. Lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Research and Development Costs

Research and development expenses primarily consist of costs associated with the preclinical and clinical development of the Company’s product candidates. Research and development costs are expensed as incurred.

Clinical Trial Accruals and Preclinical Studies

The Company is required to estimate its expenses resulting from its obligations under contracts with vendors, consultants, clinical research organizations, and clinical site agreements in connection with conducting clinical trials and preclinical studies. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company reflects clinical trial and preclinical study expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the clinical trial or preclinical study as measured by the timing of various aspects of the clinical trial, preclinical study or related activities. The

Company determines accrual and prepaid estimates through review of the underlying contracts along with preparation of financial models taking into account correspondence with clinical and other key personnel and third-party service providers as to the progress of preclinical studies, clinical trials or other services being conducted. During the course of a clinical trial or preclinical study, the Company adjusts its rate of expense recognition if actual results differ from its estimates.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Stock-Based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight- line basis, net of actual forfeitures during the period. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. The exercise price for all stock options granted was at the estimated fair value of the underlying common stock as determined on the date of grant by the Company’s Board of Directors.

Preferred Stock Warrants

The Company has issued freestanding warrants to purchase shares of its convertible preferred stock. Since the underlying convertible preferred stock is classified outside of permanent equity, these warrants are classified as liabilities in the accompanying balance sheets. Warrants classified as liabilities are recorded at their estimated fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized in other income (expense), net in the accompanying statements of operations and comprehensive income (loss). The Company estimates the fair value of these warrants using the Black-Scholes option pricing model.

Revenue Recognition

The Company evaluates collaboration arrangements to determine whether units of account within the collaboration arrangement exhibit the characteristics of a vendor and customer relationship. For arrangements and units of account where a customer relationship exists, the Company applies the revenue recognition guidance. The Company recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. At contract inception, the Company assesses the goods or services promised within each contract and assesses whether each promised good or service is distinct and determines those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from non-refundable, upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other performance obligations, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition on a prospective basis.

For research and development services performed under a collaboration agreement in which the performance obligation is satisfied over time, the Company measures the progress of the activities using an input method. The input methods used are based on the effort expended or costs incurred toward the satisfaction of the related performance obligation. The Company estimates the amount of effort expended, including the time the Company estimates it will take to complete the activities, or costs incurred in a given period, relative to the estimated total effort or costs to satisfy the performance obligation. This results in a percentage that is multiplied by the consideration allocated to the research and development services to determine the amount of revenue recognized each period. This approach requires estimates and the use of significant judgement. If the estimates or judgements change over the course of the collaboration, they may affect the timing and amount of revenue recognized in the current and future periods.

Milestones

At the inception of each arrangement that includes milestone payments (variable consideration), the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company or the Company’s collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the Company’s estimate of the overall transaction price. Any such adjustments are allocated on a cumulative catch-up basis to satisfied and partially satisfied performance obligations, with the consideration allocated to an ongoing performance obligation being recognized over the period of performance.

Royalties

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and for which the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue from any collaborative arrangement.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2020 and 2019, the Company maintained valuation allowances against its deferred tax assets as the Company concluded it had not met the “more likely than not” to be realized threshold. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Income (Loss)

Net income (loss) and comprehensive income (loss) were the same for all periods presented; therefore, a separate statement of comprehensive loss is not included in the accompanying financial statements.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company and its chief operating decision-maker view the Company’s operations and manage its business in one operating segment.

Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with the Financial Accounting Standards Board (“FASB”) guidance for Earnings Per Share, which established standards regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in earnings and dividends. The guidance requires earnings available to common shareholders for the period, after deduction of preferred stock preferences, to be allocated between the common and preferred shareholders based on their respective rights to receive dividends. The Company is not required to present basic and diluted net income per share for securities other than common stock; therefore, the net income (loss) per share amounts only pertain to the Company’s common stock.

Basic net income (loss) per share is calculated by dividing income (loss) allocable to common shareholders (net income after reduction for any required returns to preferred stock shareholders prior to paying dividends to the common shareholders, assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding, during the period. The Company calculates diluted net income per share using the more dilutive of the 1) treasury stock method, if-converted method, or contingently issuable share method, as applicable, or 2) the two-class method. For the year-ended December 31, 2019, there was an adjustment to arrive at net loss attributable to common shareholders due to a preferred stock extinguishment (refer to detail in Note 8).

The Company has used the two-class method to calculate basic and diluted net income per share for the year ended December 31, 2020, as the if-converted method is anti-dilutive. Diluted net income per share for the year ended December 31, 2020, also reflects the assumed conversion of options outstanding during the period using the treasury stock method, to the extent dilutive. Warrants were excluded from the calculation of diluted net income per share for the year ended December 31, 2020, as their effect would be antidilutive. For purposes of calculating the net loss per share for the year ended December 31, 2019, convertible preferred stock, stock options, and warrants were not included as their effect would be antidilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except share and per share data):

	Year Ended December 31, 2020	Year Ended December 31, 2019
Basic Net Income (Loss) per share
Net income (loss)	$14,211	$(29,739)
Preferred stock extinguishment	—	15,529
Less: income allocated to participating securities	(14,045)	—

Net (loss) income attributable to common shareholders	$166	$(14,210)

Weighted average common shares outstanding - basic	14,606,544	12,383,480

Net income (loss) per share - basic	$0.01	$(1.15)

Diluted Net Income (Loss) per share
Net income (loss)	$14,211	$(29,739)
Preferred stock extinguishment	—	15,529
Less: income allocated to participating securities	(13,912)	—

Net (loss) income attributable to common shareholders	$299	$(14,210)

Weighted average common shares outstanding - basic	14,606,544	12,383,480
Weighted average effect of dilutive stock options	12,884,852	—

Weighted average common shares outstanding - diluted	27,491,396	12,383,480

Net income (loss) per share - diluted	$0.01	$(1.15)

Potentially dilutive securities as of December 31, 2020 and 2019 are as follows (in common stock equivalent shares):

	As of December 31,
	2020	2019
Series A Convertible Preferred Stock	119,744,594	119,744,594
Series B Convertible Preferred Stock	105,154,241	105,154,241
Series C Convertible Preferred Stock	69,737,402	69,737,402
Series C Convertible Preferred Stock Warrants	729,572	729,572
Stock Options Outstanding	7,975,000	30,738,629

Total	303,340,809	326,104,438

3.	Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The Company’s cash equivalents are classified using Level 1 inputs within the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

The Company estimates the fair value of preferred stock warrants at the time of issuance and subsequent remeasurement using the Black-Scholes option pricing model at each reporting date, based on the following inputs: the risk-free interest rates; the expected dividend rates; the remaining contractual life of the warrants; the fair value of the underlying stock; and the expected volatility of the price of the underlying stock. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes to these assumptions as well as the fair value of the Company’s stock on the reporting date can have a significant impact on the fair value of the preferred stock warrant liability.

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy as of December 31, 2020 and 2019 (in thousands):

		Fair Value Measurements Using
	December 31, 2020	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets
Money market funds	$15,216	$15,216	$—	$—

Total assets	$15,216	$15,216	$—	$—

Liabilities
Preferred stock warrant liability	$433	$—	$—	$433

Total liabilities	$433	$—	$—	$433

		Fair Value Measurements Using
	December 31, 2019	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets
Money market funds	$3,427	$3,427	$—	$—

Total assets	$3,427	$3,427	$—	$—

Liabilities
Preferred stock warrant liability	$442	$—	$—	$442

Total liabilities	$442	$—	$—	$442

The preferred stock warrant liability is measured at fair value, using a combination of observable and unobservable inputs. The following key assumptions were used in determining the fair value of the preferred stock warrant liability valued using the Black-Scholes option pricing model as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Fair value of Series C convertible preferred stock	$0.70	$0.72
Expected volatility	96.3%	86.0%
Risk-free interest rate	0.7%	1.9%
Contractual term (in years)	7.7	8.7
Expected dividend yield	—	—

The following table presents activity for the preferred stock warrant liability measured at fair value using significant unobservable Level 3 inputs during the years ended December 31, 2020 and 2019 (in thousands):

Series C Preferred Stock Warrant Liability
Balance at December 31, 2018	$422
Change in fair value	20

Balance at December 31, 2019	442
Change in fair value	(9)

Balance at December 31, 2020	$433

4.	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Lab equipment	$30	$1,649
Computer and office equipment	133	252
Furniture and fixtures	64	185
Leasehold improvements	—	1,065

	227	3,151
Less accumulated depreciation and amortization	(193)	(2,828)

	$34	$323

The Company recorded depreciation and amortization expense of $0.2 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.

5.	Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Employee compensation	$230	$1,278
Research and development	755	928
Professional and outside services	44	70
Interest	598	362
Income taxes payable	351	—
Other	6	11

	$1,984	$2,649

6.	Term Loans

SVB Term Loans

In August 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”), pursuant to which the Company could borrow up to $20.0 million, issuable in three separate tranches of $7.5 million (“Term Loan A”), $7.5 million (“Term Loan B”) and $5.0 million (“Term Loan C”), collectively referred to as the “Term Loans.” The Term Loan A became available to the Company at the effective date of the LSA on August 31, 2018 and the Company borrowed the $7.5 million under the Term Loan A on that date, receiving the cash proceeds in September 2018. Term Loan B was immediately available commencing on the effective date of the LSA and ending on the earlier of 1) August 31, 2019, and 2) the occurrence of an event of default. The Company borrowed the $7.5 million under Term Loan B in November 2018. Term Loan C was not drawn. The Term Loans had an interest-only period that commenced upon the borrowing of each tranche of the Term Loans with interest due and payable upon the first day of each month. The interest-only period ended August 31, 2020. The Company was required to make a final payment equal to 5.5% of the original aggregate principal amount of the Term Loans at maturity, which was accrued over the term of the debt arrangements. The Term Loans had a maturity date of February 1, 2023. In connection with the LSA, the Company issued two separate warrants, each to purchase up to 486,381 shares of Series C Preferred Stock at an exercise price of $0.514 per share, to SVB and Life Science Loans II, LLC (life science loan sector of SVB). The number of shares subject to the warrant were dependent on whether Term Loan A, Term Loan B and Term Loan C were drawn. The number of shares subject to each warrant as of December 31, 2020, was 364,786 in connection with the Term Loan A and Term Loan B. The warrants expire August 31, 2028.

The Term Loans carried an interest rate equal to the greater of 1.5% plus prime or 6.5%, with an effective interest rate at December 31, 2020, of 9.1% and 9.0% for Term Loan A and Term Loan B, respectively. The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided that the Company would be obligated to pay a prepayment fee equal to (a) 2.0% of the outstanding principal balance of the applicable Term Loans if prepayment was made prior to the first anniversary of the effective date of the LSA or (b) 1.0% of the outstanding principal balance of the applicable Term Loans if prepayment was made after the first anniversary of the effective date of the LSA.

The Company’s obligations under the LSA were secured by a first priority security interest in substantially all of its current and future assets, other than its owned intellectual property. The Company was also obligated to comply with various other customary covenants, including restrictions on its ability to encumber intellectual property assets without consent.

The Company recorded a debt discount of $0.2 million for the estimated fair value of warrants and debt issuance costs upon the borrowing of each Term Loan A and Term Loan B, which was amortized to interest expense over the term of the loans using the effective-interest method. As of December 31, 2020, the Company had $13.0 million of outstanding principal under the Term Loans and $12.9 million is reflected on the balance sheet net of debt discounts. Interest expense, including amortization of debt discount related to the Term Loans, totaled $1.3 million and $1.4 million for the years ended December 31, 2020 and 2019, respectively. The Company was in compliance with all covenants under the LSA as of December 31, 2020. The Term Loans included customary events of default, including instances of a material adverse change in our operations, that could require prepayment of the outstanding Term Loans. The principal payments due under the Term Loan have been classified as a current liability as of December 31, 2020 due to the considerations discussed in Note 1 and the assessment that the material adverse change clause under the Term Loans was not within the Company’s control. The Company had not been notified of an event of default by SVB as of the date of issuance of these financial statements.

Based on the outstanding principal amounts for the Company’s Term Loans, the following table sets forth by year the Company’s required future principal payments (in thousands):

Years ended December 31,
2021	6,000
2022	6,000
2023	1,000

$13,000

The Term Loans were repaid in March 2021 using the proceeds from the Oxford term loans described below.

Oxford Term Loans

In March 2021, the Company entered into a Loan and Security Agreement (“Oxford LSA”) with Oxford Finance LLC (“Oxford”), pursuant to which the Company may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million (“Term A Loan”) and $10.0 million (“Term B Loan”), collectively referred to as the “Oxford Loans”. The Term A Loan became available to the Company at the effective date of the Oxford LSA on March 19, 2021 and $12.5 million of the proceeds were used to pay off the outstanding SVB Term Loans. The remaining net proceeds from Term A Loan of $7.4 million, net of specified issuance and legal fees, were distributed to the Company in March 2021. The Term B Loan will only become available to the Company upon achievement of certain clinical development milestones (“Phase II Milestones”) and is available until the earliest of (i) May 31, 2022, (ii) forty-five days after the occurrence of the Phase II Milestones, and (iii) the occurrence and continuance of an event of default. The Term A Loan has an interest-only period that commences upon the first borrowing, with interest due and payable upon the first day of each month. The interest-only period ends May 1, 2023, provided that upon the funding of the Term B Loan, the interest-only period end date will be extended to May 1, 2024 (the “Amortization Date”). The Company is required to make a final payment equal to 5.5% of each funded tranche at the earliest of (i) the maturity date, (ii) the acceleration of the Oxford Loans or (iii) the prepayment date if the Oxford Loans are prepaid prior to the maturity date. Commencing on the Amortization Date, the Company will make equal monthly payments of principal based on a repayment schedule of thirty six months if the Amortization Date is May 1, 2023 and twenty four months if the Amortization Date is May 1, 2024. The Oxford Loans have a maturity date of March 18, 2026. In connection with the Oxford LSA, the Company issued warrants to purchase a total of 389,105 shares of Series C Convertible Preferred Stock at an exercise price of $0.514 per share. The warrants expire May 19, 2031 and are fully exercisable upon issuance.

The Oxford Loans carry a variable interest rate equal to the greater of (i) 7.7% and (ii) the sum of the prime rate (with a floor of 3.25%) plus 4.45%. The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to (i) 3.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made prior to the first anniversary of the effective date of the Oxford LSA, (ii) 2.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made after the first anniversary of the effective date of the Oxford LSA but before the second anniversary, and (iii) 1.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made after the second anniversary of the effective date of the Oxford LSA but before the third anniversary. No prepayment fee will apply for a prepayment made after the third anniversary of the effective date of the Oxford LSA and prior to the maturity date.

The Company’s obligations under the Oxford LSA are secured by a first priority security interest in substantially all of its current and future assets, other than its owned intellectual property. The Company is also obligated to comply with various other customary covenants, including restrictions on its ability to encumber intellectual property assets without consent.

7.	Preferred Stock Warrants

The Company accounts for its warrants to purchase shares of convertible preferred stock as a liability. The Company will continue to adjust the liability for changes in fair value of these warrants until the exercise of warrants or the consummation of the Company’s initial public offering, at which time the liability will be reclassified to stockholders’ equity.

The following table summarizes the outstanding preferred stock warrants and the corresponding exercise price as of December 31, 2020 and 2019:

	December 31,
	2020	2019	Exercise Price	Expiration Date
Series C preferred stock warrants	729,572	729,572	$0.514	August 31, 2028

8.	Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

In April 2019, the Company issued an aggregate of 39,732,517 shares of Series C Convertible Preferred Stock to existing investors at a price of $0.514 per share for gross proceeds of $20.4 million in cash under an amended Series C Preferred Stock Purchase Agreement (“Series C Closing”).

In April 2019, prior to the completion of the Closing, the existing Series C investors agreed to amend the Series C Preferred Stock Purchase Agreement (“Amendment”) to include a provision that automatically converts all classes of preferred shares held by a Series C investor who did not participate in the Series C Closing into common shares on a 10:1 basis. As a result of this Amendment and subsequent completion of the Series C Closing, 25,815,503 shares of Series A Convertible Preferred Stock, 9,491,800 shares of Series B Convertible Preferred Stock and 2,679,956 shares of Series C Convertible Preferred Stock held by a non-participating investor were converted into 3,798,725 shares of common stock and was accounted for as a preferred stock extinguishment because the original conversion terms of the Series A Convertible Preferred Stock, the Series B Convertible Preferred stock, and the Series C Convertible Preferred Stock were changed substantively. Accordingly, the Company removed the carrying value of the converted shares of convertible preferred stock, and recorded the shares of common stock that were issued upon conversion at fair value. The $15.5 million difference in the carrying value of the convertible preferred stock and the fair value of the common stock was recorded as an adjustment to accumulated deficit upon completion of the conversion and also is reflected as an adjustment to net loss attributable to common stockholders.

The authorized shares, purchase price, number of shares and liquidation amount for each series of convertible preferred stock as of December 31, 2020 are as follows (in thousands, except share and per share amounts):

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Preference
Convertible preferred stock:
Series A	145,560,097	$0.39148	119,744,594	$46,878
Series B	114,646,041	$0.48846	105,154,241	$51,364
Series C	76,070,076	$0.51400	69,737,402	$35,845

Total	336,276,214		294,636,237	$134,087

Dividends

Each holder of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (collectively, the “Preferred Stock”) is entitled to receive non- cumulative dividends, when and if declared by the Company’s Board of Directors, at a rate of $0.0313184 per annum for each share of Series A Convertible Preferred Stock, $0.0390768 per annum for each share of Series B Convertible Preferred Stock and $0.04112 per annum for each share of Series C Convertible Preferred Stock, prior to and in preference to the payment of a dividend on the common stock. No dividends have been declared to date.

Liquidation Preferences

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price plus declared but unpaid dividends.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time, into the number of shares of Common Stock determined by dividing the applicable purchase price by the applicable conversion price at the time of conversion. Each share of Preferred Stock will be automatically converted into common stock immediately upon (i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the valuation of the Company immediately prior to such firmly underwritten public offering is at least $250,000,000, the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $60,000,000 and the Company’s shares have been listed for trading on the New York Stock Exchange or Nasdaq or (ii) the affirmative vote of more than 70% of the holders of the then- outstanding Preferred Stock, voting together as a single class.

Voting

The holders of the Preferred Stock are entitled to one vote for each share of common stock into which such shares of Preferred Stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of the common stock.

Redemption

The Preferred Stock is not redeemable at the option of the holder or at the option of the Company.

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheet instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Common Stock

During 2020, the Company issued 1,153,184 of shares of common stock in connection with the exercise of stock options, for net proceeds of $0.1 million. During 2020, zero shares of common stock vested in connection with previously early exercised stock options as all such vesting completed in 2019.

During 2019, there were zero options exercised and the Company repurchased 664,063 shares of common stock previously issued pursuant to early exercise of stock options for $0.1 million. During 2019, 479,167 shares of common stock vested in connection with previously early exercised stock options.

Stock Options and Restricted Stock

In May 2013, the Company adopted the 2013 Equity Incentive Plan (the “Plan”), which was amended in February 2016. The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, and stock bonuses to directors, employees and consultants of the Company. As of December 31, 2020 and 2019, the number of shares reserved under the Plan was 47,571,987.

There were 1,376,962 and 12,042,661 shares available for grant under the Plan as of December 31, 2020 and 2019, respectively. Options granted under the Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant, or in the case of certain non-statutory options, ten years from the date of grant. The exercise price of each option shall be determined by the Board of Directors based on the estimated fair value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s stock at the date of grant and for a term not to exceed five years. Most option grants generally vest 25% on the first anniversary of the original vesting commencement date, with the balance vesting monthly over the remaining three years.

A summary of the Company’s stock option activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2019	30,738,629	$0.11	6.3	$738
Granted	12,507,500	0.18	9.5
Exercised	(1,153,184)	0.09	4.6
Cancelled	(1,841,801)	0.13	6.4

Outstanding at December 31, 2020	40,251,144	$0.14	6.6	$3,806

Vested and exercisable at December 31, 2020	27,039,366	$0.11	5.3	$3,192

For the years ended December 31, 2020 and 2019, the total fair value of vested options was $0.4 million and $0.6 million, respectively. The intrinsic value of options exercised during the year ended December 31, 2020 was $0.2 million. There were no option exercises during the year ended December 31, 2019.

The weighted-average grant date fair value of employee option grants during the years ended December 31, 2020 and 2019 was $0.14 per share and $0.09 per share, respectively. The weighted-average grant date fair value of non-employee option grants during the year ended December 31, 2020 was $0.09 per share. There were zero non-employee option grants during the year ended December 31, 2019.

Stock-Based Compensation Expense

The Company recognized stock-based compensation expense of $0.5 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black-Scholes option pricing model to determine the fair value of the stock option grants were as follows:

	Year Ended December 31,
	2020	2019
Risk-free interest rate	0.3% - 1.0%	1.4 - 2.4%
Expected volatility	87% - 93%	84% - 87%
Expected term (in years)	5.3 - 6.1	6.1
Expected dividend yield	0%	0%

Risk-free interest rate. The risk-free rate assumption is based on the U.S. Treasury instruments, the terms of which were consistent with the expected term of the Company’s stock options.

Expected volatility. Due to the Company’s limited operating history and lack of company-specific historical or implied volatility as a private company, the expected volatility assumption was determined by examining the historical volatilities of a group of industry peers whose share prices are publicly available.

Expected term. The expected term of stock options represents the weighted-average period the stock options are expected to be outstanding. The Company uses the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

Expected dividend yield. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends.

Forfeitures. The Company reduces stock-based compensation expense for actual forfeitures during the period.

As of December 31, 2020, the unrecognized compensation cost related to outstanding employee options was $1.5 million and is expected to be recognized as expense over approximately 1.3 years. Unrecognized compensation cost related to outstanding nonemployee options was $0.1 million as of December 31, 2020 and is expected to be recognized as expense over approximately 0.6 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Convertible preferred stock	294,636,237	294,636,237
Stock options issued and outstanding	40,251,144	30,738,629
Preferred stock warrants issued and outstanding	729,572	729,572
Authorized for future stock awards or option grants	1,376,962	12,042,661

Total	336,993,915	338,147,099

9.	License Agreements

In May 2013, the Company entered into an agreement with the Regents of the University of California (“UCSF”) which provides the Company with an exclusive license to UCSF’s patent rights in certain inventions (the “UCSF Translational Profiling Patent Rights”) relating to translational profiling laboratory techniques initially developed at UCSF. Under the agreement, the Company is permitted to research, develop, make and sell products that it discovers and develops utilizing the UCSF Translational Profiling Patent Rights, which the Company refers to as licensed products, and use certain licensed processes utilizing the UCSF Translational Profiling Patent Rights and to sublicense such licensed products and processes.

Under the agreement, the Company is required to use commercially reasonable efforts to meet certain specified development, regulatory and commercial milestones related to the licensed products within specified time periods. In consideration of the rights granted to the Company under the agreement, the Company made a one-time license issue fee cash payment to UCSF of $50,000 upon the issuance of the license in 2013. The Company is also required to make cash milestone payments to UCSF upon the completion of certain clinical and regulatory milestones for the licensed products. The aggregate remaining potential milestone payments are approximately $375,000. Additionally, the Company has agreed to pay UCSF a royalty of less than one percent on net sales of each of the first two licensed products sold by the Company or its affiliates, subject to minimum annual royalty payments and other adjustments in certain circumstances. The Company’s royalty obligations continue for each licensed product or service until the expiration of the last licensed patent covering the applicable licensed product or service.

UCSF may terminate the agreement if the Company fails to perform or violates any material term of the agreement and fails to cure such nonperformance or violation within 60 days of notice from UCSF or in the event of the Company’s insolvency. The Company is currently in compliance with all material terms of the agreement.

The Company may terminate the agreement upon 60 days’ written notice to UCSF and may terminate the UCSF Translational Profiling Patent Rights on a claim-by-claim, patent-by-patent and country-by-country basis by giving written notice to UCSF. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the UCSF Translational Profiling Patent Rights.

The Company paid $15,000 each year in annual fees to UCSF for the years ended December 31, 2020 and 2019. All license related fees were recorded as research and development expense.

10.    Research Collaboration and License Agreement

In December 2019, the Company entered into a Research Collaboration and License Agreement (the “Pfizer Agreement”) with Pfizer to research and develop small molecules that target eIF4E.

Pursuant to the Pfizer Agreement, the Company granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of the Company’s patents, know-how, and materials to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Pursuant to the Pfizer Agreement, Pfizer granted the Company an option to co-fund and co-promote a single such licensed product under a profit and loss share arrangement in the United States. The option can be exercised prior to a specified time before the first patient is expected to be enrolled in a clinical trial intended to support an NDA for marketing approval.

Under the Pfizer Agreement, the Company was responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of the program, including submission of an IND and conducting all clinical development and commercialization activities. Pfizer is obligated to use commercially reasonable efforts to develop and seek regulatory approval for a licensed product, and commercialize a licensed product where Pfizer has received regulatory approval, in the United States and certain other countries. In the event the Company exercises its co-funding and co-promotion option, a joint steering committee will oversee the development plan and budget of the co-developed product, and the Company will have the responsibility to conduct a portion of product marketing presentations to healthcare providers.

Pursuant to the Pfizer Agreement, the Company received an upfront, one-time, non-refundable, non-creditable payment of $15 million from Pfizer. Pfizer was obligated to reimburse the Company for costs incurred for research performed, up to a specified cap in the low double-digit millions. Upon the achievement of specified early development and regulatory milestones, Pfizer will be obligated to pay the Company up to $80 million in the aggregate. For other non-early stage development milestones Pfizer’s payment obligations to the Company depends upon whether the Company has exercised its co-funding and co-promotion option: 1) if it does not exercise the option, non-early stage development payments may total up to $165 million in aggregate, and 2) if it does exercise the option, non-early stage development payments may total up to $70 million in aggregate. Upon the achievement of specified sales milestones, Pfizer is also obligated to make tiered milestone payments of up to $235 million in aggregate. On a product-by-product basis, Pfizer will also be required to pay the Company high single-digit percentage royalties on annual net sales of each licensed product. If the Company exercises its co-promotion and co-funding option, royalty payments will exclude sales in the United States and the Company will share with Pfizer profits from sale of the relevant licensed product in the United States.

Unless earlier terminated, the Pfizer Agreement will continue in effect until the expiration of all Pfizer payment obligations. Except in the United States, if the Company exercises its co-funding and co-promotion option, following expiration of the obligation to pay royalties for any licensed product in a given country and payment of all amounts due, Pfizer’s license to such licensed product in such country will become fully paid-up, perpetual, irrevocable and royalty-free. Pfizer may terminate the Pfizer Agreement for convenience upon written notice. Either party may terminate the Pfizer Agreement if an undisputed material breach by the other party is not cured within a defined period of time, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

Under the framework of ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), the Company identified two distinct performance obligations; 1) delivery of the license and 2) performance of future research activities specified within the research plan. The Company determined the standalone value of the license by calculating the present value of the probability weighted cash inflows to be generated from the Research and License Agreement. These cash inflows include development and sales milestones and future royalties. The standalone value of the research activities was determined by identifying the market cost for services and supplies to perform such activities if it were to be outsourced to a third-party. The initial transaction price of $27.0 million was allocated to the two performance obligations on a relative standalone value basis, with $25.6 million allocated to the license and $1.4 million allocated to the research activities. The value attributable to the license was recognized upon delivery of the license to Pfizer and the value attributable to the research activities was recognized pro-rata based on the actual costs incurred by the Company compared to the total estimated costs of the research activities from the time of execution to the end of the research program.

In January and May 2020 the Company received $24.9 million and $17.1 million, respectively, from Pfizer in connection with the Research and License Agreement for delivery of the license, reimbursement of research activities specified within the research plan, and achievement of the first development milestone.

As of December 31, 2019, neither performance obligation had been satisfied, no payment had been made by Pfizer and the development and sales milestones (variable consideration) were fully constrained. As of December 31, 2020, both performance obligations had been satisfied and a total of $42.0 million had been received by the Company, all of which was recognized as revenue during the year ended December 31, 2020. All remaining future development and sales milestones (variable consideration) were fully constrained as of December 31, 2020, and will only be recognized upon achievement of the milestones.

11.	Commitments and Contingencies

Leases

The Company leased certain office and lab space in San Diego, California under a non-cancelable operating lease, which was amended in September 2019 to extend its terms through October 2020, with an option to renew for an additional two-year term. The portion of the lease associated with the office space was not extended and the Company vacated the space in October 2020. The portion of the lease associated with the lab space was extended until December 2020, at which time the Company vacated the space. In December 2016, the Company entered into a non-cancelable operating sublease for additional office space in San Diego, California with a lease term through October 2019 which was not extended. In November 2020, the Company entered into a non-cancelable operating sublease for office space in San Diego, California, with a lease term through December 2021. Lease cost under these leases was $0.6 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

During the years ended December 31, 2020 and 2019, the Company paid $0.7 million in lease payments, which were included in operating activities in the statement of cash flows.

The following table summarizes supplemental balance sheet information related to leases as of December 31, 2020 and 2019 (in thousands).

	Year-ended December 31,
	2020	2019
Assets:
Operating lease right-of-use assets	$92	$500

Total right-of-use assets	92	500

Liabilities
Operating lease liabilities, current	108	514
Operating lease liabilities, non-current	—	—

Total operating lease liabilities	$108	$514

As of December 31, 2020, the future minimum annual lease payments under the existing operating leases were as follows (in thousands, except for weighted-average remaining lease term and weighted-average discount rate):

2021	$112

Total remaining lease payments	112
Less: imputed interest	(4)

Total operating lease liabilities	108
Less: current portion	(108)

Long-term operating lease liabilities	$—

Weighted-average remaining lease term (in years)	1
Weighted-average discount rate	9%

12.	Employee Benefits

The Company has a defined contribution 401(k) plan available to eligible employees. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the 401(k) plan. Through December 31, 2020, the Company made no matching contributions.

13.	Income Taxes

For the years ended December 31, 2020 and 2019, the Company recorded current income tax expense of $0.4 million and zero, respectively. Significant components of the Company’s net deferred tax assets are summarized as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$29,829	$32,969
Intangibles	3,875	13
Accrued compensation	325	312
Credits	6,252	6,248
Fixed assets	40	43
Other, net	96	23
Right-of-use liability	23	108

Deferred tax assets	40,440	39,716

Deferred tax liabilities:
Right-of-use asset	(19)	(105)

Deferred tax liabilities	(19)	(105)

Net deferred tax assets	40,421	39,611
Valuation allowance	(40,421)	(39,611)

Net deferred tax assets	$—	$—

A reconciliation of the income tax computed at the federal statutory tax rate to the expense (benefit) for income taxes for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	December 31,
	2020	2019
Tax at statutory rate	$3,058	$(6,245)
State income taxes, net of federal benefits	292	1
Change in valuation allowance	808	7,200
Uncertain tax positions	474	618
Permanent differences and other	47	(27)
Capitalized R&D	(3,836)	—
Credits	(492)	(1,547)

Income tax expense (benefit)	$351	$—

Management assesses all available evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. The Company has experienced net losses since inception, and the revenue and income potential of the Company’s business and market are unproven. Due to the Company’s continuing research and development activities, the Company expects to continue to incur net losses into the foreseeable future. As such, the Company cannot conclude that it is more likely than not that its deferred tax assets will be realized. A valuation allowance of $40.4 million and $39.6 million at December 31, 2020 and 2019, respectively, has been established to offset the deferred tax assets, as realization of such assets is uncertain.

Utilization of net operating loss (“NOL”) and research and development (“R&D”) credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions, which on its own or combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future.

The Company completed a preliminary Code Sections 382 and 383 analysis to assess whether an ownership change has occurred since the Company’s formation through December 31, 2015, and determined that it was more likely than not that the Company had an ownership change in May 2013. The Company determined that $1.8 million of federal and California net operating losses and $0.1 million of R&D credits would not be utilized. The Company removed deferred tax assets for net operating losses of $0.6 million and research credits of $0.1 million from its deferred tax assets schedule and has recorded a corresponding decrease in the valuation allowance for net operating losses and research credits generated before May 2013. The Company updated the preliminary study by completing an analysis of the net operating losses and research credits from May 2013 through December 31, 2018, and determined that it is more likely than not that the Company did not experience an ownership change during this update period. The Company updated the preliminary study by completing an analysis of the net operating losses and research credits from January 1, 2019 through December 31, 2020, and determined that it is more likely than not that the Company did not experience an ownership change during this update period.

After reducing NOLs and R&D credits for amounts not expected to be utilized, the Company had federal and California NOL carryforwards of approximately $141.2 million and $36.6 million, respectively, and federal and California research and development (“R&D” tax) credit carryforwards of approximately $7.4 million and

$3.3 million, respectively, as of December 31, 2020. Federal NOLs of $62.8 million carry forward indefinitely and $78.4 million of our federal NOL and all of our California NOLs and federal R&D tax credit carryforwards will begin to expire in 2034, unless previously utilized. The California R&D tax credit carryforwards are available indefinitely. The Company had a full valuation allowance against all net deferred tax assets because it is more likely than not that they will be unrealized.

In response to the COVID-19 global pandemic, the CARES Act was enacted on March 27, 2020, to provide aid and economic stimulus to the economy. Among other provisions, the CARES Act eliminates the 80% NOL limitation for tax years 2018, 2019, and 2020, and allows NOLs generated in those years to be carried back for five years.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition at the effective date to be recognized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2020 and 2019, excluding interest and penalties, is as follows (in thousands):

	December 31,
	2020	2019
Balance at beginning of the year	$7,068	$6,409
Additions/(reductions) for tax positions - prior year	—	—
Increase related to current year positions	555	659

Balance at the end of the year	$7,623	$7,068

For the years ended December 31, 2020 and 2019, the Company did not recognize any interest or penalties.

The Company currently files income tax returns in California and with the U.S. Internal Revenue Service. The Company currently has no tax periods under examination by any jurisdiction. Due to the existence of net operating loss carryforwards, all tax periods from inception of the Company are open for examination by taxing authorities for all jurisdictions.

Included in the balance of unrecognized tax benefits at December 31, 2020 is $6.2 million that, if recognized, would not impact the Company’s income tax benefit or effective tax rate as long as our deferred tax asset remains subject to a full valuation allowance. The Company does not expect any significant increases or decreases to our unrecognized tax benefits within the next 12 months.

14.	Subsequent Events

For the purposes of the financial statements as of December 31, 2020 and the year then ended, the Company has evaluated subsequent events through June 14, 2021, the date on which the audited financial statements were issued.

In March 2021, the Company entered into the Oxford LSA, pursuant to which the Company may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million and $10.0 million under the Term A Loan and Term B Loan, respectively. The Term A Loan became available to the Company at the effective date of the Oxford LSA on March 19, 2021 and $12.5 million of the proceeds were used to pay off the outstanding SVB Term Loans. The remaining net proceeds from Term A Loan of $7.4 million, after taking into effect specified issuance and legal fees designated within the distribution letter, was distributed to the Company in March 2021 (Refer to details in Note 6).

In April 2021, the Company entered into a Research Subaward Agreement with UCSF, whereby up to $5.0 million in costs are reimbursable to the Company for clinical activities performed to determine the effectiveness of zotatifin in the treatment of COVID-19. UCSF is the recipient of an award from Defense Advanced Research Projects and the Company is the subrecipient.

On May 26, 2021, the Company entered into the Merger Agreement with Locust Walk Acquisition Corp. (“LWAC”) and Locust Walk Acquisition Merger Sub, Inc., which will result in LWAC acquiring 100% of the Company’s issued and outstanding equity securities. The boards of directors of both LWAC and the Company have approved the proposed merger transaction. Completion of the transaction, which is expected to occur in the third quarter of 2021, is subject to approval of LWAC stockholders and the satisfaction or waiver of certain other customary closing conditions. In addition, in connection with the proposed merger, LWAC has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 6,000,000 shares of its common stock in a financing that will result in net proceeds of $60.0 million upon the closing of the financing. The closing of the proposed merger is a precondition to the financing.

eFFECTOR THERAPEUTICS, INC.

Condensed Balance Sheets

(in thousands, except share par value data)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$16,774	$15,216
Prepaid expenses and other current assets	223	1,362

Total current assets	16,997	16,578

Property and equipment, net	27	34
Operating lease right-of-use assets	70	92
Other assets	56	—

Total assets	$17,150	$16,704

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$458	$347
Accrued expenses	2,795	1,984
Warrant liability	753	433
Terms loans, net	18,477	12,853
Lease liabilities, current portion	82	108

Total current liabilities	22,565	15,725

Total liabilities	22,565	15,725

Commitments and contingencies

Series A convertible preferred stock, $0.0001 par value; 145,560,097 shares authorized as of March 31, 2021 and December 31, 2020; 119,744,594 shares issued and outstanding as of March 31, 2021 and December 31, 2020; $46.9 million liquidation preference at March 31, 2021 and December 31, 2020	46,567	46,567

Series B convertible preferred stock, $0.0001 par value; 114,646,041 shares authorized as of March 31, 2021 and December 31, 2020; 105,154,241 shares issued and outstanding as of March 31, 2021 and December 31, 2020; $51.4 million liquidation preference at March 31, 2021 and December 31, 2020	51,084	51,084

Series C convertible preferred stock, $0.0001 par value; 76,070,076 shares authorized as of March 31, 2021 and December 31, 2020; 69,737,402 shares issued and outstanding as of March 31, 2021 and December 31, 2020; $35.8 million liquidation preference at March 31, 2021 and December 31, 2020	35,573	35,573
Stockholders’ deficit:

Common stock, $0.0001 par value; 390,070,063 shares authorized at March 31, 2021 and December 31, 2020; 14,963,995 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1	1
Additional paid-in capital	4,641	4,453
Accumulated deficit	(143,281)	(136,699)

Total stockholders’ deficit	(138,639)	(132,245)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$17,150	$16,704

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Condensed Statements of Operations and

Comprehensive Income (Loss)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Collaboration revenue	$—	$26,329
Operating expenses:
Research and development	4,468	5,625
General and administrative	1,269	1,101

Total operating expenses	5,737	6,726

Operating income (loss)	(5,737)	19,603

Other income (expense)
Interest income	1	47
Interest expense	(306)	(338)
Other expense	(48)	(11)
Loss on debt extinguishment	(492)	—

Total other expense	(845)	(302)

Income (loss) before income taxes	(6,582)	19,301
Income tax expense	—	220

Net income (loss) and comprehensive income (loss)	(6,582)	19,081
Income allocable to participating securities	—	(18,345)

Net income (loss) attributable to common shareholders	$(6,582)	$736

Net income (loss) per share attributable to common shareholders:
Basic	$(0.44)	$0.05

Diluted	$(0.44)	$0.05

Weighted-average common shares outstanding:
Basic	14,963,995	13,838,406

Diluted	14,963,995	19,506,239

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	Series A		Series B		Series C				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	13,810,811	$1	$3,846	$(150,910)	$(147,063)
Stock option exercises	—	—	—	—	—	—	195,884	—	16	—	16
Stock-based compensation expense	—	—	—	—	—	—	—	—	89	—	89
Net income	—	—	—	—	—	—	—	—	—	19,081	19,081

Balance at March 31, 2020	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,006,695	$1	$3,951	$(131,829)	$(127,877)

Balance at December 31, 2020	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,963,995	$1	$4,453	$(136,699)	$(132,245)
Stock-based compensation expense	—	—	—	—	—	—	—	—	188	—	188
Net loss	—	—	—	—	—	—	—	—	—	(6,582)	(6,582)

Balance at March 31, 2021	119,744,594	$46,567	105,154,241	$51,084	69,737,402	$35,573	14,963,995	$1	$4,641	$(143,281)	$(138,639)

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income (loss)	$(6,582)	$19,081
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization expense	7	46
Stock-based compensation	188	89
Loss on debt extinguishment	492	—
Loss on change in fair value of warrant liability	49	11
Non-cash interest expense	36	30
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	532	(1,895)
Accounts payable	111	142
Accrued expenses	174	(766)
Operating lease right-of-use assets and liabilities, net	(4)	(2)

Net cash provided by (used in) operating activities	(4,997)	16,736
Investing activities:
Proceeds from sale of fixed assets	607	—

Net cash provided by investing activities	607	—
Financing activities:
Proceeds from issuance of common stock options	—	16
Issuance of term loans, net of issuance costs	19,889	—
Repayment of term loans	(13,940)	—
Payment of offering costs	(1)	—

Net cash provided by financing activities	5,948	16
Net increase in cash and cash equivalents	1,558	16,752
Cash and cash equivalents at beginning of period	15,216	3,427

Cash and cash equivalents at end of period	$16,774	$20,179

Supplemental disclosure of cash flow information
Interest paid	$296	$246
Accrued offering costs	$55	$—
Accrued debt issuance costs	$54	$—
Operating lease liabilities arising from obtaining right-of-use assets	$—	$203

See accompanying notes

eFFECTOR THERAPEUTICS, INC.

Notes to Financial Statements

(Unaudited)

1.	Organization and Basis of Presentation

Description of Business

eFFECTOR Therapeutics, Inc. (“eFFECTOR” or the “Company”) was incorporated in the state of Delaware on May 1, 2012. eFFECTOR is a clinical-stage biopharmaceutical company focused on pioneering the discovery and development of a new class of oncology drugs the Company refers to as selective translation regulator inhibitors. The Company’s principal operations are in the United States, with its headquarters in San Diego, California.

The Company has devoted substantially all of its resources to raising capital, identifying potential product candidates, establishing our intellectual property portfolio, conducting preclinical studies and clinical trials, establishing arrangements with third parties for the manufacture of our product candidates and related raw materials, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through March 31, 2021.

Basis of Presentation

The accompanying unaudited financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. These unaudited financial statements include only normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the three months ended March 31, 2021 are not necessarily indicative of the results expected for the full fiscal year or any subsequent interim period. The balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all the disclosures required by US GAAP for complete financial statements. Because all of the disclosures required by US GAAP for complete financial statements are not included herein, these unaudited financial statements and the notes accompanying them should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2020 included elsewhere in this Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”).

Going Concern

The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

The Company has experienced net losses and negative cash flows from operating activities since its inception, aside from the year ended December 31, 2020, as a result of non-recurring revenue from the Research Collaboration and License Agreement with Pfizer which rendered net income in 2020. The Company had an accumulated deficit of $143.3 million and $136.7 million and at March 31, 2021 and December 31, 2020, respectively. For the three months ended March 31, 2021 and 2020, the Company used $5.0 million and generated $16.7 million in cash from operations, respectively. At March 31, 2021 and December 31, 2020, the Company had cash and cash equivalents of $16.8 million and $15.2 million, respectively. Management expects operating losses and negative cash flows to continue for at least the next year as the Company continues to incur costs related to ongoing clinical development of its drug candidates. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements for the three months ended March 31, 2021 are issued. The principal payments due under the Oxford Loans have been classified as a current liability as of March 31, 2021 and the principal payments due under the SVB Term Loan have been classified as a current liability as of December 31, 2020, due to the considerations discussed above and the assessment that the material adverse change clause under the Oxford Loans and SVB Term Loans is not within the Company’s control. The Company has not been notified of an event of default by the lender as of the date of issuance of these financial statements.

Management’s ability to continue as a going concern is dependent upon its ability to receive additional funds. Management intends to raise additional capital through equity offerings or debt financings, through an initial public offering (“IPO”) or going public through a special purpose acquisition company (“SPAC”), or other capital sources, including potential additional collaborations, licenses and other similar arrangements. Additionally, the Company may receive additional milestone payments from the Research Collaboration and License Agreement with Pfizer (described in Note 10). However, the Company may not be able to secure additional financing in a timely manner or on favorable terms, if at all, and may not receive any milestone payments. Without additional funds, the Company may be forced to delay, scale back or eliminate some of its research and development activities, or other operations and potentially delay product development in an effort to provide sufficient funds to continue its operations. If any of these events occur, the Company’s ability to develop and commercialize its product candidates would be adversely affected.

2.	Summary of Significant Accounting Policies

Deferred Issuance Costs

The Company has deferred issuance costs consisting of legal, accounting and other fees and costs directly attributable to the proposed transaction with Locust Walk Acquisition Corporation (“LWAC”). The deferred issuance costs will be offset against the proceeds received upon the consummation of the transaction. In the event the transaction is terminated, all of the deferred issuance costs will be expensed within the Company’s statements of operations and comprehensive loss. The deferred issuance costs were $56,000 and zero as of March 31, 2021 and December 31, 2020, respectively. Deferred issuance costs were recorded under other long-term assets on the condensed balance sheets.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of March 31, 2021 and December 31, 2020, the Company maintained valuation allowances against its deferred tax assets as the Company concluded it had not met the “more likely than not” to be realized threshold. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with the Financial Accounting Standards Board (“FASB”) guidance for Earnings Per Share, which established standards regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in earnings and dividends. The guidance requires earnings available to common shareholders for the period, after deduction of preferred stock preferences, to be allocated between the common and preferred shareholders based on their respective rights to receive dividends. The Company is not required to present basic and diluted net income per share for securities other than common stock; therefore, the net income (loss) per share amounts only pertain to the Company’s common stock.

Basic net income (loss) per share is calculated by dividing income (loss) allocable to common shareholders (net income after reduction for any required returns to preferred stock shareholders prior to paying dividends to the common shareholders, assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding, during the period. The Company calculates diluted net income per share using the more dilutive of the 1) treasury stock method, if-converted method, or contingently issuable share method, as applicable, or 2) the two-class method.

The Company has used the treasury stock method to calculate diluted net income (loss) per share for the three months ended March 31, 2021, as the Company was in a net loss position, and used the two-class method for the three months ended March 31, 2020, as the if-converted method is anti-dilutive. Diluted net income per share for the three months ended March 31, 2020 also reflects the assumed conversion of options outstanding during the period using the treasury stock method, to the extent dilutive. Warrants were excluded from the calculation of diluted net income per share for the three months ended March 31, 2020 as their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except share and per share data):

	Three Months Ended
	March 31, 2021	March 31, 2020
Basic Net Income (Loss) per share
Net income (loss)	$(6,582)	$19,081
Less: income allocated to participating securities	—	(18,345)

Net income (loss) attributable to common shareholders	$(6,582)	$736

Weighted average common shares outstanding -basic	14,963,995	13,838,406

Net income (loss) per share - basic	$(0.44)	$0.05

Diluted Net Income (Loss) per share
Net income (loss)	$(6,582)	$19,081
Less: income allocated to participating securities	—	(18,062)

Net income (loss) attributable to common shareholders	$(6,582)	$1,019

Weighted average common shares outstanding - basic	14,963,995	13,838,406
Weighted average effect of dilutive stock options	—	5,667,833

Weighted average common shares outstanding - diluted	14,963,995	19,506,239

Net income (loss) per share - diluted	$(0.44)	$0.05

Potentially dilutive securities as of March 31, 2021 and 2020 are as follows (in common stock equivalent shares):

	As of March 31,
	2021	2020
Series A Convertible Preferred Stock	119,744,594	119,744,594
Series B Convertible Preferred Stock	105,154,241	105,154,241
Series C Convertible Preferred Stock	69,737,402	69,737,402
Series C Convertible Preferred Stock Warrants	1,118,677	729,572
Stock Options Outstanding	40,481,038	7,040,703

Total	336,235,952	302,406,512

3.	Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The Company’s cash equivalents are classified using Level 1 inputs within the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

The Company estimates the fair value of preferred stock warrants at the time of issuance and subsequent remeasurement using the Black-Scholes option pricing model at each reporting date, based on the following inputs: the risk-free interest rates; the expected dividend rates; the remaining contractual life of the warrants; the fair value of the underlying stock; and the expected volatility of the price of the underlying stock. The estimates are based, in part, on subjective assumptions and could differ materially in the future. Changes to these assumptions as well as the fair value of the Company’s stock on the reporting date can have a significant impact on the fair value of the preferred stock warrant liability.

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy as of March 31, 2021 and December 31, 2020 (in thousands):

		Fair Value Measurements Using
	March 31, 2021	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets
Money market funds	$16,774	$16,774	$—	$—

Total assets	$16,774	$16,774	$—	$—

Liabilities
Preferred stock warrant liability	$753	$—	$—	$753

Total liabilities	$753	$—	$—	$753

		Fair Value Measurements Using
	December 31, 2020	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets
Money market funds	$15,216	$15,216	$—	$—

Total assets	$15,216	$15,216	$—	$—

Liabilities
Preferred stock warrant liability	$433	$—	$—	$433

Total liabilities	$433	$—	$—	$433

The preferred stock warrant liability is measured at fair value, using a combination of observable and unobservable inputs. The change in fair value of the preferred stock warrant liability is recorded in other income (expense) on the statement of operations and comprehensive income (loss). The following key assumptions were used in determining the fair value of the preferred stock warrant liability valued using the Black-Scholes option pricing model as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Fair value of Series C convertible preferred stock	$0.77	$0.70
Expected volatility	96.0% - 97.2%	96.3%
Risk-free interest rate	1.4% - 1.7%	0.7%
Expected term (in years)	7.40 - 10.00	7.70
Expected dividend yield	—	—

The following table presents activity for the preferred stock warrant liability measured at fair value using significant unobservable Level 3 inputs during the three months ended March 31, 2021 and 2020 (in thousands):

Series C Preferred Stock Warrant Liability
Balance at December 31, 2019	$442
Change in fair value	11

Balance at March 31, 2020	453

Balance at December 31, 2020	433
Issuance of new warrants	271
Change in fair value	49

Balance at March 31, 2021	$753

4.	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	March 31, 2021	December 31, 2020
Lab equipment	$30	$30
Computer and office equipment	122	133
Furniture and fixtures	64	64

	216	227
Less accumulated depreciation and amortization	(189)	(193)

	$27	$34

The Company recorded depreciation and amortization expense of $7,000 and $46,000 for the three months ended March 31, 2021 and 2020, respectively.

5.	Accrued Expenses

Accrued expenses consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Employee compensation	$411	$230
Research and development	637	755
Professional and outside services	294	44
Term loan final payment and interest	1,100	598
Income taxes payable	351	351
Other	2	6

	$2,795	$1,984

6.	Term Loans

SVB Term Loans

In August 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”), pursuant to which the Company could borrow up to $20.0 million, issuable in three separate tranches of $7.5 million (“Term Loan A”), $7.5 million (“Term Loan B”) and $5.0 million (“Term Loan C”), collectively referred to as the “Term Loans.” The Term Loan A became available to the Company at the effective date of the LSA on August 31, 2018 and the Company borrowed the $7.5 million under the Term Loan A on that date, receiving the cash proceeds in September 2018. Term Loan B was immediately available commencing on the effective date of the LSA and ending on the earlier of 1) August 31, 2019, and 2) the occurrence of an event of default. The Company borrowed the $7.5 million under Term Loan B in November 2018. Term Loan C was not drawn. The Term Loans had an interest-only period that commenced upon the borrowing of each tranche of the Term Loans with interest due and payable upon the first day of each month. The interest-only period ended August 31, 2020. The Company was required to make a final payment equal to 5.5% of the original aggregate principal amount of the Term Loans at maturity, which was accrued over the term of the debt arrangements. The Term Loans had a maturity date of February 1, 2023. In connection with the LSA, the Company issued two separate warrants, each to purchase up to 486,381 shares of Series C Preferred Stock at an exercise price of $0.514 per share, to SVB and Life Science Loans II, LLC (life science loan sector of SVB). The number of shares subject to the warrant were dependent on whether Term Loan A, Term Loan B and Term Loan C were drawn. The number of shares subject to each warrant as of March 31, 2021 and December 31, 2020, was 364,786 in connection with the Term Loan A and Term Loan B. The warrants expire August 31, 2028.

The Term Loans carried an interest rate equal to the greater of 1.5% plus prime or 6.5%, with an effective interest rate at December 31, 2020, of 9.1% and 9.0% for Term Loan A and Term Loan B, respectively.

The Company recorded a debt discount of $0.2 million for the estimated fair value of warrants and debt issuance costs upon the borrowing of each Term Loan A and Term Loan B, which was being amortized to interest expense over the term of the loan using the effective-interest method. As of December 31, 2020, the Company had $13.0 million of outstanding principal under the Term Loans of which $12.9 million is reflected on the balance sheet net of debt discounts. Interest expense, including amortization of debt discount related to the SVB Term Loans, totaled $0.2 million and $0.3 million for the three months ended March 31, 2021 and 2020, respectively.

In March 2021, the Company repaid the SVB Term Loans using the proceeds from Oxford Term A Loans (defined below). The aggregate outstanding principal balance of SVB Term Loans A and B was $11.5 million at the date of repayment. The Company paid the entire outstanding principal balance, along with a final payment in the amount of $0.8 million (equal to 5.5% of the original aggregate principal amount), a prepayment fee of $0.1 million (equal to 1% of the original aggregate principal amount), and $37,000 of accrued interest. The Company recorded a loss on debt extinguishment in the amount of $0.5 million in connection with the transaction, which has been recorded in Loss on debt extinguishment on the Statement of Operations for the period. The loss on debt extinguishment includes the unamortized debt discount and final payment associated with Term Loan A and Term Loan B at the time of extinguishment along with the $0.1 million prepayment fee.

Oxford Term Loans

In March 2021, the Company entered into a Loan and Security Agreement (the “Oxford LSA”) with Oxford Finance LLC (“Oxford”), pursuant to which the Company may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million (“Term A Loan”) and $10.0 million (“Term B Loan”), collectively referred to as the “Oxford Loans.” The Term A Loan became available to the Company at the effective date of the Oxford LSA on March 19, 2021 and $12.5 million of the proceeds were used to pay off the outstanding SVB Term Loans. The remaining net proceeds from Term A Loan of $7.4 million, net of specified issuance and legal fees, were distributed to the Company in March 2021. The Term B Loan will only become available to the Company upon achievement of certain clinical development milestones (“Phase II Milestones”) and is available until the earliest of (i) May 31, 2022, (ii) forty-five days after the occurrence of the Phase II Milestones, and (iii) the occurrence and continuance of an event of default. The Term A Loan has an interest-only period that commences upon the first borrowing, with interest due and payable upon the first day of each month. The interest-only period ends May 1, 2023, provided that upon the funding of the Term B Loan, the interest-only period end date will be extended to May 1, 2024 (the “Amortization Date”). The Company is required to make a final payment equal to 5.5% of each funded tranche at the earliest of (i) the maturity date, (ii) the acceleration of the Oxford Loans or (iii) the prepayment date if the Oxford Loans are prepaid prior to the maturity date. Commencing on the Amortization Date, the Company will make equal monthly payments of principal based on a repayment schedule of thirty six months if the Amortization Date is May 1, 2023 and twenty four months if the Amortization Date is May 1, 2024. The Oxford Loans have a maturity date of March 18, 2026. In connection with the Oxford LSA, the Company issued warrants to purchase a total of 389,105 shares of Series C Preferred Stock at an exercise price of $0.514 per share. The warrants expire May 19, 2031 and are fully exercisable upon issuance.

The Oxford Loans carry a variable interest rate equal to the greater of (i) 7.7% and (ii) the sum of the prime rate (with a floor of 3.25%) plus 4.45%, with an effective interest rate of 10.4% at March 31, 2021. The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to (i) 3.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made prior to the first anniversary of the effective date of the Oxford LSA, (ii) 2.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made after the first anniversary of the effective date of the Oxford LSA but before the second anniversary, and (iii) 1.0% of the outstanding principal balance of the applicable Oxford Loans if prepayment is made after the second anniversary of the effective date of the Oxford LSA but before the third anniversary. No prepayment fee will apply for a prepayment made after the third anniversary of the effective date of the Oxford LSA and prior to the maturity date.

The Company’s obligations under the Oxford LSA are secured by a first priority security interest in substantially all of its current and future assets, other than its owned intellectual property. The Company is also obligated to comply with various other customary covenants, including restrictions on its ability to encumber intellectual property assets without consent.

The Company recorded a debt discount of $1.5 million for the estimated fair value of warrants, debt issuance costs upon the borrowing of Term A Loans, and final payment to be made, which is being amortized to interest expense over the term of the loan using the effective-interest method. As of March 31, 2021, the Company had $20.0 million of outstanding principal under the Term A Loans of which $18.5 million is reflected on the balance sheet net of debt discounts. Interest expense, including amortization of debt discount related to the Oxford Term A Loans, totaled $68,000 for the three months ended March 31, 2021. The Company is in compliance with all covenants under the Oxford LSA as of March 31, 2021. The Term A Loans include customary events of default, including instances of a material adverse change in our operations, that may require prepayment of the outstanding Term A Loans. The principal payments due under the Term A Loan have been classified as a current liability as of March 31, 2021 due to the considerations discussed in Note 1 and the assessment that the material adverse change clause under the Term A Loans is not within the Company’s control. The Company has not been notified of an event of default by the lender as of the date of issuance of these financial statements.

Based on the outstanding principal amounts for the Company’s Term A Loans, the following table sets forth by year the Company’s required future principal payments as of March 31, 2021 (in thousands):

Years ended December 31,
2021 (remainder of the year)	$—
2022	—
2023	4,444
2024	6,667
2025	6,667
2026	2,222

$20,000

7.	Preferred Stock Warrants

The Company accounts for its warrants to purchase shares of convertible preferred stock as a liability. The Company will continue to adjust the liability for changes in fair value of these warrants until the exercise of warrants or the consummation of an IPO or SPAC merger, at which time the liability will be reclassified to stockholders’ equity. The following table summarizes the outstanding warrants to purchase shares of preferred stock and the corresponding exercise price as of March 31, 2021 and December 31, 2020:

	March 31,	December 31,	Exercise Price	Expiration Date
	2021	2020
Series C preferred stock warrants	729,572	729,572	$0.514	August 31, 2028
Series C preferred stock warrants	389,105	—	$0.514	March 19, 2031

8.	Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The authorized shares, purchase price, number of shares and liquidation amount for each series of convertible preferred stock as of March 31, 2021 and December 31, 2020 is as follows (in thousands, except share and per share amounts):

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Preference
Convertible preferred stock:
Series A	145,560,097	$0.39148	119,744,594	$46,878
Series B	114,646,041	$0.48846	105,154,241	$51,364
Series C	76,070,076	$0.51400	69,737,402	$35,845

Total	336,276,214		294,636,237	$134,087

Dividends

Each holder of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (collectively, the “Preferred Stock”) is entitled to receive non- cumulative dividends, when and if declared by the Company’s Board of Directors, at a rate of $0.0313184 per annum for each share of Series A Convertible Preferred Stock, $0.0390768 per annum for each share of Series B Convertible Preferred Stock and $0.04112 per annum for each share of Series C Convertible Preferred Stock, prior to and in preference to the payment of a dividend on the common stock. No dividends have been declared to date.

Liquidation Preferences

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price plus declared but unpaid dividends.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time, into the number of shares of Common Stock determined by dividing the applicable purchase price by the applicable conversion price at the time of conversion. Each share of Preferred Stock will be automatically converted into common stock immediately upon (i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the valuation of the Company immediately prior to such firmly underwritten public offering is at least $250,000,000, the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $60,000,000 and the Company’s shares have been listed for trading on the New York Stock Exchange or Nasdaq or (ii) the affirmative vote of more than 70% of the holders of the then- outstanding Preferred Stock, voting together as a single class.

Voting

The holders of the Preferred Stock are entitled to one vote for each share of common stock into which such shares of Preferred Stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of the common stock.

Redemption

The Preferred Stock is not redeemable at the option of the holder or at the option of the Company.

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheet instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Common Stock

During the three months ended March 31, 2021, the Company issued no shares of common stock in connection with the exercise of stock options. During the three months ended March 31, 2020, the Company issued 195,884 of shares of common stock in connection with the exercise of stock options, for net cash proceeds of $16,000.

Stock Options

In May 2013, the Company adopted the 2013 Equity Incentive Plan (the “Plan”), which was amended in February 2016. The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, and stock bonuses to directors, employees and consultants of the Company. As of March 31, 2021 and December 31, 2020, the number of shares reserved under the Plan was 47,571,987.

There were 1,147,068 and 1,376,962 shares available for grant under the Plan as of March 31, 2021 and December 31, 2020, respectively. Options granted under the Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant, or in the case of certain non-statutory options, ten years from the date of grant. The exercise price of each option shall be determined by the Board of Directors based on the estimated fair value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s stock at the date of grant and for a term not to exceed five years. Most option grants generally vest 25% on the first anniversary of the original vesting commencement date, with the balance vesting monthly over the remaining three years.

A summary of the Company’s stock option activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	40,251,144	$0.14	6.6	$3,806
Granted	450,000	0.23	9.9
Exercised	—	—	—
Cancelled	(220,106)	0.13	8.5

Outstanding at March 31, 2021	40,481,038	$0.14	6.4	$8,237

Vested and exercisable at March 31, 2021	28,003,216	$0.11	5.1	$6,357

For the three months ended March 31, 2021 the total fair value of vested options was $0.1 million. The weighted-average grant date fair value of employee option grants during the three months ended March 31, 2021 was $0.17 per share.

Stock-Based Compensation Expense

The Company recognized stock-based compensation expense of $0.2 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively. The assumptions used in the Black-Scholes option pricing model to determine the fair value of the stock option grants were as follows:

	Three Months Ended March 31,
	2021	2020
Risk-free interest rate	0.7%	0.6% - 1.0%
Expected volatility	90%	87% - 89%
Expected term (in years)	6.1	5.3 - 6.1
Expected dividend yield	0%	0%

Risk-free interest rate. The risk-free rate assumption is based on the U.S. Treasury instruments, the terms of which were consistent with the expected term of the Company’s stock options.

Expected volatility. Due to the Company’s limited operating history and lack of company-specific historical or implied volatility as a private company, the expected volatility assumption was determined by examining the historical volatilities of a group of industry peers whose share prices are publicly available.

Expected term. The expected term of stock options represents the weighted-average period the stock options are expected to be outstanding. The Company uses the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the weighted average of the time-to-vesting and the contractual life of the options.

Expected dividend yield. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends.

Forfeitures. The Company reduces stock-based compensation expense for actual forfeitures during the period in which they occur.

As of March 31, 2021, the unrecognized compensation cost related to outstanding employee options was $1.4 million, and is expected to be recognized as expense over approximately 1.2 years. Unrecognized compensation cost related to outstanding nonemployee options was $0.1 million as of March 31, 2021, and is expected to be recognized as expense over approximately 0.5 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Convertible preferred stock	294,636,237	294,636,237
Stock options issued and outstanding	40,481,038	40,251,144
Preferred stock warrants issued and outstanding	1,118,677	729,572
Authorized for future stock awards or option grants	1,147,068	1,376,962

Total	337,383,020	336,993,915

9.	License Agreements

In May 2013, the Company entered into an agreement with the Regents of the University of California (“UCSF”) which provides the Company with an exclusive license to UCSF’s patent rights in certain inventions (the “UCSF Translational Profiling Patent Rights”) relating to translational profiling laboratory techniques initially developed at UCSF. Under the agreement, the Company is permitted to research, develop, make and sell products that it discovers and develops utilizing the UCSF Translational Profiling Patent Rights, which the Company refers to as licensed products, and use certain licensed processes utilizing the UCSF Translational Profiling Patent Rights and to sublicense such licensed products and processes.

Under the agreements, the Company is required to use commercially reasonable efforts to meet certain specified development, regulatory and commercial milestones related to the licensed products within specified time periods. In consideration of the rights granted to the Company under the agreement, the Company made a one-time license issue fee cash payment to UCSF of $50,000 upon the issuance of the license in 2013. The Company is also required to make cash milestone payments to UCSF upon the completion of certain clinical and regulatory milestones for the licensed products. The aggregate remaining potential milestone payments are approximately $375,000. Additionally, the Company has agreed to pay UCSF a royalty of less than one percent on net sales of each of the first two licensed products sold by the Company or its affiliates, subject to minimum annual royalty payments and other adjustments in certain circumstances. The Company’s royalty obligations continue for each licensed product or service until the expiration of the last licensed patent covering the applicable licensed product or service.

UCSF may terminate the agreement if the Company fails to perform or violates any material term of the agreement and fails to cure such nonperformance or violation within 60 days of notice from UCSF or in the event of the Company’s insolvency. The Company is currently in compliance with all material terms of the agreement.

The Company may terminate the agreement upon 60 days’ written notice to UCSF and may terminate the UCSF Translational Profiling Patent Rights on a claim-by-claim, patent-by-patent and country-by-country basis by giving written notice to UCSF. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the UCSF Translational Profiling Patent Rights.

The Company paid $15,000 to UCSF for the three months ended March 31, 2021 and 2020. All license related fees were recorded as research and development expense.

10.	Research Collaboration and License Agreement

In December 2019, the Company entered into a Research Collaboration and License Agreement (the “Pfizer Agreement”) with Pfizer to research and develop small molecules that target eIF4E.

Pursuant to the Pfizer Agreement, the Company granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of the Company’s patents, know-how and materials, to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Pursuant to the Pfizer Agreement, Pfizer granted the Company an option to co-fund and co-promote a single such licensed product under a profit and loss share arrangement in the United States. The option can be exercised prior to a specified time before the first patient is expected to be enrolled in a clinical trial intended to support an NDA for marketing approval.

Under the Pfizer Agreement, the Company was responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of the program, including submission of an IND and conducting all clinical development and commercialization activities. Pfizer is obligated to use commercially reasonable efforts to develop and seek regulatory approval for a licensed product, and commercialize a licensed product where Pfizer has received regulatory approval, in the United States and certain other countries. In the event the Company exercises its co-funding and co-promotion option, a joint steering committee will oversee the development plan and budget of the co-developed product, and the Company will have the responsibility to conduct a portion of product marketing presentations to healthcare providers.

Pursuant to the Pfizer Agreement, the Company received an upfront, one-time, non-refundable, non-creditable payment of $15 million from Pfizer. Pfizer was obligated to reimburse the Company for costs incurred for research performed, up to a specified cap in the low double-digit millions. Upon the achievement of specified early development and regulatory milestones, Pfizer will be obligated to pay the Company up to $80 million in the aggregate. For other non-early stage development milestones Pfizer’s payment obligations to the Company depends upon whether the Company has exercised its co-funding and co-promotion option: 1) if it does not exercise the option, non-early stage development payments may total up to $165 million in aggregate, and 2) if it does exercise the option, non-early stage development payments may total up to $70 million in aggregate. Upon the achievement of specified sales milestones, Pfizer is also obligated to make tiered milestone payments of up to $235 million in aggregate. On a product-by-product basis, Pfizer will also be required to pay the Company high single-digit percentage royalties on annual net sales of each licensed product. If the Company exercises its co-promotion and co-funding option, royalty payments will exclude sales in the United States and the Company will share with Pfizer profits from sale of the relevant licensed product in the United States.

Unless earlier terminated, the Pfizer Agreement will continue in effect until the expiration of all Pfizer payment obligations. Except in the United States, if the Company exercises its co-funding and co-promotion option, following expiration of the obligation to pay royalties for any licensed product in a given country and payment of all amounts due, Pfizer’s license to such licensed product in such country will become fully paid-up, perpetual, irrevocable and royalty-free. Pfizer may terminate the Pfizer Agreement for convenience upon written notice. Either party may terminate the Pfizer Agreement if an undisputed material breach by the other party is not cured within a defined period of time, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

Under the framework of ASC Topic 606, Revenue from Contracts with Customers, the Company identified two distinct performance obligations; 1) delivery of the license and 2) performance of future research activities specified within the research plan. The Company determined the standalone value of the license by calculating the present value of the probability weighted cash inflows to be generated from the Pfizer Agreement. These cash inflows include development and sales milestones and future royalties. The standalone value of the research activities was determined by identifying the market cost for services and supplies to perform such activities if it were to be outsourced to a third-party. The initial transaction price of $27.0 million was allocated to the two performance obligations on a relative standalone value basis, with $25.6 million allocated to the license and $1.4 million allocated to the research activities. The value attributable to the license was recognized upon delivery of the license to Pfizer and the value attributable to the research activities was recognized pro-rata based on the actual costs incurred by the Company compared to the total estimated costs of the research activities from the time of execution to the end of the research program.

During the three months ended March 31, 2020, the Company received $24.9 million from Pfizer in connection with the Pfizer Agreement for delivery of the license and reimbursement of research activities specific within the research plan.

For the three months ended March 31, 2020, the Company recorded $26.3 million in revenue, of which $25.6 million related to the delivery of the license and $0.7 million related to the performance of research activities specified within the research plan. A receivable of $1.4 million was recorded in prepaid expenses and other current assets as of March 31, 2020. There was no revenue recorded in connection with this agreement for the three months ended March 31, 2021 because all development and sales milestones (variable consideration) were fully constrained.

In May 2020, the Company received $17.1 million from Pfizer in connection with the Pfizer Agreement for reimbursement of research activities specified within the research plan and achievement of the first development milestone. Revenue associated with these cash receipts was recognized upon delivery of the identified performance obligations in the same manner as the initial transaction price. As of March 31, 2020, all development and sales milestones (variable consideration) were fully constrained.

11.	Commitments and Contingencies

Leases

The Company leased certain office and lab space in San Diego, California under a non-cancelable operating lease, which was amended in September 2019 to extend its terms through October 2020, with an option to renew for an additional two-year term. The portion of the lease associated with the office space was not extended and the Company vacated the space in October 2020. The portion of the lease associated with the lab space was extended until December 2020, at which time the Company vacated the space. In December 2016, the Company entered into a non-cancelable operating sublease for additional office space in San Diego, California with a lease term through October 2019 which was not extended. In November 2020, the Company entered into a non-cancelable operating sublease for office space in San Diego, California, with a lease term through December 2021. Lease cost under these leases was $24,000 and $0.2 million for the three months ended March 31, 2021 and 2020, respectively.

During the three months ended March 31, 2021 and 2020, the Company paid $28,000 and $0.2 million, respectively, in lease payments, which were included in operating activities in the statements of cash flows.

The following table summarizes supplemental balance sheet information related to leases as of March 31, 2021 and December 31, 2020.

	March 31, 2021	December 31, 2020
Assets:
Operating lease right-of-use assets	$70	$92

Total right-of-use assets	70	92

Liabilities
Operating lease liabilities, current	82	108
Operating lease liabilities, non-current	—	—

Total operating lease liabilities	$82	$108

As of March 31, 2021, the future minimum annual lease payments under the existing operating leases were as follows (in thousands, except for weighted-average remaining lease term and weighted-average discount rate):

Remainder of 2021	$84

Total remaining lease payments	84
Less: imputed interest	(2)

Total operating lease liabilities	82
Less: current portion	(82)

Long-term operating lease liabilities	$—

Weighted-average remaining lease term (in years)	1
Weighted-average discount rate	9%

12.	Employee Benefits

The Company has a defined contribution 401(k) plan available to eligible employees. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the 401(k) plan. Through March 31, 2021, the Company made no matching contributions.

13.	Income Taxes

There was no provision for income taxes recorded during the three months ended March 31, 2021 and tax expense of approximately $0.2 million recorded in the three months ended March 31, 2020. The Company’s deferred tax assets continue to be fully offset by a valuation allowance.

14.	Subsequent Events

The Company has evaluated subsequent events for recognition and remeasurement purposes of the interim financial statements as of March 31, 2021, and the three months then ended, through June 14, 2021 and, for disclosure purposes, through August 5, 2021. Except as described below, the Company has concluded that no events or transactions have occurred that require disclosure.

In April 2021, the Company entered into a Research Subaward Agreement with UCSF, whereby up to $5.0 million in costs are reimbursable to the Company for clinical activities performed to determine the effectiveness of zotatifin in the treatment of COVID-19. UCSF is the recipient of an award from Defense Advanced Research Projects and the Company is the subrecipient.

On May 26, 2021, the Company entered into the Merger Agreement with Locust Walk Acquisition Corp. (“LWAC”) and Locust Walk Acquisition Merger Sub, Inc., which will result in LWAC acquiring 100% of the Company’s issued and outstanding equity securities. The boards of directors of both LWAC and the Company have approved the proposed merger transaction. Completion of the transaction, which is expected to occur in the third quarter of 2021, is subject to approval of LWAC stockholders and the satisfaction or waiver of certain other customary closing conditions. In addition, in connection with the proposed merger, LWAC has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 6,000,000 shares of its common stock in a financing that will result in net proceeds of $60.0 million upon the closing of the financing. In August 2021, LWAC entered into an agreement with an existing investor to subscribe for and purchase an additional 70,000 shares of its common stock as part of the previous mentioned financing, increasing the total aggregate shares to 6,070,000 and the proceeds to $60.7 million. The closing of the proposed merger is a precondition to the financing.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

EFFECTOR THERAPEUTICS, INC.,

LOCUST WALK ACQUISITION CORP.

and

LOCUST WALK MERGER SUB, INC.

Dated as of May 26, 2021

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Sponsor Lock-Up Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Parent Restated Bylaws
Exhibit F	Form of Parent Restated Charter
Exhibit G	Form of Parent Incentive Plan
Exhibit H	Form of Parent ESPP
Exhibit I	Form of Surviving Company Certificate of Incorporation
Exhibit J	Form of Surviving Company Bylaws
Exhibit K	Form of Registration Rights Agreement

A-iv

ANNEX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of May 26, 2021 (the “Execution Date”), is entered into by and among eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), Locust Walk Acquisition Corp., a Delaware corporation (“Parent”), and Locust Walk Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of Parent, and was formed for the sole purpose of the Merger.

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, the respective boards of directors or similar governing bodies of each of Parent, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and each of the parties subscribing for Parent Common Stock (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Subscription Agreements”), for private placements of Parent Common Stock resulting in at least $60,000,000 in cash proceeds in the aggregate (the “Private Placements,” and such amount, the “Private Placement Amount”), such private placements to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into (a) that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with Parent and the Company, substantially in the form attached hereto as Exhibit B, pursuant to which, among other things, the Sponsor has agreed to vote in favor of this Agreement, the Merger and the Transactions, and (b) that certain Sponsor Lock-Up Agreement, dated as of the date hereof (the “Sponsor Lock-Up Agreement”), with Parent and the Company, substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, the Sponsor has agreed to certain transfer restrictions on certain shares of Parent Common Stock following the Effective Time.

WHEREAS, at the Effective Time, each of Stephen T. Worland, Alana McNulty, Mike Byrnes, Premal Patel and Mark Densel will enter into an employment agreement with Parent, substantially in the form attached hereto as Exhibit D (together, the “Employment Agreements”).

WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Parent Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination (the “Redemption Offer”).

WHEREAS, at the Effective Time, Parent shall adopt the Parent Restated Bylaws, substantially in the form attached hereto as Exhibit E.

WHEREAS, at the Effective Time, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the Parent Restated Charter substantially in the form attached hereto as Exhibit F.

WHEREAS, at the Effective Time, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an omnibus equity incentive plan substantially in the form attached hereto as Exhibit G, (the “Parent Incentive Plan”) and employee stock purchase plan substantially in the form attached hereto as Exhibit H, (the “Parent ESPP”) as provided herein.

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL and in this Agreement.

1.2    Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 11:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last of the conditions set forth in ARTICLE VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3    Effective Time. As soon as practicable following the Closing but on the Closing Date, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4    The Organizational Documents of the Surviving Company.

(a)    At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety, substantially in the form attached hereto as Exhibit I, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”);

(b)    At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety, substantially in the form attached hereto as Exhibit J, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company Certificate of Incorporation and applicable Law (the “Surviving Company Bylaws”); and

(c)    At the Effective Time, the Governing Documents of the Company shall be amended to change the name of the Surviving Company to “eFFECTOR Therapeutics Operations, Inc.”

1.5    Directors of the Surviving Company. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the Effective Time) and (b) each person set forth in Section 1.6 of the Company Disclosure Letter shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations, or if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.6    Officers of the Surviving Company. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON SECURITIES

2.1    Conversion of Securities.

(a)    Treatment of Convertible Securities.

(i)    Company Preferred Stock. Subject to the written consent of the holders of seventy percent (70%) of the then outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, in accordance with Section B.4(b)(ii) of Article IV of the Company Charter, immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(ii)    Company Warrants. Effective as of immediately prior to the Effective Time, the Company shall cause each Company Warrant that is issued and outstanding immediately prior to the Effective Time to be either exercised in full on a cash or cashless basis or terminated without exercise in accordance with the respective terms of such Company Warrant (such actions, collectively the “Company Warrant Settlement”). After the Company Warrant Settlement, all of the Company Warrants shall no longer be outstanding and shall cease to exist and each holder of Company Warrants shall thereafter cease to have any rights with respect to such securities except as set forth in this Section 2.1(a)(iii).

(b)    Treatment of Company Stock. At the Effective Time (and, for the avoidance of doubt, following the Preferred Stock Conversion and the Company Warrant Settlement), by virtue of the Merger and without any action on the part of any holder thereof:

(i)    Company Common Stock. Each share of Company Common Stock (including Company Common Stock resulting from the Preferred Stock Conversion and the Company Warrant Settlement) that is issued and outstanding immediately prior to the Effective Time, other than the Company Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, (i) a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.2(f) (the “Per Share Merger Consideration”) and (ii) a number of Earn-Out Shares in accordance with Section 2.8;

(ii)    Company Treasury Stock. Each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)    Company Dissenting Share. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

(c)    Treatment of Company Options.

(i)    Company Options. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.1(c)(ii)), Parent shall assume the Stock Plan (the “Assumed Plan”). At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase such number of shares of Parent Common Stock determined in accordance with this Section 2.1(c) (each, an “Assumed Option”). Each holder of an Assumed Option shall also be considered an Earn-Out Holder for purposes of Section 2.8. Each Assumed Option shall represent an option to purchase a number of shares of Parent Common Stock at such exercise price, in each case, determined as follows and as set forth in the Allocation Statement:

(A)    The number of shares of Parent Common Stock eligible for purchase under the Assumed Option shall be equal to (rounded down to the nearest whole number): (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio.

(B)    The exercise price shall be equal to (rounded up to the nearest whole cent): (I) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, divided by (II) the Exchange Ratio.

Notwithstanding the foregoing, in all cases, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Additionally, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. Notwithstanding the foregoing provisions of this Section 2.1(c), in the event the exercise price per share of a Company Option as in effect as of immediately prior to the Effective Time is greater than the Per Share Merger Consideration, such Company Option shall be cancelled at the Effective Time for no consideration, and each such holder of Company Options shall thereafter cease to have any rights with respect to such securities.

(ii)    Company and Parent Actions. Prior to the Closing, the Company and Parent shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the Stock Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of Parent Common Stock for delivery upon exercise of the Assumed Options under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.1; no less than five (5) business days prior to Closing, the Company and Parent shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.

(d)    Merger Sub Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

For the avoidance of doubt, but subject to Section 2.7, the number of shares of Parent Common Stock issued or issuable in accordance with this Section 2.1 (including in connection with the exercise of Assumed Options) shall not exceed 34,000,000 (which number shall exclude any Earn-Out Shares issued in accordance with Section 2.8).

2.2    Exchange Procedures.

(a)    Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent, and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Merger Consideration pursuant to Section 2.1. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.2(e) with both a record and payment date after the Effective Time and prior to the surrender of such Company Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Stock” in this Section 2.2(a) shall exclude Company Dissenting Shares.

(b)    Procedures for Surrender. Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Company Stock evidenced by electronic certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the

Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of a Letter of Transmittal with respect to all Certificates held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such Certificates shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Allocation Statement, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.

(c)    Delivery of Consideration to Other Persons. If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with, the procedures set forth in this Section 2.2.

(e)    Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate is surrendered for exchange in accordance with this ARTICLE II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock (other than Company Dissenting Shares) in accordance with this ARTICLE II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(f)    Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Parent Common Stock.

(g)    No Interest. No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this ARTICLE II.

(h)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any holder of Company Stock (other than Company Dissenting Shares) who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for delivery of the Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE II.

2.3    Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Except when such withholding would result from a failure by the Company to deliver the FIRPTA Certificates pursuant to Section 5.6, Parent shall provide the Company with at least ten (10) days prior written notice of any amounts that Parent (or any of Parent’s representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder and shall cooperate with the reasonable requests of the Company to reduce or eliminate any such withholding. To the extent that amounts are so withheld by Parent or the Surviving Company, as applicable, consistent with the terms of this Section 2.3, such withheld amounts (a) shall be timely remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company, as applicable.

2.4    Payment of Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. If this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all fees and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”) and Parent shall pay, or cause to be paid, all fees and disbursements of Parent, or Merger Sub for outside counsel and fees and expenses of Parent or Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Parent Expenses”). If the Closing occurs, then, notwithstanding anything in this Agreement to the contrary, Parent shall pay, or cause to be paid, all Outstanding Company Expenses and all Outstanding Parent Expenses by wire transfer of immediately available funds.

2.5    Allocation Statement.

(a)    No later than the third (3rd) Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement containing the following information (the “Allocation Statement”):

(i)    the number of shares of Company Common Stock, after giving effect to the Preferred Stock Conversion and the Company Warrant Settlement, held by each Company Stockholder, the number of shares of Company Common Stock subject to each Company Option held by each holder thereof and, in the case of the Company Options, the exercise price thereof;

(ii)    the number of shares of Parent Common Stock that will be subject to each Assumed Option and the exercise price of each such Assumed Option at the Effective Time, in each case, determined after giving effect to the conversion of such options in accordance with Section 2.1(c);

(iii)    the allocation of the Merger Consideration payable to the holders of Company Common Stock, after giving effect to the Preferred Stock Conversion and the Company Warrant Settlement and the portion of the Merger Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement, after giving effect to the Preferred Stock Conversion and the Company Warrant Settlement; and

(iv)    the allocation of the Earn-Out Share Consideration (as defined in Section 2.8(a)) payable, subject to Section 2.8, to the Company Earn-Out Holders (as defined in Section 2.8(a)), after giving effect to the Preferred Stock Conversion, and the Company Warrant Settlement and the portion of the Earn-Out Share Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement, after giving effect to the Preferred Stock Conversion and the Company Warrant Settlement.

(v)    a certification, duly executed by an authorized officer of the Company, solely in his or her capacity as an authorized officer of the Company, that, to his or her knowledge, the information and calculations delivered pursuant to clauses (i), (ii), (iii), and (iv) are, and will be as of immediately prior to the Effective Time, (a) true and correct in all respects and (b) in accordance with the applicable provisions of this Agreement, the Organizational Documents of the Company, the Company Stockholders Agreements, and applicable Laws and, in the case of the Company Options, the Stock Plan and any applicable grant or similar agreement with respect to any such Company Option.

The Company will consider in good faith any reasonable comments proposed by Parent to the Allocation Statement. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the Allocation Statement (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Organizational Documents of the Company, the Company Stockholders Agreements, the Company Benefit Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.1(c)(ii)).

(b)    Parent and Merger Sub shall be entitled to rely on the information in the Allocation Statement in issuing the Per Share Merger Consideration and converting the Company Options into the Assumed Options.

2.6    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger, consented thereto in writing or waived their respective appraisal or dissenters’ rights under the Company Stockholders Agreements or otherwise, and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.

(b)    Prior to the Closing, the Company shall give Parent prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in, at its sole cost and expense, but not control, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of

Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.7    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.7 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

2.8    Earn-Out.

(a)    Issuance of Earn-Out Shares. Following the Closing, and as additional consideration in respect of Participating Company Common Shares (as defined in this Section 2.8(d)), within ten (10) Business Days after the occurrence of the Triggering Event (as defined in Section 2.8(d)), Parent shall issue or cause to be issued to Persons who held such Participating Company Common Shares (the “Company Earn-Out Holders”), in accordance with their respective Earn-Out Pro Rata Shares (as defined in Section 2.8(d)), a one-time aggregate issuance of 5,000,000 shares of Parent Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, mergers, issuer tender or exchange offers or other like changes or transactions with respect to shares of Parent Common Stock occurring on or after the date hereof until the termination of the Earn-Out Period (as defined in Section 2.8(d)) (other than the Merger and the conversion of shares of Parent Class B Common Stock into shares of Parent Class A Common Stock at the Closing)), fully paid, non-assessable and free and clear of all Encumbrances other than applicable securities Law restrictions (as so adjusted, the “Earn-Out Shares” and such consideration, the “Earn-Out Share Consideration”).

(b)    Acceleration Event. If, during the Earn-Out Period, there is a Change of Control (as defined in Section 2.8(d)) that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Common Stock) equal to or in excess of the Parent Common Share Price (as defined in Section 2.8(d)) required in connection with the Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) the Triggering Event shall be deemed to have occurred and (ii) Parent shall issue the applicable Earn-Out Shares to the Company Earn-Out Holders (in accordance with their respective Earn-Out Pro Rata Share), and the Company Earn-Out Holders shall be eligible to participate in such Change of Control. For the avoidance of doubt, in the event of a Change of Control which does not constitute an Acceleration Event, the Earn-Out Period shall expire upon such Change of Control and the Earn-Out Share Consideration shall not be paid or payable under any circumstances.

(c)    Earn-Out Cap; Service Requirements. For the avoidance of doubt, (i) the Triggering Event (or Acceleration Event, if applicable) shall only occur once, if at all, and in no event shall the Company Earn-Out Holders be entitled to receive more than 5,000,000 Earn-Out Shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, mergers, issuer tender or exchange offers or other like changes or transactions with respect to shares of Parent Common

Stock occurring on or after the date hereof until the termination of the Earn-Out Period (other than the Merger and the conversion of shares of Parent Class B Common Stock into shares of Parent Class A Common Stock at the Closing)) and (ii) the opportunity for the Company Earn-Out Holders to receive the Earn-Out Share Consideration upon the occurrence of a Triggering Event (or Acceleration Event, if applicable) shall expire at the end of the Earn-Out Period. Notwithstanding anything in this Agreement to the contrary, any Earn-Out Shares issuable under this Section 2.8 to any Company Earn-Out Holder in respect of Assumed Options held by such Company Earn-Out Holder as of the Effective Time (such Earn-Out Shares, “Earn-Out Option Shares”) shall be issued to such Company Earn-Out Holder only if such Company Earn-Out Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date of the occurrence of the Triggering Event (or Acceleration Event, if applicable) (the “Service Requirement”) (any Earn-Out Holder not eligible to receive Earn-Out Option Shares in respect of his or her Assumed Options by reason of failure to meet the Service Requirement, an “Ineligible Earn-Out Option Holder”). Any Earn-Out Option Shares that are not issued pursuant to the preceding sentence shall be reallocated to the other Company Earn-Out Holders who remain entitled to receive Earn-Out Shares in accordance with their respective Earn-Out Pro Rata Shares.

(d)    Defined Terms. The following terms shall be defined as follows:

(i)    “Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

(ii)    “Earn-Out Period” means the period beginning on the first Business Day following the Closing Date and ending on the date that is two (2) years after such date.

(iii)    “Earn-Out Pro Rata Share” means, for each Company Earn-Out Holder, a percentage determined by the quotient of:

(A)    The Participating Company Common Shares held by or issuable to the Company Earn-Out Holder as of immediately prior to the Effective Time, divided by

(B)    The total Participating Company Common Shares that are held by or issuable to all Company Earn-Out Holders as of immediately prior to the Effective Time.

(iv)    “Parent Common Share Price” means the share price equal to the closing share price of Parent Common Stock for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, mergers, issuer tender or exchange offers or other like changes or transactions with respect to shares of Parent Common Stock occurring on or after the date hereof until the termination of the Earn-Out Period (other than the Merger and the conversion of shares of Parent Class B Common Stock into shares of Parent Class A Common Stock at the Closing)).

(v)    “Participating Company Common Shares” means (A) all shares of Company Common Stock (after giving effect to the Preferred Stock Conversion and the Company Warrant Settlement) as of immediately prior to the Effective Time plus (B) the total number of shares of Company Common Stock issuable assuming full exercise of all Assumed Options as of immediately prior to the Effective Time (without regard to the vested or unvested status of such Assumed Options), excluding any Assumed Options held by Ineligible Earn-Out Option Holders.

(vi)    “Triggering Event” means that, subject to Section 2.8(b) and Section 2.8(c), the date on which the Parent Common Share Price equals or exceeds $20.00 over at least 20 trading days out of 30 consecutive trading day period commencing after the Closing Date, but within the Earn-Out Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE III, (a) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to the corresponding section of this Agreement notwithstanding the omission of a reference to such section of the Company Disclosure Letter in such section of this Agreement and (b) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list as of the Execution Date of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2    Capital Structure of the Company.

(a)    Company Stock. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the shares of Company Stock: (i) the authorized, issued and outstanding shares of each class and series of Company Stock, (ii) the holders of the shares of each class and series of Company Stock and (iii) the shares of Company Stock reserved for issuance pursuant to the Company Warrants, Company Options, and the Stock Plan. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right issued by the Company.

(b)    Company Options. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to Company Options: (i) the Company

Options issued and outstanding, and the number of shares of Company Common Stock subject to each Company Option; (ii) the holder of each Company Option; (iii) the exercise price with respect to each Company Option; (iv) the grant date of each Company Option; (v) the vesting schedule for each Company Option; and (vi) whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Each Company Option was granted in compliance in all material respects with all applicable securities Laws, the Company’s Organizational Documents and the terms and conditions of the Stock Plan pursuant to which it was issued. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Option governing such shares and the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of Encumbrances created by the Company or applicable Law (other than such Encumbrances as created by the Company’s Organizational Documents or applicable securities Laws).

(c)    Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the Company Warrants: (i) the Company Warrants issued and outstanding, and the number of shares of each class and series of Company Stock subject to each Company Warrant; (ii) the holder of each Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires. The Company has made available to Parent true and correct copies of the Company Warrants. All outstanding Company Warrants (A) were issued in compliance in all material respects with applicable securities Laws and (B) were not issued in material breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right issued by the Company. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(d)    No Other Securities or Rights. Except as set forth in Section 3.2(a) through (c) of the Company Disclosure Letter, there are no (i) shares of any class or series of capital stock of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restricted stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in the Company’s Organizational Documents, none of the Company’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights issued by the Company. The Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Organizational Documents of the Company and the Company Stockholders Agreements, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Stock or any capital stock or equity securities of its Subsidiaries to which the Company is a party.

(e)    Subsidiaries. Section 3.2(e) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company (or another of its Subsidiaries) in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, other equity interest, or other direct or indirect ownership interest in any other Person. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in Section 3.2(e), the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person, in each case, other than securities in a publicly traded entity held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such entity. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.3    Corporate Authority; Approval and Fairness.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (i) a majority of the outstanding number of shares of Company Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis) and (ii) fifty-five percent (55%) of the outstanding number of shares of Company Preferred Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis), in each case, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

(b)    The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

3.4    Governmental Filings; No Violations; Certain Contracts, Etc.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)    Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Company Material Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5    Financial Statements; Internal Controls.

(a)    Section 3.5 of the Company Disclosure Letter sets forth (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit and statement of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s report thereon, and (ii) the unaudited balance sheet of the Company as of December 31, 2020 and consolidated statement of operations and comprehensive loss, statement of convertible preferred stock and stockholders’ deficit and statement of cash flows of the Company and its Subsidiaries for the same period (the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements (subject, in the case of unaudited Financial Statements, to customary year-end audit adjustments), in each case, in conformity with GAAP (except, in the case of unaudited Financial Statements, for the omission of notes thereto), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b)    The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6    Absence of Certain Changes. Between December 31, 2020, and the date hereof:

(a)    there has not occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, resulted in or would reasonably be expected to result in a Material Adverse Effect; and

(b)    the Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business.

3.7    No Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business between December 31, 2020 and the date hereof, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter, (e) incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries and entered into or obtained by the Company in the ordinary course of business (other than those resulting from any breach of or default under such Contract or Permit) or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.8    Litigation.

(a)    As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.9    Compliance with Laws; Permits.

(a)    Each of the Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. As of the Execution Date, the Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    As of the Execution Date, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, except with respect to regulatory matters covered by Section 3.21 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Permits necessary for them to own, lease or operate their properties and assets and to conduct their respective businesses and operations as presently conducted. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of Permit to which it is a party, except where such default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor, as of the Execution Date, are there any pending or, to the Knowledge of the Company, threatened modifications, amendments, cancellations, suspensions, limitations, non-renewals or revocations of any such Permit by any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Permits shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(d)    The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives are in compliance with, and since the Look-Back Date have complied with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar unlawful payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii). The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction.

3.10    Employee Benefits.

(a)    Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.

(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recent summary plan description together with any summaries of all material modifications thereto, (iv) the most recent IRS determination or opinion letter, (v) the most recent annual reports (Form 5500 or 9900 series and all schedules and financial statements attached thereto), (vi) the most recently prepared actuarial report and (vii) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts), other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d)    Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, in either case, that could reasonably be expected to result in any material liability to the Company.

(e)    No Company Benefit Plan is, and neither the Company nor any Company ERISA Affiliate sponsors, maintains, contributes to (is required to contribute to) or has any liability or obligation with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)    Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(g)    Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under
Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose.

(h)    Except as set forth on Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any increase in severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, or (iii) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)    Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(j)    Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

3.11    Labor Matters.

(a)    Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) the entity that employs the individual; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary, hourly or commission basis; (v) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable; (vi) bonus and commission potential; (vii) for any part-time employee, average scheduled hours per week; (viii) date of hire; (ix) business location; (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (xi) any visa or work permit status and the date of expiration, if applicable.

(b)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(c)    As of the date of this Agreement and since the Look-Back Date, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. As of the date of this Agreement, there are no Proceedings by or on behalf of any Company Employee against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(d)    Except as would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Company or any of its Subsidiaries, each the Company and any of its Subsidiaries is, and since Look-Back Date has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act or any similar state or local Law), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(e)    As of the date hereof, no employee of any of the Company or any of its Subsidiaries who will qualify as an “executive officer” (as defined in Rule 3b-7 of the Exchange Act) following the Closing, has given written or, to the knowledge of the Company, oral notice to the Company or any of such Subsidiary of his or her intent to terminate his or her employment with the Company or any of such Subsidiary prior to the one-year anniversary of the Closing.

3.12    Environmental Matters. (a) The Company and its Subsidiaries have, since the Look-Back Date, complied in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) as of the Execution Date, neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

The Company has made available to Parent copies of all material environmental, health and safety reports that were prepared for the Company by third parties and are in the Company’s possession relating to the operations, properties or facilities of the Company since the Look-Back Date.

3.13    Tax Matters.

(a)    The Company and each of its Subsidiaries (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)    No written claims have been made in the last six years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(c)    No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Company and its Subsidiaries.

(d)    There are no Encumbrances for Taxes (except for statutory Encumbrances with respect to Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(e)    Each of the Company and its Subsidiaries has timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(f)    Neither the Company nor any of its Subsidiaries has consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(g)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(h)    Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(i)    Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)    Neither Parent nor any Affiliate thereof (including after the Closing, the Company or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) commencing after the Closing as a result of: (i) any change in method of accounting for a taxable period ending prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, municipal, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial, municipal, local or non-U.S. income Tax law) arising from transactions occurring before the Closing Date; (iv) any installment sale or open transaction disposition made prior to the Closing Date; (v) any prepaid or deferred amount received prior to the Closing Date; or (vi) any election under Sections 108(i) or 965 of the Code or any corresponding or similar provision of state, provincial, municipal, local or non-U.S. income Tax law.

(k)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)    To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

3.14    Real and Personal Property.

(a)    Neither the Company nor its Subsidiaries owns any real property.

(b)    Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”). The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under such Leases, free and clear of all Encumbrances created by the Company or its Subsidiaries, other than (i) Encumbrances that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiary, and to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured. The Company has made available to Parent true and correct copies of the Leases.

(c)    Except for assets sold, consumed or disposed of in the ordinary course of business since December 31, 2020, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property shown to be owned or leased by it on the Financial Statement for the fiscal year ended on December 31, 2020 or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.15    Intellectual Property; IT Assets; Data Privacy.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the Execution Date of all Company Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property is subsisting, and each of the issued and granted items included in the Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. There are no inventorship challenges, opposition or nullity proceedings or interferences with respect to any patents or patent applications included in the Registered Intellectual Property, or to the Knowledge of the Company, threatened in writing. There has been no claim, action, suit or proceeding pending, or to the Company’s Knowledge, threatened in writing since the Look-Back Date, against the Company or its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Company Intellectual Property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own or have the sufficient right to use, pursuant to a written license, all material Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. To the Knowledge of the Company, the Company Intellectual Property is not subject to any outstanding Governmental Order adversely affecting the Company’s or its Subsidiaries’ rights to or use of such Intellectual Property Rights.

(c)    With the exception of any material Intellectual Property set forth at Section 3.15(a) of the Company Disclosure Letter, the Company and its Subsidiaries solely and exclusively own all material Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)    To the Knowledge of the Company, none of the products or services distributed, sold, or offered by the Company and its Subsidiaries nor the conduct of the respective businesses of the Company and its Subsidiaries infringe, misappropriate or otherwise violate, or have infringed, misappropriated or otherwise violated since the Look-Back Date, any Intellectual Property Rights of any Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. As of the Execution Date, there has been no claim or action, suit or other Proceeding pending, or to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries since the Look-Back Date alleging the foregoing.

(e)    To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated since the Look-Back Date any Company Intellectual Property. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has asserted in writing, or to the Knowledge of the Company, threatened a claim, action, suit or proceeding against any third party alleging the foregoing.

(f)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all trade secrets and other material confidential information that are owned, used or held by the Company or its Subsidiaries, and to the Knowledge of the Company, such trade secrets and confidential information have not been disclosed by the Company or its Subsidiaries to any Person, except pursuant to written non-disclosure and/or license agreements which, to the Knowledge of the Company, have not been breached.

(g)    To the Knowledge of the Company, the Company and each of its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries written, present assignments of all right, title and interest in and to such Intellectual Property Rights to the Company or its applicable Subsidiary.

(h)    To the Knowledge of the Company, no Software included in the Company Intellectual Property is subject to any “open source” or “copyleft” obligations that conditions the distribution of any such Software on (i) the disclosure, licensing or distribution of any source code for such Software; (ii) the grant to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software to be reverse engineered; or (iv) redistribution or public disclosure of such Software at no license fee, in each case of (i)-(iv) except as would not be expected to be material to the Company.

(i)    To the Knowledge of the Company, no Person other than the Company and its Affiliates and employees and contractors of the Company and its Affiliates has been provided with the source code, or has a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance), for any material Software included in the Company Intellectual Property.

(j)    To the Knowledge of the Company, the IT Assets owned, controlled or otherwise used by the Company or any of its Subsidiaries (i) are sufficient in all material respects for the current needs of the businesses of the Company and its Subsidiaries, (ii) operate and perform in all material respects as required by each of the Company and its Subsidiaries in connection with their respective businesses as currently conducted, and (iii) have not materially malfunctioned or failed since the Look-Back Date. To the Knowledge of the Company, no Person has gained or attempted to gain unauthorized access to such IT Assets since the Look-Back Date. Each of the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes.

(k)    To the Knowledge of the Company, the Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative, and technical policies regarding privacy and cybersecurity that are, in all material respects, commercially reasonable and consistent with applicable data privacy and security contractual obligations, of the Company and its Subsidiaries, and applicable Law. The Company and its Subsidiaries’ privacy policies are posted and accessible on the Company’s and its Subsidiaries’ websites and on any other mechanism through which the Company or its Subsidiaries collects, uses, stores, processes, transmits, transfers or discloses Personal Information, in each case, as required under applicable Law, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have complied with all of such policies, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, including complying with all applicable requirements of the California Consumer Privacy Act, the EU General Data Protection Regulation, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and all other Laws implementing, supplementing, amending, replacing or superseding the foregoing, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)    To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the extent required under applicable Laws, the Company and each of its Subsidiaries have written agreements in place with all Persons who collect, use, store, process, transmit, transfer, or disclose Personal Information by or on behalf of the Company or its Subsidiaries, which agreements require such Persons to safeguard such Personal Information in a manner consistent with commitments of the Company and its Subsidiaries and in compliance with all applicable Laws. The Company and each of its Subsidiaries have taken commercially reasonable steps designed to ensure that Personal Information that is collected, used, stored, processed, transmitted, transferred, or disclosed by the Company or its Subsidiaries is protected against loss and against unauthorized access, use, disclosure or processing. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have not been any data breaches or other incidents of unauthorized access to, or unauthorized disclosure, use or processing of, such Personal Information since the Look-Back Date. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint alleging a material violation of any Person’s rights or reasonable expectations of privacy or confidentiality.

3.16    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and are in full force and effect. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and correct copies in all material respects of the Insurance Policies.

3.17    Company Material Contracts.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company or any of its Subsidiaries is a party (any Contract listed or required to be listed on Section 3.17(a) of the Company Disclosure Letter or Section 3.22 of the Company Disclosure Letter, the “Company Material Contracts”):

(i)    any Contract with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements;

(ii)    any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $250,000;

(iii)    any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $250,000;

(iv)    any Contract that obligates the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business);

(v)    any Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any material asset (other than any services or products) of the Company and its Subsidiaries; or (B) providing for any exclusive right to sell or distribute any Company Product of the Company and its Subsidiaries;

(vi)    any obligation to register any Company Common Stock, Company Preferred Stock or other securities of the Company with any Governmental Entity;

(vii)    any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;

(viii)    any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since the Look-Back Date involving consideration in excess of $350,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix)    any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(x)    any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $250,000;

(xi)    any Contract that contain provisions that (A) expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (or after the Effective Time, Parent or its Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Company and its Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;

(xii)    any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or other right to or from a third party under any material Company Intellectual Property or Intellectual Property Rights material to the businesses of the Company and its Subsidiaries (other than confidentiality agreements, agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(xiii)    any Contract with any Person (A) pursuant to which the Company (or Parent or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Intellectual Property; and

(xiv)    any Contracts with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $200,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company.

(b)    A true and correct copy of each Company Material Contract has been made available to Parent. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company as of the Execution Date, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18    Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees on behalf of the Company in connection with the Transactions.

3.19    Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.19, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

3.20    No Outside Reliance. Notwithstanding anything contained in this ARTICLE III or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub or any other Person is making, nor is the Company relying on, any representation or warranty whatsoever, express or implied, relating to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Parent and Merger Sub that are expressly set forth in ARTICLE IV or in the Parent Closing Certificate. Without limiting the foregoing, the Company understands and agrees that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Parent or Merger Sub, any of their Affiliates or any of their respective businesses that may be contained or referred to in the Parent Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to, and neither the Company nor any of its Representatives have relied on, the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Parent and Merger Sub that are expressly set forth in ARTICLE IV, the Company understands and agrees that any assets, properties and business of Parent and Merger Sub are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

3.21    Regulatory Compliance.

(a)    The Company and, to the Knowledge of the Company, all Company Representatives are and have been, since the Look-Back Date, in compliance in with all applicable Healthcare Laws and all Regulatory Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, since the Look-Back Date, no Governmental Entity has threatened to limit, suspend or revoke any Regulatory Permit, except where such limitations, suspensions or revocations would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)    Since the Look-Back Date, except as set forth on Section 3.21(b) of the Company Disclosure Letter, the Company has not nor, to the Knowledge of the Company, has any of its Representatives acting for or on behalf of the Company, received any written, verbal or other notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any applicable institutional review board (or similar body responsible for oversight of human subjects research) or applicable institutional animal care and use committees or ethics review board (or similar body responsible for oversight of animal research), has initiated, or to the Knowledge of the Company, threatened to initiate, any material Proceeding to terminate or suspend any clinical trials or preclinical studies conducted or sponsored by the Company with respect to any Company Product, or in which the Governmental Entity alleges or asserts a material failure to comply, with applicable Healthcare Laws with respect to such clinical trials or preclinical studies.

(c)    There are no Proceedings pending or, to the Knowledge of the Company, threatened, with respect to any alleged material violation by the Company or, to the Knowledge of the Company, any of its Representatives acting for or on behalf of the Company, of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations (the “FDCA”) or any other applicable Healthcare Law as it relates to the Company’s business or a Company Product, and neither the Company nor, to the Knowledge of the Company, any of its Representatives acting for or on behalf of the Company, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement orders or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law.

(d)    All Company Products are being and since the Look-Back Date have been developed, tested, investigated, manufactured, packaged, labeled and distributed in compliance with all applicable Healthcare Laws and Regulatory Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. Since the Look-Back Date, no manufacturing site used for the manufacture of any Company Product is subject to a Governmental Entity shutdown or import or export prohibition, or has received any FDA Form 483, written notice of violation, warning letter, untitled letter or similar written correspondence or written notice any Governmental Entity alleging noncompliance with any applicable Healthcare Law with respect to the manufacture of the Company Products, in each case, that has not been complied with or closed to the satisfaction of the relevant Governmental Entity. To Knowledge of the Company, no Governmental Entity is considering such action against any manufacturing site used for the manufacture of a Company Product.

(e)    Since the Look-Back Date, the Company has not, nor as it relates to the Company or any Company Product, to the Knowledge of the Company, has any Person engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services, in each case, with respect to any Company Product, committed any act, made any statement or failed to make any statement, that establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or similar policies of any other Governmental Entity to take action against the Company under any similar laws or policies.

(f)    To the Knowledge of the Company, except as set forth on Section 3.21(f) of the Company Disclosure Letter, the preclinical and clinical studies, tests or trials conducted by or on behalf of the Company are being and have been, since the Look-Back Date, conducted in all material respects in accordance with all applicable protocols, procedures, controls, accepted professional and scientific standards, and applicable Healthcare Laws. Except as set forth on Section 3.21(f) of the Company Disclosure Letter, since the Look-Back Date, the Company has not received any written notices or other correspondence from the FDA or any applicable Governmental Entity performing functions similar to those performed by the FDA with respect to any ongoing clinical trials or preclinical studies or tests requiring or recommending the material modification, termination or suspension of such studies or tests other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies.

(g)    None of the Company or any of its directors, officers or employees, and, to the Knowledge of the Company, none of the Company’s individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) have been, since the Look-Back Date, or are currently disqualified, excluded or debarred under, (ii) to the Knowledge of the Company, currently subject to an investigation or Proceeding that would reasonably be expected to result in criminal liability, disqualification, exclusion or debarment, the assessment of civil monetary penalties for material violation of any health care programs of any Governmental Entity under, or (iii) have been, since the Look-Back Date, convicted of any crime regarding health care products or services, or, to the Knowledge of the Company, engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, criminal liability, or ineligibility under applicable Healthcare Laws. Since the Look-Back Date, none of the Company or any of its current directors, officers or employees, and, to the Knowledge of the Company, none of the Company’s individual independent contractors or other service providers to the extent acting on behalf of the Company have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of any government investigation. To the Company’s knowledge, since the Look-Back Date: (i) none of the Company or any of its current directors, officers or employees, individual independent contractors or other service providers to the extent acting on behalf of the Company, has been subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to material violations of any Healthcare Law and (ii) no such enforcement, regulatory or administrative proceeding has been threatened. To the Knowledge of the Company, since the Look-Back Date, none of the Company’s individual independent contractors or other service providers to the extent acting on behalf of the Company, have received written notice from any Governmental Entity with respect to debarment, disqualification or restriction.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Look-Back Date, all required filings, declarations, submissions, and reports with respect to any Regulatory Permit held by the Company, including but not limited to adverse event reports, have been maintained or timely submitted by the Company to the applicable Governmental Entity to which such filings, declarations, submissions, reports or related information must be submitted. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since the Look-Back Date, all such filings, declarations, submissions, or reports are being maintained by or on behalf of the Company and were submitted, if applicable, in a manner and form that complied with the applicable requirements of such Governmental Entity (or were corrected in or supplemented by a subsequent filing), and, since the Look-Back Date, no deficiencies have been asserted in writing by any applicable Governmental Entity with respect to any such filings, declarations, submissions, reports or related information.

3.22    Transactions with Affiliates. Section 3.22 of the Company Disclosure Letter sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company, or any family member or Affiliate of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) (for clarity, excluding any portfolio company of a venture capital, private equity or angel investor in the Company), other than Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business. Except in connection with the Contracts and Company Related Party Transactions set forth on Section 3.22 of the Company Disclosure Letter, no Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, lessor, lessee or other material business relation of the Company or (C) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.22 are referred to herein as “Company Related Party Transactions”.

3.23    No Other Representations or Warranties. Except for the representations and warranties made by the Company that are expressly set forth in this ARTICLE III (as modified by the Company Disclosure Letter) or in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this ARTICLE III or in the Company Closing Certificate, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.18) (such Parent Reports, taking into account such exclusions, the “Parent Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE IV, (i) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to the corresponding section of this Agreement notwithstanding the omission of a reference to such section of the Parent Disclosure Letter in such section of this Agreement and (ii) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company as follows:

4.1    Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Parent has made available to the Company complete and correct copies of Parent’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

4.2    Capital Structure of Parent.

(a)    Parent Stock. As of the date hereof and without taking into effect the Private Placements, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Class A Common Stock, of which 18,045,000 shares were issued and outstanding as of the date of this Agreement, 10,000,000 shares of Parent Class B Common Stock, of which 4,511,250 shares were outstanding as of the close of business on the date of this Agreement, and 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Parent’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Parent has no shares of Parent Class A Common Stock, Parent Class B Common Stock or Parent Preferred Stock reserved for issuance, except that, as of the date of this Agreement, there were 6,196,667 shares of Parent Class A Common Stock reserved for issuance upon the exercise of any outstanding Parent Warrants and 4,511,250 shares of Parent Class A Common Stock subject to issuance upon conversion of shares of Parent Class B Common Stock.

(b)    Parent Warrants. As of the date hereof and without taking into effect the Private Placements, Parent has issued and outstanding 5,833,333 public warrants (the “Parent Public Warrants”) and 181,667 private placement warrants (the “Parent Private Placement Warrants”, and together with the Parent Public Warrants, the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Subject to the terms of conditions of the Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Merger for one share of Parent Common Stock at an exercise price of $11.50 per share. The Parent Warrants are not exercisable until the later of (x) 12 months from the closing of Parent’s initial public offering and (y) thirty (30) days after the Closing. Parent has made available to the Company true and correct copies of the Parent Warrants and Parent Warrant Agreement. All outstanding Parent Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of Parent subject to issuance pursuant to any Parent Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(c)    No Other Securities or Rights. Except as set forth in Section 4.2(a) and (b) above, the Subscription Agreements or this Agreement, or Section 4.2(c) of the Parent Disclosure Letter, there are no (i) shares of any class or series of capital stock of Parent authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Parent or any of its Subsidiaries or (iii) equity appreciation rights, restricted stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Parent. Except as set forth in Parent’s Organizational Documents, the Subscription Agreements or this Agreement, or Section 4.2(c) of the Parent Disclosure Letter, none of Parent’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Parent does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Organizational Documents of Parent, or Section 4.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Parent Stock or any capital stock or other securities of its Subsidiaries.

(d)    Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, 100 shares of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Encumbrances (other than such Encumbrances as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the

Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(e)    Subsidiaries. Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

4.3    Corporate Authority; Approval.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the Parent Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by Parent as the sole stockholder of Merger Sub.

(b)    The affirmative vote of (i) a majority of the votes cast by the stockholders of Parent present in person or represented by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting shall be required to approve the Transaction Proposal, the NASDAQ Proposal, and the Parent Incentive Plan Proposal, and (ii) a majority of the issued and outstanding shares of each of the Parent Class A Common Stock and Parent Class B Common Stock, voting separately, shall be required to approve the Amendment Proposal (the approval by Parent Stockholders of all of the foregoing, collectively, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions, and no other vote of any Parent’s capital stock shall be required to approve the Proposals in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c)    At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Parent Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.

4.4    Governmental Filings; No Violations; Certain Contracts.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Parent or Merger Sub with, or obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries immediately following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of Parent’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

4.5    Parent Reports; Internal Controls.

(a)    Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 7, 2021 (the forms, statements, reports and documents filed or furnished to the SEC since January 7, 2021, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that any representation and warranty in respect of any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement is made assuming that the representations and warranties contained in Section 3.19 are true and correct in all respects.

(b)    Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(c)    Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of Parent.

(d)    There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Since its incorporation, Parent (including to Parent’s knowledge any employee thereof) has not, nor have Parent’s independent auditors, identified, been made aware of or received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(f)    To the Knowledge of Parent, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent Reports. To the Knowledge of Parent, none of the Parent Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)    To the Knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Since January 7, 2021, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending, or to the knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on NASDAQ.

(i)    The Parent Reports contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and stockholders’ equity of Parent for the period from October 2, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Parent Financial Statements”). Except as disclosed in the Parent Reports, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.6    Absence of Certain Changes. Since Parent’s incorporation:

(a)    There has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Parent which has had, or would, individually or in the aggregate with others, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)    Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business.

4.7    Business Activities; Liabilities.

(a)    Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and

(ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Except as set forth in Section 4.7 of the Parent Disclosure Letter and other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b)    Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c)    Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no Contract, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(d)    Except for this Agreement and the Transaction Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Transaction Documents, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e)    Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 6.1) or Parent’s initial public offering and contemporaneous private placement, neither Parent nor Merger Sub is and at no time has been, party to any Contract with any Person that would require payments by Parent or Merger Sub in excess of $250,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.1)).

4.8    Litigation and Proceedings.

(a)    There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(b)    Neither Parent nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.9    Compliance with Laws.

(a)    Each of Parent and Merger Sub are, and have been since their respective incorporations, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such

Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries has received any written notice of any noncompliance with any Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

(b)    No investigation or review by any Governmental Entity with respect to Parent or Merger Sub is pending, or to the Knowledge of Parent, threatened in writing, except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(c)    Parent, Merger Sub, and to the Knowledge of Parent, their respective Representatives are in compliance with, and since the date of Parent’s incorporation have complied with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Parent and Merger Sub operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent or Merger Sub, except, in each case of clauses (i) and (ii), for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. None of Parent, Merger Sub, or to the Knowledge of Parent, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar unlawful payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii). Parent and Merger Sub are, and have been since their respective dates of incorporation, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which Parent or Merger Sub do business or are otherwise subject to jurisdiction.

4.10    Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11    Parent Trust Account. As of the date of this Agreement, Parent has approximately $175,005,179 in the account established by Parent for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A. (the “Parent Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3), (d)(4) and (d)(5) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 7, 2021, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate or that would entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Parent Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of Parent Common Stock required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing with respect to the Parent Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Parent Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Parent Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent and Merger Sub on the Closing Date.

4.12    Private Placements. Parent has made available to the Company true and correct copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate), subject to the Bankruptcy and Equity Exception, and to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by the Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The Private Placements, together with the amount in the Parent Trust Account at the Closing, will be in the aggregate sufficient to enable Parent to pay all cash amounts required to be paid by Parent under or in connection with this Agreement, including the Outstanding Company Expenses and Outstanding Parent Expenses. There are no other Contracts between Parent and any Subscriber relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements, and to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement, and as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Parent or any of its Affiliates to any Subscriber in respect of its portion of the Private Placement Amount, except as set forth in the Subscription Agreements. The Subscription Agreements provide that the Company is a third party beneficiary thereof.

4.13    Valid Issuance. The shares of Parent Common Stock issuable as Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as created by Parent’s Organizational Documents, applicable securities Laws) or any preemptive rights.

4.14    Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

4.15    NASDAQ Stock Market Quotation. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LWAC.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LWACW”. Parent is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or terminate the listing of Parent Common Stock on NASDAQ. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

4.16    Brokers and Finders. Except as set forth in Section 4.16 of the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.

4.17    Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.18    Taxes.

(a)    Parent and Merger Sub (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)    No written claims have ever been made by any Governmental Entity in a jurisdiction where Parent or Merger Sub does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(c)    No deficiency with respect to material Taxes has been proposed, asserted or assessed against Parent or Merger Sub, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent or Merger Sub.

(d)    There are no Encumbrances for Taxes (except for statutory Encumbrances for Taxes not yet due and payable) on any of the assets of Parent or Merger Sub.

(e)    Parent and Merger Sub have timely withheld and paid to the appropriate Governmental Entity all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(f)    Neither Parent nor Merger Sub has consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Entity, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(g)    Neither Parent nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by Parent or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(h)    Neither Parent nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by Parent the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(i)    Neither Parent nor Merger Sub has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)    Neither Parent nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)    Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(l)    To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.19    Title to Property. Neither Parent nor Merger Sub (a) owns or leases any real or material tangible personal property or (b) is a party to any Contract or option to purchase any real property, material tangible personal property or other material interest therein.

4.20    No Outside Reliance. Notwithstanding anything contained in this ARTICLE IV or any other provision hereof, each of Parent, Merger Sub and their respective Representatives acknowledge and agree that Parent has made its own investigation of the Company and that none of the Company or any other Person is making, nor is Parent or Merger Sub relying on, any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in ARTICLE III or in the Company Closing Certificate. Without limiting the foregoing, Parent and Merger Sub understand and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in ARTICLE III, Parent and Merger Sub understand and agree that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

4.21    No Other Representations or Warranties. Except for the representations and warranties made by Parent that are expressly set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty relating to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by Parent that are expressly set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, written information made available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.1    Interim Operations.

(a)    Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required by this Agreement or any other Transaction Document (including in connection with the Private Placements), (iii) as required by applicable Law or COVID-19 Measures or (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Company shall (A) operate its business in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.

(b)    Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, except (v) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (w) as otherwise expressly required by this Agreement or any Transaction Document, (x) as required by applicable Law or COVID-19 Measures or (y) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), the Company will not and will not permit its Subsidiaries to:

(i)    adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii)    (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(iii)    acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $200,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(iv)    sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property), except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $150,000 in the aggregate;

(v)    except pursuant to awards granted under the Company’s Stock Plan in the ordinary course of business and in accordance with the terms of the Stock Plan as of the date of this Agreement, or in connection with the Company Warrant Settlement or the Preferred Stock Conversion, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries;

(vi)    reclassify, split, combine, subdivide, redeem or repurchase, any capital stock of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards, repurchases of unvested shares subject to early-exercised Company Options under the Company’s Stock Plan or in connection with the Company Warrant Settlement or the Preferred Stock Conversion;

(vii)    declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company), other than in the ordinary course of business;

(ix)    incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business not to exceed $150,000 in the aggregate;

(x)    make or commit to make capital expenditures other than in an amount not in excess of $350,000, in the aggregate;

(xi)    enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xii)    amend or modify in any material respect or terminate any Company Material Contract, or waive or release any material rights, claims or benefits under any Company Material Contract, in each case, other than in the ordinary course of business;

(xiii)    make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv)    settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $200,000 in the aggregate;

(xv)    except in the ordinary course of business consistent with past practice, file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Parent;

(xvi)    except in the ordinary course of business or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) increase the annual salary or consulting fees or target annual cash bonus opportunity, of any Company Employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $200,000 as of the date of this Agreement, (B) become a party to, establish, adopt, amend, or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (E) hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $200,000 or (F) terminate the employment of any employee of the Company who would be an “executive officer” (as defined in Rule 3b-7 of the Exchange Act) other than for cause;

(xvii)    sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, or allow to lapse any material Company Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of the Company or otherwise in the ordinary course of business;

(xviii)    become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix)    fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xx)    file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxi)    fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxii)    enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxiii)    enter into any Contract, or otherwise become obligated, to do, or authorize, any of the foregoing.

5.2    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 5.2 to the extent (a) relating to interactions with prospective buyers of the Company, prospective SPAC business combination partners of the Company or the negotiation of this Agreement and the transactions contemplated hereby, (b) it would result, in the judgment of legal counsel of the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (c) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply, including the use of commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, obligation, Law and (y) provide such information in a manner without violating such privilege, obligation, or Law. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

5.3    No Claim Against the Parent Trust Account. The Company acknowledges that Parent has established the Parent Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Parent Trust Account are available only in the limited circumstances set forth in the Parent Reports, Parent’s Organizational Documents, and the Parent Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by January 12, 2023 or such later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Parent Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Parent Trust Account, any trustee of the Parent Trust Account and Parent to collect from the Parent Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Parent Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

5.4    Exclusivity.

(a)    From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss (with a third party) or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)    The Company shall (i) notify Parent promptly upon receipt of any Company Acquisition Proposal, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail

(including the identity of the Persons making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation prohibiting the disclosure of such identity) and (ii) keep Parent reasonably informed on a reasonably current basis of any material modifications to such offer or information. The Company shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal.

5.5    Prospectus/Proxy Filing; Information Supplied.

(a)    The Company shall provide to Parent financial statements for the years ended December 31, 2020 and 2019 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors by no later than June 11, 2021 (except that the report thereon of the Company’s independent auditors (which report shall be unqualified) may not be delivered prior to the date of filing of the Registration Statement). Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use its commercially reasonable efforts to provide Parent, as soon as reasonably practicable following the end of the quarter ended March 31, 2021, but in no event later than June 11, 2021 (which, for the avoidance of doubt, may be after the date of the initial filing of the Registration Statement), reviewed financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the period ended March 31, 2021, together with the notes and schedules thereto, in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with the standards of the PCAOB. The Company shall use its commercially reasonable efforts to make its officers and employees and Representatives available to Parent and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Parent, in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(b)    From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

5.6    FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following certificates and forms (collectively, the “FIRPTA Certificates”) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Parent.

5.7    Amendments to Third Party Contracts. Prior to the Closing Date, the Company shall use commercially reasonable efforts to enter into an amendment with respect to each of the third-party Contracts set forth in Section 5.7 of the Company Disclosure Letter, each in a form and substance reasonably acceptable to Parent.

ARTICLE VI

COVENANTS OF PARENT

6.1    Conduct of Parent. From the date of this Agreement until the Closing, Parent shall, and shall cause Merger Sub to, except as expressly required by this Agreement or any Transaction Document (including as contemplated by the Private Placements), as required by applicable Law or COVID-19 Measures or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except (w) as described in the corresponding subsection of Section 6.1 of the Parent Disclosure Letter, (x) as otherwise expressly required by this Agreement or any Transaction Document (including as contemplated by the Private Placements), (y) as required by applicable Law or COVID-19 Measures or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), Parent will not and will not permit its Subsidiaries to:

(a)    change, modify or amend, or seek any approval from the Parent Stockholders to change, modify or amend, the Parent Trust Agreement, the Parent Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Parent Restated Charter and the Parent Restated Bylaws;

(b)     (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;

(c)    enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(d)    other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)    incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Parent and Merger Sub;

(f)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Transaction Documents;

(g)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than Merger Sub);

(h)    make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(i)     (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Parent or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions (including the transactions contemplated by the Subscription Agreements) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Support Agreement;

(j)    except as contemplated by the Parent Incentive Plan or Parent ESPP, (i) adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Parent or its Subsidiaries following Closing;

(k)    except in the ordinary course of business consistent with past practice, file any material amended Tax Return, make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(l)    (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;

(m)    make any capital expenditures;

(n)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(o)    enter into any new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the date of this Agreement;

(p)    fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to Parent or Merger Sub, any insurance policy maintained with respect to Parent or Merger Sub and their assets and properties;

(q)    settle any Proceeding, except claims not involving Parent Transaction Litigation (which shall be subject to Section 6.12), in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate; or

(r)    enter into any Contract, or otherwise become obligated, to do, or authorize any of the foregoing.

6.2    Parent Trust Account Matters.

(a)    Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Parent as a result of assets owned by Parent, including franchise taxes, and (ii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.

(b)    Redemption Offer. At the Closing, Parent shall use its reasonable best efforts to cause the Parent Trustee to pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its reasonable best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.

6.3    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)    Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c)    Parent shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). In lieu of a separate “tail” insurance policy, the tail liability may be covered in the go-forward policy obtained by Parent so long as such coverage is for the entire Tail Period and with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(d)    If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.

(e)    Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Surviving Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

(f)    The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(g)    This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3. The obligations of Parent, the Surviving Company, and their respective successors and assigns under this Section 6.3 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).

6.4    Approval of Sole Stockholder of Merger Sub. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.5    Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Parent and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Parent and its Subsidiaries, and shall furnish such

Representatives with all financial and operating data and other information concerning the affairs of Parent and its Subsidiaries that are in the possession of Parent or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.5 to the extent (a) relating to interactions with prospective Business Combination partners or target companies of Parent or the negotiation of this Agreement and the transactions contemplated hereby, (b) it would result, in the judgment of legal counsel of Parent, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound or (c) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply including the use of commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, obligation, or Law and (y) provide such information in a manner without violating such privilege, obligation, or Law. All information obtained by Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.6    Parent NASDAQ Listing.

(a)    From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, the NASDAQ.

(b)    Parent shall cause the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, prior to the Closing Date.

6.7    Parent Public Filings. From the date hereof through the Closing, Parent will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8    Private Placements. Parent and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Parent the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of any Subscription Agreement shall not require the prior written consent of the Company.

6.9    Director and Officer Appointments.

(a)    Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Parent shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Parent Board shall initially consist of seven (7) directors and shall be divided into three (3) classes of directors with staggered terms with the members of each class determined by the Company, (ii) the members of the Parent Board are the individuals determined in accordance with Section 6.9(b) and Section 6.9(c), (iii) the members of the compensation committee, audit committee and nominating committee of the Parent Board are the individuals determined in accordance with Section 6.9(d), and (iv) the officers of Parent are the individuals determined in accordance with Section 6.9(e). In furtherance of the foregoing, the Parties shall take all necessary action to remove (or cause the resignation of) the directors serving on the Parent Board as of immediately prior to the Closing who are not determined in accordance with the foregoing to serve as members of the Parent Board as of immediately after the Closing.

(b)    Parent shall designate two (2) individuals to respectively serve on the Parent Board (one of which shall serve as a Class I director and one of which shall serve as a Class III director) immediately after the Effective Time.

(c)    The Company and Parent shall mutually agree on the remaining five (5) individuals to serve as directors on the Parent Board immediately after the Effective Time.

(d)    The Company and Parent shall mutually agree on the initial members of the compensation committee, audit committee and nominating committee of the Parent Board.

(e)    The officers of the Company, or such other individuals designated by the Company, shall be the officers of Parent immediately after the Effective Time.

On the Closing Date, Parent shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably acceptable to the Company, with the individuals who will serve as directors of the Parent Board or officers of Parent as described in this Section 6.9, which Indemnification Agreements shall continue to be effective following the Closing.

6.10    Exclusivity. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent and Merger Sub shall not, and shall use their reasonable best efforts to cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss (with a third party) or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Parent Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract regarding a Parent Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of either Parent of the Merger Sub (or any Affiliate or successor of either Parent of the Merger Sub), other than the Private Placements and the issuance of shares of Parent Common Stock as Merger Consideration; or (v) knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Parent shall (A) notify the Company promptly upon receipt of any Parent Acquisition Proposal by Parent or Merger Sub, and to describe the terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any Person making such Parent Acquisition Proposal) and (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Parent Acquisition Proposal.

6.11    Governing Documents. In connection with the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws and shall file the Parent Restated Charter which shall become effective at the Effective Time.

6.12    Stockholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing (“Parent Stockholder Litigation”), Parent shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any Parent Stockholder Litigation, and shall give due consideration to the Company’s advice with respect to such litigation. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any Parent Stockholder Litigation, or agree or commit to do any of the foregoing.

6.13    Parent Public Filings. From the date hereof through the Effective Time, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Law.

ARTICLE VII

JOINT COVENANTS

7.1    Preparation of Registration Statement.

(a)    As promptly as reasonably practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cooperate in the preparation of the Registration Statement and the Proxy Statement and any other documents and to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. In addition to Section 5.5(b), each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b)    Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed) the filing of the Registration Statement, the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final. Parent shall provide the Company with copies of any written comments or notices and shall inform the Company of any oral comments or notices that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to such comments with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Each of Parent and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents.

(d)    Each of Parent and the Company shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Transactions (including any amendment or supplement to the Proxy Statement or the Registration Statement). To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or other document filed with the SEC in connection with the Transactions for additional information.

(e)    Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Parent Certificate of Incorporation), including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Merger Consideration together with the Parent Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) approval and adoption of the Parent Incentive Plan and Parent ESPP (the “Parent Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and Parent Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

7.2    Parent Special Meeting.

(a)    Parent shall, as promptly as reasonably practicable, (i) establish the record date, or duly call, give notice of, and convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals.

(b)    Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the

Proxy Statement. Except as required by applicable Law solely in response to a Parent Intervening Event, the Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Modification in Recommendation”); provided, that the Parent Board (and no committee or subgroup thereof) shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation until (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing, in reasonable detail, the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, (ii) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to an Parent Intervening Event shall require a new notice but with an additional three-Business Day notice period (instead of five-Business Day) period from the date of such notice), the “Parent Intervening Event Notice Period”), Parent and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Parent to proceed with its recommendation of this Agreement and the Transactions and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Parent may make a Modification in Recommendation only if the Parent Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Parent (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would violate applicable Law. For the avoidance of doubt, a Modification in Recommendation will not affect Parent’s obligations pursuant to this Section 7.2 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(c)    To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation, and (y) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Parent Stockholders’ Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent may only (and upon written request from the Company shall) adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date. Parent shall keep the Company reasonably informed regarding all matters relating to the Proposals and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Parent and similar updates regarding any redemptions.

7.3    Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain promptly after the execution of this Agreement, and in any event no later than 11:59 pm Eastern Time on the second Business Day next succeeding the date of this Agreement (the “Written Consent Deadline”), a written consent from the Requisite Company Stockholders, pursuant to which such Requisite Company Stockholders will approve and adopt the matters required for the Company Stockholder Approval (the “Written Consent”). The Written Consent shall be irrevocable with respect to all shares of Company Stock owned beneficially or of record by the Requisite Company Stockholders or as to which such

Requisite Company Stockholders have, directly or indirectly, the right to vote or direct the voting thereof. “Requisite Company Stockholders” means the Company Stockholders holding shares sufficient to effect the Company Stockholder Approval, each of which or whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. The Company Board shall recommend to the Company Stockholders the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

7.4    Cooperation; Efforts to Consummate.

(a)    On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and Parent (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned, delayed, or denied). Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b)    Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Each of Parent and the Company shall be responsible for fifty percent (50%) of the payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.

(c)    For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary that are within its control to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or Parent or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or Parent or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind; provided, however, that Parent shall not, and shall cause its Subsidiaries and Affiliates not to, take any action described in subsections (iii), (iv), (v) or (vi) of this Section 7.4(c) that relates to, or involves, impacts, burdens or restricts, the Company or its Subsidiaries or Affiliates, or any of their respective assets, businesses or product lines, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Parent and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.

7.5    Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions.

7.6    Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent.

7.7    Section 16 Matters. Prior to the Closing, each of Parent, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8    Tax Matters.

(a)    Notwithstanding anything to the contrary contained herein, Parent shall pay all Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, will give Parent a meaningful opportunity for review and give due consideration to reasonable comment by Parent with respect to such Tax Returns, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)    Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code; and (ii) any Earn-Out Shares that are issued will be treated as an adjustment to the Aggregate Share Consideration for Tax purposes that is eligible for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause (i) (and will not be treated as “other property” within the meaning of Section 356 of the Code), and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) together, the “Intended Tax Treatment”).

(c)    None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger and the applicable issuance(s) of Earn-Out Shares from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger and the applicable issuance(s) of Earn-Out Shares to qualify for the Intended Tax Treatment.

(d)    The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The Parties will cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by providing factual support letters.

7.9    Parent Incentive Plan. Parent shall, prior to the Effective Time, approve and adopt the Parent Incentive Plan and the Parent ESPP, in each case to be effective in connection with the Closing. The Parent Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to the sum of (a) 11.00% of the number of shares of Parent Common Stock outstanding immediately following the Closing, plus (b) any shares of Parent Common Stock which are subject to Assumed Options which expire, lapse or are terminated, forfeited or cancelled following the Closing, plus (c) an annual increase on the first day of each calendar year beginning on the first January 1 following the Closing and ending on and including January 1 of the tenth calendar year thereafter, equal to the lesser of (i) 5% of the aggregate number of shares of Parent Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the Parent Incentive Plan, and shall otherwise be in the form mutually acceptable to Parent and the Company. The Parent ESPP shall provide for an initial aggregate share reserve thereunder equal to the sum of (a) 1.5% of the number of shares of Parent Common Stock outstanding immediately following the Closing, plus (b) an annual increase on the first day of each calendar year beginning on the first January 1 following the Closing and ending on and including January 1 of the tenth calendar year thereafter, equal to the lesser of (i) 1% of the aggregate number of shares of Parent Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the Parent ESPP, and shall otherwise be in the form mutually acceptable to Parent and the Company. Subject to approval of the Parent Incentive Plan and the Parent ESPP by Parent stockholders, as soon as practicable following the Effective Time Parent shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Parent Class A Stock issuable under the Parent Incentive Plan and the Parent ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Parent Incentive Plan and/or Parent ESPP remain outstanding.

7.10    Employee Matters.

(a)    Comparability. For a period of 12 months following the Closing Date, Parent shall cause the Surviving Company to provide each Company Employee as of immediately prior to the Closing (each, a

“Continuing Employee”) with (i) annual base salary or wages and target incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, wages and target incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date.

(b)    Service Credit. From and after the Closing, Parent shall cause the Surviving Company to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off (and for any other purposes as may be required under applicable Law), but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Parent under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with the applicable Group Company or any predecessor thereof was credited on or prior to the Closing under the corresponding Company Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c)    Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Parent shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Benefit Plan in which such Continuing Employee participated, and (ii) provide or cause its Affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Benefit Plan during the relevant plan year up to and including the Closing to the same extent and for the same purpose as credited under such comparable Company Benefit Plan as if such amounts had been paid under such New Plan.

(d)    Limitations. The Company and its Subsidiaries and Parent acknowledge and agree that all provisions contained in this Section 7.10 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third-party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Benefit Plan or other employee benefit plan, or shall limit the right of Parent or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Benefit Plan or other employee benefit plan following the Closing Date.

ARTICLE VIII

CONDITIONS

8.1    Mutual Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval. (i) The Parent Stockholder Approval shall have been obtained, and (ii) the Company Stockholder Approval shall have been obtained.

(b)    Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(c)    No Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(d)    Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

(e)    Other Agreements. The Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(f)    Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g)    Nasdaq Listing. Parent Common Stock to be issued pursuant to this Agreement shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(h)    Private Placements. The Private Placements (and the funding of the Private Placement Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

8.2    Conditions to Obligation of Parent and Merger Sub. The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties made by the Company that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) that are qualified by materiality, Materiality Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii)    The representations and warranties made by the Company that are expressly set forth in the first sentence of each of Section 3.2(a) through Section 3.2(d) (Capital Structure of the Company) shall be true and correct in all respects (except for inaccuracies that are immaterial to the Company prior to the Closing and the capitalization of Parent following the Closing) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects (except for inaccuracies that are immaterial to the Company prior to the Closing and the capitalization of Parent following the Closing) as of such particular date or period of time).

(iii)    The other representations and warranties made by the Company that are expressly set forth in ARTICLE III shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Materiality Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within fifteen (15) days after written notice of a breach thereof by Parent (or if earlier, the Outside Date).

(c)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect on the Company has occurred that is continuing.

(d)    Company Closing Certificate. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied (the “Company Closing Certificate”).

(e)    Transaction Documents. The Company shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Parent.

(f)    Approval of Company Warrant Settlement. The Company shall have obtained the consent to or approval of the Company Warrant Settlement, in writing, of all holders of the Company Warrants for which such consent or approval is required, and the Company Warrant Settlement shall have been consummated.

8.3    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties made by Parent and Merger Sub that are expressly set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 4.2(a) through 4.2(c) (Capital Structure of Parent), Section 4.3 (Corporate Authority; Approval) and Section 4.16 (Brokers and Finders) that are qualified by materiality, Materiality Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii)    The other representations and warranties made by Parent and Merger Sub that are expressly set forth in ARTICLE IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of Parent or Merger Sub shall only be deemed to have not been performed if Parent or Merger Sub, as applicable, has failed to cure within fifteen (15) days after written notice of a breach thereof by the Company (or if earlier, the Outside Date).

(c)    Parent Material Adverse Effect. Since the date of this Agreement, no material adverse effect on Parent has occurred that is continuing.

(d)    Parent and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied (the “Parent Closing Certificate”).

(e)    D&O Resignations. The directors and executive officers of Parent listed in Section 8.3(e) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(f)    Closing Parent Cash. The Closing Parent Cash shall equal or exceed the Company’s Required Funds (after giving effect to any redemptions exercised by Parent Stockholders in connection with the Redemption Offer), and Parent shall have made all arrangements necessary, proper or advisable for the funds in the Parent Trust Account to be released upon Closing in accordance this Agreement.

(g)    Transaction Documents. Parent shall have delivered a counterpart of each of the Transaction Documents to which it is a party to the Company.

ARTICLE IX

TERMINATION; SURVIVAL

9.1    Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

9.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or Parent to the other if:

(a)    The Merger shall not have been consummated by 5:00 p.m. (New York Time) on or prior to November 26, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this ARTICLE IX); or

(b)    Any Law or final, non-appealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided further that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c)    The Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.

9.3    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent by providing written notice to the Company if:

(a)    At any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this ARTICLE IX); or

(b)    The Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote prior to the Written Consent Deadline set forth in Section 7.3.

9.4    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to Parent if:

(a)    at any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this ARTICLE IX); or

(b)    it provides such notice within fifteen (15) Business Days after the Parent Board shall have (or any committee or subgroup thereof shall have) made a Modification in Recommendation.

9.5    Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud (with scienter) or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 3.20 (No Outside Reliance), Section 3.23 (No Other Representations or Warranties), Section 4.20 (No Outside Reliance), Section 4.21 (No Other Representations or Warranties), Section 5.3 (No Claims Against the Parent Trust Account), this Section 9.5 (Effect of Termination and Abandonment), and ARTICLE XI; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).

ARTICLE X

NO SURVIVAL

After the Effective Time, no representations, warranties, covenants or agreements contained in this Agreement or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive, except for: (i) ARTICLE I, Section 3.20 (No Outside Reliance), Section 3.23 (No Other Representations or Warranties), Section 4.20 (No Outside Reliance), Section 4.21 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8(a) (Tax Matters), this ARTICLE X and ARTICLE XI; (ii) the Confidentiality Agreement; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).

ARTICLE XI

MISCELLANEOUS

11.1    Amendment; Waiver.

(a)    Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.2    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

11.3    Governing Law. This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

11.4    Forum; Waiver of Jury Trial.

(a)    Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(b).

11.5    Equitable Remedies. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.

11.6    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to the Company:

EFFECTOR Therapeutics, Inc.

11120 Roselle Street, Suite A

San Diego, CA 92121

Attention: Stephen T. Worland

Email: sworland@effector.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Matthew T. Bush

Ryan J. Maierson

Email: matt.bush@lw.com

            ryan.maierson@lw.com

If to Parent or Merger Sub:

Locust Walk Acquisition Corp.

c/o Locust Walk Enterprises, LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: Chris Ehrlich

Email: chris@locustwalk.com

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William C. Hicks

Marc D. Mantell

Email: wchicks@mintz.com

           mdmantell@mintz.com

11.7    Entire Agreement.

(a)    This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Parent Disclosure Letter, and the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b)    Without limiting Section 3.20 (No Outside Reliance), Section 3.23 (No Other Representations or Warranties), Section 4.20 (No Outside Reliance), and Section 4.21 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transactions. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud (with scienter) with respect to the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

11.8    Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

11.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.9 shall be null and void.

11.10    Third Party Beneficiaries. Except for the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.11    Non-Recourse. Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.

11.12    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.13    Interpretation and Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)    The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c)    Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d)    Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e)    References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.

(f)    When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(g)    All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, solely to the extent that such guidelines, bulletins or policies may carry the force of law.

(h)    The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE III or ARTICLE IV, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(i)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.14    Definitions. The terms contained in Exhibit A to this Agreement shall have the meaning ascribed to such term as set forth in Exhibit A.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

COMPANY:

EFFECTOR THERAPEUTICS, INC.

By:	/s/ Steve Worland

Name: Steve Worland
Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

PARENT:

LOCUST WALK ACQUISITION CORP.

By:	/s/ Chris Ehrlich

Name:	Chris Ehrlich

Title:	Chief Executive Officer

MERGER SUB:

LOCUST WALK MERGER SUB, INC.

By:	/s/ Chris Ehrlich

Name:	Chris Ehrlich

Title:	President, Secretary and Treasurer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

CERTAIN DEFINITIONS

“Acceleration Event” has the meaning set forth in Section 2.8(b).

“Additional Proposal” has the meaning set forth in Section 7.1(c).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.10(l).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.5(a).

“Amendment Proposal” has the meaning set forth in Section 7.1(c).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Option” has the meaning set forth in Section 2.1(c)(i).

“Assumed Plan” has the meaning set forth in Section 2.1(c)(i).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Business” means the research, development, testing, and manufacture of selective translation regulators, as conducted by the Company as of the date of this Agreement.

“Business Combination” has the meaning ascribed to such term in the Parent Certificate of Incorporation.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts, and in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(b).

Exhibit A-1

“Change of Control” has the meaning set forth in Section 2.8(d)(i).

“Chosen Courts” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Parent Cash” means, without duplication, an amount equal to (a) the Cash and Cash Equivalents contained in the Parent Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the cash proceeds received from the Private Placements; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Common Stock pursuant to the Redemption Offer (to the extent not already paid). For the avoidance of doubt, Closing Parent Cash shall not be reduced by the amount of any deferred underwriting fees or transaction expenses of any Party.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or business of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company (excluding any issuances of Company Common Stock or Company Preferred Stock upon the exercise of Company Options or Company Warrants that are outstanding as of the date hereof), other than from one or more existing Company Stockholders that would result in a one-time cash investment in the Company of not more than $15 million (such investment, for the avoidance of doubt, shall remain subject to the covenants set forth in Section 5.1(b)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Closing Certificate” has the meaning set forth in Section 8.2(d).

“Company Charter” means the Amended and Restated Certificate of Incorporation, dated as of July 19, 2017, as amended, restated or supplemented from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company Disclosure Letter” has the meaning set forth in ARTICLE III.

Exhibit A-2

“Company Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.

“Company Earn-Out Holders” has the meaning set forth in Section 2.8(a).

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion and the Company Warrant Settlement; plus (b) the aggregate number of shares of Company Common Stock issuable (assuming cash exercise) upon exercise of all Company Options that are outstanding as of immediately prior to the Effective Time and that will be Assumed Options at the Effective Time, whether vested or unvested; minus (c) the Treasury Shares outstanding immediately prior to the Effective Time.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Contracts” has the meaning set forth in Section 3.17(a).

“Company Option” has the meaning set forth in Section 2.1(c)(i).

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, and the Company Series C Preferred Stock.

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company.

“Company Related Party” has the meaning set forth in Section 3.22.

“Company Related Party Transactions” has the meaning set forth in Section 3.22.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

Exhibit A-3

“Company Stockholders Agreements” means (i) that certain Third Amended and Restated Voting Agreement, dated as of July 19, 2017, by and among the Company and certain Company Stockholders party thereto and (ii) that certain Third Amended and Restated Investors’ Rights Agreement of the Company, dated as of July 19, 2017, by and among the Company and certain Company Stockholders party thereto, in each case, as amended, supplemented or otherwise modified from time to time.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Warrant Settlement” has the meaning set forth in Section 2.1(a)(ii).

“Company Warrants” means all warrants to purchase shares of Company Common Stock set forth in Section 3.2(c) of the Company Disclosure Letter.

“Company’s Required Funds” shall mean $100,000,000.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated February 9, 2021

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Contracting Parties” has the meaning set forth in Section 11.11.

“Costs” has the meaning set forth in Section 6.3(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Insurance” has the meaning set forth in Section 6.3(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Earn-Out Option Shares” has the meaning set forth in Section 2.8(c).

“Earn-Out Period” has the meaning set forth in Section 2.8(d)(ii).

“Earn-Out Pro Rata Share” has the meaning set forth in Section 2.8(d)(iii).

“Earn-Out Share Consideration” has the meaning set forth in Section 2.8(a).

“Earn-Out Shares” has the meaning set forth in Section 2.8(a).

“Effective Time” has the meaning set forth in Section 1.3.

Exhibit A-4

“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing. The term “Encumber” shall have the correlative meaning.

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, or indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“equity securities” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Execution Date” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” means the quotient of (a) the Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FIRPTA Certificates” has the meaning set forth in Section 5.6.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

Exhibit A-5

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law (in each case, excluding any office or cleaning supplies that are safely stored and maintained).

“Healthcare Laws” means: (i) the FDCA and Section 402(j) of the Public Health Service Act (42 U.S.C. §282(j)); and (ii) all applicable federal, state, local and foreign health care fraud and abuse Laws, including, without limitation, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal false statements law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286 and 287, the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the civil monetary penalties law (42 U.S.C. Section 1320a-7a), the exclusion law (42 U.S.C. Section 1320a-7), and the Physician Payments Sunshine Act (42 U.S.C. Section 1320-7h) in each case including the associated rules and regulations promulgated pursuant to such statutes and all of their foreign equivalents, including the Canadian Food and Drugs Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money and (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding any trade payables arising in the ordinary course of business), (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date and (h) with respect to each of the foregoing, any unpaid interest and any breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made) (in each case, to the extent actually triggered); provided, however, that Indebtedness shall not include between two or more wholly-owned Subsidiaries of such Person or accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnification Agreement” has the meaning set forth in Section 6.9.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Ineligible Earn-Out Option Holder” has the meaning set forth in Section 2.8(c).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) patents, patent applications, registrations, and invention disclosures,

Exhibit A-6

including divisional, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (iii) confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications thereof, or and all renewals, extensions, restorations and reversions thereof; (v) Internet domain names and URLs; and (vi) all other intellectual property rights recognized under applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 7.8(b).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means information technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of Stephen Worland, Mike Byrnes, Alana McNulty and Premal Patel and (b) with respect to Parent means the actual knowledge of the executive officers of Parent, in each case after the due inquiry of their respective direct reports with operational responsibility for the matter in question.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, controlling common law, rule, regulation, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, authorization, license or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Look-Back Date” means the date that is three (3) years prior to the date of this Agreement.

“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to (a) the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement (other than, with respect to Section 8.2(c), any Proceeding related to the Transaction Documents or the Transactions); provided, however, that in the case of clause (a) no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any change in interest rates or conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate; (C) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement; (D) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (F)); or (E) acts of war

Exhibit A-7

(whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event; (F) the announcement of this Agreement, the pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with suppliers, licensors, distributors, service providers and employees (provided that the exception in this clause (F) shall not apply to the representations and warranties set forth in Section 3.4 to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(a) to the extent it relates to such representations and warranties); provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (C) and (E) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) $340,000,000, divided by (ii) $10.00.

“Merger Sub” has the meaning set forth in the Preamble.

“Modification in Recommendation” has the meaning set forth in Section 7.2(b).

“Multiemployer Plan” has the meaning set forth in Section 3.10(c).

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).

“Nonparty Persons” has the meaning set forth in Section 11.11.

“ordinary course of business” or any similar phrase means the ordinary course of the business of the Company and its Subsidiaries, after taking into account any effects, adjustments or changes in connection with COVID-19 Measures.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, stockholders agreements, voting rights agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and its stockholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.

“Outside Date” has the meaning set forth in Section 9.2(a).

Exhibit A-8

“Outstanding Company Expenses” has the meaning set forth in Section 2.4.

“Outstanding Parent Expenses” has the meaning set forth in Section 2.4.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any transaction or series of related transactions under which Parent or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases any material portion of equity securities of any Person or all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Parent Acquisition Proposal.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(b).

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on July 30, 2020.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share.

“Parent Closing Certificate” has the meaning set forth in Section 8.3(d).

“Parent Common Share Price” has the meaning set forth in Section 2.8(d)(iv).

“Parent Common Stock” means, prior to the Effective Time, Parent Class A Common Stock and Parent Class B Common Stock, and from and after the Effective Time, Parent’s common stock, par value $0.0001 per share.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Parent Disclosure Reports” has the meaning set forth in ARTICLE IV.

“Parent ESPP” has the meaning specified in the Recitals.

“Parent Financial Statements” has the meaning set forth in Section 4.5(i).

“Parent Incentive Plan” has the meaning specified in the Recitals.

“Parent Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).

Exhibit A-9

“Parent Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (a) that was not known or reasonably foreseeable to the Parent Board as of the date hereof and that becomes known to the Parent Board after the date hereof and (b) that does not relate to (x) any Parent Acquisition Proposal; (y) any change in the price or trading volume of Parent Common Stock; or (z) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Material Adverse Effect (substituting references to “the Company” for references to “Parent,” as applicable) has occurred or would reasonably be expected to occur pursuant to clauses (A) through (E) and (F)(ii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Material Adverse Effect).

“Parent Intervening Event Notice” has the meaning set forth in Section 7.2(b).

“Parent Intervening Event Notice Period” has the meaning set forth in Section 7.2(b).

“Parent Organizational Documents” means the Parent Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Private Placement Warrants” has the meaning set forth in Section 4.2(b).

“Parent Public Warrants” has the meaning set forth in Section 4.2(b).

“Parent Reports” has the meaning set forth in Section 4.5(a).

“Parent Restated Bylaws” means that certain second amended and restated bylaws of Parent, in form and substance reasonably acceptable to Parent and the Company, which shall in include customary lock-up restrictions for a period of one year following the Closing (subject to specified early release) on those shares of Parent Common Stock issued at or in connection with Closing (i) which constitute Per Share Merger Consideration and Earn-Out Share Consideration or (ii) which are issued to directors, officers and employees of Parent upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Company equity interests outstanding as of immediately prior to the Closing.

“Parent Restated Charter” means that certain second amended and restated certificate of incorporation of Parent, in form and substance reasonably acceptable to Parent and the Company.

“Parent Stock” means Parent Common Stock or Parent Preferred Stock.

“Parent Stockholder” means a holder of shares of Parent Stock.

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Parent Stockholder Litigation” has the meaning set forth in Section 6.12.

“Parent Trust Account” has the meaning set forth in Section 4.11.

“Parent Trust Agreement” has the meaning set forth in Section 4.11.

“Parent Trustee” has the meaning set forth in Section 6.2(a).

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of July 30, 2020, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

Exhibit A-10

“Parent Warrants” has the meaning set forth in Section 4.2(b).

“Participating Company Common Shares” has the meaning set forth in Section Section 2.8(d)(v).

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” has the meaning set forth in Section 5.5(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).

“Per Share Value” means the product of (i) the Exchange Ratio, multiplied by (ii) $10.00.

“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, clearances, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company or its Subsidiaries granted to any licensee in the ordinary course of business; (g) Encumbrances identified in the Financial Statements; (h) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (i) other Encumbrances that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can be used to identify an individual person, household, device or browser, and (b) is otherwise protected under applicable Laws relating to data privacy and security of personal information.

“Preferred Stock Conversion” has the meaning set forth in Section 2.1(a)(i).

“Private Placement Amount” has the meaning set forth in the Recitals.

“Private Placements” has the meaning set forth in the Recitals.

Exhibit A-11

“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, by or before a Governmental Entity.

“Proposals” has the meaning set forth in Section 7.1(c).

“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the Transactions and in accordance with the Parent Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Registration Rights Agreement” means that certain mutually agreeable Registration Rights Agreement by and among (i) Parent, (ii) the Company, (iii) the Sponsor and (iv) the Holders (as defined in that certain Third Amended and Restated Investors’ Rights Agreement of the Company, dated as of July 19, 2017), to the extent such Holders receive Parent Common Stock at or in connection with Closing pursuant to ARTICLE II, substantially in the form attached hereto as Exhibit K.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Regulatory Permits” means all Permits granted by FDA, Health Canada, or any comparable Governmental Entity to the Company, including investigational new drug applications, manufacturing approvals and authorizations and clinical trial authorizations, or their national or foreign equivalents.

“Representative” means, with respect to any Person, any direct, or officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, or legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.

“Requisite Company Stockholders” has the meaning set forth in Section 7.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Service Requirement” has the meaning set forth in Section 2.8(e)(i).

“Software” means any and all computer programs and other software, including software implementations of algorithms, models, application programing interfaces, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

Exhibit A-12

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Locust Walk Sponsor, LLC, a Delaware limited liability company.

“Sponsor Lock-Up Agreement” has the meaning set forth in the Recitals.

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Stock Plan” means the Company’s 2021 Equity Incentive Plan (as amended).

“Subscribers” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Surviving Company Bylaws” has the meaning set forth in Section 1.4(a).

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Tail Period” has the meaning set forth in Section 6.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Transaction Documents” means, collectively, the Sponsor Support Agreement, the Sponsor Lock-Up Agreement, the Subscription Agreements, the Employment Agreements, the Registration Rights Agreement, the Indemnification Agreements, the Letter of Transmittal, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Transaction Proposal” has the meaning set forth in Section 7.1(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Transmittal Document” has the meaning set forth in Section 2.2(b).

Exhibit A-13

“Treasury Shares” has the meaning set forth in Section 2.1(b)(ii).

“Triggering Event” has the meaning set forth in Section 2.8(d)(vi).

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Written Consent” has the meaning set forth in Section 7.3.

“Written Consent Deadline” has the meaning set forth in Section 7.3.

Exhibit A-14

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

May 26, 2021

eFFECTOR Therapeutics, Inc.

11120 Roselle Street, Suite A

San Diego, CA 92121

Attention: Steve Worland, CEO

Locust Walk Acquisition Corp.

Two Commerce Square

2001 Market Street, Suite 3400

Philadelphia, PA 19103

Attention: Daniel Geffken, CFO

Re:    Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by Locust Walk Sponsor, LLC, a Delaware limited liability company and the sole holder of Parent Class B Common Stock (the “Sponsor”), to Locust Walk Acquisition Corp., a Delaware corporation ( “Parent”) and eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, the Company, and Locust Walk Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ( “Merger Sub”). The Sponsor, Parent, and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

The Sponsor is currently, and as of immediately prior to the Closing will be, the record owner and Beneficial Owner of an aggregate of 5,056,250 shares of Parent Common Stock (the “Sponsor Shares”), representing approximately 22.4% of the voting power of the Parent’s equity securities, which consists of (i) 545,000 placement shares of Parent Class A Common Stock, and (ii) 4,511,250 founder shares of Parent Class B Common Stock to be converted into the right to receive that number of shares of Parent Class A Common Stock by virtue of the Merger.

In order to induce the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with Parent as follows:

1.

Voting Agreements. For so long as this Support Agreement is in effect, the Sponsor, in its capacity as a stockholder of Parent, covenants and agrees that, at any meeting of Parent’s stockholders related to the transactions contemplated by the Merger Agreement (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and in connection with any action by written consent of Parent’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Sponsor shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

Exhibit B-1

b.

vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of each of the proposals relating to the Transactions and any other matters necessary or reasonably requested by Parent for consummation of the Merger and the Transactions; and

c.

vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent or Merger Sub under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Support Agreement.

2.

Stop Transfers; Certificates. The Sponsor agrees that, except for Transfers of Sponsor Shares permitted by this Support Agreement, it shall not request that Parent register the Transfer (book entry or otherwise) of any Sponsor Shares.

3.

Damages; Remedies. The Sponsor hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Sponsor of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach, and (c) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such Party may have in law or in equity, in the event of such breach or threatened breach, without the need to post a bond or other collateral security.

4.

Transfer Restrictions. The Sponsor agrees that it shall not sell, assign or otherwise Transfer any Sponsor Shares; provided, however, that the foregoing shall not apply to any Transfer to any members or partners of the Sponsor or its Affiliates, any Affiliates of the Sponsor, or any employees of such affiliates; provided, that any transferee of any such Transfer must enter into a written agreement agreeing to be bound by this Support Agreement prior to the occurrence of such Transfer.

5.

Additional Shares. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms, in the event that, (i) any shares of Parent Common Stock, Parent Public Warrant or other equity securities of Parent are issued to the Sponsor pursuant to any stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, (ii) the Sponsor purchases or otherwise acquires Beneficial Ownership of any shares of Parent Common Stock, Parent Public Warrant or other equity securities of Parent, or (iii) the Sponsor acquires the right to vote or share in the voting of any Parent Common Stock or other equity securities of Parent (such Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of Sections 1, 2 and 4 to the same extent as if they constituted Sponsor Shares as of the date hereof.

6.

Entire Agreement; Amendment. This Support Agreement, the Merger Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all Parties hereto.

7.

Assignment. No Party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any

Exhibit B-2

purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Sponsor and its successors, heirs, personal representatives and assigns and permitted transferees.

8.

Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.

Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.	Governing Law, Forum; Waiver of Jury Trial.

a.

This Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

b.

Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Support Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Support Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

c.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS. EACH

Exhibit B-3

PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10(C).

11.

Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable Party, with respect to the Parent and the Company, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Sponsor, at the address set forth on Sponsor’s signature page.

12.

Termination. This Support Agreement shall automatically terminate, without any notice or other action by any Party, upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement prior to the Effective Time in accordance with its terms. Upon termination of this Support Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liability under, or with respect to, this Support Agreement. Notwithstanding the foregoing or anything to the contrary in this Support Agreement, the termination of this Support Agreement pursuant to Section 12(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Support Agreement prior to such termination or Fraud. For purposes of this Section 12, (x) “Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Support Agreement and (y) “Fraud” means an act or omission by a Party consisting of a false or incorrect representation or warranty expressly set forth in this Support Agreement with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

13.	Sponsor Representations. The Sponsor represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

a.

it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

b.

it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor;

c.

this Support Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except for the Bankruptcy and Equity Exception);

Exhibit B-4

d.

the execution and delivery of this Support Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Support Agreement;

e.	the Sponsor has not entered into, and shall not enter into, any agreement that would prevent the Sponsor from performing any of its obligations hereunder;

f.

there are no Proceedings pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, or enjoin the performance by the Sponsor of its obligations under this Support Agreement;

g.	the Sponsor has good title to the Sponsor Shares, free and clear of any Liens, and the Sponsor has the sole power to vote or cause to be voted such Sponsor Shares; and

h.

the Sponsor Shares identified in Paragraph 2 of this Support Agreement are the only voting securities of the Parent Beneficially Owned by the Sponsor as of the date hereof, and none of such Sponsor Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Support Agreement.

14.

Adjustment for Stock Split. If, and as often as, there are any changes in the Parent Common Stock or the Sponsor Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Parent, and the Sponsor Shares as so changed.

15.

No Recourse. Each Party agrees that (a) this Support Agreement may only be enforced against, and any action for breach of this Support Agreement may only be made against, the Parties and any transferee of Sponsor Shares (any such transferee, a “Sponsor Transferee”), and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Support Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any non-party Affiliate of the Sponsor or any Sponsor Transferee, and (b) none of the Sponsor’s non-party Affiliates (unless such Affiliate is a Sponsor Transferee) shall have any liability arising out of or relating to this Support Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Support Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Support Agreement, the negotiation hereof or the transactions contemplated hereby.

16.

No Third Party Beneficiaries. This Support Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever in connection with the matters governed by this Support Agreement. Nothing in this Support Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

17.

Further Actions. Each of the Parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another Party hereto.

Exhibit B-5

18.

Definitions. As used herein, (i) “Beneficially Own” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, (ii) “Transfer shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), other than a Registration Statement filed pursuant to the Merger Agreement.

[Remainder of page intentionally left blank]

Exhibit B-6

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

LOCUST WALK SPONSOR, LLC

By: Locust Walk Partners, LLC, its Manager

By:
Name: Geoffrey Meyerson
Title: Chief Executive Officer

Notice Address of the Sponsor:

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: Geoff Meyerson

Email: gmeyerson@locustwalk.com

Exhibit B-7

Accepted and Agreed:

EFFECTOR THERAPEUTICS, INC.

By:
Name: Steve Worland
Title: Chief Executive Officer

LOCUST WALK ACQUISITION CORP.

By:
Name: Daniel Geffken
Title: Chief Financial Officer

Exhibit B-8

EXHIBIT C

FORM OF SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of May 26, 2021 by and between (i) Locust Walk Acquisition Corp., a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “eFFECTOR Therapeutics, Inc.” (including any successor entity thereto, “Parent”), and (ii) Locust Walk Sponsor, LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, on May 26, 2021, (i) Parent, (ii) Locust Walk Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and (iii) eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, immediately prior to the closing of the Merger (the “Closing”), Sponsor is a holder of 4,511,250 shares of Parent Class B Common Stock (the “Founder Shares”), which it acquired from Parent in a private placement that occurred prior to the initial public offering of Parent public units (the “IPO”) pursuant to the final prospectus of Parent (File No. 333-251496), dated January 7, 2021, and filed with the SEC on January 11, 2021, which Founder Shares will automatically convert into shares of Parent Class A Common Stock at the Closing;

WHEREAS, after the closing of the IPO and in addition to such Founder Shares, Sponsor is a holder of 545,000 shares of Parent Class A Common Stock (the “Private Placement Shares”, together with the Founder Shares and any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Sponsor Shares”) and Parent Private Placement Warrants to purchase an aggregate of 181,667 shares of Parent Class A Common Stock, which it acquired from Parent in a private placement consummated simultaneously with the completion of the IPO; and

WHEREAS, pursuant to the Merger Agreement and as a condition thereof, the parties desire to enter into this Agreement, effective immediately following the Closing, pursuant to which the Sponsor Shares shall become subject to limitations on disposition as set forth herein in lieu of the transfer restrictions set forth in Section 3(b) and Section 3(c) of the letter agreement, dated January 7, 2021, between Parent, the Sponsor and the directors and officers of Parent (the “Insider Letter”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement. The terms in this Section 1 shall have the meaning ascribed to such term set forth below:

(a)    “Beneficially Own” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act.

(b)    “Change of Control” means any transaction or series of transactions following the Closing the result of which is: (i) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (ii) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group

Exhibit C-1

(as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; (iii) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

(c)    “Permitted Transferee” means (i) any member, officer or director of the Sponsor, or any immediate family member, partner, affiliate, member, stockholder, officer or director of a member of the Sponsor, (ii) any trust, in which all beneficiaries are Permitted Transferees under clause (i), or (iii) a charitable organization.

(d)    “Lock-Up Period” means the period beginning on the Closing Date and ending on the earlier of (x) two hundred and seventy (270) days after the Closing Date, (y) the date on which the Parent Common Share Price equals or exceeds $12.00 for any twenty (20) trading days within any thirty (30) trading day period following the 90th day of the Closing Date, or (z) a Change of Control.

(e)    “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security or the economic value thereof, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.    Lock-Up Provisions.

(a)    Sponsor hereby agrees not to Transfer any Sponsor Shares during the Lock-Up Period. The foregoing sentence shall not apply to the Transfer of any or all of the Sponsor Shares owned by Sponsor to any Permitted Transferee; provided, however, that in such case it shall be a condition to such Transfer that the transferee (i) executes and delivers to Parent an agreement stating that the transferee is receiving and holding the Sponsor Shares subject to the provisions of this Agreement applicable to Sponsor, and there shall be no further Transfer of such Sponsor Shares except in accordance with this Agreement; (ii) such Transfer shall not involve a disposition for value (except for Transfers to a Permitted Transferee that is an affiliate of Sponsor); (iii) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Sponsor Shares remain subject to the lock-up restrictions hereunder; and (iv) there shall be no voluntary public disclosure or other announcement of such Transfer. Notwithstanding the foregoing, the restrictions on Transfers set forth in this Agreement shall not apply to the filing of a registration statement registering the resale of the Sponsor Shares pursuant to that certain Amended and Restated Registration Rights Agreement, to be entered into at the Closing, by and between the Company, Parent, the Sponsor and certain stockholders of the Company named therein (for clarity such registration statement may include Sponsor Shares); provided no sales can be effected pursuant to such registration statement during the Lock-up Period.

(b)    If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Sponsor Shares as one of its equity holders for all purposes. In order to enforce this Section 2, Parent may impose stop-transfer instructions with respect to the Sponsor Shares (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)    If a release from the restrictions set forth in Section 9.1 of Parent Restated Bylaws is granted to any Lock-Up Holder (as defined in the Parent Restated Bylaws), the same percentage of Sponsor Shares (the

Exhibit C-2

“Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided however, that such Pro-rata Release shall not be applied in the event of releases (a) granted from such lock-up restrictions to any individual party or parties to Transfer shares of the Parent Common Stock or other securities in an amount up to an aggregate of 2% of Parent total outstanding stock, (b) if the release or waiver is granted due to circumstances of any emergency or hardship of a Holder, as determined in Parent’s sole judgment, or (c) in connection with an underwritten public offering of Parent Common Stock, provided that the Holders holding registration rights have been given an opportunity to participate with other selling stockholders in such public offering (a “Follow-On Offering”) on a pro rata basis on pricing terms that are no less favorable than the terms of the Follow-On Offering.

(d)    For the avoidance of any doubt, Sponsor shall retain all of its rights as a stockholder of Parent during the Lock-Up Period, including the right to vote any Sponsor Shares.

3.    Sponsor Representations. The Sponsor represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

(a)    it has full right and power, without violating any agreement to which it is bound, to enter into this Agreement;

(b)    it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor;

(c)    this Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except for the Bankruptcy and Equity Exception);

(d)    the execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement;

(e)    the Sponsor has not entered into, and shall not enter into, any agreement that would prevent the Sponsor from performing any of its obligations hereunder; and

(f)    the Sponsor Shares and the Parent Private Placement Warrants are the only securities of the Parent Beneficially Owned by the Sponsor as of the date hereof.

4.    Miscellaneous.

(a)    Termination of Merger Agreement. This Agreement shall be binding upon Sponsor upon Sponsor’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b)    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Sponsor are personal to Sponsor and may not be transferred or delegated by

Exhibit C-3

Sponsor at any time. Parent may freely assign or otherwise transfer any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Sponsor.

(c)    Third Parties. Except as expressly set forth herein with respect to the Company prior to the Closing, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)    Governing Law; Jurisdiction.

I.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

II.    Each of the parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

III.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4(D).

Exhibit C-4

(e)    Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f)    Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to Parent and the Company, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Sponsor, at the address set forth on Sponsor’s signature page.

(g)    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent, the Sponsor and, prior to the Closing, the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h)    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i)    Specific Performance. Sponsor acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Sponsor, money damages may be inadequate and Parent may have no adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to seek, at its own expense, an injunction or restraining order to prevent breaches of this Agreement by Sponsor and to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which Parent may be entitled under this Agreement, at law or in equity.

(j)    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Transaction Document or under the Insider Letter (other than the provisions of Section 3(b) and Section 3(c) thereof, which upon the Closing will be superseded by the provisions of this Agreement and shall terminate and

Exhibit C-5

have no further force or effect). Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Sponsor under any other agreement between the Sponsor and Parent or any certificate or instrument executed by Sponsor in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Sponsor under this Agreement.

(k)    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l)    Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Exhibit C-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Parent:

LOCUST WALK ACQUISITION CORP.

By:
Name:	Daniel Geffken
Title:	Chief Financial Officer

[Additional Signature on the Following Page]

Exhibit C-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Sponsor:

LOCUST WALK SPONSOR, LLC

By: Locust Walk Partners, LLC, its Manager

By:
Name:	Geoffrey Meyerson
Title:	Chief Executive Officer

Address for Notice:

Notice Address of the Sponsor:

200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: Geoff Meyerson
Email: gmeyerson@locustwalk.com

Acknowledged and Agreed:

Chris Ehrlich, individually

Daniel Geffken, individually

Brian Atwood, individually

Elizabeth Bhatt, individually

Caroline Loewy, individually

Barbara Kosacz, individually

[Signature Page to Sponsor Lock-Up Agreement]

Exhibit C-8

EXHIBIT D

FORM OF EMPLOYMENT AGREEMENT

[SECOND] [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and among eFFECTOR Therapeutics, Inc., a Delaware corporation (“PubCo”), eFFECTOR Therapeutics Operations, Inc., a Delaware corporation (“OpCo” and, together with PubCo, the “Company”), and [ 🌑 ] (“Executive”), and shall be effective as of closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among PubCo, Locust Walk Acquisition Corp. and Locust Walk Merger Sub, Inc. and dated May 26, 2021 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into that certain [Amended and Restated] Employment Agreement, dated [ 🌑 ], (the “Prior Agreement”), which sets forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties desires to amend and restate the Prior Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)    Board. “Board” means the Board of Directors of the Company.

(b)    Cause. “Cause” means any of the following:

(i)    the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive (other than traffic violations or other offenses or violations outside of the course of Executive’s employment), that has a demonstrable material adverse impact on the Company or any successor or affiliate thereof;

(ii)    a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;

(iii)    any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;

(iv)    Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on the part of Executive;

(v)    Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement or to comply with the instructions given to him or her by the [Chief Executive Officer or the] Board; or

(vi)    Executive’s willful, material breach of any Company policy or any material provision of this Agreement;

provided, however, that, for the matters set forth in clauses (v) or (vi) above, “Cause” shall additionally mean Executive’s failure to cure such conduct to the reasonable satisfaction of the Board within thirty (30) days of written notice to Executive setting forth in reasonable detail the conduct resulting in such determination of “Cause” and the

Exhibit D-1

need for Executive to cure such matter. Prior to the determination “Cause” under this Section 1(b) has occurred, the Company shall provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c)    Change in Control. “Change in Control” shall have the meaning given to such term in the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan. Notwithstanding the foregoing, in no event shall the transactions occurring in connection with the Merger Agreement constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(d)    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(e)    Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i)    a material diminution in Executive’s authority, duties or responsibilities;

(ii)    a material diminution in Executive’s base compensation, unless such a reduction is imposed as part of a generalized reduction in the base salaries of senior management of the Company;

(iii)    a change to the geographic location at which Executive must perform his or her duties on a regular basis to a location that is more than fifty (50) miles from the Company’s then-current offices (excepting reasonable travel on the Company’s business); or

(iv)    a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. The Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason must occur within ninety (90) days following the initial existence of the act or failure to act constituting Good Reason.

(f)    Involuntary Termination. “Involuntary Termination” means (i) the Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) the Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s disability shall not constitute an Involuntary Termination.

(g)    Separation from Service. “Separation from Service,” with respect to the Executive, means the Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(h)    Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof; provided, however, that Stock Awards shall not include any Earn-Out Shares (as defined in the Merger Agreement).

Exhibit D-2

2.    Services to Be Rendered.

(a)    Duties and Responsibilities. Executive shall serve as [ 🌑 ] of the Company. In the performance of such duties, Executive shall report directly to the [Board and shall be subject to the direction of the Board and to such limits upon Executive’s authority as the Board may from time to time impose]/[Chief Executive Officer]. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the [Chief Executive Officer or the] Board. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location as may be designated by the [Chief Executive Officer or the] Board from time to time. Executive shall also render services at such other places within or outside the United States as the [Chief Executive Officer or the] Board may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement. [During the term of Executive’s employment as Chief Executive Officer, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office.]

(b)    Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the [Chief Executive Officer or the] Board all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from [serving on up to (2) corporate boards of directors (including Executive’s continued service on the board of directors of [ 🌑 ]),] devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the [Chief Executive Officer or the] Board. Executive agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the [Chief Executive Officer or the] Board.

3.    Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a)    Base Salary. As of the Effective Date, the Company shall pay to Executive a base salary of $[ 🌑 ] per year, payable in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b)    Annual Bonus. Executive shall participate in any bonus plan, program or arrangement that the Board or its designee may approve for the senior executives of the Company. Commencing with the calendar year in which the Effective Date occurs, Executive’s target bonus under the Company’s annual bonus plan shall be [ 🌑 ] percent ([ 🌑 ]%) of Executive’s base salary (the “Target Bonus”). Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, but except as provided in Section 4(d)(ii) Executive shall not be entitled to receive any such bonus, nor any portion thereof, if Executive is not employed on the day such bonus is paid.

(c)    Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein; provided, that any reduction of Executive’s benefits such that Executive’s benefits are, in the aggregate, materially less favorable to Executive than those benefits offered to Executive as of the Effective Date shall be considered a material breach of this Agreement by the Company.

Exhibit D-3

(d)    Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his or her duties hereunder, subject to such policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e)    Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior executive officers.

(f)    Equity Awards. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

4.    End of Employment Payments, Benefits and Severance. Executive shall be entitled to receive benefits upon a termination of employment only as set forth in this Section 4:

(a)    At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b)    End of Employment Payments. Upon Executive’s termination of employment with the Company for any reason, or no reason, Executive shall not be entitled to receive any payment or other benefit, except as set forth in Sections 4(c) and 4(d) below, except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date such termination is effective (the “Separation Date”) at the rate then in effect plus all accrued but unused PTO, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan of the Company at the time of the Separation Date in accordance with the terms of such plans, including, without limitation, any continuation of benefits required by COBRA or applicable law (the amounts in clauses (i) and (ii), the “Accrued Obligations”).

(c)    Severance Upon Involuntary Termination Apart from a Change in Control.    Subject to Sections 4(e) and 10(o) below and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated prior to a Change in Control or more than twelve (12) months following a Change in Control, Executive shall be entitled to receive, in addition to those payments and benefits set forth in Section 4(b) above, but in lieu of any other severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i)    Executive shall be entitled to receive Executive’s monthly base salary as in effect immediately prior to the Separation Date for an additional [ 🌑 ] ([ 🌑 ]) months after the Separation Date in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly, although subject to the provisions of Sections 4(e) and 10(o) below), with the first installment commencing on the first payroll date that is sixty (60) days following the Separation Date (and any installment payments which would otherwise have been paid to Executive before the sixtieth (60th) day following the Separation Date will be paid together with the first installment); and

(ii)    for the period beginning on the Separation Date and ending on the date which is [ 🌑 ] ([ 🌑 ]) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide or pay the applicable premiums for Executive and

Exhibit D-4

his or her eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date with health (including medical and dental) insurance benefits substantially similar to those provided to Executive and his or her dependents immediately prior to the Separation Date. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and his or her covered dependents’ group insurance coverages in effect on the Separation Date (which amount shall be based on the premiums for the first month of COBRA coverage).

(d)    Severance Upon Involuntary Termination Following a Change in Control.    Subject to Sections 4(e) and 10(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated upon or within twelve (12) months following a Change in Control, Executive shall be entitled to receive, in addition to those payments and benefits set forth in Section 4(b) above, but in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i)    Executive shall be entitled to receive Executive’s monthly base salary as in effect immediately prior to the Separation Date for an additional [ 🌑 ] ([ 🌑 ]) months after the Separation Date in accordance with the Company’s usual payroll practices (and in any event no less frequently than monthly, although subject to the provisions of Sections 4(e) and 10(o) below), with the first installment commencing on the first payroll date that is sixty (60) days following the Separation Date (and any installment payments which would otherwise have been paid to Executive before the sixtieth (60th) day following the Separation Date will be paid together with the first installment);

(ii)    for the period beginning on the Separation Date and ending on the date which is [ 🌑 ] ([ 🌑 ]) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide or pay the applicable premiums for Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date with health (including medical and dental) insurance benefits substantially similar to those provided to Executive and his or her dependents immediately prior to the Separation Date. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and his or her covered dependents’ group insurance coverages in effect on the Separation Date (which amount shall be based on the premiums for the first month of COBRA coverage);

(iii)    [Executive shall be entitled to receive an amount equal to (A) the annual Target Bonus amount for the year in which Executive’s Separation from Service occurs multiplied by (B) [ 🌑 ], with such payment occurring, subject to the provisions of Sections 4(e) and 10(o) below, on the first payroll date that is sixty (60) days following the Separation Date (but no later than March 15 of the calendar year following the calendar year in which the Separation Date occurs);] and

(iv)    the vesting and/or exercisability of all of Executive’s outstanding unvested Stock Awards shall be automatically accelerated in full on the Separation Date. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this clause (iv)).

Exhibit D-5

(e)    Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Sections 4(c) and 4(d) above (collectively, the “Severance Benefits”), Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. In the event the Release does not become effective within the fifty-five (55) day period following the Separation Date, Executive shall not be entitled to the aforesaid payments and benefits.

(f)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the Separation Date shall cease upon such date. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to Executive under this Section 4 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar state law.

(g)    No Mitigation. Except as otherwise provided in Sections 4(c)(ii) and 4(d)(ii) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4.

(h)    Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the Separation Date and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to the Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(h) prior to the receipt of any severance benefits described in this Agreement.

5.    Certain Covenants.

(a)    No Conflicts. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.

(b)    Confidential Information. Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

Exhibit D-6

(c)    Solicitation of Employees. Executive shall not during the term of Executive’s employment and for twelve (12) months following any Separation of Service (regardless of whether or not Executive receives any Severance Benefits) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d)    Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)    Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii)    Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(e)    Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(f)    Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(g)    Definitions. For purposes of this Section 5, the term “Company” means not only PubCo and OpCo, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with PubCo or OpCo.

(h)    Defend Trade Secrets Act Notice of Immunity Rights. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Proprietary Information and Inventions Agreement) that is made in confidence to a Federal, State, or local government official or to an attorney solely for

Exhibit D-7

the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to his or her attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

6.    Insurance; Indemnification.

(a)    Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b)    Indemnification. Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by Delaware law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers.

7.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party hereby expressly waives his, her or its right to a jury trial.

Exhibit D-8

8.    General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9.    Section 280G of the Code.

(a)    Best Pay Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to the Executive on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any Stock Award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company Stock Awards shall be first applied to Stock Awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on the Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b)    Determinations. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3)

Exhibit D-9

and (4) of the Code. All determinations related to the calculations to be performed pursuant to this this “Section 280G Treatment” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

10.    Miscellaneous.

(a)    Modification; Prior Claims. This Agreement and the Proprietary Information and Inventions Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Prior Agreement. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7, 9 and 10 of this Agreement shall survive any Executive’s termination of employment.

(d)    Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

Exhibit D-10

(h)    Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j)    Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k)    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n)    Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o)    Code Section 409A.

(i)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Sections 4(c)(i), 4(c)(ii), 4(d)(i), 4(d)(ii) and 4(d)(iii) shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service.

(ii)    If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the Separation Date, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement

Exhibit D-11

is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii)    If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

[Signature Page Follows]

Exhibit D-12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EFFECTOR THERAPEUTICS, INC.

By:
Name:
Title:

EFFECTOR THERAPEUTICS OPERATIONS, INC.

By:
Name:
Title:

EXECUTIVE

[ ● ]

Exhibit D-13

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this              day of                 ,         , between [ ● ] (“Executive”), eFFECTOR Therapeutics, Inc., a Delaware corporation (“PubCo”) and eFFECTOR Therapeutics Operations, Inc., a Delaware corporation (“OpCo” and, together with PubCo, the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain [Second][Amended and Restated] Employment Agreement effective as of [ ● ] (the “Agreement”);

WHEREAS, the Parties agree that were it not for execution and enforceability of this Release, Executive would not be entitled to receive the Severance Benefits (as defined below) set forth in the Agreement; and

WHEREAS, the Parties now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.    General Release of Claims by Executive.

(a)    Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Exhibit D-14

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)    Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)    Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his or her right to secure any damages for alleged discriminatory treatment;

(vi)    Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vii)    Claims Executive may have to vested or earned compensation and benefits; and

(viii)    Executive’s right to communicate or cooperate with any governmental agency.

(b)    EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)    Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)][forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)][forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

Exhibit D-15

(e)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(f)    Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Executive’s termination of employment.

2.    Defend Trade Secrets Act Notice of Immunity Rights. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Proprietary Information and Inventions Agreement (as defined in the Agreement)) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to his or her attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

3.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

4.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

5.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

6.    Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personan jurisdiction over it and consents to service of process in any manner authorized by California law.

Exhibit D-16

7.    Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8.    Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit D-17

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	EFFECTOR THERAPEUTICS, INC.

By:

Print Name:

Print Name: [ ● ]	Title:

EFFECTOR THERAPEUTICS OPERATIONS, INC.

By:

Print Name:

Title:

Exhibit D-18

EXHIBIT E

FORM OF PARENT RESTATED BYLAWS

[Attached as Annex C to this proxy statement/prospectus]

EXHIBIT F

FORM OF PARENT RESTATED CHARTER

[Attached as Annex B to this proxy statement/prospectus]

Exhibit F-1

EXHIBIT G

FORM OF PARENT INCENTIVE PLAN

[Attached as Annex D to this proxy statement/prospectus]

Exhibit H

Form of Parent ESPP

[Attached as Annex E to this proxy statement/prospectus]

EXHIBIT I

FORM OF SURVIVING COMPANY CERTIFICATE OF INCORPORATION

CERTIFICATE OF MERGER

MERGING

LOCUST WALK MERGER SUB, INC.,

a Delaware corporation,

WITH AND

INTO

EFFECTOR THERAPEUTICS, INC.,

a Delaware corporation

Pursuant to Title 8, Section 251(c) of

the General Corporation Law of the State of Delaware

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies to the following information relating to the merger of Locust Walk Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”).

FIRST: The name and state of incorporation of the constituent corporations to the merger herein certified (the “Merger”) are:

1.    Locust Walk Merger Sub, Inc., a Delaware corporation; and

2.    eFFECTOR Therapeutics, Inc., a Delaware corporation.

SECOND: For each constituent corporation, the date when its initial certificate of incorporation was filed with the Department of State of the State of Delaware is:

1.    Locust Walk Merger Sub, Inc. filed its initial certificate of incorporation on May 25, 2021.

2.    eFFECTOR Therapeutics, Inc. filed its initial certificate of incorporation on May 1, 2012.

THIRD: An agreement and plan of merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by the constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the DGCL and their respective stockholders have given their written consent thereto in accordance with Section 228 of the DGCL.

FOURTH: The name of the surviving corporation of the Merger is eFFECTOR Therapeutics, Inc. (the “Surviving Corporation”).

Exhibit I-1

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation located at 11120 Roselle Street, Suite A, San Diego, CA 92121.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation filed on May 1, 2012 and amended and restated on July 19, 2017, further amended on August 31, 2018, and further amended on April 24, 2019, shall be amended and restated in its entirety to read as set forth on Exhibit A.

EIGHTH: The Merger is to become effective upon due filing and acceptance of this Certificate of Merger with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

Exhibit I-2

IN WITNESS WHEREOF, eFFECTOR Therapeutics, Inc. has caused this Certificate of Merger to be signed by                     , its authorized officer, on this [    ] day of             , 2021 and does hereby affirm, under penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

EFFECTOR THERAPEUTICS, INC. a Delaware corporation

By:

Name:
Title:

Exhibit I-3

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EFFECTOR THERAPEUTICS OPERATIONS, INC.

FIRST: The name of the corporation is eFFECTOR Therapeutics Operations, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100 shares, all of which are Common Stock, par value $0.0001 per share.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.    Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

3.    The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

SIXTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

EIGHTH: Subject to such limitations as may be from time to time imposed by other provisions of this Second Amended and Restated Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this express reservation.

Exhibit I-4

EXHIBIT J

FORM OF SURVIVING COMPANY BYLAWS

AMENDED AND RESTATED BYLAWS

OF

EFFECTOR THERAPEUTICS OPERATIONS, INC.

Adopted and Effective as of [ ● ], 2021

Exhibit J-1

ARTICLE I

OFFICES

Section 1.1. Principal Office. The principal office of eFFECTOR Therapeutics Operations, Inc. (the “Corporation”) shall be in San Diego, California.

Section 1.2. Registered Office. The registered office of the Corporation required to be maintained in the State of Delaware by the General Corporation Law of the State of Delaware, may be, but need not be, identical with the Corporation’s principal office, and the address of the registered office may be changed from time to time by the board of directors of the Corporation (the “Board of Directors”).

SECTION 1.3. OTHER OFFICES. THE CORPORATION MAY ALSO HAVE OFFICES AT SUCH OTHER PLACES, BOTH WITHIN AND WITHOUT THE STATE OF DELAWARE, AS THE BOARD OF DIRECTORS MAY FROM TIME TO TIME DETERMINE OR AS THE BUSINESS OF THE CORPORATION MAY REQUIRE.

ARTICLE II

CAPITAL STOCK

Section 2.1. Certificates Representing Shares. The shares of stock of the Corporation may be uncertificated or represented by certificates of stock. Certificates of stock, if any, shall be signed in the name of the Corporation (a) by the Chairperson of the Board, if any, the President or a Vice President and (b) by the Treasurer or an Assistant Treasurer, or the Corporate Secretary or an Assistant Corporate Secretary, of the Corporation, certifying the number of shares of stock in the Corporation owned by the holder named in the certificate. Any or all of the signatures of such officers on the certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of its issuance.

Section 2.2. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the receipt of an affidavit of the fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 2.3. Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

Section 2.4. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Exhibit J-2

Section 2.5. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock of the Corporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

ARTICLE III

STOCKHOLDERS

Section 3.1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 3.2. Annual Meetings. The annual meetings of the stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.3. Special Meetings. Unless otherwise prescribed by law or by the Certificate of Incorporation, special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Board of Directors, the Chairperson of the Board, if any, the President, a Vice President, or the Corporate Secretary of the Corporation and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 3.4. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the written notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 3.5. Record Date. The Board of Directors may fix a date, not less than ten nor more than 60 days preceding the date of any meeting of the stockholders, as a record date for determination of stockholders entitled to notice of, or to vote at, such meeting. The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.

Section 3.6. Quorum. Except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws, the presence in person or by proxy of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereat, shall be necessary and sufficient to constitute a quorum at all meetings of the stockholders for the transaction of business. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 3.9 until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Exhibit J-3

Section 3.7. Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in such person’s absence by the President or a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson, chosen at the meeting. The Corporate Secretary shall keep the records of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.8. Voting; Proxies. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Corporate Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.

Section 3.9. Adjournments. Any meetings of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 3.10. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of electronic communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 3.11. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to which stockholders are entitled (a) to vote in person or by proxy at any meeting of stockholders, or (b) to examine either the stock ledger, the list required by Section 3.10 of this Article III or the books of the Corporation.

Section 3.12. Action by Consent of Stockholders in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the

Exhibit J-4

stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE IV

DIRECTORS

Section 4.1. Number and Tenure. The business and affairs of the Corporation shall be managed by the Board of Directors. The number of directors constituting the whole Board of Directors shall be fixed by the affirmative vote of a majority of the members at any time constituting the Board of Directors, and such number may be increased or decreased from time to time by resolution of the Board of Directors or by the stockholders at the annual meeting or any special meeting of stockholders. Except as provided in Section 4.2 of this Article, directors shall be elected by a plurality of the votes cast at any meeting of the stockholders, and each director so elected shall hold office for the full term to which such person shall have been elected and until such person’s successor is duly elected and qualified, or until such person’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation. A director need not be a stockholder of the Corporation or a resident of the State of Delaware.

Section 4.2. Removal and Vacancies. Any director or the entire Board of Directors may be removed, with or without cause, and another person or persons may be elected to serve for the remainder of his or her or their term, by the holders of a majority of the shares of the Corporation entitled to vote in the election of directors. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by an affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a plurality of votes cast at a meeting of stockholders, and each director so elected shall hold office for the remainder of the full term in which the new directorship was created or the vacancy occurred and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Section 4.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

Section 4.4. Special Meetings. Special meetings of the Board of Directors may be held at any time, whenever called by the Chairperson of the Board, if any, the President, a Vice President or a majority of directors then in office, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting. Notice of the time and place of a special meeting must be given by the person or persons calling such meeting at least 24 hours before the special meeting.

Section 4.5. Quorum; Vote Required for Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 4.6. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in such person’s absence by the President or a Vice President, or in their absences by a

Exhibit J-5

chairperson chosen at the meeting. The Corporate Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 4.7. Actions of the Board by Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee.

Section 4.8. Board Conference Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in and hold a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other, and attendance at a meeting pursuant to this Section 4.8 shall constitute presence in person at such meeting, except where a person attends the meeting for the express purpose of objecting (and so expresses such objection at the beginning of the meeting) to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.9. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any absent or disqualified member. Any committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if any) to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or such director by law, nor shall such committee function where action of the Board of Directors is required under applicable law. The Board of Directors shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the members of any such committee shall constitute a quorum. Each such committee may elect a chairperson and appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors, meetings of any committee shall be conducted in the same manner as the Board of Directors conducts its business pursuant to this Article IV as the same shall from time to time be amended. Any member of any such committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not of itself create contract rights.

Section 4.10. Compensation and Reimbursement of Expenses. The directors shall receive such compensation for their services as shall be determined by the Board of Directors and may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. No such reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like reimbursement for attending committee meetings.

Exhibit J-6

ARTICLE V

OFFICERS

Section 5.1. General. The officers of the Corporation shall consist of a President and/or a Vice President, a Corporate Secretary and such other officers and agents as the Board of Directors may from time to time elect or appoint. Such officers may include, without limitation, a Chairperson of the Board, a President, one or more Vice Presidents (whose seniority and titles may be specified by the Board of Directors), a Treasurer, one or more Assistant Treasurers, and one or more Assistant Secretaries. Each officer shall hold office until his or her successor shall have been duly elected and shall qualify or until such person’s death or until such person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairperson of the Board, if any, need such officers be directors of the Corporation. Any officer may resign at any time upon written notice to the Corporation. Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Board of Directors whenever, in such majority’s judgment, the best interests of the Corporation would be served thereby. No officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 5.2. President. The President shall, subject to the control of the Board of Directors, in general, supervise and control all of the business and affairs of the Corporation. The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be prescribed by the Board of Directors from time to time.

Section 5.3. Vice Presidents. Any Vice President, in the order of seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the President or as may be prescribed by the Board of Directors from time to time.

Section 5.4. Corporate Secretary. The Corporate Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders. The Corporate Secretary shall see that all notices are duly given in accordance with these Bylaws and as required by applicable law; shall be custodian of the records and the seal of the Corporation (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Corporation under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Corporate Secretary and perform such other duties and may exercise such other powers as may be delegated by the President or as may be prescribed by the Board of Directors from time to time.

Section 5.5 Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation and shall render statements of the financial affairs of the Corporation in such form and as often as required by these Bylaws, the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to such person by the President or as may be prescribed by the Board of Directors from time to time.

Exhibit J-7

Section 5.6. Powers and Duties. The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors.

Section 5.7. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name and on behalf of the Corporation by the Chairperson of the Board, if any, the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time, confer like powers upon any other person or persons.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification of Directors and Officers.

(a) Directors and officers of the Corporation shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise) arising out of their service to the Corporation or to another enterprise at the request of the Corporation.

(b) The Corporation may indemnify employees or agents of the Corporation who are not directors, officers or employees of the Corporation with such scope and effect as determined by the Corporation to the extent not prohibited by law.

(c) As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Corporation thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Corporation under this Article. With respect to any such action, suit or proceeding, the Corporation will be entitled to participate therein at its own expense and may assume the defense thereof. After the Corporation notifies the indemnified person of its election to so assume the defense, the Corporation will not be liable to the indemnified person under this Article for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The Corporation shall not be obligated to indemnify an indemnified person under this Article for any amounts paid in settlement of any action or claim effected without its written consent.

(d) The Corporation may purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to persons who have ceased to be directors, officers, agents, and employees and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity hereunder.

(e) Indemnification under this Article shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Corporation; provided, however, that the indemnified

Exhibit J-8

person shall reimburse the Corporation for any amounts paid by the Corporation as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party. The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Corporation may enter into contractual agreements with any director, officer, agent or employee to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this Article.

(f) The provisions of this Article shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 7.2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 7.3. Corporate Seal. The Corporation may adopt a corporate seal, which may be adopted or altered by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 7.4 Notice and Waiver of Notice. Whenever notice is required to be given to any director or stockholder under the provisions of applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be in writing and delivered either (i) personally, (ii) by registered or certified mail, or (iii) by telegram, telecopy, or similar facsimile means (delivered during the recipient’s regular business hours). Such notice shall be sent to such director or stockholder at the address or telecopy number as it appears on the records of the Corporation, unless prior to the sending of such notice such person has designated, in a written request to the Corporate Secretary of the Corporation, another address or telecopy number to which notices are to be sent. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail. Whenever notice is required to be given under any provision of law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, by telegraph, cable or other form of recorded communication, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 7.5 Examination of Books and Records. The Board of Directors shall determine from time to time whether, and if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may by statute be specifically opened to inspection) or any of them shall be open to inspection by the stockholders, and the stockholders’ rights in this respect are and shall be restricted and limited accordingly.

Exhibit J-9

Section 7.6. Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors, as the case may be. All such alterations, amendments, repeals or adoptions must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the Board of Directors then in office.

Exhibit J-10

EXHIBIT K

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit K

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made and entered into by and among eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”) (formerly known as Locust Walk Acquisition Corp., a Delaware corporation), Locust Walk Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), certain equityholders of eFFECTOR Therapeutics Operations, Inc., a Delaware corporation (“eFFECTOR”), set forth on Schedule A (such equityholders, the “eFFECTOR Holders”), and certain equityholders of the Company set forth on Schedule B (such equityholders, including the Sponsor, the “Sponsor Holders” and, collectively with the eFFECTOR Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.9 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of January 7, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of May 26, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, eFFECTOR and Locust Walk Merger Sub, Inc., Inc., a Delaware corporation;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the eFFECTOR Holders received shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”);

WHEREAS, as of the date hereof, the Sponsor beneficially holds (i) 5,056,250 shares of Common Stock which consists of (a) 4,511,250 shares of Common Stock issued upon the automatic conversion of the Company’s Class B common stock, $0.0001 par value per share in connection with the Closing (as defined in the Merger Agreement) (the “Founder Shares”); and (b) 545,000 share of Common Stock issued pursuant to that certain unit subscription agreement, dated January 7, 2021, between the Sponsor and the Company, pursuant to which the Sponsor purchased 545,000 units of the Company (the “Placement Units”), each Placement Unit consisting of one share of Common Stock (the “Placement Shares”) and one third of one warrant to purchase one share of Common Stock (the “Placement Warrants”) in a private placement transaction; and (ii) the Placement Warrants exercisable for 181,667 shares of Common Stock (the “Placement Warrant Shares”);

WHEREAS, on the date hereof, certain eFFECTOR Holders purchased an aggregate of 4,000,003 shares of Common Stock (the “PIPE Shares”) in a transaction exempt from registration under the Securities Act (as defined below) pursuant to a subscription agreement, dated as of May 26, 2021, entered into by and between the Company and each of the stockholders party thereto (each, a “PIPE Subscription Agreement”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Sponsor Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

Exhibit K-1

WHEREAS, the Company, the Sponsor and the Sponsor Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Bylaws” shall mean the bylaws of the Company in effect immediately following the Closing.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto. For the sake of clarity, the Common Stock had been designated as “Class A Common Stock” prior to the Closing.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding eFFECTOR Holder” shall have the meaning given in Section 2.1.4.

“Demanding Sponsor Holders” shall have the meaning given in Section 2.1.4.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earn-Out Shares” shall have the meaning set forth in the Merger Agreement.

Exhibit K-2

“eFFECTOR” shall have the meaning given in the Preamble hereto.

“eFFECTOR Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in Section 2.1.1.

“Form S-3” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.9.

“majority-in-interest” shall mean, as applicable, the Holders of a majority-in-interest of the then outstanding number of Registrable Securities held by the applicable Holders.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the “Permitted Transferees” as defined in the Sponsor Lock-Up Agreement; (b) with respect to the eFFECTOR Holders and their respective Permitted Transferees, the “Permitted Transferees” as defined in the Bylaws; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“PIPE Shares” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing

Exhibit K-3

(including the Founder Shares, the Placement Shares, the Placement Warrants, the Placement Warrant Shares and any securities distributable pursuant to the Merger Agreement, including the Earn-Out Shares) other than PIPE Shares; and (b) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current public information or other requirements, restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    in an Underwritten Offering or other offering involving an Underwriter, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders, not to exceed $75,000 without the consent of the Company, not to be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1, the Form S-3 or any Subsequent Shelf Registration Statement, as the case may be.

Exhibit K-4

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggy-back Registration.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Holders” shall have the meaning given in the Preamble.

“Sponsor Lock-Up Agreement” shall mean the sponsor lock-up agreement by and among the Company, the Company’s officers and directors and the Sponsor, dated May 26, 2021.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Triggering Event” shall have the meaning set forth in the Merger Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. The Company agrees that it will file with the Commission (at the Company’s sole cost and expense) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1”) or a Registration Statement for a Shelf Registration on a delayed or continuous basis no later than twenty (20) business days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the third (3rd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review at least two (2) business days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with a Holder’s review. Such Shelf shall provide for the resale of the Registrable Securities included

Exhibit K-5

therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including but not limited to, distributions by a Holder to members or limited partners of such Holder, and such members or limited partners shall receive such Registrable Securities free of any restrictive legends. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 (and any Subsequent Shelf Registration Statement) to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective or if the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf) and correct any such Misstatement, and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Sponsor Holder or an eFFECTOR Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, (a) a Sponsor Holder (the “Demanding Sponsor Holder”) or (b) an eFFECTOR Holder (the “Demanding eFFECTOR Holder”) (any Demanding Sponsor Holder or Demanding eFFECTOR Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the

Exhibit K-6

Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Sponsor Holders and the Demanding eFFECTOR Holder may each demand not more than one (1) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering, subject to the provisions of Section 2.2.

2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell for its own account and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that a Sponsor Holder or an eFFECTOR Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holders, the eFFECTOR Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Sponsor Holder or an eFFECTOR Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Sponsor Holder or such eFFECTOR Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

Exhibit K-7

2.2    Piggy-back Registration.

2.2.1    Piggy-back Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan or (vi) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggy-back Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggy-back Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggy-back Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggy-back Registration at any time in its sole discretion.

2.2.2    Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)    if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can

Exhibit K-8

be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggy-back Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration or, in the case of a Piggy-back Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggy-back Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-back Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggy-back Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggy-back Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Block Trades.

2.3.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to

Exhibit K-9

exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.3.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4    The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.3.5    A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1    prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by a Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of (a) one year following the effective date of the Registration Statement or (b) until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

Exhibit K-10

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to

Exhibit K-11

participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, that the Company will not include the name of any Holder or any information regarding any Holder not participating in such sale pursuant to such Registration unless required by the Commission or any applicable law, rules or regulations.

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accounting firm in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13    in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule promulgated thereafter by the Commission);

3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration and an Underwriter.

Exhibit K-12

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other offering involving a Registration and an Underwriter for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

Exhibit K-13

3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than two occasions or for more than sixty (60) consecutive calendar days or more than two (2) times in any three hundred sixty (360) day period.

3.4.5    Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or

Exhibit K-14

omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company..

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and    expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and    expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 (when combined with any indemnification liability under Section 4.1.2) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding.

Exhibit K-15

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the indented recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, to the Company at:

eFFECTOR Therapeutics, Inc.

11120 Roselle Street, Suite A

San Diego, CA 92121

Attention: [ 🌑 ]

Email: [ 🌑 ]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Matthew T. Bush

Ryan J. Maierson

Email: matt.bush@lw.com

  ryan.maierson@lw.com

and to the Holders, at such Holder’s address referenced in Schedule A or Schedule B.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the eFFECTOR Holders and the Sponsor Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the eFFECTOR

Exhibit K-16

Holders shall be permitted to transfer its rights hereunder as the eFFECTOR Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such eFFECTOR Holder (it being understood that no such transfer shall reduce any rights of such eFFECTOR Holder or such transferees) and (y) each of the Sponsor Holders shall be permitted to transfer its rights hereunder as the Sponsor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Sponsor Holder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereto.

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

5.5    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest then outstanding of the Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6    Other Registration Rights. Other than pursuant to the terms of the PIPE Subscription Agreement, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company and each of the Holders agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Exhibit K-17

5.7    Termination. This Agreement shall terminate upon the earlier of (a) the third anniversary of the date of this Agreement or (b) the date as of which (i) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale or current public information requirement. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder to the extent necessary for the Company to make determinations hereunder.

5.9    Joinder. Each person or entity who becomes a Holder pursuant to Section 5.2 hereof must execute a joinder to this Agreement in the form of Exhibit A attached hereto (a “Joinder”).

5.10    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.11    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

Exhibit K-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

EFFECTOR THERAPEUTICS, INC. a Delaware corporation

By:

Name:
Title:

HOLDERS:

LOCUST WALK SPONSOR, LLC a Delaware limited liability company

By: Locust Walk Partners, LLC, its Manager

By:

Name: Geoffrey Meyerson
Title: Senior Managing Director

[Entity eFFECTOR Holders] a[•]

By:

Name:
Title:

[Individual eFFECTOR Holders]

[ 🌑 ]

Exhibit K-19

Schedule A

eFFECTOR Holders

Exhibit K-20

Schedule B

Sponsor Holders

Exhibit K-21

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder Its:

Address:

Agreed and Accepted as of

____________, 20__

eFFECTOR Therapeutics, Inc.

By:

Name:
Its:

Exhibit K-22

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LOCUST WALK ACQUISITION CORP.

Locust Walk Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.    The name of the Corporation is Locust Walk Acquisition Corp. The Corporation was incorporated under the name Locust Walk Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 2, 2020 (the “Original Certificate”).

2.    An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on January 8, 2021 (as amended from time to time, the “Existing Certificate”).

2.    This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.    The text of the Existing Certificate is hereby amended and restated by this Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.    This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Locust Walk Acquisition Corp. has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on                     , 2021.

LOCUST WALK ACQUISITION CORP.

By:
Name:
Title:	Chief Executive Officer

EXHIBIT A

ARTICLE I

NAME

The name of the corporation is eFFECTOR Therapeutics, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.]

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

Upon the filing and effectiveness of this Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) and without any action on the part of the holder thereof, shall be reclassified as and converted into one share of Common Stock, with a par value of $0.0001 per share. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1.    General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting of the stockholders following the date of this Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B.    Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of

Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.    Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

AMENDMENTS

A.    Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, this Article IX and Article X.

B.    If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws (in each case, as may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of clause (b) of this Article X is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

For the avoidance of doubt, clause (b) of this Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to any Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ANNEX C

Amended and Restated Bylaws of

eFFECTOR Therapeutics, Inc.

(a Delaware corporation)

Article VII - General Matters		14

7.1	Execution of Corporate Contracts and Instruments	14
7.2	Stock Certificates	14
7.3	Special Designation of Certificates.	15
7.4	Lost Certificates	15
7.5	Shares Without Certificates	15
7.6	Construction; Definitions	15
7.7	Dividends	15
7.8	Fiscal Year	16
7.9	Seal	16
7.10	Transfer of Stock	16
7.11	Stock Transfer Agreements	16
7.12	Registered Stockholders	16
7.13	Waiver of Notice	16

Article VIII - Notice		16

8.1	Delivery of Notice; Notice by Electronic Transmission	16

Article IX - Lock-Up		17

9.1	Lock-Up	17

Article X - Indemnification		19

10.1	Indemnification of Directors and Officers	19
10.2	Indemnification of Others	19
10.3	Prepayment of Expenses	19
10.4	Determination; Claim	19
10.5	Non-Exclusivity of Rights	20
10.6	Insurance	20
10.7	Other Indemnification	20
10.8	Continuation of Indemnification	20
10.9	Amendment or Repeal; Interpretation	20

Article XI - Amendments		21

Article XII - Definitions		21

Amended and Restated Bylaws of

eFFECTOR Therapeutics, Inc.

Article I - Corporate Offices

1.1    Registered Office. The address of the registered office of eFFECTOR Therapeutics, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1    Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting. Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4    Notice of Business to be Brought before a Meeting.

(a)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person”

shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting in person, or by remote communication, if applicable. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)    As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing

Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the

Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)    For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5    Notice of Nominations for Election to the Board.

(a)    Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting in person, or by remote communication, if applicable. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)    (i) For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii)    If the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii)    In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)    In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)    To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)    The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any materials delivered pursuant to this Section 2.5 by a candidate for director, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to amend or update any nomination or to submit any new nomination.

(i)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(j)    Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6    Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8    Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9    Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chairperson of the Board, or in his or her absence or inability to act, the Chief Executive Officer, or in his or her absence or inability to act, the officer or director whom the Board shall appoint, shall act as chairperson of, and preside at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10    Voting. Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11    Record Date for Stockholder Meetings and Other Purposes. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12    Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13    List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14    Inspectors of Election. Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)    count and tabulate all votes;

(iv)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15    Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

2.16    Stockholder Action by Written Consent Without a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and may not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of preferred stock of the Corporation, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock of the Corporation, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of preferred stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Article III - Directors

3.1    Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors. Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

3.5    Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings. Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)    delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)    sent by facsimile or electronic mail; or

(iv)    sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum. At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Board Action without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10    Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11    Removal of Directors. Subject to the special rights of the holders of one or more outstanding series of preferred stock of the Corporation to elect directors, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Article IV - Committees

4.1    Committees of Directors. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (Place of Meetings; Meetings by Telephone);

(ii) Section 3.6 (Regular Meetings);

(iii) Section 3.7 (Special Meetings; Notice);

(iv) Section 3.9 (Board Action Without a Meeting); and

(v) Section 7.13 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)    the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4    Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1    Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2    Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3    Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6    Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1    Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2    Stock Certificates. The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7    Dividends. The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10    Transfer of Stock. Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11    Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12    Registered Stockholders. The Corporation:

(i)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13    Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1    Delivery of Notice; Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)    if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Lock-Up

9.1    Lock-Up. Subject to this Section 9.1, the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger (the “Merger”) of Locust Walk Merger Sub, Inc., a Delaware corporation, with and into eFFECTOR Therapeutics Operating, Inc., a Delaware corporation and formerly known as eFFECTOR Therapeutics, Inc. (“Opco”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of stock options or other equity awards in each case outstanding as of immediately following the closing of the Merger in respect of awards of Opco outstanding immediately prior to the closing of the Merger (excluding, for the avoidance of doubt, the Parent Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Opco and Merger Sub, dated as of May 26, 2021, as amended from time to time, the “Merger Agreement”)) (such shares, the “Opco Equity Award Shares”), may not Transfer any Lock-up Shares until the first day following the expiration of the Lock-up Period (the “Lock-up”), provided, that the foregoing restriction shall not apply to (w) the filing of a registration statement registering the resale of the Shares pursuant to Section 2.1.1 of that certain Amended and Restated Registration Rights Agreement, dated as of                                 , 2021 by and between the Company and certain Lock-up Holders named therein (for clarity such registration statement may include Shares held by any Lock-up Holders); provided no sales can be effected pursuant to such registration statement during the Lock-up Period; (x) the exercise by any Lock-up Holder of any option to purchase shares of common stock of the Corporation pursuant to any equity compensation plan of the Corporation to the extent that such option would expire during the Lock-Up Period, (y) the sale of shares of common stock of the Corporation underlying any such option or the forfeiture of such shares of common stock to the Corporation, to the extent necessary to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option; provided, further, that the net shares of common stock of the Corporation underlying any such options (i.e., following the application of subclauses (x) or (y) or any Corporation net settlement effectuated to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option) shall continue to be subject to the Lock-up; or (z) the sale of shares of common stock of the Corporation to pay withholding taxes due upon the issuance of Earn-Out Shares (as defined in the Merger Agreement), if applicable.

Notwithstanding the provisions set forth in the paragraph above, the Lock-up Holders or their respective permitted transferees may Transfer the Lock-up Shares during the Lock-up Period (A) in the case of an individual, (i) to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (ii) to a trust for the direct or indirect benefit of such individual or a member of such individual’s immediate family, (iii) an entity wholly owned by such individual or a member of such individual’s immediate family, (iv) by will or virtue of laws of descent and distribution upon death of such individual, or (v) pursuant to a qualified domestic relations order; (B) in the case of an entity, (i) as a distribution to limited partners, members, stockholders or other equity holders of such entity or (ii) to an affiliate of such entity controlled or managed by such entity or under common control with such entity; or (C) in connection with a liquidation, merger, amalgamation, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transactions which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that in the case of clauses (A) and (B), (1) permitted transferees must enter into a written agreement with the Corporation agreeing to be bound by the terms of this Section 9.1, (2) any Transfer pursuant to clauses (A) or (B)(i) shall not involve a disposition for value; (3) the Lock-up Shares shall remain subject to the Lock-up; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lock-up Shares remain subject to the Lock-up; and (4) there shall be no voluntary public disclosure or other announcement of such Transfer.

Notwithstanding the other provisions set forth in this Section 9.1, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors that has been designated by Parent (as defined by the Merger Agreement).

In the event that a release is granted to any Lock-Up Holder relating to the lock-up restrictions set forth above, the same percentage of Lock-Up Shares held by all Lock-Up Holders (the “Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided however, that such Pro-rata Release shall not be applied in the event of releases (a) granted from such lockup restrictions to any individual party or parties to sell or otherwise transfer or dispose of shares of the Company’s Common Stock or other securities in an amount up to an aggregate of 2% of the Company’s total outstanding stock, (b) if the release or waiver is granted due to circumstances of any emergency or hardship of a Lock-up Holder, as determined in the Company’s sole judgment, or (c) in connection with an underwritten public offering of Common Stock, provided that the Lock-Up Holders holding registration rights have been given an opportunity to participate with other selling stockholders in such public offering (a “Follow-On Offering”) on a pro rata basis on pricing terms that are no less favorable than the terms of the Follow-On Offering.

For purposes of this Section 9.1:

(i)    the term “Lock-up Period” means the period beginning on the closing date of the Merger and ending on the date on which the earlier of the following occurs (a) the 270-day anniversary of the closing date of the Merger and (b) the closing price of the Corporation’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days after the closing date of the Merger;

(ii)    the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Merger (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Merger) and the Opco Equity Award Shares; provided, that, for clarity, shares of common stock issued in connection with the PIPE Investment (as defined in the Agreement and Plan of Merger, entered into by and among the Corporation, Opco and Locust Walk Merger Sub, Inc., dated as of May 26, 2021 (the “Merger Agreement”)) shall not constitute Lock-up Shares; and

(iii)    the term “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security or the economic value thereof, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Article X - Indemnification

10.1    Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

10.2    Indemnification of Others. The Corporation shall also have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

10.3    Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by any director or officer of the Corporation, and may also pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article X or otherwise.

10.4    Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article X is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article X is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

10.5    Non-Exclusivity of Rights. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

10.6    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

10.7    Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

10.8    Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

10.9    Amendment or Repeal; Interpretation. The provisions of this Article X shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article X the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article X are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Article XI - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class. Notwithstanding other provisions set forth in Section 9.1, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth in Section 9.1.

Article XII- Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

eFFECTOR Therapeutics, Inc.

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on                     , 2021, effective as of                     , 2021, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this                      day of                     , 2021.

[Name]
[Full Title of Secretary]

ANNEX D

EFFECTOR THERAPEUTICS, Inc.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, the Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. If all or any part of an Award or a Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 50,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (increased to $1,00,000 in the calendar year of a non-employee Director’s initial service as a non-employee director or any calendar year during which a non-employee Director serves as chairman of the Board or lead independent

Director, which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation or any compensation paid to any non-employee Director prior to the calendar year following the calendar year in which the Effective Date occurs). The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option. The foregoing terms shall be incorporated into any Award Agreement evidencing an Option intended to be an Incentive Stock Option to the extent necessary to cause such Award to so qualify.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2    Restricted Stock.

(a)    Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, unless otherwise determined by the Administrator, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2    Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, unless otherwise determined by the Administrator, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend

Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. An Award will be considered replaced with a comparable award if the Award is exchanged for an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of such Award in such Change in Control (as determined by the Administrator), even if such cash or other property payable with respect to the unvested portion of such Award remains subject to similar vesting provisions following such Change in Control. Notwithstanding the foregoing, the Administrator will have full and final authority to determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, however, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price in excess of Fair Market Value in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. The Plan will become effective upon the consummation of the Merger (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders within 12 months of the Board’s initial adoption of the Plan, the Plan will not become effective and no Awards will be granted under the Plan.

10.4    Amendment and Termination of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5    “Board” means the Board of Directors of the Company.

11.6    “Cause” means (i) if a Participant is a party to a written employment, severance or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company; (D) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of un-adjudicated probation for any felony or indictable offense or crime involving moral turpitude; (E) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (F) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

11.7    “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the transactions occurring in connection with the Merger Agreement constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10    “Common Stock” means the common stock of the Company.

11.11    “Company” means eFFECTOR Therapeutics, Inc., a Delaware corporation, or any successor.

11.12    “Consultant” means any person, including any consultant or advisor, that is not an Employee and that engaged by the Company or any of its Subsidiaries to render services to such entity, in each case that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

11.13    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14    “Director” means a Board member.

11.15    “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17    “Employee” means any employee of the Company or its Subsidiaries.

11.18    “Equity Restructuring” means a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20    “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) in the absence of an established market for the Common Stock, the Administrator may determine the Fair Market Value in its discretion.

11.21    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23    “Merger” means the transactions contemplated by the Merger Agreement.

11.24    “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Locust Walk Acquisition Corp. and Locust Walk Merger Sub, Inc., dated May 26, 2021.

11.25    “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.26    “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.27    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.28    “Overall Share Limit” means the sum of (a) 6,500,000 Shares, (b) any Shares which, as of the Effective Date, are subject to Prior Plan Awards and which, on or following the Effective Date, become available for issuance under the Plan pursuant to Article IV, and (c) an annual increase on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) a number equal to 5% of the outstanding Shares on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.29    “Participant” means a Service Provider who has been granted an Award.

11.30    “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.31    “Plan” means this 2021 Incentive Award Plan.

11.32    “Prior Plan” means the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan, as amended.

11.33    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date, including, without limitation, any awards that are assumed under the Merger Agreement.

11.34    “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.35    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.36    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.37    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.38     “Securities Act” means the Securities Act of 1933, as amended.

11.39    “Service Provider” means an Employee, Consultant or Director.

11.40    “Shares” means shares of Common Stock.

11.41    “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.42    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.43    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.44    “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

ANNEX E

EFFECTOR THERAPEUTICS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purposes of this eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2    “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3    “Board” shall mean the Board of Directors of the Company.

2.4    “Change in Control” shall mean and include each of the following:

(a)    A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

2.5    The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of such Change of Control and any incidental matters relating thereto. “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.6    “Common Stock” shall mean the common stock of the Company and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.7    “Company” shall mean eFFECTOR Therapeutics, Inc., a Delaware corporation, or any successor.

2.8    “Compensation” of an Eligible Employee shall mean, unless otherwise determined by the Administrator, the gross base cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments, but excluding commissions, vacation pay and holiday pay, jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), incentive compensation, education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.9    “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.10     “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.11    “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.12    “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.

2.13    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.14    “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.15    “Merger” means the transactions contemplated by the Merger Agreement.

2.16    “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Locust Walk Acquisition Corp. and Locust Walk Merger Sub, Inc., dated May 26, 2021.

2.17    “Offering Document” shall have the meaning given to such term in Section 4.1.

2.18    “Offering Period” shall have the meaning given to such term in Section 4.1.

2.19    “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.20    “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.21    “Plan” shall mean this eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.22    “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.23    “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.24    “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.25    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.26    “Share” shall mean a share of Common Stock.

2.27    “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.28    “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 880,000. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the number of outstanding Shares on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of 15,000,000 Shares, subject to Article VIII.

3.2    Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1    Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2    Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)    the length of the Offering Period, which period shall not exceed 27 months;

(b)    the length of the Purchase Period(s) within the Offering Period;

(c)    in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 100,000 Shares; and

(d)    such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2    Enrollment in Plan.

(a)    Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b)    Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)    A Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one decrease and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)    Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3    Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4    Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5    Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6    Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7    Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1    Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of such Offering Period, (y) last day of such Offering Period and (z) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2    Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right credited to a Participant’s account and returned to the Participant in one lump sum payment in a subsequent payroll check as soon as practicable after the Exercise Date, unless the Administrator provides that such amounts should be rolled over to the next occurring Offering Period in the applicable Offering Document. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3    Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4    Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5    Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e)    The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1    Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.

7.2    Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3    Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN STOCK

8.1    Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2    Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)    To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)    To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)    To provide that all outstanding rights shall terminate without being exercised.

8.3    No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1    Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3    Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)    allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4    Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.

TERM OF PLAN

The Plan shall be effective upon the consummation of the Merger. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. The Plan shall be in effect until terminated under Section 9.1 hereof. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1    Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2    Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3    Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)    To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)    To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)    To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d)    To amend, suspend or terminate the Plan as provided in Article IX.

(e)    Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4    Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1    Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2    Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3    Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4    Designation of Beneficiary.

(a)    A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6    Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8    Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9    No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10    Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12    Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

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